Filed Pursuant to Rule 424(b)(3)
Registration No. 333-174684

Proxy Statement/Prospectus

October 7, 2011

Dear Stockholder:

I am pleased to invite you to attend a special meeting of stockholders of American Tower Corporation, or American Tower, a Delaware corporation, which will be held on November 29, 2011 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116.

I am also pleased to report that the American Tower board of directors has unanimously approved a plan to reorganize the business operations of American Tower to allow American Tower to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. We refer to this reorganization plan as the REIT conversion.

The REIT conversion will be implemented through a series of steps including, among other things, the merger of American Tower into American Tower REIT, Inc., or American Tower REIT, a Delaware corporation and wholly owned subsidiary of American Tower, which was recently formed in connection with the REIT conversion. Effective at the time of the merger, American Tower REIT will be renamed “American Tower Corporation” and will hold, directly or indirectly through its subsidiaries, the assets currently held by American Tower and will conduct the existing businesses of American Tower and its subsidiaries. In the merger, you will receive a number of shares of American Tower REIT common stock equal to, and in exchange for, the number of shares of American Tower Class A common stock you own. We anticipate that the shares of American Tower REIT common stock will trade on the New York Stock Exchange under the symbol “AMT.”

The affirmative vote of the holders of a majority of the outstanding shares of Class A common stock entitled to vote is required for the adoption of the merger agreement. After careful consideration, the board of directors has unanimously approved the REIT conversion, including the merger and other reorganization transactions, and recommends that all stockholders vote “FOR” the adoption of the merger agreement.

This proxy statement/prospectus is a prospectus of American Tower REIT as well as a proxy statement for American Tower and provides you with detailed information about the REIT conversion, the merger and the special meeting. We encourage you to read carefully this entire proxy statement/prospectus, including all its annexes, and we especially encourage you to read the section entitled “Risk Factors” beginning on page 19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock to be issued by American Tower REIT under this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October 7, 2011 and is being first mailed to stockholders on or about October 11, 2011.

Sincerely,

James D. Taiclet, Jr.
Chairman of the Board, President and Chief Executive Officer

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

AMERICAN TOWER CORPORATION

TO BE HELD ON NOVEMBER 29, 2011

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of American Tower Corporation, a Delaware corporation, will be held on November 29, 2011 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated August 24, 2011 between American Tower Corporation and American Tower REIT, Inc., a newly formed wholly owned subsidiary of American Tower, which is part of the reorganization through which American Tower intends to qualify as a real estate investment trust, or REIT, for federal income tax purposes; and

2.	To consider and vote upon a proposal to permit American Tower’s board of directors to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposal.

The board of directors of American Tower has approved and recommends that you vote “FOR” the proposals that are described in more detail in this proxy statement/prospectus.

American Tower reserves the right to cancel or defer the merger or the REIT conversion even if stockholders of American Tower vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if the American Tower board of directors determines that the merger or the REIT conversion are no longer in the best interests of American Tower and its stockholders.

If you own shares of American Tower Class A common stock as of the close of business on October 3, 2011, you are entitled to notice of, and to vote those shares by proxy or at the special meeting and at any adjournment or postponement of the special meeting. During the ten-day period before the special meeting, American Tower will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at American Tower’s offices in Boston, Massachusetts, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present.

Your vote is important. Whether or not you plan to attend the special meeting in person, please complete, sign, date and promptly return the enclosed proxy card and return it in the enclosed envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Stockholders who return proxy cards by mail or vote by telephone or over the Internet prior to the special meeting may nevertheless attend the special meeting, revoke their proxies and vote their shares at the special meeting.

We encourage you to read the attached proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Alliance Advisors, LLC, toll-free at (877) 777-4575.

By order of the board of directors,

Edmund DiSanto
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Boston, Massachusetts October 7, 2011

WHERE YOU CAN FIND MORE INFORMATION

American Tower files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. American Tower’s SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this proxy statement/prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus and should not be considered to be part of this proxy statement/prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

We “incorporate by reference” into this proxy statement/prospectus, which means that we can disclose important information to you by referring you specifically to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, between the date of this proxy statement/prospectus and the date of the special meeting, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by reference to a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 filed with the SEC on May 5, 2011 and August 4, 2011, respectively;

•	the information in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 7, 2011 that is deemed “filed” with the SEC under the Exchange Act;

•

our Current Reports on Form 8-K filed with the SEC on January 31, 2011, March 8, 2011, March 16, 2011, April 12, 2011, May 19, 2011, June 3, 2011, August 25, 2011, September 7, 2011, September 22, 2011, October 4, 2011 and October 6, 2011; and

•

the description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 4, 1998 under the Exchange Act, and any subsequent amendments and reports filed to update such description.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 116 Huntington Avenue, Boston, Massachusetts 02116, Telephone: (617) 375-7500, Attention: Investor Relations.

American Tower REIT, Inc., or American Tower REIT, has filed a registration statement on Form S-4 to register with the SEC the American Tower REIT common stock that American Tower stockholders will receive in connection with the merger if the merger is approved and completed. This proxy statement/prospectus is part of the registration statement of American Tower REIT on Form S-4 and is a prospectus of American Tower REIT and a proxy statement of American Tower for its special meeting.

Upon completion of the merger, American Tower REIT will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You should only rely on the information in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the front page. We are not making an offer to exchange or sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any state where it is unlawful to do so.

QUESTIONS AND ANSWERS ABOUT THE REIT CONVERSION AND THE MERGER

What follows are questions that you, as a stockholder of American Tower Corporation, or American Tower, may have regarding the REIT conversion, the merger and the special meeting of stockholders, or the special meeting, and the answers to those questions. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because the information in this section may not provide all of the information that might be important to you with respect to the REIT conversion and the merger or the special meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the REIT conversion and all the transactions related to the REIT conversion, including the merger, will occur. When used in this proxy statement/prospectus, unless otherwise specifically stated or the context otherwise requires, the terms “Company,” “American Tower,” “we,” “our” and “us” refer to American Tower Corporation and its subsidiaries with respect to the period prior to the merger, and American Tower REIT and its subsidiaries, including the taxable REIT subsidiaries, with respect to the period after the merger.

Q.	What are we planning to do?

A.	The board of directors of American Tower has approved a plan to reorganize American Tower’s business operations so that American Tower can elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes. We refer to this plan, including the related reorganization transactions, as the REIT conversion. The board of directors of American Tower has determined that the REIT conversion would be in the best interests of American Tower and its stockholders. The REIT conversion includes the following key elements:

•	a reorganization of our business operations to facilitate the election to be taxed as a REIT for federal income tax purposes;

•	the payment of a one-time special distribution, expected to be paid in the fourth quarter of 2011, to distribute our accumulated earnings and profits, if any, prior to the REIT conversion; and

•

the payment of regular quarterly distributions, the amount of which will be determined, and is subject to adjustment, by the board of directors and the declaration of which is expected to commence in the first quarter of 2012.

Q.	What is a REIT?

A.	A REIT is a company that qualifies for special treatment for federal income tax purposes because, among other things, it derives most of its income from real estate-based sources and makes a special election under the Internal Revenue Code of 1986, as amended, or the Code. American Tower intends to operate as a REIT that principally invests in, and derives most of its income from, leasing towers, including wireless and broadcast communications towers.

A corporation that qualifies as a REIT generally is not subject to federal income taxes on its corporate income and gains that it distributes to its stockholders, reducing its corporate level income taxes and substantially eliminating the “double taxation” of corporate income.

Even if we qualify as a REIT, we may continue to be required to pay federal income tax on earnings from all or a portion of our non-REIT assets or operations, which consist primarily of our network development services segment and distributed antenna system networks, or DAS networks, as currently structured and operated. In addition, our international assets and operations will continue to be subject to taxation in the foreign jurisdictions where those assets are held or those operations are conducted and will not initially be designated as part of our REIT operations. We also may be subject to federal income and excise taxes in certain circumstances, as well as state, local, and foreign income, franchise, property and other taxes.

Q.	What will happen in our REIT conversion?

A.	The REIT conversion involves the following key elements:

Merger. American Tower will merge with and into American Tower REIT, a newly formed, wholly owned subsidiary of American Tower, and American Tower REIT will be the surviving entity in the merger and will continue the business and assume the obligations of American Tower. We refer to this transaction in this proxy statement/prospectus as the “merger.” The merger will facilitate our compliance with REIT tax rules by ensuring the effective adoption of the charter provisions that implement share ownership and transfer restrictions required by the REIT tax rules.

As a consequence of the merger:

•	there will be no change in the assets we hold or in the businesses we conduct;

•	there will be no fundamental change to our discretionary capital allocation strategy or current operational strategy;

•

the existing board of directors and executive management of American Tower prior to the merger will be the board of directors and executive management, respectively, of American Tower REIT immediately following the merger;

•

the outstanding shares of Class A common stock of American Tower, which we refer to as Class A common stock, will convert into the right to receive the same number of shares of common stock of American Tower REIT, which we refer to as American Tower REIT common stock;

•

effective at the time of the merger, American Tower REIT will be renamed “American Tower Corporation” and will become the publicly traded New York Stock Exchange listed company that will continue to operate, directly or indirectly, all of our existing business; and

•

the rights of the stockholders of American Tower REIT will be governed by the restated certificate of incorporation of American Tower REIT, which we refer to as the American Tower REIT Charter, and the By-Laws, as amended, of American Tower REIT, which we refer to as the American Tower REIT By-Laws.

Other Reorganization Transactions. To comply with certain REIT qualification requirements, we must hold and operate certain of our assets that cannot be held directly by American Tower REIT through one or more taxable REIT subsidiaries, or TRSs. A TRS is a subsidiary of a REIT that pays corporate taxes on its taxable income. Please see the section entitled “Material Federal Income Tax Consequences—REIT Qualification Requirements—Taxable REIT Subsidiaries” beginning on page 125 for a more detailed description of the requirements and limitations regarding our expected use of TRSs.

The businesses that we expect to initially contribute to, or retain in, one or more subsidiaries that will elect to be treated as a TRS effective upon the REIT conversion principally consist of our network development services segment, DAS networks business, and our international operations. Net income from our TRSs either will be retained by our TRSs and used to fund their operations, or will be distributed to us, where it either will be reinvested by us into our business or will contribute to income available for distribution to our stockholders.

In the future, we may elect to reorganize and transfer certain assets or operations, such as our international operations, from our TRSs to other subsidiaries of American Tower REIT, including qualified REIT subsidiaries, or QRSs. The assets, liabilities, income, deductions and credits of a QRS are treated as assets, liabilities, income, deductions and credits of the REIT rather than a separate taxable corporation. Please see the section entitled “Material Federal Income Tax Consequences—REIT Qualification Requirements—Our Wholly Owned Subsidiaries and Our Investments through Partnerships” beginning on page 125 for a more detailed description of the requirements and limitations regarding our use of QRSs.

Q.	What are our reasons for the REIT conversion and the merger?

A.	We are proposing the REIT conversion and the merger primarily for the following reasons:

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To increase stockholder value: As a REIT, we believe we will be able to increase the value of American Tower REIT common stock by reducing corporate level taxes on most of our domestic income, primarily the income we receive from leasing our domestic wireless and broadcast communications towers, which in turn may increase the amount of future distributions to stockholders;

•	To return capital to stockholders: We believe our stockholders will benefit from establishing regular cash distributions, resulting in a yield-oriented stock;

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To expand our base of potential stockholders: By becoming a company that makes regular distributions to its stockholders, our stockholder base may expand to include investors attracted by yield, which may improve the liquidity of the American Tower REIT common stock and provide a broader stockholder base; and

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To comply with REIT qualification rules: The merger will facilitate our compliance with REIT tax rules by merging American Tower with and into American Tower REIT, the latter of which will adopt and maintain charter documents that implement share ownership and transfer restrictions that are required to comply with such REIT tax rules.

To review the background of, and the reasons for, the REIT conversion and the merger in greater detail, and the related risks associated with the reorganization, see the sections entitled “Background of the REIT Conversion and Merger” beginning on page 38, “Our Reasons for the REIT Conversion and the Merger” beginning on page 40 and “Risk Factors” beginning on page 19.

Q.	What will I receive in connection with the REIT conversion? When will I receive it?

A.	You will receive:

Shares of American Tower REIT common stock

At the time of the completion of the merger, you will have the right to receive a number of shares of American Tower REIT common stock equal to, and in exchange for, the number of shares of Class A common stock that you then own.

Regular Quarterly Distributions

As a REIT, American Tower REIT will be required to distribute annually at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain). Our REIT taxable income generally does not include income earned by our TRSs except to the extent the TRSs pay dividends to the REIT. We continue to have net operating loss carry forwards, or NOLs. To the extent we use these NOLs to offset our REIT taxable income, the required distributions to stockholders would be reduced. However, in this case, we may be subject to the alternative minimum tax.

If the merger, which is an important element of the REIT conversion, is approved by our stockholders, we expect to commence declaring regular quarterly distributions beginning the first quarter of 2012, the amount of which will be determined, and is subject to adjustment, by the board of directors. To achieve maximum tax efficiency and retain cash to make selective discretionary investments, we currently anticipate our typical distributions will be based on a payment equal to 100% of our REIT taxable income, subject to adjustment by the board of directors, which at our discretion we may offset with our remaining NOLs after the REIT conversion. Furthermore, distributions will be subject to adjustment by the board of directors. The actual timing and amount of the distributions will be as determined and declared by the board of directors and will depend on, among other factors, our financial condition, earnings, debt covenants and other possible uses of such funds. See the section entitled “Dividend and Distribution Policy” beginning on page 45.

If you dispose of your shares before the record date for the first quarterly distribution, you will not receive the first quarterly distribution or any other regular quarterly distribution.

Special E&P Distribution

A REIT is not permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a regular C corporation. For American Tower REIT to elect REIT status for the taxable year beginning January 1, 2012, we must distribute to our stockholders on or before December 31, 2012 our undistributed earnings and profits attributable to taxable periods ending prior to January 1, 2012, which we refer to as pre-REIT accumulated earnings and profits. Therefore, for purposes of qualifying as a REIT, we plan to distribute these pre-REIT accumulated earnings and profits, if any, by paying a one-time special cash distribution to stockholders, which we refer to as the special E&P distribution.

We expect that the special E&P distribution will be declared and paid in the fourth quarter of 2011. However, the board of directors may determine to pay the special E&P distribution at another time, but not later than December 31, 2012 if we elect REIT status for the taxable year beginning January 1, 2012. We currently estimate that, if we elect REIT status as of January 1, 2012, the aggregate amount of the special E&P distribution will be no more than $200 million, and we expect to pay it solely with cash on hand. We will not make a special E&P distribution, however, if we do not have any pre-REIT accumulated earnings and profits.

We have projected our pre-REIT accumulated earnings and profits as of the end of December 31, 2011 using our historic tax returns and other available information through December 31, 2009. Estimates of our pre-REIT accumulated earnings and profits are also based on our projected 2011 taxable income and our current business plans and performance, but the actual amount will vary depending on, among other items, the timing of certain transactions and the actual tax return filed for 2011. The special E&P distribution may be adjusted by any amount that the board of directors may determine is appropriate to protect American Tower REIT’s ability to qualify as a REIT, which may result in a distribution amount that exceeds our pre-REIT accumulated earnings and profits. If the special E&P distribution is not sufficient to fully distribute our pre-REIT accumulated earnings and profits, we will make one or more additional distributions to our stockholders in the form of cash prior to the last day of American Tower REIT’s first taxable year as a REIT.

If you dispose of your shares before the record date for the special E&P distribution, you will not receive the special E&P distribution.

Q.	Will converting to a REIT change our capital allocation strategy?

A.	If we convert to a REIT, we will be required to distribute our REIT taxable income to stockholders (determined without regard to the dividends paid deduction and by excluding net capital gain). However, after satisfying any REIT distribution requirements, we expect to continue to prioritize our capital investments as we have in the past.

The objective of our capital allocation strategy is to simultaneously increase recurring free cash flow per share and our return on invested capital. To achieve this, after satisfying any REIT distribution requirements, we expect we would continue to deploy capital through our annual capital expenditure program and acquisitions, and also continue our stock repurchase program, subject to available funds and market conditions.

•

Annual capital expenditure program. We will continue to reinvest in our existing assets and expand our existing communications site portfolio through our annual capital expenditure program. This includes capital expenditures associated with increasing the capacity of our existing sites, and projects such as new site construction, land acquisitions and shared generator installations. We believe we can achieve, on a risk adjusted basis, the highest incremental recurring free cash flow per share and returns on our invested capital through our annual capital expenditure program.

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Acquisitions. We will seek to selectively pursue acquisitions of communications sites. This includes acquisitions in our existing or new markets where we can meet our return on investment criteria. When evaluating international investments, our return on investment criteria reflects the additional risks inherent to the particular geographic area. Compliance with REIT requirements must continually be satisfied, which may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by our TRSs, and to that extent limit our opportunities. To review the risks associated with the REIT conversion and the merger, see “Risk Factors” beginning on page 19.

•

Stock repurchase program. If we have sufficient capital available to satisfy our REIT distribution requirements, and to fund our annual capital expenditures and acquisition opportunities, we will seek to return additional capital to stockholders. We currently utilize a stock repurchase program to facilitate this return and, following the merger, we expect to continue to have such a program in place.

Q.	Will the REIT conversion change our current operational strategy?

A.	We do not anticipate that the REIT conversion will change our current operational strategy. We expect to continue focusing on the following objectives:

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Increase the leasing of our existing communications site portfolio. We believe that our highest returns will be achieved by leasing additional space on our existing communications sites. As a result of wireless industry capital spending trends in the markets we serve, we anticipate continued demand for our communications sites because we believe they are attractively located for wireless service providers and have capacity available for additional tenants.

•

Invest in and selectively grow our communications site portfolio. We seek opportunities to invest and grow our operations through our capital programs and acquisitions. This includes pursuing opportunities to invest through new site construction and acquisitions in our domestic market and in select international markets which we believe have a high-growth wireless industry and are attractive from a macroeconomic and political standpoint.

•

Further improve on our operational performance. We will continue to seek opportunities to improve our operational performance throughout the organization. This includes investing in our systems and people as we strive to improve our efficiencies and provide best in class service.

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Maintain a strong balance sheet. We will continue to maintain our disciplined approach to managing our balance sheet. We believe that our investment grade ratings and our current level of net leverage make us an attractive service provider partner for our tenants, and provide us with consistent access to the capital markets.

Q.	Who will be the board of directors and management after the REIT conversion?

A.	The board of directors and executive management of American Tower immediately prior to the merger will be the board of directors and executive management, respectively, of American Tower REIT.

Q.	Do any of our directors and executive officers have any interests in the REIT conversion or merger that is different from mine?

A.	No. Our directors and executive officers own shares of our Class A common stock, restricted stock units and options to purchase shares of our Class A common stock and, to that extent, their interest in the REIT conversion and the merger is the same as that of the other holders of shares of our Class A common stock, restricted stock units and options to purchase shares of our Class A common stock.

Q.	When and where is the special meeting?

A.	The special meeting will be held on November 29, 2011 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116.

Q.	What will I be voting on at the special meeting?

A.	As a stockholder, you are entitled to, and requested to, vote on the proposal to adopt the merger agreement pursuant to which American Tower will be merged with and into American Tower REIT, a wholly owned subsidiary of American Tower, with American Tower REIT as the surviving entity. In addition, you are requested to vote on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal regarding the adoption of the merger agreement. You are not being asked to vote on any other element of the REIT conversion.

Q.	Who can vote on the merger?

A.	If you are a stockholder of record at the close of business on October 3, 2011, you may vote the shares of Class A common stock that you hold on the record date at the special meeting. On or about October 11, 2011, we will begin mailing this proxy statement/prospectus to all persons entitled to vote at the special meeting.

Q.	Why is my vote important?

A.	If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or to vote in person will have the same effect as a vote against the adoption of the merger agreement. If you hold your shares through a broker, bank, or other nominee, your broker, bank, or other nominee will not be able to cast a vote on the adoption of the merger agreement without instructions from you.

Q.	What constitutes a quorum for the special meeting?

A.	A majority of the outstanding shares of Class A common stock being present in person or represented by proxy constitutes a quorum for the meeting.

Q.	What vote is required?

A.	The affirmative vote of the holders of a majority of the outstanding shares of Class A common stock entitled to vote is required for the adoption of the merger agreement. As of the close of business on the record date, there were 393,374,333 million shares of Class A common stock outstanding and entitled to vote at the special meeting. Each share of outstanding Class A common stock on the record date is entitled to one vote on each proposal submitted to you for consideration.

Q.	How does the board of directors recommend I vote on the merger proposal?

A.	The board of directors of American Tower believes that the REIT conversion, including the merger, is advisable and in the best interests of the company and its stockholders. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Q.	When is the merger expected to be completed and the REIT election expected to be made?

A.	We expect to complete the merger on or about January 1, 2012 or as soon as possible thereafter, and we expect to elect REIT status for the taxable year beginning January 1, 2012. However, we reserve the right to cancel or defer the merger or the REIT conversion even if stockholders of American Tower vote to adopt the merger agreement and other conditions to the completion of the merger are satisfied or waived, if the board of directors determines that the merger or the REIT conversion is no longer in the best interests of American Tower and its stockholders.

Q.	What are some of the risks associated with the REIT conversion and the merger?

A.	There are a number of risks relating to the REIT conversion and the merger, including the following:

•

If American Tower REIT fails to remain qualified as a REIT, it may owe substantial amounts of federal and state income taxes, interest and penalties, and may have reduced funds available for distribution to its stockholders;

•	There is no assurance that our cash flows from operations will be sufficient for us to fund required distributions; and

•

Compliance with REIT requirements must continually be satisfied, which may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by our TRSs, and to that extent limit our opportunities.

To review the risks associated with the REIT conversion and the merger, see the sections entitled “Our Reasons for the REIT Conversion and the Merger” beginning on page 40 and “Risk Factors” beginning on page 19.

Q.	Will REIT qualification requirements restrict any of our business activities or limit our financial flexibility?

A.	As summarized in the section entitled “Material Federal Income Tax Consequences” beginning on page 119, to qualify as a REIT, we must continually satisfy various qualification tests imposed under the Code, concerning, among other things, the sources of our income, the nature and diversification of our assets and the amounts we distribute to our stockholders. In particular, the REIT qualification requirements could restrict our business activities and financial flexibility because:

•	we may be required to liquidate or otherwise forego attractive investments to satisfy the asset and income tests or to qualify under certain statutory relief provisions; and

•

to meet annual distribution requirements, we may be required to distribute amounts that may otherwise be used for our operations, including amounts that may otherwise be invested in future acquisitions, capital expenditures or repayment of debt and it is possible that we might be required to borrow funds, sell assets or raise equity to fund these distributions, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings.

Although our use of TRSs may partially mitigate the impact of meeting the requirements necessary to maintain our REIT status, there are limits on our ability to own TRSs. To review in greater detail the risks associated with our status as a REIT and the limits on our ability to own TRSs, see the section entitled “Risk Factors—Risks Related to the REIT Conversion and the Merger” beginning on page 19.

In reaching its determination regarding a possible REIT conversion, our board of directors considered these REIT qualification requirements and other potential disadvantages regarding a potential REIT conversion, which are more fully described in the sections entitled “Background of the REIT Conversion and Merger” beginning on page 38 and “Our Reasons for the REIT Conversion and the Merger” beginning on page 40.

Q.	Will I have to pay federal income taxes as a result of the REIT conversion?

A.	No. You will not recognize gain or loss for federal income tax purposes as a result of the exchange of shares of Class A common stock for shares of American Tower REIT common stock in the merger. However, if you are a non-United States person who owns or has owned more than 5% of the outstanding Class A common stock, it may be necessary for you to comply with reporting and other requirements of the Treasury regulations in order to achieve nonrecognition of gain on the exchange of your Class A common stock for American Tower REIT common stock in the merger.

Some or all of the special E&P distribution will result in the recognition of ordinary dividend income by you, which may qualify as qualified dividend income that is potentially eligible for special maximum rates of taxation depending on your circumstances. Any amounts not treated as ordinary dividend income generally will reduce your basis in your Class A common stock (or your American Tower REIT common stock if distributed after the merger) and generally will be taxable as capital gains to the extent in excess of that basis.

The federal income tax treatment of holders of Class A common stock and American Tower REIT common stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding Class A common stock or American Tower REIT common stock to any particular stockholder will depend on that stockholder’s particular tax circumstances. We urge you to consult your tax advisor, particularly if you are a non-United States person, regarding the specific tax consequences, including the federal, state, local and foreign tax consequences to you in light of your particular investment in, or the tax circumstances of acquiring, holding, exchanging or otherwise disposing of, Class A common stock or American Tower REIT common stock.

Q.	Am I entitled to dissenters’ rights?

A.	No. Under Delaware law, you are not entitled to any dissenters’ rights of appraisal in connection with the REIT conversion or the merger.

Q.	How do I vote without attending the special meeting?

A.	If you are a holder of Class A common stock on the record date, you may vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy by telephone or over the Internet or by mailing a proxy card will not limit your right to attend the special meeting and vote your shares in person. Those stockholders of record who choose to vote by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on November 28, 2011.

Q.	Can I attend the special meeting and vote my shares in person?

A.	Yes. All stockholders are invited to attend the special meeting. Stockholders of record at the close of business on the record date are invited to attend and vote at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the stockholder of record. Therefore, to vote at the special meeting, you must bring the appropriate documentation from your broker, bank or other nominee confirming your beneficial ownership of the shares.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	No. If your shares are held in “street name” by your broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee. Your broker, bank or other nominee will vote your shares only if you provide instructions on how you would like your shares to be voted.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this proxy statement/prospectus including its annexes. It contains important information about what the board of directors of American Tower considered in evaluating and approving the REIT conversion and the merger agreement.

You should then complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting, or vote your proxy by telephone or over the Internet in accordance with the instructions on your proxy card. If your shares are held through a broker, bank or other nominee, you should receive a separate voting instruction form with this proxy statement/prospectus.

Q.	Can I change my vote after I have mailed my signed proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of American Tower in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy by telephone or over the Internet by following the instructions on your proxy card or (4) attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held through a broker, bank, or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, American Tower stockholders will receive written instructions from the exchange agent on how to exchange their Class A common stock for shares of American Tower REIT common stock. Please do not send in your American Tower stock certificates with your proxy.

Q.	Where will my American Tower REIT common stock be publicly traded?

A.	American Tower REIT will apply to list the new shares of American Tower REIT common stock on the New York Stock Exchange, or NYSE, upon completion of the merger. We expect that American Tower REIT common stock will trade under our current symbol “AMT.”

Q.	Will a proxy solicitor be used?

A.	Yes. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the meeting and estimate we will pay Alliance Advisors, LLC a fee of approximately $6,500. We have also agreed to reimburse Alliance Advisors, LLC for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Alliance Advisors, LLC against certain losses, costs and expenses. In addition, our officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

Q.	Whom should I call with questions?

A.	You should call Alliance Advisors, LLC , our proxy solicitor, toll-free at (877) 777-4575 with any questions about the REIT conversion or merger, or to obtain additional copies of this proxy statement/prospectus or additional proxy cards. You also may call Leah Stearns, our Director of Investor Relations, at (617) 375-7500.

STRUCTURE OF THE TRANSACTION

The following diagrams summarize the corporate structure of American Tower Corporation before and after the REIT conversion, including the merger and the related reorganization transactions.

Transaction Steps

1.	American Tower Corporation causes assets to be moved to, or retains assets in, one or more wholly owned subsidiaries which will become taxable REIT subsidiaries or qualified REIT subsidiaries following the REIT conversion.

2.	American Tower Corporation distributes the special E&P distribution to its stockholders, which is expected to be paid in the fourth quarter of 2011.

3.	American Tower Corporation merges with and into American Tower REIT.

4.	American Tower Corporation stockholders receive a number of shares of American Tower REIT common stock equal to, and in exchange for, the number of shares of Class A common stock they own.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the REIT conversion and the merger. In particular, you should read the annexes attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A. You also should read the form of American Tower REIT Charter, attached as Annex B-1, and the American Tower REIT By-Laws, attached as Annex B-2, because these documents will govern your rights as a stockholder of American Tower REIT following the merger. See the section entitled “Where You Can Find More Information” in the front part of this proxy statement/prospectus. For a discussion of the risk factors that you should carefully consider, see the section entitled “Risk Factors” beginning on page 19. Most items in this summary include a page reference directing you to a more complete description of that item.

The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the REIT conversion and all the transactions related to the REIT conversion, including the merger, will occur. When used in this proxy statement/prospectus, unless otherwise specifically stated or the context otherwise requires, the terms “Company,” “American Tower,” “we,” “our” and “us” refer to American Tower Corporation and its subsidiaries with respect to the period prior to the merger, and American Tower REIT and its subsidiaries including the TRSs with respect to the period after the merger.

The Companies

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

American Tower is a leading wireless and broadcast communications infrastructure company that, through its various subsidiaries, owns, operates and develops communications sites. American Tower’s primary business is leasing antenna space on multi-tenant communications sites to wireless service providers and radio and television broadcast companies. This business is referred to as rental and management operations, which accounted for approximately 97% of American Tower’s total revenues for the six months ended June 30, 2011. American Tower also offers tower-related services domestically, including site acquisition, zoning and permitting services and structural analysis services, which primarily support its site leasing business and the addition of new tenants and equipment on its sites.

American Tower’s communications site portfolio includes wireless communications towers, broadcast communications towers and DAS networks, which are collocation solutions to support seamless in-building and outdoor wireless coverage. American Tower’s portfolio consists of towers that it owns and towers that it operates pursuant to long-term lease arrangements, including, as of June 30, 2011, 21,118 towers domestically and 16,667 towers internationally. American Tower’s portfolio also includes 263 in-building and outdoor DAS networks that it operates in malls, casinos and other in-building applications, and select outdoor environments. In addition to the communications sites in its portfolio, American Tower manages rooftop and tower sites for property owners.

American Tower was created as a subsidiary of American Radio Systems Corporation in 1995 and was spun off into a free-standing public company in 1998. Since inception, it has grown its communications site portfolio through acquisitions, long-term lease arrangements, development and construction of sites, and through mergers with and acquisitions of other tower operators.

American Tower is a holding company, and it conducts its operations through its directly and indirectly owned subsidiaries. American Tower’s principal domestic operating subsidiaries are American Towers LLC, or ATI, and SpectraSite Communications, LLC, or SpectraSite. American Tower conducts its international operations through its subsidiary, American Tower International, Inc., which in turn conducts operations through its various international operating subsidiaries. American Tower’s international operations consist primarily of its operations in Brazil, Chile, Colombia, Ghana, India, Mexico, Peru and South Africa.

American Tower REIT, Inc.

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

American Tower REIT, Inc. is a wholly owned subsidiary of American Tower and was organized in Delaware on May 17, 2011 to succeed to and continue the business of American Tower upon completion of the merger of American Tower with and into American Tower REIT. Effective at the time of the merger described below, American Tower REIT will be renamed “American Tower Corporation.” Prior to the merger, American Tower REIT will conduct no business other than that incident to the merger. Following the merger, American Tower REIT will directly or indirectly conduct all of the business currently conducted by American Tower. Upon completion of the merger, American Tower REIT will directly or indirectly hold all of American Tower’s assets.

General

The board of directors of American Tower has approved a plan to reorganize American Tower’s business operations to facilitate the qualification of American Tower REIT, as the successor of American Tower’s assets and business operations following the merger, as a REIT for federal income tax purposes. We refer to the merger, the related reorganization transactions and the election of REIT status by American Tower REIT in this proxy statement/prospectus as the REIT conversion. The merger and other reorganization transactions are designed to enable American Tower REIT, as the business successor of American Tower, to hold its assets and business operations in a manner that will enable us to elect to be treated as a REIT for federal income tax purposes. If American Tower REIT qualifies as a REIT, American Tower REIT generally will not be subject to federal corporate income taxes on that portion of its capital gain or ordinary income from its REIT operations that is distributed to its stockholders. This treatment would substantially eliminate the federal “double taxation” on earnings from REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular C corporation. However, as explained more fully below, the non-REIT operations of American Tower, which consist primarily of its DAS networks business and network development services, as currently structured and operated, and its international operations would continue to be subject, as applicable, to federal and state corporate income taxes and to foreign taxes in the jurisdictions in which those operations are located.

We are distributing this proxy statement/prospectus to you as a holder of Class A common stock in connection with the solicitation of proxies by the board of directors for your approval of a proposal to adopt the merger agreement that will implement a part of the business reorganization through which American Tower intends to effect the REIT conversion. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

The American Tower board of directors reserves the right to cancel or defer the merger even if American Tower stockholders vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived if it determines that the merger is no longer in the best interests of American Tower and its stockholders. The American Tower board of directors reserves the right to cancel or defer the REIT conversion if the REIT conversion cannot be completed by December 31, 2011 or if it determines that it is no longer in the best interests of American Tower or its stockholders.

We estimate that one-time transaction costs incurred or to be incurred in connection with the REIT conversion, including the merger, will be approximately $14 million in the aggregate.

Board of Directors and Management of American Tower REIT

The board of directors and executive management of American Tower immediately prior to the merger will be the board of directors and executive management, respectively, of American Tower REIT immediately following the merger.

Interests of Directors and Executive Officers in the REIT Conversion and the Merger

Our directors and executive officers own shares of our Class A common stock, restricted stock units and options to purchase shares of our Class A common stock and, to that extent, their interest in the REIT conversion and the merger is the same as that of the other holders of shares of our Class A common stock, restricted stock units and options to purchase shares of our Class A common stock.

Regulatory Approvals (See page 43)

We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the merger pursuant to the merger agreement and the transactions contemplated thereby, other than compliance with applicable federal and state securities laws, the filing of a certificate of merger as required under the Delaware General Corporation Law, which we refer to as Delaware Corporate Law, and various state governmental authorizations.

Comparison of Rights of Stockholders of American Tower and American Tower REIT (See page 113)

Your rights as a holder of Class A common stock are currently governed by Delaware Corporate Law, American Tower’s Restated Certificate of Incorporation, which we refer to as the American Tower Charter, and the Amended and Restated By-Laws of American Tower, which we refer to as the American Tower By-Laws. If the merger agreement is adopted and approved by American Tower’s stockholders and the merger is completed, you will become a stockholder of American Tower REIT and your rights as a stockholder of American Tower REIT will be governed by Delaware Corporate Law, the American Tower REIT Charter and the American Tower REIT By-Laws. Some important differences exist between your rights as a holder of Class A common stock and your rights as a holder of American Tower REIT common stock.

The major difference is that, to satisfy requirements under the Code that are applicable to REITs in general and to otherwise address concerns relating to capital stock ownership, the American Tower REIT Charter generally prohibits any stockholder from owning more than 9.8% of the outstanding shares of American Tower REIT common stock or any other class or series of American Tower REIT stock. These limitations are subject to waiver or modification by the board of directors of American Tower REIT. For more detail regarding the differences between your rights as a holder of Class A common stock and your rights as a holder of American Tower REIT common stock, see the sections entitled “Description of American Tower REIT Capital Stock” and “Comparison of Rights of Stockholders of American Tower and American Tower REIT.”

The forms of the American Tower REIT Charter and American Tower REIT By-Laws are attached as Annex B-1 and Annex B-2, respectively.

Material Federal Income Tax Consequences of the Merger (See page 120)

Our tax counsel, Sullivan & Worcester LLP, is of the opinion that the merger will be treated for federal income tax purposes as a reorganization under Section 368(a)(1)(F) of the Code. Accordingly, we expect for federal income tax purposes:

•	no gain or loss will be recognized by American Tower or American Tower REIT as a result of the merger;

•	you will not recognize any gain or loss upon the conversion of your shares of Class A common stock into American Tower REIT common stock;

•

the tax basis of the shares of American Tower REIT common stock that you receive pursuant to the merger in the aggregate will be the same as your adjusted tax basis in the shares of Class A common stock being converted in the merger, subject to any adjustment resulting from the special E&P distribution as discussed below; and

•

the holding period of shares of American Tower REIT common stock that you receive pursuant to the merger will include your holding period with respect to the shares of Class A common stock being converted in the merger, assuming that your Class A common stock was held as a capital asset at the effective time of the merger.

The federal income tax treatment of holders of Class A common stock and American Tower REIT common stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding Class A common stock or American Tower REIT common stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. For example, in the case of a non-United States stockholder that owns or has owned in excess of 5% of Class A common stock, it may be necessary for that person to comply with reporting requirements for him or her to achieve the nonrecognition of gain, carryover tax basis and tacked holding period described above. We urge you to consult your tax advisor, particularly if you are a non-United States person, regarding the specific tax consequences, including the federal, state, local and foreign tax consequences, to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of Class A common stock or American Tower REIT common stock.

Material Federal Income Tax Consequences of the Special E&P Distribution (See page 120)

Generally, the special E&P distribution will be a taxable dividend to you to the extent that the special E&P distribution is paid out of American Tower’s current or accumulated earnings and profits as determined for federal income tax purposes. We currently believe that most of the special E&P distribution will be made out of current or accumulated earnings and profits and, therefore, will be taxable to you as a dividend, and may be eligible for treatment as a qualified dividend. For federal income tax purposes, any distribution in excess of American Tower’s current and accumulated earnings and profits will first constitute a tax free return of capital, to the extent of your basis in your shares of Class A common stock, and then as capital gain, assuming you hold your shares as capital assets. Special rules may apply if you are a non-United States person.

Qualification of American Tower REIT Following the REIT Conversion (See page 121)

We expect to qualify as a REIT for federal income tax purposes effective for our taxable year commencing January 1, 2012. If we so qualify, we will be permitted to deduct distributions paid to our stockholders, allowing the income represented by such distributions not to be subject to taxation at the entity level and to be taxed, if at all, only at the stockholder level. Nevertheless, the income of our TRSs, which will hold our operations that may not be REIT compliant as currently structured and operated and our international operations, will be subject, as applicable, to federal corporate income tax and to foreign income taxes where those operations are conducted. We will also be subject to a separate corporate income tax on any gains recognized during a specified period (generally, ten years) following the REIT conversion that are attributable to “built-in” gain with respect to the assets that we own on January 1, 2012.

Our ability to qualify as a REIT will depend upon our continuing compliance following the REIT conversion with various requirements, including requirements related to the nature of our assets, the sources of our income and the distributions to our stockholders. If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state, local and foreign taxes on our income and property.

Our tax counsel, Sullivan & Worcester LLP, is of the opinion that, after the transactions described in this proxy statement/prospectus are completed, we will be organized in conformity with the requirements for qualification as a REIT under the Code and that our current and anticipated investments and our plan of operation will enable us to meet and continue to meet the requirements for qualification and taxation as a REIT under the Code. Our tax counsel’s opinions are conditioned upon the assumption that the American Tower REIT Charter, the American Tower REIT By-Laws, our licenses and all other applicable legal documents have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this proxy statement/prospectus, upon a private letter ruling received from the IRS as to certain federal income tax matters, and upon representations made by us as to certain factual matters relating to our and American Tower REIT’s organization and operations and our expected manner of operation. The opinions of our tax counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will so qualify for any particular year. Any opinion of Sullivan & Worcester LLP as to our qualification as a REIT will be expressed as of the date issued. Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of tax counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by tax counsel.

Recommendation of the Board of Directors (See pages 35-36)

The board of directors of American Tower believes that the REIT conversion is advisable for American Tower and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement, which is being proposed in connection with the reorganization of American Tower’s business operations through which American Tower intends to effect the REIT conversion, and “FOR” the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

Date, Time, Place and Purpose of Special Meeting (See page 35)

The special meeting will be held on November 29, 2011 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116 to consider and vote upon the proposals described in the notice of special meeting.

Stockholders Entitled to Vote (See page 35)

The board of directors has fixed the close of business on October 3, 2011 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting. As of October 3, 2011, there were 393,374,333 million shares of Class A common stock outstanding and entitled to vote and 445 holders of record.

Vote Required (See pages 35-36)

The affirmative vote of the holders of a majority of the outstanding shares of Class A common stock entitled to vote is required for the adoption of the merger agreement. Accordingly, abstentions and “broker non-votes,” if any, will have the effect of a vote against the proposal to adopt the merger agreement.

The American Tower board of directors reserves the right to cancel or defer the merger even if American Tower’s stockholders vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if the board of directors determines that the merger is no longer in the best interests of American Tower and its stockholders. The American Tower board of directors reserves the right to cancel or defer the REIT conversion if the REIT conversion cannot be completed by December 31, 2011 or if it determines that it is not in the best interests of American Tower or its stockholders.

The affirmative vote of the holders of at least a majority of the shares of Class A common stock voting on the proposal to adjourn the special meeting, if necessary, to solicit further proxies is required to permit American Tower’s board of directors to adjourn the special meeting, if necessary, to solicit further proxies.

No Dissenters’ Rights (See page 43)

Under Delaware Corporate Law, you will not be entitled to dissenters’ rights of appraisal as a result of the merger or the REIT conversion.

Shares Owned by American Tower’s Directors and Executive Officers

As of October 3, 2011 the directors and executive officers of American Tower and their affiliates owned and were entitled to vote 2,787,034 shares of Class A common stock, or 0.7% of the shares outstanding on that date entitled to vote with respect to each of the proposals. We currently expect that each director and executive officer of American Tower will vote the shares of Class A common stock beneficially owned by such director or executive officer “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting.

Historical Market Price of Class A common stock

American Tower’s Class A common stock is listed on the NYSE under the symbol “AMT.”

The following table presents the reported high and low sale prices of Class A common stock on the NYSE, in each case for the periods presented and as reported in the New York Stock Exchange Composite Transaction report. On May 18, 2011, the last full trading day prior to the public announcement of the proposed REIT conversion, the closing sale price of Class A common stock on the NYSE was $52.16 per share. On October 5, 2011, the latest practicable date before the printing of this proxy statement/prospectus, the closing sale price of Class A common stock on the NYSE was $55.06 per share. You should obtain a current stock price quotation for Class A common stock.

	High	Low
Year Ending December 31, 2011
Third Quarter	$55.21	$46.35
Second Quarter	55.48	49.52
First Quarter	56.73	46.61

Year Ended December 31, 2010
Fourth Quarter	$53.14	$49.61
Third Quarter	52.11	43.70
Second Quarter	45.33	38.86
First Quarter	44.61	40.10

Year Ended December 31, 2009
Fourth Quarter	$43.84	$35.03
Third Quarter	37.71	29.89
Second Quarter	34.52	27.93
First Quarter	32.53	25.45

It is expected that, upon completion of the merger, American Tower REIT common stock will be listed and traded on the NYSE in the same manner as shares of Class A common stock currently trade on that exchange. The historical trading prices of Class A common stock are not necessarily indicative of the future trading prices of American Tower REIT’s common stock because, among other things, the current stock price of American Tower reflects the current market valuation of American Tower’s current business and assets, including the cash that may be distributed in connection with the special E&P distribution. See the section entitled “Risk Factors—The current market price of our Class A common stock may not be indicative of the market price of American Tower REIT common stock following the REIT conversion and the special E&P distribution.”

SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following table presents selected financial data from the unaudited pro forma consolidated statement of operations for the year ended December 31, 2010, the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2011 and the unaudited pro forma condensed consolidated balance sheet as of June 30, 2011 included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated balance sheet is presented as if the REIT conversion had occurred on June 30, 2011. The unaudited pro forma consolidated statements of operations present the effects of the REIT conversion as though it occurred on January 1, 2010, but calculated based on actual data as of June 30, 2011.

The unaudited pro forma condensed financial data is based on the estimates and assumptions set forth in the notes to such data, which are preliminary and have been made solely for the purposes of developing such pro forma information. See “Pro Forma Financial Information.” The unaudited pro forma condensed financial data is not necessarily indicative of the financial position or operating results that would have occurred had the REIT conversion been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and related notes and the historical financial statements and related notes of the Company and American Tower REIT included in or incorporated by reference into this proxy statement/prospectus.

The unaudited pro forma condensed consolidated balance sheet does not reflect any special E&P distribution, as we estimate that as of June 30, 2011, we do not have any accumulated E&P that we would be required to distribute. However, taking into consideration certain assumptions and projections, including expected full year 2011 operating results, we may be subject to the E&P distribution requirement, and currently estimate that, if we elect REIT status as of January 1, 2012, the aggregate amount of the special E&P distribution will be no more than $200 million, which would be paid solely with cash on hand. We will not make a special E&P distribution if we do not have any pre-REIT accumulated E&P. All assumptions used in the following pro forma consolidated financial data are described under “Pro Forma Financial Information.”

	Pro Forma
	For the Year Ended December 31, 2010	For the Six Months Ended June 30, 2011
	(in thousands)
Consolidated Statement of Operations
Total operating revenues	$1,985,335	$1,159,930
Total operating expenses	1,200,957	715,841
Operating income	784,378	444,089
Other expense	(228,353)	(101,669)
Income tax benefit (provision)	3,116	(29,912)
Income on equity method investments	40	12
Income from continuing operations	559,181	312,520

	Pro Forma as of June 30, 2011
	(in thousands)
Condensed Consolidated Balance Sheet
Cash and cash equivalents	$332,542
Current deferred income taxes	7,148
Total current assets	663,087
Property and equipment, net	3,909,635
Deferred income taxes	127,566
Total assets	10,708,395
Total current liabilities	1,309,883
Long-term obligations	4,919,068
Other long-term liabilities	543,676
Total liabilities	7,178,118
Total stockholders’ equity	3,530,277
Total liabilities and stockholders’ equity	10,708,395

Comparative Historical and Pro Forma Per Share Data

The following tables set forth selected historical per share data for the Company and selected unaudited pro forma per share data after giving effect to the REIT conversion. This information should be read in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus and the historical financial statements and related notes that are included in or incorporated by reference in this proxy statement/prospectus. The pro forma per share amounts have been computed using the assumptions described in the section entitled “Pro Forma Financial Information.” The unaudited pro forma consolidated financial data are presented for informational purposes only. The pro forma financial data is not necessarily indicative of the financial position or operating results that would have occurred had the REIT conversion been completed as of the dates indicated above, nor are they necessarily indicative of future financial position or operating results.

Historical Data Per Share

The historical book value per share data presented below is computed by dividing total stockholders’ equity of $3.5 billion as of December 31, 2010 and $3.6 billion as of June 30, 2011 by the number of shares outstanding on those dates.

	As of or for the Year Ended December 31, 2010	As of or for the Six Months Ended June 30, 2011
Income from continuing operations attributable to American Tower Corporation per share:
Basic	$0.93	$0.52
Diluted	0.92	0.52
Book value per share	8.79	9.09

Unaudited Pro Forma Per Share Data

The pro forma book value per share data is computed by dividing pro forma total stockholders’ equity of $3.2 billion by the number of shares outstanding on those dates.

	Pro Forma
	As of or for the Year Ended December 31, 2010	As of or for the Six Months Ended June 30, 2011
Income from continuing operations attributable to American Tower Corporation per share:
Basic	$1.39	$0.79
Diluted	1.38	0.78
Book value per share (1)		8.91

(1)	Pro forma book value per share is only calculated for a June 30, 2011 conversion date.

RISK FACTORS

In addition to the other information in this proxy statement/prospectus, you should carefully consider the following risk factors relating to the proposed REIT conversion in determining whether or not to vote for adoption of the merger agreement. You should carefully consider the additional risks described in American Tower’s annual, quarterly and current reports, including those identified in American Tower’s Annual Report on Form 10-K for the year ended December 31, 2010, as updated by its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011. This section includes or refers to certain forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 34 for the qualifications and limitations of these forward-looking statements.

Risks Related to the REIT Conversion and the Merger

If we fail to qualify as a REIT or fail to remain qualified as a REIT, we would be subject to tax at corporate income tax rates and would not be able to deduct distributions to stockholders when computing our taxable income.

We are currently not treated as a REIT for tax purposes. The American Tower board of directors has authorized us to take the steps necessary to elect to be treated as a REIT for tax purposes, effective for the taxable year beginning January 1, 2012. In order to qualify as a REIT, we plan to hold our non-qualifying REIT assets in one or more TRSs. These non-qualifying REIT assets consist principally of our DAS networks business and network development services segment as currently structured and operated. In addition, for the foreseeable future, we have chosen to include in TRSs our tower operations in international markets, because these assets and operations will continue to be subject to taxation in the applicable foreign jurisdictions, and will not benefit from the income tax treatment that we anticipate will become available to our domestic REIT operations.

If, in any taxable year, we fail to qualify for taxation as a REIT, and are not entitled to relief under the Code:

•	we will not be allowed a deduction for distributions to stockholders in computing our taxable income;

•	we will be subject to federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates; and

•	we would be disqualified from REIT tax treatment for the four taxable years following the year during which we were so disqualified.

Any such corporate tax liability could be substantial and would reduce the amount of cash available for other purposes. This adverse impact could last for five or more years because, unless we are entitled to relief under certain statutory provisions, we will be taxable as a corporation, beginning in the year in which the failure occurs, and we will not be allowed to re-elect to be taxed as a REIT for the following four years.

If we fail to qualify for taxation as a REIT, we may need to borrow additional funds or liquidate some investments to pay any additional tax liability. Accordingly, funds available for investment would be reduced.

REIT qualification involves the application of highly technical and complex provisions of the Code to our operations as well as various factual determinations concerning matters and circumstances not entirely within our control. There are limited judicial or administrative interpretations of these provisions. Although we plan to operate in a manner consistent with the REIT qualification rules, we cannot assure you that we will so qualify or remain so qualified.

While our tax counsel is of the opinion that we will be properly organized as a REIT in accordance with applicable law upon effecting the REIT conversion and the transactions contemplated thereby, those opinions are not binding on the Internal Revenue Service or any court and do not guarantee our qualification as a REIT.

Our tax counsel, Sullivan & Worcester LLP, is of the opinion that, following completion of the proposed transactions for the REIT conversion, and as of January 1, 2012, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and that our current and anticipated investments and plan of operation will enable us to meet and continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service, or IRS, or any court, and either could take a position different from that expressed by counsel. Any opinion of Sullivan & Worcester LLP will represent only their view based on a review and analysis of existing law and would be conditioned upon the assumption that the American Tower REIT Charter, the American Tower REIT By-Laws, our licenses and all other applicable legal documents have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this proxy statement/prospectus, upon a ruling received from the IRS as to certain federal income tax matters, and upon representations made by us as to certain factual matters relating to our and American Tower REIT’s organization, operations and expected manner of operation. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will so qualify for any particular year. Any opinion of Sullivan & Worcester LLP as to our qualification and taxation as a REIT will be expressed as of the date issued. Sullivan & Worcester LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law.

Furthermore, both the validity of any opinion of Sullivan & Worcester LLP and our qualification and taxation as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Our ability to satisfy the quarterly asset tests under applicable Code provisions and Treasury regulations will depend in part upon the American Tower REIT board of directors’ good faith analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. While we believe that we will satisfy these tests, Sullivan & Worcester LLP will not review compliance with these tests on a continuing basis.

We may not realize the anticipated tax benefits from the REIT conversion effective January 1, 2012 because the timing of the REIT conversion is not certain.

We anticipate that the REIT conversion will be effective January 1, 2012. However, the effective date of the REIT conversion could be delayed, in which event we could not elect REIT status until the taxable year beginning January 1, 2013, at the earliest. In that event, the benefits attributable to our qualification and taxation as a REIT, including our ability to reduce our corporate level federal income tax through distributions to stockholders, would not commence January 1, 2012, and we would pay corporate level income taxes on our taxable income, to the extent NOLs are not available to reduce our taxable income, until such time as we became a REIT. Additionally, even if the transactions necessary to implement the REIT conversion are effected, our board of directors may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that it is not in the best interests of us or our stockholders.

As a REIT, failure to make required distributions would subject us to federal corporate income tax.

We have never declared or paid any cash distributions on our Class A common stock. Following the completion of the merger and the special E&P distribution, we intend to declare regular quarterly distributions commencing with the first quarter of 2012, the amount of which will be determined, and is subject to adjustment, by the American Tower REIT board of directors. To qualify and be taxed as a REIT, we will generally be required to distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) each year to our stockholders. Generally, we expect to distribute all or substantially all of our REIT taxable income. If our cash available for distribution falls short of our estimates, we may be unable to maintain the proposed quarterly distributions that approximate our taxable income, and may fail to qualify for taxation as a REIT. In addition, our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of nondeductible expenditures, such as capital expenditures, payments of compensation for which Section 162(m) of the Code denies a deduction, the creation of reserves or required debt service or amortization payments.

To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders for a calendar year is less than a minimum amount specified under the Code.

Covenants specified in our existing and future debt instruments may limit our ability to make required REIT distributions.

Our $1.25 billion senior unsecured revolving credit facility, or Revolving Credit Facility, our supplemental senior unsecured revolving credit facility of up to $1.0 billion, or Supplemental Credit Facility, and our $325 million of term loan commitments, or Term Loan, contain balance sheet, interest coverage and other covenants that could limit our distributions to stockholders. In addition, under the loan agreement related to our securitization transaction, or Securitization, a failure to comply with the covenants in that agreement could prevent our borrower subsidiaries from distributing any excess cash from the operation of their towers to us. If these limits prevent us from satisfying our REIT distribution requirements, we could fail to qualify for taxation as a REIT. If these limits do not jeopardize our qualification for taxation as a REIT but do nevertheless prevent us from distributing 100% of our REIT taxable income, we will be subject to federal corporate income tax, and potentially a nondeductible excise tax, on the retained amounts.

We may be required to borrow funds, sell assets, or raise equity to satisfy our REIT distribution requirements or maintain the asset ownership tests.

In order to meet the REIT distribution requirements and maintain our qualification and taxation as a REIT, we may need to borrow funds, sell assets or raise equity, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings. Any insufficiency of our cash flows to cover our REIT distribution requirements could adversely impact our ability to raise short- and long-term debt, to sell assets, or to offer equity securities in order to fund distributions required to maintain our qualification and taxation as a REIT. Furthermore, the REIT distribution requirements may increase the financing we need to fund capital expenditures, future growth and expansion initiatives. This would increase our total leverage. For a discussion of risks related to our substantial level of indebtedness, see “—Risks Related to our Business—Our leverage and debt service obligations may materially and adversely affect us.”

In addition, if we fail to comply with certain asset ownership tests described under “Material Federal Income Tax Consequences,” below, at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate otherwise attractive investments. These actions may reduce our income and amounts available for distribution to our stockholders.

Complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of American Tower REIT common stock. Thus, compliance with these tests will require us to refrain from certain activities discussed in “Material Federal Income Tax Consequences” and may hinder our ability to make certain attractive investments, including the purchase of non-qualifying assets, the expansion of non-real estate activities, and investments in the businesses to be conducted by our TRSs, and to that extent limit our opportunities and our flexibility to change our business strategy. Furthermore, acquisition opportunities in domestic and international markets may be adversely affected if we need or require the target company to comply with some REIT requirements prior to closing. In addition, a conversion to a REIT may result in investor pressures not to pursue growth opportunities that are not immediately accretive.

Following our election to be taxed as a REIT, we intend to initially conduct a significant portion of our business activities, including our DAS networks business, our network development services segment and our international operations, through one or more domestic or foreign TRSs. Under the Code, no more than 25% of the value of the assets of a REIT may be represented by securities of one or more TRSs and other non-qualifying assets. This limitation may affect our ability to make additional investments in our DAS networks business or network development services segment as currently structured and operated, in other non-REIT qualifying operations or assets, or in international operations through TRSs. To meet our annual distribution requirements, we may be required to distribute amounts that may otherwise be used for our operations, including amounts that may otherwise be invested in future acquisitions, capital expenditures or repayment of debt and it is possible that we might be required to borrow funds, sell assets or raise equity to fund these distributions, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings.

As a REIT, we will be limited in our ability to fund distribution payments using cash generated through our TRSs.

Our ability to receive distributions from our TRSs is limited by the rules with which we must comply to maintain our status as a REIT. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from real estate, which principally includes gross income from the leasing of our communications sites and rental-related services. Consequently, no more than 25% of our gross income may consist of dividend income from our TRSs and other non-qualifying types of income. Thus, our ability to receive distributions from our TRSs may be limited, and may impact our ability to fund distributions to our stockholders using cash flows from our TRSs. Specifically, if our TRSs became highly profitable, we might become limited in our ability to receive net income from our TRSs in an amount required to fund distributions to our stockholders commensurate with that profitability.

In addition, the majority of our income and cash flows from our TRSs will be generated from our international operations. In many cases, there are local withholding taxes and currency controls that may impact our ability or willingness to repatriate funds to the United States to help satisfy REIT distribution requirements.

Our planned extensive use of TRSs, in particular for our international operations, may cause us to fail to qualify as a REIT.

The net income of our TRSs is not required to be distributed to us, and income that is not distributed to us generally will not be subject to the REIT income distribution requirement. However, there may be limitations on our ability to accumulate earnings in our TRSs and the accumulation or reinvestment of significant earnings in our TRSs could result in adverse tax treatment. In particular, if the accumulation of cash in our TRSs causes the fair market value of our securities in our TRSs and certain other non-qualifying assets to exceed 25% of the fair market value of our assets, we would fail to qualify as a REIT.

Our cash distributions are not guaranteed and may fluctuate.

A REIT generally is required to distribute at least 90% of its REIT taxable income to its stockholders. We may have available NOLs that could reduce or substantially eliminate our REIT taxable income, and thus we may not be required to distribute material amounts of cash to qualify for taxation as a REIT. We expect that, for the foreseeable future, we may utilize available NOLs to reduce our REIT taxable income.

The American Tower REIT board of directors, in its sole discretion, will determine on a quarterly basis the amount of cash to be distributed to our stockholders based on a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments, future acquisitions and divestitures, any stock repurchase program, the financial condition of wireless service providers, and general market demand for our communications sites available for lease. Consequently, our distribution levels may fluctuate.

There are uncertainties relating to the estimate of our special E&P distribution.

To qualify for taxation as a REIT, we will be required to distribute to our stockholders all of our pre-REIT accumulated earnings and profits, if any, as measured for federal income tax purposes, prior to the end of our first taxable year as a REIT, which we expect will be the taxable period ending December 31, 2012. Failure to make the special E&P distribution before December 31, 2012 could result in our disqualification for taxation as a REIT. While we estimate that we will declare and pay the special E&P distribution during the fourth quarter of 2011, the determination of the timing and amount to be distributed in the special E&P distribution is a complex factual and legal determination. We may have less than complete information at the time we undertake our analysis or may interpret the applicable law differently from the IRS. We currently believe and intend that our special E&P distribution will satisfy the requirements relating to the distribution of our pre-REIT accumulated earnings and profits. There are, however, substantial uncertainties relating to the computation of our special E&P distribution, including the possibility that the IRS could, in auditing tax years through 2011, successfully assert that our taxable income should be increased, which could increase our pre-REIT accumulated earnings and profits. Thus, we may fail to satisfy the requirement that we distribute all of our pre-REIT accumulated earnings and profits by the close of our first taxable year as a REIT. Moreover, although there are procedures available to cure a failure to distribute all of our pre-REIT accumulated earnings and profits, we cannot now determine whether we will be able to take advantage of them or the economic impact to us of doing so.

Even if we qualify as a REIT, certain of our business activities will be subject to corporate level income tax and foreign taxes, which will continue to reduce our cash flows, and we will have potential deferred and contingent tax liabilities.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state, local and foreign taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income, and state, local or foreign income, franchise, property and transfer taxes. In addition, we could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT.

Our network development services segment and our DAS networks business will be conducted through one or more wholly owned TRSs because these activities could generate non-qualifying REIT income as currently structured and operated. Additionally, for the foreseeable future, we have chosen to include in TRSs our tower operations in international markets, because these assets and operations will continue to be subject to taxation in the applicable foreign jurisdictions, and not benefit from the income tax treatment available to our domestic REIT operations. Those TRS assets and operations would continue to be subject, as applicable, to federal and state corporate income taxes and to foreign taxes in the jurisdictions in which those assets and operations are located. Any of these taxes would decrease our earnings and our available cash.

We will also be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on all or a portion of the gain recognized from a sale of assets occurring within a specified period (generally, ten years) after the REIT conversion, to the extent of the built-in-gain based on the fair market value of those assets on the effective date of the REIT election in excess of our then tax basis. If we elect REIT status for the taxable year beginning January 1, 2012, that tax on subsequently sold assets will be based on the fair market value and built-in-gain of those assets as of January 1, 2012. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. We currently do not expect to sell any asset if the sale would result in the imposition of a material tax liability. We cannot, however, assure you that we will not change our plans in this regard.

In addition, the IRS and any state or local tax authority may successfully assert liabilities against us for corporate income taxes for taxable years of American Tower prior to the time it qualified as a REIT, in which case we will owe these taxes plus applicable interest and penalties, if any. Moreover, any increase in taxable income for these pre-REIT periods will likely result in an increase in pre-REIT accumulated earnings and profits, which could either increase the taxable portion of the special E&P distribution to our stockholders or cause us to pay an additional taxable distribution to our stockholders after the relevant determination.

Complying with REIT requirements may limit our ability to hedge effectively and increase the cost of our hedging, and may cause us to incur tax liabilities.

The REIT provisions of the Code limit our ability to hedge liabilities. Generally, income from hedging transactions that we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets and income from certain currency hedging transactions related to our non-U.S. operations do not constitute “gross income” for purposes of the REIT gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the REIT gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on income or gains resulting from hedges entered into by them or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in any of our TRSs generally will not provide any tax benefit, except for being carried forward for use against future taxable income in the TRSs.

The current market price of Class A common stock may not be indicative of the market price of American Tower REIT common stock following the REIT conversion and the special E&P distribution.

American Tower’s current share price may not be indicative of how the market will value American Tower REIT common stock following the REIT conversion because of the effect of the actual distribution of cash in connection with the special E&P distribution, the change in our organization from a taxable C corporation to a REIT and the change in our distribution policy. American Tower’s Class A common stock price does not necessarily take into account these effects, and the stock price after the REIT conversion and the special E&P distribution could be lower than the current price. Furthermore, one of the factors that may influence the price of American Tower REIT common stock will be the yield from distributions on American Tower REIT common stock compared to yields on other financial instruments. If, for example, an increase in market interest rates results in higher yields on other financial instruments, the market price of our common stock could be adversely affected. In addition, our use of TRSs may cause the market to value our common stock differently than the shares of other REITs, which may not use TRSs as extensively as we will. The market price of our common stock will also be affected by general market conditions (as the price of the Class A common stock currently is) and will be potentially affected by the economic and market perception of REIT securities.

We have no experience operating as a REIT, which may adversely affect our financial condition, results of operations, cash flow, per share trading price of American Tower REIT common stock and ability to satisfy debt service obligations.

American Tower REIT was formed on May 17, 2011 and has no operating history as a REIT. In addition, our senior management team has no experience operating a REIT. We cannot assure you that our past experience will be sufficient to operate our company successfully as a REIT. Failure to maintain REIT status could adversely affect our financial condition, results of operations, cash flow, per share trading price of American Tower REIT common stock and ability to satisfy debt service obligations.

Legislative or other actions affecting REITs could have a negative effect on us or our stockholders.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Federal and state tax laws are constantly under review by persons involved in the legislative process, the IRS, the United States Department of the Treasury and state taxing authorities. Changes to the tax laws, regulations and administrative interpretations, which may have retroactive application, could adversely affect us. We cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws, regulations and administrative interpretations applicable to us may be changed. Accordingly, we cannot assure you that any such change will not significantly affect our ability to qualify for taxation as a REIT or the federal income tax consequences to us of such qualification.

If we complete the merger before we pay the special E&P distribution, you must hold your American Tower REIT common stock until the record date in order for you to receive the special E&P distribution.

Although we expect to pay the special E&P distribution before completing the merger, it is possible that the merger may be approved and completed before the record date for the special E&P distribution. If so, you must hold your shares of American Tower REIT common stock that you receive pursuant to the merger until the record date for the special E&P distribution in order to receive that distribution. We currently anticipate the record date for the special E&P distribution will be in the fourth quarter of 2011. During the period from the declaration of the special E&P distribution until the record date, your shares of Class A common stock or American Tower REIT common stock, as applicable, will be subject to market risks and other risks inherent in holding equity securities, including the risk that the market price of the stock may decline. In the event you dispose of your American Tower REIT common stock prior to the record date for the special E&P distribution, you will not receive the special E&P distribution.

Distributions payable by REITs generally do not qualify for reduced tax rates.

Certain distributions payable by corporations to individuals, trusts and estates that are U.S. stockholders, as defined in “Material Federal Income Tax Consequences” below, are currently eligible for federal income tax at a maximum rate of 15% and are scheduled to be taxed at ordinary income rates for taxable years beginning after December 31, 2012. Distributions payable by REITs, in contrast, generally are not eligible for the current reduced rates. The more favorable rates applicable to regular corporate distributions could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay distributions, which could adversely affect the value of the stock of REITs, including American Tower REIT common stock.

Distributions to non-U.S. stockholders generally are subject to withholding.

Ordinary dividends received by non-U.S. stockholders that are not effectively connected with the conduct of a United States trade or business generally are subject to United States withholding tax at a rate of 30%, unless reduced by an applicable income tax treaty. Special and more onerous rules may apply to non-U.S. stockholders that own or have owned more than 5% of Class A common stock or American Tower REIT common stock.

Your investment has various tax risks.

Although the provisions of the Code that will be generally relevant to an investment in shares of American Tower REIT common stock are described in “Material Federal Income Tax Consequences,” we urge you to consult your tax advisor concerning the federal, state, local and foreign tax consequences to you with regard to an investment in shares of American Tower REIT common stock.

The ability of the American Tower REIT board of directors to revoke our REIT qualification, without stockholder approval, may cause adverse consequences to our stockholders.

The American Tower REIT Charter provides that the board of directors may revoke or otherwise terminate the REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to stockholders in computing our taxable income, and we will be subject to federal income tax at regular corporate rates and state and local taxes, which may have adverse consequences on our total return to our stockholders.

Risks Related to Our Business

Decrease in demand for our communications sites would materially and adversely affect our operating results and we cannot control that demand.

Many of the factors affecting the demand for our communications sites, and to a lesser extent our network development services, could materially and adversely affect our operating results. Those factors include:

•	a decrease in consumer demand for wireless services due to general economic conditions or other factors;

•	the financial condition of wireless service providers;

•	the ability and willingness of wireless service providers to maintain or increase capital expenditures on network infrastructure;

•	the growth rate of wireless communications or of a particular wireless segment;

•	governmental licensing of spectrum;

•	mergers or consolidations among wireless service providers;

•	increased use of network sharing, roaming or resale arrangements by wireless service providers;

•	delays or changes in the deployment of next generation wireless technologies;

•	zoning, environmental, health or other government regulations or changes in the application and enforcement thereof; and

•	technological changes.

Any downturn in the economy or disruption in the financial and credit markets could impact consumer demand for wireless services. If wireless service subscribers significantly reduce their minutes of use, or fail to widely adopt and use wireless data applications, our wireless service provider tenants could experience a decrease in demand for their services. As a result, they may scale back their business plans or otherwise reduce their spending, which could materially and adversely affect leasing demand for our communications sites and our network development services business, which could have a material adverse effect on our business, results of operations and financial condition.

Furthermore, the demand for broadcast space in the United States and Mexico depends on the needs of television and radio broadcasters. Among other things, technological advances, including the development of satellite-delivered radio and video services, may reduce the need for tower-based broadcast transmission. In addition, any significant increase in attrition rate or decrease in overall demand for broadcast space could have a material adverse effect on our business, results of operations or financial condition.

If our tenants consolidate or merge with each other to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected.

Significant consolidation among our tenants may result in the decommissioning of certain existing communications sites, because certain portions of these tenants’ networks may be redundant. For example, in connection with the proposed combination of AT&T Inc. and T-Mobile USA and the combinations of Verizon Wireless and ALLTEL (to form Verizon Wireless), Cingular and AT&T Wireless (to form AT&T Mobility) and Sprint PCS and Nextel (to form Sprint Nextel) in the United States, and of Iusacell Celular and Unefon (now under the common ownership of Grupo Iusacell) in Mexico, the combined companies either rationalized or have announced plans to rationalize duplicative parts of their networks, which may result in the decommissioning of certain equipment on our communications sites. We would expect a similar outcome in India if the anticipated consolidation of certain tenants occurs. In addition, certain combined companies have undergone or are currently undergoing a modernization of their networks, and these and other tenants could determine not to renew leases with us as a result. Our future results may be negatively impacted if a significant number of these leases are terminated, and our ongoing contractual revenues would be reduced as a result. Similar consequences might occur if wireless service providers engage in extensive sharing, roaming or resale arrangements as an alternative to leasing on our communications sites.

New technologies or changes in a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues.

The development and implementation of new technologies designed to enhance the efficiency of wireless networks or changes in a tenant’s business model could reduce the need for tower-based wireless services, have the effect of decreasing demand for tower space, or reduce obtainable lease rates. Examples of such technologies include spectrally efficient air access technologies which potentially can relieve some network capacity problems and could reduce the demand for tower-based antenna space. Additionally, certain complementary network technologies, such as femtocells, could offload a portion of network traffic away from the traditional tower-based networks, which would reduce the need for carriers to add more equipment at certain communications sites. Moreover, the emergence of alternative technologies could reduce the need for tower-based broadcast services transmission and reception. For example, the growth in delivery of wireless communication, radio and video services by direct broadcast satellites could materially and adversely affect demand for our antenna space. The development and implementation of any of these and similar technologies to any significant degree or changes in a tenant’s business model could have a material adverse effect on our business, results of operations or financial condition.

Our expansion initiatives may disrupt our operations or expose us to additional risk if we are not able to successfully integrate operations, assets and personnel.

As we continue to acquire communications sites in our existing markets and expand into new markets, we are subject to a number of risks and uncertainties, including not meeting our return on investment criteria and financial objectives, increased costs, assumed liabilities and the diversion of managerial attention due to acquisitions. Achieving the benefits of acquisitions depends in part on integrating operations, communications tower portfolios and personnel in a timely and efficient manner. Integration may be difficult and unpredictable for many reasons, including, among other things, differing systems and processes, potential cultural differences, and conflicting policies, procedures and operations. In addition, the integration of businesses may significantly burden management and our internal resources.

Furthermore, our international expansion initiatives are subject to additional risks such as complex laws, regulations and business practices that may require additional resources and personnel, as well as those risks described below in “—Our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates.” Although we generally focus our international efforts in countries with relatively stable political and macroeconomic environments, we are subject to several factors outside our control, and our expansion initiatives may not succeed and may materially and adversely affect our business, results of operations or financial condition.

We could suffer adverse tax or other financial consequences if taxing authorities do not agree with our tax positions.

We are periodically subject to examinations by taxing authorities in the states and countries where we do business, and we expect that we will continue to be subject to tax examinations in the future. In addition, U.S. federal, state and local, as well as international, tax laws and regulations are extremely complex and subject to varying interpretations. We recognize tax benefits of uncertain tax positions when we believe the positions are more likely than not of being sustained upon a challenge by the relevant tax authority. We believe our judgments in this area are reasonable and correct, but there is no guarantee that our tax positions will not be challenged by relevant tax authorities or that we would be successful in any such challenge. If there are tax benefits that are challenged successfully by a taxing authority, we may be required to pay additional taxes or we may seek to enter into settlements with the taxing authorities, which could require significant payments or otherwise have a material adverse effect on our business, results of operations or financial condition.

Due to the long-term expectations of revenue growth from tenant leases, we are sensitive to changes in the creditworthiness and financial strength of our tenants.

Due to the long-term nature of our tenant leases, we, like others in the tower industry, depend on the continued financial strength of our tenants. Many wireless service providers operate with substantial leverage. In the past, we have had tenants that have filed for bankruptcy, although to date these bankruptcies have not had a material adverse effect on our business or revenues. In addition, many of our tenants and potential tenants rely on capital raising activities to fund their operations and capital expenditures, and the downturn in the economy and the disruptions in the financial and credit markets have periodically made it more difficult and more expensive to raise capital. If our tenants or potential tenants are unable to raise adequate capital to fund their business plans, they may reduce their spending, which could materially and adversely affect demand for our communications sites and our network development services business. If, as a result of a prolonged economic downturn or otherwise, one or more of our significant tenants experienced financial difficulties or filed for bankruptcy, it could result in uncollectable accounts receivable and an impairment on our deferred rent asset, tower asset, network location intangible asset, customer relationship intangible asset or customer base intangible asset. In addition, it could result in the loss of significant tenants and all or a portion of our anticipated lease revenues from certain tenants, all of which could have a material adverse effect on our business, results of operations or financial condition.

Our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates.

Our international business operations and our expansion into new markets in the future could result in adverse financial consequences and operational problems not typically experienced in the United States. For the six months ended June 30, 2011, approximately 25% of our consolidated revenue was generated by our international operations. We anticipate that our revenues from our international operations will grow in the future. Accordingly, our business is subject to risks associated with doing business internationally, including:

•	changes in a specific country’s or region’s political or economic conditions;

•	laws and regulations that tax or otherwise restrict repatriation of earnings or other funds or otherwise limit distributions of capital;

•	changes to existing or new tax laws directed specifically at the ownership and operation of communications sites, or our international acquisitions, which may be applied and enforced retroactively;

•	expropriation and governmental regulation restricting foreign ownership;

•	possible failure to comply with anti-bribery laws such as the Foreign Corrupt Practices Act and similar local anti-bribery laws; and

•	uncertainties regarding legal or judicial systems, including inconsistencies between and within laws, regulations and decrees, and judicial application thereof, which may be enforced retroactively.

In our international operations, many of our tenants are subsidiaries of global telecommunications companies. These subsidiaries may not have the explicit or implied financial support of their parent entities. In addition, as we continue to invest in joint venture opportunities internationally, our partners may have business or economic goals that are inconsistent with ours, be in positions to take action or withhold consents contrary to our requests, or become unable or unwilling to fulfill their commitments which could require us to assume and fulfill the obligations of that joint venture.

We also face risks associated with changes in foreign currency exchange rates, including those arising from our operations, investments and financing transactions related to our international business. Volatility in foreign currency exchange rates can also affect our ability to plan, forecast and budget for our international operations and expansion efforts. Our revenues earned from our international operations are primarily denominated in the respective local currencies. We have not historically engaged in significant currency hedging activities relating to our non-U.S. Dollar operations, and a weakening of these foreign currencies against the U.S. Dollar would have a negative impact on our reported revenues and operating profits, which could have a material adverse effect on our business, results of operations or financial condition.

We anticipate that we may need additional financing to fund capital expenditures, to fund future growth and expansion initiatives and to return capital to stockholders.

In order to fund capital expenditures, to fund future growth and expansion initiatives and to return capital to our stockholders, we may need to raise additional capital through financing activities. We believe our cash provided by operations for the year ending December 31, 2011 will sufficiently fund our cash needs for operations, capital expenditures and cash debt service (interest and principal repayments) obligations for 2011. However, we anticipate that we may need to obtain additional sources of capital in the future to fund capital expenditures and growth initiatives and to support additional return of capital to stockholders. Depending on market conditions, we may seek to raise capital through credit facilities or debt or equity offerings. Additionally, a downgrade of our credit rating below investment grade could negatively impact our ability to access credit markets or preclude us from obtaining funds on investment grade terms and conditions. Further, certain of our current debt instruments limit the amount of indebtedness we and our subsidiaries may incur. Additional financing, therefore, may be unavailable, more expensive or restricted by the terms of our outstanding indebtedness. If we are unable to raise capital when our needs arise, we may not be able to fund our capital expenditures, to fund future growth and expansion initiatives or to return capital to our stockholders.

A substantial portion of our revenue is derived from a small number of customers.

A substantial portion of our total operating revenues is derived from a small number of customers. For the six months ended June 30, 2011, four customers accounted for approximately 73% of our domestic rental and management segment revenue; and four customers accounted for approximately 44% of our international rental and management segment revenue, and this concentration could be greater should potential acquisitions by our customers be approved by certain regulatory authorities. If any of these customers are unwilling or unable to perform its obligations under our agreements with it, our revenues, results of operations, financial condition and liquidity could be materially and adversely affected. In the ordinary course of our business, we do occasionally experience disputes with our customers, generally regarding the interpretation of terms in our leases. Although we have historically resolved these disputes in a manner that did not have a material adverse effect on us or our customer relationships, it is possible that such disputes could lead to a termination of our leases with customers or a material modification of the terms of those leases, either of which could have a material adverse effect on our business, results of operations and financial condition. If we are forced to resolve any of these disputes through litigation, our relationship with the applicable customer could be terminated or damaged, which could lead to decreased revenues or increased costs, resulting in a corresponding adverse effect on our business, results of operations or financial condition.

Our largest international customer is Iusacell, which is the brand name under which a group of companies controlled by Grupo Iusacell, S.A. de C.V., or Grupo Iusacell, operates. Iusacell represented approximately 4% of our total revenue for the six months ended June 30, 2011. Grupo Iusacell has been engaged in a refinancing of a majority of its U.S. Dollar denominated debt, and in connection with this process, two of the legal entities of the group, including Grupo Iusacell, voluntarily filed for a pre-packaged Concurso Mercantil (a process substantially equivalent to Chapter 11 of U.S. Bankruptcy Law) with the backing of a majority of their financial creditors in December 2010 and subsequently concluded the process in April 2011 after a Mexican court ruled in favor of the refinancing plan presented by the two legal entities. As of June 30, 2011, Iusacell notes receivable, net, and related assets (which include financing lease commitments and a deferred rent asset that are primarily long term in nature) were $20.9 million and $61.0 million, respectively.

Increasing competition in the tower industry may create pricing pressures that may materially and adversely affect us.

Our industry is highly competitive, and our tenants have numerous alternatives for leasing antenna space. Some of our competitors, such as wireless carriers that allow collocation on their towers, are larger and may have greater financial resources than we do, while other competitors may have lower return on investment criteria than we do.

Competitive pricing pressures for tenants on towers from these competitors could materially and adversely affect our lease rates and services income. In addition, we may not be able to renew existing tenant leases or enter into new tenant leases, resulting in a material adverse impact on our results of operations and growth rate. Increasing competition could also make the acquisition of high quality tower assets more costly. Any of these factors could materially and adversely affect our business, results of operations or financial condition.

Our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do.

Our business, and that of our tenants, is subject to federal, state, local and foreign regulation. In certain jurisdictions these regulations could be applied or enforced retroactively. Local zoning authorities and community organizations are often opposed to construction in their communities and these regulations can delay, prevent or increase the cost of new tower construction, modifications, additions of new antennas to a site or site upgrades, thereby limiting our ability to respond to customer demands and requirements. In addition, in certain foreign jurisdictions we are required to pay annual license fees, and these fees may be subject to substantial increases by the government. Existing regulatory policies may materially and adversely affect the associated timing or cost of such projects and additional regulations may be adopted which increase delays or result in additional costs to us, or that prevent such projects in certain locations. These factors could materially and adversely affect our business, results of operations or financial condition. For more information regarding the regulations we are subject to, please see the section entitled “Regulatory Matters.”

If we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from such towers would be eliminated.

Our communications site portfolio includes towers that we operate pursuant to lease and sublease agreements that include a purchase option at the end of each lease period. We may not have the required available capital to exercise our right to purchase leased or subleased towers at the end of the applicable period. Even if we do have available capital, we may choose not to exercise our right to purchase such towers for business or other reasons. In the event that we do not exercise these purchase rights, or are otherwise unable to acquire an interest that would allow us to continue to operate these towers after the applicable period, we will lose the cash flows derived from such towers, which may have a material adverse effect on our business. In the event that we decide to exercise these purchase rights, the benefits of the acquisitions of such towers may not exceed the associated acquisition, compliance and integration costs, and our business, results of operations or financial condition could be materially and adversely affected.

If we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results.

Our real property interests relating to our towers consist primarily of leasehold and sub-leasehold interests, fee interests, easements, licenses and rights-of-way. A loss of these interests at a particular tower site may interfere with our ability to operate a tower and generate revenues. For various reasons, we may not always have the ability to access, analyze and verify all information regarding titles and other issues prior to completing an acquisition of communications sites, which can affect our rights to access and operate a site. From time to time we also experience disputes with landowners regarding the terms of ground agreements for land under a tower, which can affect our ability to access and operate a tower site. Further, for various reasons, landowners may not want to renew their ground agreements with us, they may lose their rights to the land, or they may transfer their land interests to third parties, including ground lease aggregators, which could affect our ability to renew ground agreements on commercially viable terms. Approximately 86% of the communications sites in our portfolio as of June 30, 2011 are located on land we lease, but do not own. Approximately 86% of the ground leases for these sites have a final expiration date of 2020 and beyond. Our inability to protect our rights to the land under our towers may have a material adverse effect on our business, results of operations or financial condition.

Our leverage and debt service obligations may materially and adversely affect us.

As of June 30, 2011, we had approximately $5.7 billion of consolidated debt, and the ability to borrow additional amounts of approximately $2.0 billion under our Revolving Credit Facility and Supplemental Credit Facility. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on, or other amounts due with respect to, our indebtedness. We are also permitted, subject to certain restrictions under our existing indebtedness, to draw down on our Revolving Credit Facility and our Supplemental Credit Facility, and obtain additional long-term debt and working capital lines of credit to meet future financing needs. This would increase our total leverage.

Our leverage could have significant negative consequences on our financial condition and results of operations, including:

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impairing our ability to meet one or more of the financial ratio covenants contained in our debt agreements or to generate cash sufficient to pay interest or principal due under those agreements, which could result in an acceleration of some or all of our outstanding debt and the loss of towers subject to the Securitization if an uncured default occurs;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional debt or equity financing;

•	increasing our borrowing costs if our current investment grade debt ratings decline;

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requiring the dedication of a substantial portion of our cash flow from operations to service our debt, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures;

•	requiring us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the markets in which we compete;

•	limiting our ability to repurchase our common stock or make distributions to our stockholders; and

•	placing us at a possible competitive disadvantage to less leveraged competitors and competitors that may have better access to capital resources.

Restrictive covenants in the loan agreements related to our Securitization, the loan agreements for the credit facilities, and the indentures governing our debt securities could materially and adversely affect our business by limiting flexibility.

The loan agreement related to our Securitization includes operating covenants and other restrictions customary for loans subject to rated securitizations. Among other things, the borrowers under the loan agreement for the Securitization are prohibited from incurring other indebtedness for borrowed money or further encumbering their assets. A failure to comply with the covenants in the loan agreement could prevent the borrowers from taking certain actions with respect to the towers subject to the Securitization, and could prevent the borrowers from distributing any excess cash from the operation of such towers to us. If the borrowers were to default on the loan, the servicer on the loan could seek to foreclose upon or otherwise convert the ownership of the towers subject to the Securitization, in which case we could lose such towers and the revenue associated with such towers.

The loan agreements for the Revolving Credit Facility, Term Loan and Supplemental Credit Facility each contain restrictive covenants, as well as requirements to comply with certain leverage and other financial maintenance tests, and thus may require that we limit our ability to take various actions, such as incurring additional debt, guaranteeing indebtedness, paying dividends or other distributions to stockholders, and engaging in various types of transactions, including mergers, acquisitions and sales of assets. Additionally, our indentures restrict our and our subsidiaries’ ability to incur liens securing our or their indebtedness. These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, new tower development, mergers and acquisitions or other opportunities.

In addition, reporting and information covenants in our loan agreements and indentures require that we provide financial and operating information within certain time periods. If we are unable to timely provide the required information, we would be in breach of these covenants. For more information regarding the covenants and requirements discussed above, please see Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2010 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Factors Affecting Sources of Liquidity” and note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

We could have liability under environmental laws.

Our operations, like those of other companies engaged in similar businesses, are subject to the requirements of various federal, state, local and foreign environmental and occupational safety and health laws and regulations, including those relating to the management, use, storage, disposal, emission and remediation of, and exposure to, hazardous and non-hazardous substances, materials and wastes. As the owner, lessee or operator of real property and facilities, we may be liable for substantial costs of investigation, removal or remediation of soil and groundwater contaminated by hazardous materials, without regard to whether we, as the owner, lessee or operator, knew of, or were responsible for, the contamination. We may also be liable for certain costs of remediating contamination at third-party sites to which we sent waste for disposal, even if the original disposal may have complied with all legal requirements at the time. Many of these laws and regulations contain information reporting and record keeping requirements. We cannot assure you that we are at all times in complete compliance with all environmental requirements. We may be subject to potentially significant fines or penalties if we fail to comply with any of these requirements. The requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. In certain jurisdictions these laws and regulations could be applied or enforced retroactively. It is possible that these requirements will change or that liabilities will arise in the future in a manner that could have a material adverse effect on our business, results of operations or financial condition.

Our towers or data centers may be affected by natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage.

Our towers are subject to risks associated with natural disasters, such as ice and wind storms, tornadoes, floods, hurricanes and earthquakes, as well as other unforeseen damage. Any damage or destruction to our towers or data centers as a result of these or other events would impact our ability to provide services to our tenants and could materially and adversely impact our results of operation or financial condition. While we maintain insurance coverage for natural disasters, we may not have adequate insurance to cover the associated costs of repair or reconstruction for a major future event. Further, we carry business interruption insurance, but such insurance may not adequately cover all of our lost revenues, including potential revenues from new tenants that could have been added to our towers but for the damage. If we are unable to provide services to our tenants as a result of damage to our towers, it could lead to customer loss, resulting in a corresponding material adverse effect on our business, results of operations or financial condition.

Our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated.

Public perception of possible health risks associated with cellular and other wireless communications technology could slow the growth of wireless companies, which could in turn slow our growth. In particular, negative public perception of, and regulations regarding, these perceived health risks could slow the market acceptance of wireless communications services and increase opposition to the development and expansion of tower sites. The potential connection between radio frequency emissions and certain negative health effects has been the subject of substantial study by the scientific community in recent years, and numerous health-related lawsuits have been filed against wireless carriers and wireless device manufacturers. If a scientific study or court decision resulted in a finding that radio frequency emissions pose health risks to consumers, it could negatively impact the market for wireless services, as well as our tenants, which could materially and adversely affect our business, results of operations or financial condition. We do not maintain any significant insurance with respect to these matters.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference contain statements about future events and expectations, or forward-looking statements, all of which are inherently uncertain. We have based those forward-looking statements on our current expectations and projections about future results. When we use words such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” or similar expressions, we identify forward-looking statements. Examples of forward-looking statements include statements we make regarding our ability to qualify or to remain qualified as a REIT, our expected date of conversion to a REIT, the amount and timing of the special E&P distribution, future prospects of growth in the communications site leasing industry, the level of future expenditures by companies in this industry and other trends in this industry, the effects of consolidation among companies in our industry and among our tenants, our ability to maintain or increase our market share, our future operating results, our future distributions to our stockholders, our future purchases under our stock repurchase program, our future capital expenditure levels, our future financing transactions and our plans to fund our future liquidity needs. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in the section entitled “Risk Factors” beginning on page 19 or incorporated by reference to this proxy statement/prospectus and other risks which are described in American Tower’s filings with the SEC.

You should keep in mind that any forward-looking statement we make in this proxy statement/prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors, including those set forth under the caption “Risk Factors,” may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this proxy statement/prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statement we make in this proxy statement/prospectus or elsewhere might not occur.

VOTING AND PROXIES

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the board of directors of American Tower for use at the special meeting of stockholders to be held on November 29, 2011, or any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on November 29, 2011 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts, 02116.

Purpose of the Special Meeting

The purposes of the special meeting are:

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To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 24, 2011, by and between American Tower and American Tower REIT, which is part of the reorganization of American Tower’s operations through which American Tower intends to qualify as a REIT for federal income tax purposes; and

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To consider and vote upon a proposal to permit American Tower’s board of directors to adjourn the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposal.

Stockholder Record Date for the Special Meeting

American Tower’s board of directors has fixed the close of business on October 3, 2011 as the record date for determining which American Tower stockholders are entitled to notice of, and to vote those shares by proxy or at the special meeting and at any adjournment of the special meeting. On the record date, there were 393,374,333 shares of Class A common stock outstanding, held by approximately 445 holders of record.

During the ten-day period before the special meeting, American Tower will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at American Tower’s offices in Boston, Massachusetts, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present.

Quorum

A quorum is necessary to hold the special meeting. A majority of the outstanding shares of Class A common stock on the record date must be represented either in person or by proxy to constitute a quorum at the special meeting. For the purposes of determining the presence of a quorum, abstentions will be included in determining the number of shares of Class A common stock present and entitled to vote at the special meeting; however, because brokers, banks or other nominees are not entitled to vote on the proposal to adopt the merger agreement absent specific instructions from the beneficial owner (as more fully described below) shares held by brokers, banks, or other nominees for which instructions have not been provided will not be included in the number of shares present and entitled to vote at the special meeting for the purposes of establishing a quorum. At the special meeting, each share of Class A common stock is entitled to one vote on all matters properly submitted to the American Tower stockholders.

Vote Required for Each Proposal

Proposal Number One: The affirmative vote of the holders of at least a majority of the outstanding shares of Class A common stock entitled to vote is required for the adoption of the merger agreement.

Proposal Number Two: The affirmative vote of the holders of at least a majority of the shares of Class A common stock voting on the proposal is required to permit American Tower’s board of directors to adjourn the special meeting, if necessary, to solicit further proxies.

The American Tower board of directors unanimously recommends that the American Tower stockholders vote “FOR” each of the proposals.

Proxies

If you are a holder of Class A common stock on the record date, you may vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy to vote your shares by telephone or over the Internet will not limit your right to attend the special meeting and vote your shares in person. Those stockholders of record who choose to vote by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on November 28, 2011. All shares of Class A common stock represented by properly executed proxy cards received before or at the American Tower special meeting and all proxies properly submitted by telephone or over the Internet will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards, telephone or Internet submissions. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” each of the proposals. You are urged to indicate how to vote your shares, whether you vote by proxy card, by telephone or over the Internet.

If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the stockholder has abstained from voting on one or more of the proposals, the Class A common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals. For the proposal to adopt the merger agreement, abstentions have the same effect as a vote against the merger. For the proposal to adjourn the meeting to solicit additional proxies, abstentions have the same effect as a vote against such proposal.

If your shares are held in an account at a broker, bank or other nominee, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker, bank or other nominee holding shares that indicates that the broker, bank or other nominee does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Under applicable rules and regulations of the NYSE, brokers, banks or other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters. The proposal to adopt the merger agreement is a non-routine matter. Accordingly, your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker, bank or other nominee. If you do not provide voting instructions, your shares will be considered “broker non-votes” because the broker, bank or other nominee will not have discretionary authority to vote your shares. Therefore, your failure to provide voting instructions to the broker, bank, or other nominee will have the same effect as a vote against adoption of the merger agreement.

Revoking Your Proxy

You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of American Tower in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy, by telephone or over the Internet by following the instructions on your proxy card or (4) attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Adjournment or Postponement

Although it is not currently expected, the special meeting may be adjourned to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. In that event, American Tower may ask its stockholders to vote upon the proposal to consider the adjournment of the special meeting to solicit additional proxies, but not the proposal to adopt the merger agreement. If American Tower stockholders approve this proposal, we could adjourn the meeting and use the time to solicit additional proxies.

Additionally, at any time prior to convening the special meeting, we may seek to postpone the meeting if a quorum is not present at the meeting or as otherwise permitted by the American Tower Charter, the American Tower By-Laws or as otherwise permitted by applicable law.

Solicitation of Proxies

American Tower will bear all expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. American Tower will also request banks, brokers and other nominees holding shares of Class A common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means and personal solicitation by the officers or employees of American Tower. No additional compensation will be paid to officers or employees for those solicitation efforts.

American Tower has hired Alliance Advisors, LLC to assist in obtaining proxies from its stockholders on a timely basis. American Tower will pay Alliance Advisors, LLC a fee of $6,500, plus reasonable out-of-pocket expenses and disbursements, for these services.

Other Matters

American Tower is not aware of any business to be acted on at the special meeting, except as described in this proxy statement/prospectus. If any other matters are properly presented at the special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

BACKGROUND OF THE REIT CONVERSION AND THE MERGER

As part of an ongoing strategic review of our business, the board of directors of American Tower and senior management regularly consider available global tax planning strategies. We historically have had significant deferred tax assets related to our NOLs in federal and state taxing jurisdictions. Generally, for federal and state income tax purposes, NOLs can be carried forward and used for up to twenty years, and the tax years will remain subject to examination by the IRS until three years after the applicable NOLs are used or expire. As we expected to exhaust our available NOLs over the course of the next several years, senior management believed that an analysis of the feasibility of American Tower converting to a REIT for federal and, where applicable, state income tax purposes should be undertaken and presented to the board of directors. In September 2008, senior management began consulting with Sullivan & Worcester LLP regarding the tax implications of a possible conversion to a REIT.

During regularly scheduled meetings of the board of directors in 2009, as part of our strategic review of our global tax planning, the feasibility of converting to a REIT was discussed. Senior management reported on the rationale for a possible conversion to a REIT, the requirements to qualify as a REIT, including the REIT asset tests, and the requirement to distribute our pre-REIT accumulated earnings and profits.

In May 2009, in light of the events described above, we engaged PricewaterhouseCoopers LLP to further evaluate and advise us regarding the tax implications of a possible conversion to a REIT. That evaluation included, among other things, undertaking an analysis regarding the amount of our pre-REIT accumulated earnings and profits that we would need to distribute in connection with a REIT conversion and analyzing our ability to satisfy the REIT income and asset tests currently and in the future under a variety of possible scenarios. Also, during this period, the board of directors determined that it would be advisable to request PricewaterhouseCoopers LLP and Sullivan & Worcester LLP to prepare a private letter ruling request to the IRS with respect to a number of REIT qualification matters. This private letter ruling request is more fully described in the section entitled “Material Federal Income Tax Consequences.”

In the second half of 2009, senior management met regularly with representatives of Goldman, Sachs & Co. to review considerations around a possible REIT conversion, including valuation perspectives, balance sheet considerations, ability to grow and continued access to capital markets.

During regularly scheduled meetings of the board of directors in the first half of 2010, the board of directors, with input from senior management, continued to discuss the possible conversion to a REIT.

In July 2010, we submitted a private letter ruling request to the IRS with respect to a number of REIT qualification matters. Subsequently, we retained Goodwin Procter LLP to assist us and our other advisors in analyzing the legal and regulatory issues associated with a possible REIT conversion.

On August 10-11, 2010, at regularly scheduled meetings of the board of directors, our general counsel and chief financial officer updated the board of directors on the legal and financial matters related to a possible REIT conversion.

On March 10, 2011, at a regularly scheduled meeting of the board of directors, senior management provided an overview of the analysis completed to date by senior management and our advisors. Representatives of Goldman, Sachs & Co. were present at the meeting. Goldman, Sachs & Co. reviewed the rationale for American Tower to convert to a REIT, including the potential impact on stockholder value attributable to the REIT conversion. Goldman, Sachs & Co. also reviewed the impact of the possible REIT conversion on our continued ability to grow both organically and acquisitively, and on our ability to continue to access the capital markets as a REIT. In addition, representatives of Goldman, Sachs & Co. reviewed the requirements to qualify as a REIT (including the REIT asset tests, income tests, distribution requirements and the distribution of pre-REIT accumulated earnings and profits) and whether compliance with the REIT requirements would offset the expected advantages of the possible REIT conversion from a financial perspective. In particular, Goldman, Sachs & Co. reviewed the structuring considerations relating to our international assets and the use of TRSs and QRSs to hold these and other assets following the REIT conversion and how these various structures could provide us with sufficient financial flexibility to grow our international business. The board of directors also considered and reviewed with Goldman, Sachs & Co. and senior management potential concerns raised by the REIT conversion, including any limitations on our ability to buy non-qualifying assets or expand non-real estate activities, any restrictions on potential changes in business strategy, investor pressures against pursuing growth opportunities that are not immediately accretive and the impact of potential future legislative tax changes on REITs.

In April 2011, we received our private letter ruling from the IRS with respect to the principal REIT qualification matters we requested, as described in the section entitled “Material Federal Income Tax Consequences.”

On May 19, 2011, at a regularly scheduled meeting of the board of directors, the board of directors met with senior management to review the proposed REIT conversion. A representative of Goodwin Procter LLP was also present at the meeting. The meeting participants undertook a review of the valuation methodologies for valuing assets under various REIT qualification tests. The board of directors also reviewed the process for the determination and payment of the special E&P distribution, as well as the schedule for the utilization of NOLs to offset our distribution requirements. The board of directors also reviewed the timing and mechanics of such distribution requirements. The board of directors also reviewed the process for the determination and payment of the special E&P distribution, as well as the timing and mechanics of distribution requirements and the utilization of NOLs to offset distribution requirements. Goodwin Procter LLP outlined the general structure of the proposed REIT conversion, indicating that the merger’s primary purpose was to facilitate compliance with REIT ownership limitations. Goodwin Procter LLP also reviewed the board’s fiduciary duties under Delaware Corporate Law and the complexity of complying with the REIT requirements.

After discussion and review of the benefits, detriments and procedural requirements specified above in connection with the proposed REIT conversion with senior management and our advisors, the board of directors unanimously approved the commencement of the steps necessary to reorganize American Tower to qualify, no earlier than January 1, 2012, as a REIT for tax purposes.

On August 23-24, 2011, at regularly scheduled meetings of the board of directors, the board of directors met with senior management to continue their review of the proposed REIT conversion. Representatives of Goldman, Sachs & Co. were also present at the meeting. The board of directors reviewed a valuation methodology presentation prepared by Goldman, Sachs & Co., as well as a valuation report prepared internally, which assisted the board of directors in determining the nature and value of the assets on our audited financial statements for purposes of the various REIT asset and income tests under Section 856 of the Code. Upon review and due consideration of these materials, our board of directors determined, to the maximum extent it is authorized and afforded discretion to determine such matters under applicable federal income tax laws (including in particular Section 856(c)(5)(A) of the Code), (a) substantially all of our intangible assets (including goodwill) are inextricably and compulsorily tied to, and derived from, our real estate assets and (b) the value of our assets, including the value of our towers, buildings, land, intangibles and other assets, are such that we meet all of the REIT asset tests described below in the section entitled “Material Federal Income Tax Consequences.” After discussion, the board of directors unanimously directed senior management to proceed with the proposed REIT conversion, subject to final board approval. The board of directors then reviewed the merger agreement, the American Tower REIT Charter and the American Tower REIT By-Laws.

After discussion and review of the terms and conditions thereof, the board of directors unanimously approved the merger agreement, and after determining that it is in the best interests of American Tower and its stockholders, unanimously recommended that American Tower stockholders vote “for” the adoption of the merger agreement.

OUR REASONS FOR THE REIT CONVERSION AND THE MERGER

The American Tower board of directors has unanimously determined that the merger, which we believe is an important element of the REIT conversion, and the related transactions are fair to, and in the best interests of, American Tower and its stockholders. In reaching this determination, the board of directors consulted with management, as well as Goldman, Sachs & Co., PricewaterhouseCoopers LLC and its legal advisors. The factors considered by the board of directors in reaching its determination included, but were not limited to, the following:

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To increase stockholder value: As a REIT, we believe we will be able to increase the value of American Tower REIT common stock by reducing corporate level taxes on most of our domestic income, primarily the income we receive from leasing our domestic wireless and broadcast communications towers, which in turn may increase the amount of future distributions to stockholders;

•	To return capital to stockholders: We believe our stockholders will benefit from establishing regular cash distributions, resulting in a yield-oriented stock;

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To expand our base of potential stockholders: By becoming a company that makes regular distributions to its stockholders, our stockholder base may expand to include investors attracted by yield, which may improve the liquidity of the American Tower REIT common stock and provide a broader stockholder base; and

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To comply with REIT qualification rules: The merger will facilitate our compliance with REIT tax rules by merging American Tower with and into American Tower REIT, the latter of which will adopt and maintain charter documents that implement share ownership and transfer restrictions that are required to comply with such REIT tax rules.

The American Tower board of directors weighed the advantages against the disadvantages and potential risks of the REIT conversion including, but not limited to, that as a REIT we will be unable to retain earnings as we will be required each year to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain) and that we will need to comply with highly technical REIT qualification provisions, which may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by our TRSs. In addition, the American Tower board of directors considered the potential risks discussed in “Risk Factors—Risks Related to the REIT Conversion and the Merger.”

The foregoing discussion does not include all of the information and factors considered by the board of directors. The board of directors did not quantify or otherwise assign relative weights to the particular factors considered, but conducted an overall analysis of the information presented to and considered by it in reaching its determination.

TERMS OF THE MERGER

The following is a summary of the material terms of the merger agreement. For a complete description of all of the terms of the merger, you should refer to the copy of the merger agreement that is attached to this proxy statement/prospectus as Annex A and incorporated herein by reference. You should read carefully the merger agreement in its entirety as it is the legal document that governs the merger.

Structure and Completion of the Merger

American Tower REIT is currently a wholly owned subsidiary of American Tower. The merger agreement provides that American Tower will merge with and into American Tower REIT, at which time the separate corporate existence of American Tower will cease and American Tower REIT will be the surviving entity of the merger. Upon the effectiveness of the merger, the outstanding shares of Class A common stock of American Tower will be converted into the right to receive the same number of shares of American Tower REIT common stock, and American Tower REIT will change its name to “American Tower Corporation” and will succeed to and continue to operate the existing business of American Tower.

The board of directors of American Tower and the board of directors of American Tower REIT have approved the merger agreement, subject to stockholder approval. The merger will become effective at the time the certificate of merger is submitted for filing and accepted by the Secretary of State of the State of Delaware in accordance with Delaware Corporate Law or at such later time as specified in the certificate of merger. We anticipate that the merger will be completed on or about January 1, 2012 or as soon as possible thereafter, following the approval of our stockholders to adopt the merger agreement at the special meeting and the satisfaction or waiver of the other conditions to the merger as described in the section entitled “Conditions to Completion of the Merger.” However, the board of directors of American Tower reserves the right to cancel or defer the merger even if its stockholders vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of American Tower and its stockholders.

Exchange of Stock Certificates

Surrender of Certificates. The Bank of New York Mellon will act as exchange agent for the merger. As soon as reasonably practicable after the completion of the merger, The Bank of New York Mellon will mail to each registered holder of a certificate of Class A common stock a letter of transmittal containing instructions for surrendering each holder’s certificate. Holders who properly submit a letter of transmittal and surrender their certificates to the exchange agent will receive a certificate representing shares of American Tower REIT common stock equal to that number of shares reflected in the surrendered certificate. The surrendered certificates will thereafter be cancelled. Upon the effectiveness of the merger, each certificate representing shares of Class A common stock will be deemed for all purposes to evidence a right to receive the same number of shares of American Tower REIT common stock until such certificate is exchanged for a certificate representing an equal number of shares of American Tower REIT common stock. If you currently hold shares of Class A common stock in uncertificated form, you will receive a notice of the completion of the merger and your shares of American Tower REIT common stock received in connection with the merger will continue to exist in uncertificated form.

Lost Certificates. If any American Tower certificate is lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of that fact to the exchange agent and, if required by American Tower REIT, post a reasonable bond as indemnity against any claim that may be made against American Tower REIT with respect to such lost certificate.

Stock Transfer Books. At the completion of the merger, American Tower will close its stock transfer books, and no subsequent transfers of Class A common stock will be recorded on such books.

Other Effects of the Merger

We expect the following to occur in connection with the merger:

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Charter Documents of American Tower REIT. The certificate of incorporation and By-Laws of American Tower REIT will be amended in connection with the merger. Copies of the form of the American Tower REIT Charter and American Tower REIT By-Laws are set forth in Annex B-1 and Annex B-2, respectively, of this proxy statement/prospectus. See also the section entitled “Description of American Tower REIT Capital Stock.”

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Directors and Officers. The directors and officers of American Tower serving as directors and officers of American Tower immediately prior to the effective time of the merger will be the directors and officers of American Tower REIT immediately after the merger.

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Stock Incentive Plans and Employee Stock Purchase Plan. American Tower REIT will assume the American Tower Corporation 2007 Equity Incentive Plan, the American Tower Systems Corporation 1997 Stock Option Plan, as amended, the American Tower Corporation 2000 Employee Stock Purchase Plan, as amended and restated, and any equity compensation plans which American Tower assumed in connection with various merger and acquisition transactions, including but not limited to the SpectraSite, Inc. 2003 Equity Incentive Plan, which we refer to collectively as the Plans, and each, a Plan, and all rights of participants to acquire shares of Class A common stock under any Plan will be converted into rights to acquire shares of American Tower REIT common stock in accordance with the terms of the Plans.

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Distributions. American Tower’s obligations with respect to any distributions to the stockholders of American Tower that have been declared by American Tower but not paid prior to the completion of the merger will be assumed by American Tower REIT.

•	Listing of American Tower REIT common stock. We expect that the American Tower REIT common stock will trade on the NYSE under our current symbol “AMT” following the completion of the merger.

Conditions to Completion of the Merger

The board of directors of American Tower has the right to cancel or defer the merger even if stockholders of American Tower vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of American Tower and its stockholders. The respective obligations of American Tower and American Tower REIT to complete the merger require the satisfaction or, where permitted, waiver, of the following conditions:

•	adoption of the merger agreement by the requisite vote of the stockholders of American Tower and American Tower REIT;

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determination by the board of directors of American Tower that the transactions constituting the REIT conversion that have an impact on American Tower’s qualification as a REIT for federal income tax purposes have occurred or are reasonably likely to occur;

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receipt by American Tower from its tax counsel of an opinion to the effect that the merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and that each of American Tower and American Tower REIT is a party to a reorganization within the meaning of Section 368(b) of the Code;

•	American Tower REIT will have amended and restated its certificate of incorporation to read in substantially the form attached hereto as Annex B-1;

•	American Tower REIT will have amended its By-Laws to read substantially in the form attached hereto as Annex B-2;

•	approval for listing on the NYSE of American Tower REIT common stock, subject to official notice of issuance;

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the effectiveness of the Registration Statement, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC;

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the determination by the board of directors of American Tower, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of substantially (a) impairing the ability of American Tower REIT to qualify as a REIT, (b) increasing the federal tax liabilities of American Tower or of American Tower REIT resulting from the REIT conversion or (c) reducing the expected benefits to American Tower REIT resulting from the REIT conversion; and

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receipt of all governmental approvals and third-party consents to the merger, except for consents as would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of American Tower REIT.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated and the merger abandoned at any time prior to its completion, before or after approval of the merger agreement by the stockholders of American Tower, by either:

•	the mutual written consent of the board of directors of American Tower and the board of directors of American Tower REIT; or

•	the board of directors of American Tower in its sole discretion.

We have no current intention of abandoning the merger subsequent to the special meeting if stockholder approval is obtained and the other conditions to the merger are satisfied or waived. However, the board of directors of American Tower reserves the right to cancel or defer the merger or the REIT conversion even if stockholders of American Tower vote to adopt the merger agreement, which is an important element of the REIT conversion, and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger or the REIT conversion is no longer in the best interests of American Tower and its stockholders.

Regulatory Approvals

We are not aware of any federal, state, local or foreign regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the merger pursuant to the merger agreement, other than compliance with applicable federal and state securities laws, the filing of a certificate of merger as required under Delaware Corporate Law and various state governmental authorizations.

Absence of Dissenters’ Rights

Pursuant to Section 262(b)(1) of Delaware Corporate Law, the stockholders of American Tower will not be entitled to dissenters’ rights of appraisal as a result of the merger.

Restrictions on Sales of American Tower REIT Common Stock Issued Pursuant to the Merger

The shares of American Tower REIT common stock to be issued in connection with the merger will, subject to the restrictions on the transfer and ownership of American Tower REIT common stock set forth in the American Tower REIT Charter, be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” of American Tower for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with, American Tower and may include the executive officers, directors and significant stockholders of American Tower.

Accounting Treatment of the Merger

For accounting purposes, the merger of American Tower with and into American Tower REIT will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in American Tower REIT is the carryover basis of American Tower. Stockholder’s equity of American Tower REIT will be that carried over from American Tower, after giving effect to the special E&P distribution.

OTHER REORGANIZATION TRANSACTIONS;

QUALIFICATION OR FORMATION OF THE REIT SUBSIDIARIES

We will effect certain structural changes prior to or promptly after the proposed merger. These reorganization transactions are intended to enable us to qualify as a REIT for federal income tax purposes and to improve our tax efficiency. American Tower has already commenced these reorganization transactions and will continue to pursue them to completion.

The principal reorganization transactions are the qualification or formation of qualified REIT subsidiaries, or QRSs, and taxable REIT subsidiaries, or TRSs. A QRS is a wholly owned, domestic or foreign corporate subsidiary of a REIT that is not treated as a separate corporation from the REIT for federal income tax purposes. The assets, liabilities and items of income, deduction and credit of a QRS are treated as the REIT’s for federal income tax purposes. In contrast, a TRS is a domestic or foreign corporate subsidiary that is taxed separately from a REIT, and thus pays corporate tax at regular rates on its taxable income.

REITs are generally intended to engage almost exclusively in rental and passive activities permitted by the Code, which for us generally include owning, leasing and operating wireless and broadcast communications towers. Accordingly, we will, as appropriate, form QRSs or cause existing subsidiaries to become QRSs, and these QRSs will hold or acquire our domestic communications sites including wireless and broadcast communications towers. In contrast, our network development services segment, DAS networks business, and other non-REIT activities, will be conducted through one or more TRSs because those activities are expected to generate non-qualifying REIT income as currently structured and operated. Additionally, for the foreseeable future, we have chosen to include in TRSs our tower operations in international markets, because these assets and operations will continue to be subject to taxation in the applicable foreign jurisdictions, and not benefit from the income tax treatment available to our domestic REIT operations. As appropriate, we will form TRSs or elect TRS status for existing subsidiaries in order to hold or acquire assets and operations that we believe are best suited for TRSs.

Net income from our TRSs will either be retained by our TRSs and used to fund their operations, or will be distributed to us, where it will either be reinvested by us into our business or contribute to income available for distribution to our stockholders. To the extent a TRS distribution to us constitutes taxable income, it will increase our REIT taxable income and associated REIT distribution requirements. In the future, we may elect to convert a portion of our international operations from our TRSs to other subsidiaries. These conversions would be effected to assist us in meeting various REIT qualification tests, but would not reduce our tax liabilities to applicable foreign jurisdictions. As part of any such conversion, we would generally be required to distribute to our stockholders as additional dividend income, by the end of our taxable year in which the liquidation occurs, the accumulated earnings of the liquidated foreign TRS.

DIVIDEND AND DISTRIBUTION POLICY

If our stockholders approve the merger, which we believe is an important element of the REIT conversion, we intend to declare regular quarterly distributions to holders of American Tower REIT common stock commencing in the first quarter of 2012, the amount of which will be determined, and is subject to adjustment by, the board of directors. To qualify as a REIT, we must distribute to our stockholders an amount at least equal to 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain). Generally, we expect to distribute all or substantially all of our REIT taxable income so as to not be subject to the income or excise tax on undistributed REIT taxable income. We expect, that for the foreseeable future, we may utilize available NOLs to reduce our REIT taxable income, and thus we may not be required to distribute material amounts of cash to qualify for taxation as a REIT. See the section entitled “Material Federal Income Tax Consequences.”

We expect that distributions will be declared quarterly. The amount, timing and frequency of distributions, however, will be at the sole discretion of the board of directors and will be declared based upon various factors, many of which are beyond our control, including:

•	our financial condition and operating cash flows;

•	our retention of cash to pursue acquisitions of communications sites;

•	our operating and other expenses;

•	debt service requirements;

•	capital expenditure requirements;

•	our stock repurchase program;

•	the amount required to maintain REIT status and reduce any income and excise taxes that we otherwise would be required to pay;

•	limitations on distributions in our existing and future debt instruments;

•	our ability to utilize NOLs to offset our distribution requirements;

•	limitations on our ability to fund distributions using cash generated through our TRSs; and

•	other factors that the board of directors may deem relevant.

We anticipate that distributions will generally be paid from cash from operations after debt service requirements and non-discretionary capital expenditures. To the extent that our cash available for distribution is insufficient to allow us to satisfy the REIT distribution requirements, we currently intend to borrow funds to make distributions consistent with this policy. Our ability to fund distributions through borrowings is subject to continued compliance with debt covenants, as well as the availability of borrowing capacity under our lending arrangements. If our operations do not generate sufficient cash flows and we are unable to borrow, we may be required to reduce our anticipated quarterly distributions. Our distribution policy enables us to review the alternative funding sources available to us for distributions from time to time. For information regarding risk factors that could materially adversely affect our actual results of operations, please see the section entitled “Risk Factors.”

THE SPECIAL E&P DISTRIBUTION

American Tower has historically been treated as a taxable C corporation for federal income tax purposes. As a C corporation, any taxable income in any given taxable year not distributed to our stockholders or otherwise reduced by offsetting losses in later taxable years resulted in accumulated earnings and profits for federal income tax purposes. A REIT is not permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation. For us to elect REIT status for the taxable year beginning January 1, 2012, we must distribute to our stockholders on or before December 31, 2012 our previously undistributed earnings and profits attributable to the taxable period ending prior to January 1, 2012. Therefore, for purposes of qualifying as a REIT, we plan to distribute these pre-REIT accumulated earnings and profits, if any, by paying a one-time special distribution to stockholders, which we refer to as the special E&P distribution.

We expect that the special E&P distribution will be declared and paid in the fourth quarter of 2011. However, the board of directors may determine to pay a special E&P distribution at another time, but not later than December 31, 2012, if we elect REIT status for the taxable year beginning January 1, 2012. We currently estimate that, if we elect REIT status as of January 1, 2012, the aggregate amount of the special E&P distribution will be no more than $200 million, and we expect to pay it solely with cash on hand. If we do not have any pre-REIT accumulated earnings and profits, we will not make a special E&P distribution. We have projected our pre-REIT accumulated earnings and profits as of the end of December 31, 2011 using our historic tax returns through December 31, 2009 and other available information. Our projected 2011 taxable income is based on our current business plans and performance but will vary depending on, among other items, the timing of certain transactions. In addition, our projected pre-REIT accumulated earnings and profits may vary based on the actual tax return filed for 2011. The special E&P distribution may be adjusted by any amount that the board of directors may determine is appropriate to protect American Tower REIT’s ability to qualify as a REIT, which may result in a distribution amount in excess of our pre-REIT accumulated earnings and profits. Although we expect the special E&P distribution to suffice for purposes of distributing to stockholders our pre-REIT accumulated earnings and profits, an additional distribution may be required prior to the last day of our first taxable year as a REIT if the special E&P distribution is insufficient. See the sections entitled “Risk Factors—Risks Related to the REIT Conversion and the Merger” and “Material Federal Income Tax Consequences—Our C Corporation History.”

OUR BUSINESS

Set forth below is a description of the business of American Tower. American Tower REIT, Inc., a wholly owned subsidiary of American Tower, was incorporated in Delaware on May 17, 2011 to succeed to and continue the business of American Tower, which is described below, upon completion of the merger of American Tower with and into American Tower REIT. Effective at the time of the merger, American Tower REIT will be renamed “American Tower Corporation” and will continue the leasing of antenna space on multi-tenant communications sites to wireless service providers and radio and television broadcast companies currently conducted by American Tower.

Overview

American Tower was created as a subsidiary of American Radio Systems Corporation in 1995 and was spun off into a free-standing public company in 1998. Since inception, we have grown our communications site portfolio through acquisitions, long-term lease arrangements, development and construction of sites, and through mergers with and acquisitions of other tower operators.

American Tower is a holding company, and we conduct our operations through our directly and indirectly owned subsidiaries. Our principal domestic operating subsidiaries are ATI and SpectraSite. We conduct our international operations through our subsidiary, American Tower International, Inc., which in turn conducts operations through its various international operating subsidiaries. As of December 31, 2010, our international operations consist primarily of our operations in Brazil, Chile, Colombia, India, Mexico and Peru. In the first half of 2011, we also commenced operations in Ghana and South Africa.

We are a leading wireless and broadcast communications infrastructure company that owns, operates and develops communications sites. Our primary business is leasing antenna space on multi-tenant communications sites to wireless service providers and radio and television broadcast companies. We refer to this business as our rental and management operations, which accounted for approximately 98% of our total revenues for the year ended December 31, 2010. We also offer tower-related services domestically, including site acquisition, zoning and permitting services and structural analysis services, which primarily support our site leasing business and the addition of new tenants and equipment on our sites.

Our communications site portfolio includes wireless communications towers, broadcast communications towers and DAS networks, which are collocation solutions to support seamless in-building and outdoor wireless coverage. Our portfolio consists of towers that we own and towers that we operate pursuant to long-term lease arrangements, including, as of June 30, 2011, 21,118 towers domestically and 16,667 towers internationally. Our portfolio also includes 263 in-building and outdoor DAS networks that we operate in malls, casinos and other in-building applications, and select outdoor environments. In addition to the communications sites in our portfolio, we manage rooftop and tower sites for property owners.

Products and Services

Rental and Management Operations

Our rental and management operations accounted for approximately 98%, 97% and 97% of our total revenues for the years ended December 31, 2010, 2009 and 2008, respectively. Our tenants lease space on our communications site infrastructure, where they install and maintain their individual communications network equipment. Our revenue is primarily generated from tenant leases, and the annual rental payments vary considerably depending upon various factors, including but not limited to, tower location, amount of tenant equipment on the tower, ground space required by the tenant and remaining tower capacity. Our tenant leases are typically non-cancellable and have annual rent escalations. Our primary costs typically include ground rent, property taxes and repairs and maintenance, which are primarily fixed, with annual cost escalations. In our international markets, a portion of our operating costs is passed through to our tenants, such as ground rent and fuel costs. Our rental and management operations have generated consistent incremental growth in revenue and have low cash flow volatility due to the following characteristics:

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Consistent demand for our sites. We have the ability to add new tenants and new equipment for existing tenants on our sites. Our legacy site portfolio and our established tenant base provide us with a diverse source of new business opportunities, which has historically resulted in consistent and predictable organic revenue growth.

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Long-term tenant leases with contractual rent escalations. In general, a tenant lease has an initial non-cancellable term of five to ten years with multiple five-year renewal terms thereafter, and lease payments that typically increase 3% to 5% per year. As a result, as of December 31, 2010, we had approximately $13.5 billion of non-cancellable tenant lease revenue, absent the impact of straight-line lease accounting.

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High lease renewal rates. Our tenants tend to renew leases because suitable alternative sites may not exist or be available and repositioning a site in their network may be expensive and may adversely affect the quality of their network. Historical churn has been approximately 2% of total rental and management revenue per year. We define churn as revenue lost when a customer cancels or does not renew its lease, and in very limited circumstances, such as a customer bankruptcy, reductions in lease rates on existing leases. We derive our historical churn rate by dividing our revenue lost on this basis by our rental and management segment revenue, for a given year.

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High operating leverage. Incremental operating costs associated with adding new tenants to an existing communications site are minimal. Therefore, as additional tenants are added, the substantial majority of incremental revenue flows through to operating profit.

•	Low maintenance capital expenditures. On average, we require low amounts of annual capital expenditures to maintain our communications sites.

Our domestic rental and management segment is comprised of our nationwide network of communications sites that enable us to address the needs of national, regional, local and emerging communications service providers. Our domestic rental and management segment accounted for approximately 79%, 82% and 83% of our total revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

Our international rental and management segment, which was comprised primarily of communications sites in Brazil, Chile, Colombia, India, Mexico and Peru as of December 31, 2010, provides a source of diversification and growth. Our international rental and management segment accounted for approximately 19%, 15% and 14% of our total revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

Our rental and management operations include the operation of wireless communications towers, broadcast communications towers and DAS networks, as well as rooftop management.

The following table details the number of communications sites we own in the countries in which we operate as of June 30, 2011.

Country	Numbers of Owned Sites
United States	21,358
International:
Brazil	2,407
Chile	424
Colombia	1,139
Ghana	400
India	8,015
Mexico	2,871
Peru	475
South Africa	959

Wireless Communications Towers. As of December 31, 2010, we owned and operated wireless communications towers in the United States, Brazil, Chile, Colombia, India, Mexico and Peru. Approximately 93%, 94% and 92% of revenue in our rental and management segments was attributable to our wireless towers for the years ended December 31, 2010, 2009 and 2008, respectively.

We lease space on our wireless communications towers to tenants in a diverse range of wireless services, including personal communications services, cellular, enhanced specialized mobile radio, WiMAX, paging and fixed microwave. Our four largest domestic and international tenants by revenue are as follows:

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Domestic: AT&T Mobility, Sprint Nextel, Verizon Wireless and T-Mobile USA together accounted for approximately 74% of domestic rental and management segment revenue for the year ended December 31, 2010;

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International: Iusacell (Mexico), Idea Cellular (India), Nextel International (primarily through its operating subsidiaries in Brazil and Mexico) and Telefonica (through its various operating subsidiaries in Brazil, Chile, Colombia, Mexico and Peru) together accounted for approximately 58% of international rental and management segment revenue for the year ended December 31, 2010.

Accordingly, we are subject to certain risks, as set forth in this proxy statement/prospectus in the sections entitled “Risk Factors—Due to the long-term expectations of revenue growth from tenant leases, we are sensitive to changes in the creditworthiness and financial strength of our tenants” and “A substantial portion of our revenue is derived from a small number of customers.” In addition, we are subject to risks related to our international operations, as set forth under the caption “Risk Factors—Our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates.”

Broadcast Communications Towers, DAS Networks and Rooftop Management. In addition to our wireless communications towers, we also own and operate broadcast towers and DAS networks, and provide communications site management services to third parties.

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Broadcast Communications Towers. We are one of the largest independent owners and operators of broadcast towers in the United States and Mexico. We own approximately 200 broadcast towers in the United States and have exclusive rights to approximately 200 broadcast towers in Mexico. Broadcast towers generally are taller and structurally more complex than typical wireless communications towers, require unique engineering skills and are more costly to build. We lease space on our broadcast towers to a variety of tenants including wireless service providers, but the higher elevations on these towers are primarily leased to radio and television broadcast companies.

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DAS Networks. We own and operate approximately 200 DAS networks in malls, casinos and other in-building applications in the United States, Mexico and Brazil. We obtain rights from property owners to install and operate in-building DAS networks, and we grant rights to wireless service providers to attach their equipment to our installations. We also offer outdoor DAS networks as a complementary shared infrastructure solution for our tenants, and currently operate such networks in the United States. Typically, we design, build and operate our DAS networks in areas in which zoning restrictions or other barriers may prevent or delay deployment of more traditional wireless infrastructures.

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Rooftop Management. We provide management services to property owners in the United States who own rooftops that are capable of hosting wireless communications equipment. We obtain rights to manage a rooftop by entering into contracts with property owners pursuant to which we receive a percentage of occupancy or license fees paid by the wireless carriers and other tenants.

Network Development Services

Through our network development services segment, we offer tower-related services domestically, including site acquisition, zoning and permitting services and structural analysis services, which primarily support our site leasing business and the addition of new tenants and equipment on our sites. This segment accounted for approximately 2%, 3% and 3% of our total revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

Site Acquisition, Zoning and Permitting. We engage in site acquisition services on our own behalf in connection with our tower development projects, as well as on behalf of our tenants. We typically work with our tenants’ engineers to determine the geographic areas where new tower sites will best address the tenants’ needs and meet their coverage objectives. Once a new site is identified, we acquire the rights to the land or structure on which the site will be constructed, and we manage the permitting process to ensure all necessary approvals are obtained to construct and operate the communications site under applicable law.

Structural Analysis. We offer structural analysis services to wireless carriers in connection with the installation of their communications equipment on our towers. Our team of engineers can evaluate whether a tower can support the additional burden of the new equipment or if an upgrade is needed, which enables our tenants to better assess potential sites before making an installation decision. Our structural analysis capabilities enable us to provide higher quality service to our existing tenants by, among other things, reducing cycle times, as well as provide opportunities to offer structural analysis services to third parties.

Regulatory Matters

Towers and Antennas. Our domestic and international tower operations are subject to national, state and local regulatory requirements with respect to the registration, siting, lighting, marking and maintenance of our towers. In the United States, which accounted for approximately 81% of our total rental and management revenue for the year ended December 31, 2010, depending on factors such as tower height and proximity to public airfields, the construction of new towers or modifications to existing towers may require pre-approval by the Federal Communications Commission, or FCC, and the Federal Aviation Administration, or FAA. Towers requiring pre-approval must be registered with the FCC and painted, lighted and maintained in accordance with FAA standards. Similar requirements regarding pre-approval of the construction and modification of towers are imposed by regulators in other countries, such as the Ministry of Civil Aviation in India and the Ministry of Transportation and Telecommunications in Chile. Non-compliance with applicable tower-related requirements may lead to monetary penalties.

Furthermore, in India, each of our subsidiaries holds an Infrastructure Provider Category-I license, or IP-I, issued by the Indian Ministry of Communications and Information Technology, which permits us to provide tower space to companies licensed as telecommunications service providers under the Indian Telegraph Act of 1885. While we are required to provide tower space on a non-discriminatory basis, we may negotiate mutually agreeable terms and conditions with such service providers. As a condition to the IP-I, the Indian government has the right to take over our infrastructure in the case of emergency or war.

In all countries where we operate, we are subject to zoning restrictions and restrictive covenants imposed by local authorities or community developers. These regulations vary greatly, but typically require tower owners and/or our tenants to obtain approval from local authorities or community standards organizations prior to tower construction or the addition of a new antenna to an existing tower. Local zoning authorities and community residents often oppose construction in their communities, which can delay or prevent new tower construction, new antenna installation or site upgrade projects, thereby limiting our ability to respond to customer demand. In addition, zoning regulations can increase costs associated with new tower construction and the addition of new antennas to a site. Existing regulatory policies may adversely affect the associated timing or cost of such projects and additional regulations may be adopted that cause delays or result in additional costs to us. These factors could materially and adversely affect our construction activities and operations. In the United States, the Telecommunications Act of 1996 limits state and local zoning authorities by prohibiting any action that would discriminate between different providers of wireless services or ban altogether the construction, modification or placement of communications towers. It also prohibits state or local restrictions based on the environmental effects of radio frequency emissions to the extent the facilities comply with FCC regulations.

In addition, our tenants, both domestic and international, may be subject to new regulatory policies from time to time that may materially and adversely affect the demand for communications sites.

Environmental Matters. Our domestic and international operations, like those of other companies engaged in similar businesses, are subject to various national, state and local environmental laws and regulations, including those relating to the management, use, storage, disposal, emission and remediation of, and exposure to, hazardous and non-hazardous substances, materials, and wastes, and the siting of our towers. As an owner, lessee and/or operator of real property and facilities, we may have liability under environmental laws for the costs of investigation, removal or remediation of soil and groundwater contaminated by hazardous substances or waste. Certain of these laws impose cleanup responsibility and liability without regard to whether we, as the owner, lessee or operator, knew of, or were responsible for, the contamination, and whether or not we have discontinued operations or sold the property. We may also be subject to common law claims by third parties based on damages and costs resulting from off-site migration of contamination. We, and our customers, may be required to obtain permits, pay additional property taxes, comply with regulatory requirements, and make certain informational filings related to hazardous substances and devices used to provide power such as batteries, generators and fuel at our sites. Violations of these types of regulations could subject us to fines or criminal sanctions.

Additionally, in the United States, before constructing a new tower or adding a new antenna to an existing site, we must review and evaluate the impact of the action to determine whether it may significantly affect the environment and we must disclose any significant impacts in an environmental assessment. If a tower or new antenna might have a material adverse impact on the environment, FCC approval of the tower or antenna could be significantly delayed.

Health and Safety. In the United States and in other countries where we operate, we are subject to various national, state and local laws regarding employee health and safety, including protection from radio frequency exposure.

Competition and Customer Demand

Rental and Management Segments

Our rental and management segments compete with other international, national and regional tower companies, primarily Crown Castle International Corp. and SBA Communications Corporation in the United States and Indus Towers in India, as well as wireless carriers and broadcasters that own and operate their own communications site networks and lease space to third parties, numerous independent tower owners and the owners of non-communications sites, including rooftops, utility towers, water towers and other alternative structures. We believe that site location and capacity, network density, price and quality of service have been and will continue to be significant competitive factors affecting owners, operators and managers of communications sites.

Customer demand is also affected by the emergence and growth of new technologies. Technologies that make it possible for wireless carriers to increase the capacity and efficiency of their existing networks could reduce customer demand for our communications sites. The increased use of spectrally efficient air access technologies, which potentially can relieve some network capacity problems, could reduce the demand for tower-based antenna space. Additionally, certain complementary network technologies, such as femtocells, could offload a portion of network traffic away from the traditional tower-based networks, which could reduce the need for carriers to add more equipment at certain communications sites.

In addition, any increase in the use of network sharing, roaming or resale arrangements by wireless service providers also could adversely affect customer demand for leasing tower space. These arrangements, which are essentially extensions of traditional roaming agreements, enable a provider to adequately serve its tenants outside its license area, to give licensed providers the right to enter into arrangements to serve overlapping license areas, and to permit non-licensed providers to enter the wireless marketplace. Consolidation among wireless carriers could similarly impact customer demand for our communications sites, because the existing networks of wireless carriers often overlap. In addition, if wireless carriers share their sites or swap their sites with other carriers to a significant degree, it could reduce demand for our communications sites.

Network Development Services Segment

Our network development services segment competes with a variety of companies offering individual, or combinations of, competing services. The field of competitors includes site acquisition consultants, zoning consultants, real estate firms, right-of-way consulting firms, structural engineering firms, tower owners/managers, telecommunications equipment vendors who can provide turnkey site development services through multiple subcontractors and our customers’ internal staffs. We believe that our customers base their decisions for network development services on various criteria, including a company’s experience, local reputation, price and time for completion of a project.

We believe that we compete favorably as to the key competitive factors relating to our domestic and international rental and management and network development services segments.

Legal Proceedings

Following completion of the merger, American Tower REIT will assume all liability arising under legal proceedings filed against American Tower.

One of our subsidiaries, SpectraSite Communications, Inc., or SCI, is involved in a lawsuit brought in Mexico against a former Mexican subsidiary of SCI (the subsidiary of SCI was sold in 2002, prior to our merger with SCI’s parent in 2005). The lawsuit concerns a terminated tower construction contract and related agreements with a wireless carrier in Mexico. The primary issue for us is whether SCI itself can be found liable to the Mexican carrier. The trial and lower appellate courts initially found that SCI had no such liability in part because Mexican courts do not have the necessary jurisdiction over SCI. In September 2010, following several decisions by Mexican appellate courts, including the Supreme Court of Mexico, and related appeals by both parties, an intermediate appellate court issued a new decision that would, if enforceable, reimpose liability on SCI. In its decision, the intermediate appellate court identified potential damages of approximately $6.7 million, and on October 14, 2010, we filed a new constitutional appeal to again dispute the decision. As a result, at this stage of the proceeding, we are unable to determine whether the liability imposed on SCI by the September 2010 decision will survive or to estimate our share, if any, of that potential liability if the decision survives the pending appeal.

On June 3, 2010, Horse-Shoe Capital, or Horse-Shoe, a company formed under the laws of the Republic of Mauritius, filed a complaint in the Supreme Court of the State of New York, New York County, with respect to Horse-Shoe’s sale of XCEL Telecom Private Limited, or XCEL, to American Tower Mauritius, or AT Mauritius, our wholly owned subsidiary formed under the laws of the Republic of Mauritius. The complaint names AT Mauritius, ATI and us as defendants, and the dispute concerns the timing and amount of distributions to be made by AT Mauritius to Horse-Shoe from a $7.5 million holdback escrow account and a $15.7 million tax escrow account, each established by the transaction agreements at the closing of the transaction. The complaint seeks release of the entire holdback escrow account, plus an additional $2.8 million, as well as the release of approximately $12.0 million of the tax escrow account. The complaint also seeks punitive damages in excess of $69.0 million. We filed an answer to the complaint in August 2010, disputing both the amounts alleged to be owed under the escrow agreements as well as the timing of the escrow distributions. We also asserted in our answer that the demand for punitive damages is meritless. The parties filed cross-motions for summary judgment concerning the release of the tax escrow account and in January 2011, the court granted our motion for summary judgment, finding no obligation for us to release the disputed portion of the tax escrow until 2013. Other claims remain pending. In March 2011, Horse-Shoe filed a motion for summary judgment seeking disbursement of $5.3 million of the holdback escrow account that it claims is undisputed. The court denied Horse-Shoe’s motion in May 2011. We are vigorously defending the lawsuit.

On June 2, 2011, we received a subpoena from the SEC requesting certain documents from 2007 through the present, including in particular documents related to our tax accounting and reporting. While we believe this investigation may in part relate to a former employee’s complaints received in the past, which we previously investigated with the assistance of outside counsel and a forensic accounting firm, finding no material issues, we cannot at this time predict the scope or the outcome of this investigation. We understand that our independent registered public accounting firm and one of our consultants have also received subpoenas related to our tax accounting and reporting during this period and our investigation into these complaints. We are cooperating and intend to continue to cooperate fully with the SEC with respect to its investigation.

We periodically become involved in various claims and lawsuits that are incidental to our business. In the opinion of management, after consultation with counsel, other than the legal proceedings discussed above and in note 10 to our condensed consolidated financial statements included in American Tower’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, there are no matters currently pending that would, in the event of an adverse outcome, have a material impact on our consolidated financial position, results of operations or liquidity.

Employees

As of December 31, 2010, we employed 1,729 full-time individuals and consider our employee relations to be satisfactory.

Properties

As of December 31, 2010, our principal offices are located in Boston, Southborough and Woburn, Massachusetts; Atlanta, Georgia; Cary, North Carolina; Mexico City, Mexico; Sao Paulo, Brazil; Delhi and Mumbai, India; Lima, Peru; and Bogota, Colombia. Details of each of these offices are provided below:

Country	Function	Size (square feet)	Property Interest
Boston, MA	Corporate Headquarters and American Tower International Headquarters	30,000	Leased

Southborough, MA	Information Technology Data Center	24,300	Leased

Woburn, MA	US Tower Division Headquarters, Lease Administration, Site Leasing Management and Broadcast Division Headquarters	64,100	Owned	(1)

Atlanta, GA	US Tower Division, Accounting Services, New Site Development and Site Operations Headquarters	21,400	Leased

Cary, NC	US Tower Division, DAS Solutions and Structural Engineering Services Headquarters	20,500	Leased

Mexico City, Mexico	Mexico Headquarters	11,300	Leased

Sao Paulo, Brazil	Brazil Headquarters	8,800	Leased	(2)

Delhi, India	India Headquarters	7,200	Leased

Mumbai, India	India Operations Center	16,900	Leased	(3)

Lima, Peru	Peru Headquarters	2,400	Leased

Bogota, Colombia	Colombia Headquarters	4,000	Leased

(1)	Our Woburn facility is approximately 163,000 square feet. Currently, our offices occupy approximately 64,100 square feet. An additional 27,500 square feet is being renovated for our use and we plan to occupy this space in 2011. We lease the remaining space to unaffiliated tenants.
(2)	We lease two office spaces in Sao Paulo that together occupy an aggregate of approximately 8,800 square feet.
(3)	We lease two office spaces in Mumbai that together occupy an aggregate of approximately 16,900 square feet.

In addition to the principal offices set forth above, we maintain offices in the geographic areas we serve through which we operate our tower leasing and services businesses, as well as maintain offices to pursue international business development initiatives. We believe that our owned and leased facilities are suitable and adequate to meet our anticipated needs.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our anticipated policies with respect to distributions, investments, financing, lending and certain other activities of American Tower REIT. Upon completion of the REIT conversion, these policies will be determined and periodically thereafter amended by the board of directors of American Tower REIT without notice to, or a vote of, the stockholders of American Tower REIT, except that changes in certain policies with respect to conflicts of interest must be consistent with legal and contractual requirements.

Dividend Policy

If the merger, which is an important element of the REIT conversion, is approved by our stockholders, we intend to pay regular quarterly distributions. For a discussion of our dividend and distribution policy, see the section entitled “Dividend and Distribution Policy.”

Investment Policy

Immediately following the REIT conversion, we will hold and operate substantially all of our domestic wireless and broadcast tower leasing business directly and indirectly through one or more QRSs, and we will hold our network development services segment and DAS networks business, as currently structured and operated, and international operations through one or more TRSs. Our investment objective is to seek the highest risk adjusted returns on invested capital for our stockholders by simultaneously increasing recurring free cash flow per share and our return on invested capital. To achieve this, we expect we would continue to deploy our capital through our annual capital expenditure program and acquisitions, and also continue our stock repurchase program, subject to available funds and market conditions.

•

Annual capital expenditure program. We will continue to reinvest in our existing assets and expand our existing communications site portfolio through our annual capital expenditure program. This includes capital expenditures associated with maintenance, increasing the capacity of our existing sites, and projects such as new site construction, land acquisitions, and shared generator installations. We believe we can achieve, on a risk adjusted basis, the highest incremental recurring free cash flow per share and returns on our invested capital through our annual capital expenditure program.

•

Acquisitions. We will seek to pursue acquisitions of communications sites. This includes acquisitions in our existing or new markets where we can meet our return on investment criteria. When evaluating international investments, our return on investment criteria reflects the additional risks inherent to the particular geographic area.

•

Stock repurchase program. If we have sufficient capital available to satisfy our REIT distribution requirements, and to fund our annual capital expenditures and other acquisition opportunities, we will seek to return additional capital to stockholders. We currently utilize a stock repurchase program to facilitate this return and, following the merger, we expect to continue to have such a program in place. See the section entitled “Dividend and Distribution Policy.”

We have been operating in Mexico and Brazil for over ten years, and in India for over three years. In 2010 and 2011, we significantly expanded our international operations with investments or agreements to acquire assets in Chile, Colombia, Ghana, Peru, and South Africa. For the six months ended June 30, 2011, our international operations accounted for approximately 25% of our total revenue. There are currently no limitations on (a) the percentage of our assets that may be invested in any one property, venture or type of security, (b) the number of properties in which we may invest, or (c) the concentration of investments in a single geographic region. The board of directors may establish limitations, and other policies, as it deems appropriate from time to time.

Financing Policy

Our financing policies will largely depend on the nature and timeline of our investment opportunities and the prevailing economic and market conditions. If the board of directors determines that additional funding is desirable, we may raise funds through the following means:

•	debt financings, including but not limited to, accessing U.S. debt capital markets, drawing from our credit facilities and local country bank borrowings;

•	equity offerings of securities;

•	reducing or eliminating stock repurchase activity under our stock repurchase program; and

•	any combination of the above methods.

We intend to retain the maximum possible cash flow to fund our investments, subject to provisions in the Code requiring distribution of REIT taxable income to maintain our REIT status, and to minimize our income and excise tax liabilities. Further, as of June 30, 2011, we had approximately $2,304.5 million of liquidity, which consisted of $332.5 million of cash and cash equivalents, $972.0 million of availability under our Revolving Credit Facility and up to $1,000.0 million under our Supplemental Credit Facility. We intend to utilize our cash on hand and availability under our Revolving Credit Facility, until it expires in June 2012, to fund future discretionary investments. In connection with the REIT conversion, we do not anticipate needing to refinance or repay any of our existing indebtedness.

We expect our primary source of external funding will continue to be the debt capital markets. We have issued senior unsecured notes and currently have an automatic shelf registration statement filed with the SEC to facilitate further issuances of debt.

We have also accessed the commercial mortgage backed securities market. In 2007, we issued $1.75 billion of Commercial Mortgage Pass-Through Certificates, or Certificates, supported by 5,288 of our domestic towers. The various classes of Certificates were issued with a weighted average interest rate of approximately 5.61%. The Certificates have an expected life of approximately seven years with a final repayment date in April 2037.

We do not have a formal policy limiting the amount of indebtedness that we may incur, although we are subject to certain restrictions in our indentures and loan agreements with regard to permitted indebtedness.

We have also borrowed funds in international markets to partially finance recent acquisitions. We entered into bank loans in Colombia in 2010 (139.1 billion Colombian Pesos, or approximately $78.5 million as of June 30, 2011), which was subsequently refinanced in July 2011 with a new 141.1 billion Colombian Peso-denominated short-term credit facility (approximately $80.2 million), and South Africa in 2011 (695.4 million South African Rand, or approximately $102.7 million as of June 30, 2011).

In connection with the establishment of our joint venture with MTN Group and the acquisition of 400 communications sites in Ghana, Ghana Tower Interco B.V., a 51% owned subsidiary of the Company, executed a U.S. Dollar-denominated shareholder loan agreement, or Ghana Loan, as the borrower, with a wholly owned subsidiary of the Company, or ATC Subsidiary, and Mobile Telephone Networks (Netherlands) B.V., a wholly owned subsidiary of MTN Group, or MTN Subsidiary, as the lenders. The portion of the Ghana Loan made by the ATC Subsidiary is eliminated in consolidation and the portion of the loan made by MTN Subsidiary is reported as outstanding debt of the Company. As of June 30, 2011, $30.2 million was payable to the MTN Subsidiary.

The board of directors may also authorize the obtaining of additional capital through the issuance of equity securities. Pursuant to the American Tower REIT Charter, we will have authority to issue up to one billion shares of American Tower REIT common stock and 20,000,000 shares of undesignated preferred stock. We may seek to offer equity securities as a source of discretionary investment funding when it is either (a) a requirement of a seller, (b) if the size of a strategic transaction would increase our leverage beyond what the board of directors or management believes to be appropriate, or (c) as otherwise determined appropriate by the board of directors.

In the future, we may seek to extend, expand, reduce or renew our credit facilities, obtain new credit facilities or lines of credit, or issue new unsecured or secured debt that may contain limitations on indebtedness.

We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including overall prudence, the purchase price of assets to be acquired with debt financing, the estimated market value of our assets upon refinancing, our ability to generate cash flow to cover our expected debt service and restrictions under our existing debt arrangements. For additional information, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Lending Policy

We expect we will continue to make loans to our operating subsidiaries to the extent to which they require additional financing to fund growth through their discretionary capital programs and acquisitions.

Reports to Stockholders

We make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting provisions of the Exchange Act, which require us to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Other Activities

At all times, we intend to operate and to invest so as to comply with the Code requirements related to REIT qualification unless, due to changing circumstances or changes to the Code or in Treasury regulations, the board of directors determines that it is no longer in the best interests of American Tower REIT and its stockholders to qualify as a REIT.

PRO FORMA FINANCIAL INFORMATION

The following tables present selected financial data from the unaudited pro forma consolidated statement of operations for the year ended December 31, 2010, from the condensed consolidated statement of operations for the six months ended June 30, 2011 and from the unaudited pro forma condensed consolidated balance sheet as of June 30, 2011 giving effect to the reorganization transactions and REIT conversion described in the section entitled “Structure of the Transaction.” The unaudited pro forma balance sheet is presented as if the REIT conversion had occurred on June 30, 2011. The unaudited pro forma statements of operations present the effects of the REIT conversion as though it had occurred on January 1, 2010, but calculated as it is expected to occur based on actual data as of June 30, 2011. The unaudited pro forma consolidated financial data are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the REIT conversion been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes included in, or incorporated by reference into, this proxy statement/prospectus.

The unaudited pro forma condensed consolidated statement of operations and condensed consolidated balance sheet do not reflect the following:

•	One-time transaction costs related to the REIT conversion, currently estimated to be $14 million; and

•	The potential immaterial effect of lower cash balances these transactions have on interest income, higher borrowing costs or foregone investment opportunities.

In addition, the unaudited pro forma condensed consolidated balance sheet does not reflect any special E&P distribution, as we estimate that as of June 30, 2011, we do not have any accumulated E&P that we would be required to distribute. However, taking into consideration certain assumptions and projections, including expected full year 2011 operating results, we may be subject to the E&P distribution requirement, and currently estimate that, if we elect REIT status as of January 1, 2012, the aggregate amount of the special E&P distribution will be no more than $200 million, which would be paid solely with cash on hand. The amounts of quarterly distributions are also not reflected in the condensed consolidated balance sheet, as it is presented as if the REIT conversion had occurred on June 30, 2011.

To qualify as a REIT, at least 90% of taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, is required to be distributed to stockholders. Upon making a REIT election, we anticipate that we may have NOLs that can be carried forward and utilized to potentially reduce the amount of future required distributions.

The pro forma financial results assume that 100% of taxable income has been distributed and that all relevant REIT qualifying tests, as dictated by the Code and IRS rules and interpretations, were met for the entire year.

For accounting purposes, the merger of American Tower with and into American Tower REIT will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in American Tower REIT is the carryover basis of American Tower. Stockholder’s equity of American Tower REIT will be that carried over from American Tower.

AMERICAN TOWER CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands, except per share data)

	Actual	Adjustments		Pro Forma
REVENUES:
Rental and management	$1,936,373			$1,936,373
Network development services	48,962			48,962

Total operating revenues	1,985,335			1,985,335

OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below)
Rental and management	447,629			447,629
Network development services	26,957			26,957
Depreciation, amortization and accretion	460,726			460,726
Selling, general, administrative and development expense (including stock-based compensation expense of $52,555)	229,769			229,769
Other operating expenses	35,876			35,876

Total operating expenses	1,200,957			1,200,957

OPERATING INCOME	784,378			784,378

OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net of interest expense of $1,487	14,212			14,212
Interest income	5,024			5,024
Interest expense	(246,018)			(246,018)
Loss on retirement of long-term obligations	(1,886)			(1,886)
Other income	315			315

Total other expense	(228,353)			(228,353)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND INCOME ON EQUITY METHOD INVESTMENTS	556,025			556,025
Income tax (provision) benefit	(182,489)	185,605	(B)	3,116
Income on equity method investments	40			40

INCOME FROM CONTINUING OPERATIONS	$373,576	$185,605		$559,181

NET INCOME PER COMMON SHARE AMOUNTS:
BASIC:
Net income attributable to American Tower Corporation	$0.93			$1.39

DILUTED:
Net income attributable to American Tower Corporation	$0.92			$1.38

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	401,152			401,152

DILUTED	404,072	365	(C)	404,437

See accompanying notes to unaudited pro forma consolidated financial statements.

AMERICAN TOWER CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2011

(in thousands, except per share data)

	Actual	Adjustments		Pro Forma
REVENUES:
Rental and management	$1,130,494			$1,130,494
Network development services	29,436			29,436

Total operating revenues	1,159,930			1,159,930

OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below)
Rental and management	272,189			272,189
Network development services	14,216			14,216
Depreciation, amortization and accretion	269,789			269,789
Selling, general, administrative and development expense (including stock-based compensation expense of $24,045)	138,453			138,453
Other operating expenses	21,194			21,194

Total operating expenses	715,841			715,841

OPERATING INCOME	444,089			444,089

OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net of interest expense of $728	7,089			7,089
Interest income	5,015			5,015
Interest expense	(148,939)			(148,939)
Other income	35,166			35,166

Total other expense	(101,669)			(101,669)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND INCOME ON EQUITY METHOD INVESTMENTS	342,420			342,420
Income tax (provision) benefit	(137,300)	107,388	(B)	(29,912)
Income on equity method investments	12			12

INCOME FROM CONTINUING OPERATIONS	$205,132	$107,388		$312,520

NET INCOME PER COMMON SHARE AMOUNTS:
BASIC:
Net income attributable to American Tower Corporation	$0.52			$0.79

DILUTED:
Net income attributable to American Tower Corporation	$0.52			$0.78

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	397,180			397,180

DILUTED	401,199	483	(C)	401,682

See accompanying notes to unaudited pro forma consolidated financial statements.

AMERICAN TOWER CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2011

(in thousands, except share data)

	Actual	Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$332,542			$332,542
Restricted cash	50,206			50,206
Short-term investments and available-for-sale securities	1,357			1,357
Accounts receivable, net	99,823			99,823
Prepaid and other current assets	172,011			172,011
Deferred income taxes	256,146	(248,998	)(D)	7,148

Total current assets	912,085	(248,998)		663,087

PROPERTY AND EQUIPMENT, net	3,909,635			3,909,635
GOODWILL	2,779,116			2,779,116
OTHER INTANGIBLE ASSETS, net	2,346,710			2,346,710
DEFERRED INCOME TAXES	143,957	(16,391	)(D)	127,566
NOTES RECEIVABLE AND OTHER LONG-TERM ASSETS	882,281			882,281

TOTAL	$10,973,784	$(265,389)		$10,708,395

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$339,931			$339,931
Accrued interest	61,703			61,703
Current portion of long-term obligations	782,775			782,775
Unearned revenue	125,474			125,474

Total current liabilities	1,309,883			1,309,883

LONG-TERM OBLIGATIONS	4,919,068			4,919,068
ASSET RETIREMENT OBLIGATIONS	405,491			405,491
OTHER LONG-TERM LIABILITIES	739,554	(195,878	)(D)	543,676

Total liabilities	7,373,996	(195,878)		7,178,118

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock: $.01 par value; 20,000,000 shares authorized; no shares issued or outstanding
Common stock: $.01 par value, 1,000,000,000 shares authorized 487,740,025 shares issued and 395,996,123 shares outstanding	4,877	(917	)(E)	3,960
Additional paid-in capital	8,630,774	(3,605,798	)(E)	5,024,976
Accumulated deficit	(1,529,543)	(69,511	)(D)	(1,599,054)
Accumulated other comprehensive income	62,470			62,470
Treasury stock (91,743,902 shares at cost)	(3,606,715)	3,606,715	(E)	—

Total American Tower Corporation stockholders’ equity	3,561,863	(69,511)		3,492,352
Noncontrolling interest	37,925			37,925

Total stockholders’ equity	3,599,788	(69,511)		3,530,277

TOTAL	$10,973,784	$(265,389)		$10,708,395

See accompanying notes to unaudited pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(A) Special E&P Distribution

In conjunction with the proposed REIT conversion, we will be required to distribute any accumulated E&P pursuant to the Code. We estimate that, as of June 30, 2011, we do not have any accumulated E&P that we would be required to distribute. Accordingly, the pro forma results do not reflect a special E&P distribution.

However, taking into consideration certain assumptions and projections, including our expected full year 2011 operating results, we may be subject to the E&P distribution requirement. We currently estimate that the aggregate amount of the special E&P distribution will be no more than $200 million, which we expect we would declare and pay during the fourth quarter of 2011 solely with cash on hand. We will not make a special E&P distribution, however, if we do not have any pre-REIT accumulated E&P.

If the E&P distribution were to be $200 million, the unaudited consolidated pro forma balance sheet would reflect cash and cash equivalents of $132.5 million, total assets of $10.5 billion and total stockholders’ equity of $3.3 billion as of June 30, 2011.

(B) Income Taxes

As a result of the assumed REIT election on January 1, 2010, income taxes would no longer be payable on certain of our activities. The following activities were considered to be part of the non-taxable activities of a REIT and hence no tax liability was assumed:

•	Operating income from tenant leases;

•	Sales of tower assets;

•	General and administrative costs associated with the above activities;

•	Interest costs associated with debt held by the Company;

•	An allocation of interest income on cash balances held; and

•	An allocation of corporate administrative costs.

The following activities were considered to be part of a TRS. The income from these activities was assumed to be taxed at an average rate of 40%:

•	Operating income from rooftop management services and distributed antenna system networks and other non-qualifying activities;

•	Operating income from tenant leases generated by the Company’s international operations;

•	Operating income from tower related services, including site acquisition, zoning and permitting services and structural analysis services;

•	General and administrative costs associated with the above activities;

•	Interest costs associated with debt held by the Company;

•	An allocation of interest income on cash balances held; and

•	An allocation of corporate administrative costs.

The result reduces income tax expense by approximately $186 million and $107 million for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively, which would result in income from continuing operations of $559 million and $313 million, respectively.

(C) Effect of REIT Conversion on Share Dilution

As a result of the REIT election, potential excess tax benefits will no longer be included in the calculation of assumed proceeds under the treasury stock method when determining dilutive common shares. For the year ended December 31, 2010 and the six months ended June 30, 2011, the exclusion of the potential excess tax benefits increased dilutive common shares by approximately 365,000 shares and 483,000 shares, respectively.

(D) Deferred Taxes

The REIT conversion would create a one-time reversal through our income statement of deferred tax assets and liabilities for assets and liabilities no longer subject to income taxes at the REIT level. The pro forma results include the reversal of net deferred assets and liabilities of approximately $70 million including the reclassification upon conversion to a REIT of approximately $53 million of uncertain tax benefits associated with NOLs previously presented within deferred tax assets. However, the actual reversal upon REIT election will vary depending on the assets within the TRSs at the time of the actual REIT conversion. This reversal has not been reflected in our unaudited pro forma consolidated income statements.

The following table sets forth the estimated net deferred tax reduction for assets and liabilities being reversed by type.

Net Deferred Tax Reduction
(in thousands)
Allowances, accruals and other items not currently deductible	11,623
Current deferred liabilities	(3,453)
Net operating loss carry-forwards	206,088
Basis step-up from corporate restructuring and tax planning strategies	22,123
Accrued asset retirement obligations	74,900
Stock-based compensation	23,331
Deferred revenue	86,343
Noncontrolling interest	31,834
Other comprehensive income	3,239
Impairment of fixed assets	4,656
Amortization of deferred financing costs	3,404
Uncertain tax positions	11,228
Items not currently deductible	21,576
Depreciation and amortization	(293,430)
Deferred rent	(86,757)
Other	(3,284)
Less: Valuation allowance	(43,910)

Total	69,511

(E) Effect of Merger on Treasury Stock

As required by the merger agreement, upon completion of the merger between American Tower and American Tower REIT, each share of American Tower Class A common stock held in American Tower’s treasury will cease to be outstanding and will return to unissued status, with a corresponding adjustment to additional paid-in capital and common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Sole Stockholder of

American Tower REIT, Inc.

Boston, Massachusetts

We have audited the accompanying balance sheet of American Tower REIT, Inc. (the “Company”) as of May 31, 2011. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of American Tower REIT, Inc. as of May 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

June 3, 2011

AMERICAN TOWER REIT, INC.

BALANCE SHEET

As of May 31, 2011
Assets:
Cash	$1,000

Total Assets	$1,000

Liabilities and stockholder’s equity:
Liabilities	$—
Stockholder’s equity:
Common stock, $0.01 par value per share, 100,000 shares authorized, 100,000 shares issued and outstanding	1,000

Total stockholder’s equity	1,000

Total liabilities and stockholder’s equity	$1,000

See accompanying note to the balance sheet.

AMERICAN TOWER REIT, INC.

NOTE TO THE BALANCE SHEET

1.	Organization

American Tower REIT was incorporated on May 17, 2011, under the laws of the State of Delaware and was authorized to issue 100,000 shares of $0.01 par value common stock. American Tower REIT, a wholly owned subsidiary of American Tower, was created to effect the merger described below.

Prior to the merger, American Tower REIT will conduct no business other than incident to the merger. In the merger, American Tower will merge with and into American Tower REIT. Upon effectiveness of the merger, shares of American Tower will be cancelled and the outstanding shares of Class A common stock will be converted into the right to receive the same number of shares of American Tower REIT common stock. American Tower REIT will, by virtue of the merger, directly or indirectly own all of the assets and business formerly owned by American Tower.

Also effective at the time of the merger, American Tower REIT will change its name to “American Tower Corporation” and its certificate of incorporation will be amended and restated. The restated certificate is substantially the same as the American Tower Charter, except for the addition of restrictions on ownership and transfer of American Tower REIT common stock to facilitate compliance with the rules applicable to REITs. The members of the board of directors and management of American Tower immediately prior to the merger will hold the same positions with American Tower REIT immediately after the merger.

SELECTED FINANCIAL DATA

The following tables present a summary of historical consolidated financial data as of the dates and for the periods indicated for American Tower, which is deemed to be the predecessor of American Tower REIT for accounting purposes.

The selected statement of operations data presented below for the three and six months ended June 30, 2011 and 2010 have been derived from American Tower’s unaudited consolidated financial statements and related notes thereto incorporated by reference into this proxy statement/prospectus. The selected statement of operations data presented below for the fiscal years ended December 31, 2010, 2009 and 2008 and the selected balance sheet data as of December 31, 2010 and 2009 have been derived from American Tower’s audited consolidated financial statements and related notes thereto incorporated by reference into this proxy statement/prospectus. The statement of operations data presented below for the fiscal years ended December 31, 2007 and 2006 and the selected balance sheet data as of December 31, 2008, 2007 and 2006 have been derived from American Tower’s audited consolidated financial statements and related notes thereto, which are not incorporated by reference into this proxy statement/prospectus. The information in the following table may not be comparable to the operations of American Tower REIT on a going-forward basis following the REIT conversion and thus may not be indicative of American Tower REIT’s future performance.

The following information does not provide all of the information contained in American Tower’s financial statements, including the related notes. It is important for you to read the following summary of selected financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with American Tower’s consolidated financial statements and accompanying notes incorporated by reference into this proxy statement/prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2006	2007	2008	2009	2010	2010	2011
	(In thousands, except per share data)
Statements of Operations Data:
Revenues:
Rental and management	$1,294,068	$1,425,975	$1,547,035	$1,668,420	$1,936,373	$900,299	$1,130,494
Network development services	23,317	30,619	46,469	55,694	48,962	24,072	29,436

Total operating revenues	1,317,385	1,456,594	1,593,504	1,724,114	1,985,335	924,371	1,159,930
Operating expenses:
Cost of operations (exclusive of items shown separately below)
Rental and management	332,246	343,450	363,024	383,990	447,629	206,197	272,189
Network development services	11,291	16,172	26,831	32,385	26,957	12,471	14,216
Depreciation, amortization and accretion (1)	528,051	522,928	405,332	414,619	460,726	221,238	269,789
Selling, general, administrative and development expense	159,324	186,483	180,374	201,694	229,769	107,109	138,453
Other operating expenses	2,572	9,198	11,189	19,168	35,876	9,791	21,194

Total operating expenses	1,033,484	1,078,231	986,750	1,051,856	1,200,957	556,806	715,841

Operating income	283,901	378,363	606,754	672,258	784,378	367,565	444,089
Interest income, TV Azteca, net	14,208	14,207	14,253	14,210	14,212	7,084	7,089
Interest income	9,002	10,848	3,413	1,722	5,024	1,196	5,015
Interest expense	(215,643)	(235,824)	(253,584)	(249,803)	(246,018)	(114,491)	(148,939)
Loss on retirement of long-term obligations	(27,223)	(35,429)	(4,904)	(18,194)	(1,886)	(35)	—
Other income (expense)	6,619	20,675	5,988	1,294	315	(6,323)	35,166

Income before income taxes and income on equity method investments	70,864	152,840	371,920	421,487	556,025	254,996	342,420
Income tax provision	(41,768)	(59,809)	(135,509)	(182,565)	(182,489)	(58,741)	(137,300)
Income on equity method investments	26	19	22	26	40	18	12

Income from continuing operations	29,122	93,050	236,433	238,948	373,576	196,273	205,132
(Loss) income from discontinued operations	(854)	(36,396)	110,982	8,179	30	29	—
Net income	28,268	56,654	347,415	247,127	373,606	196,302	205,132
Net (income) loss attributable to noncontrolling interest	(784)	(338)	(169)	(532)	(670)	(319)	1,921

Net income attributable to American Tower Corporation	$27,484	$56,316	$347,246	$246,595	$372,936	$195,983	$207,053

Basic income per common share from continuing operations attributable to American Tower Corporation (2)	$0.06	$0.22	$0.60	$0.60	$0.93	$0.49	$0.52
Diluted income per common share from continuing operations attributable to American Tower Corporation (2)	$0.06	$0.22	$0.58	$0.59	$0.92	$0.48	$0.52
Weight average common shares outstanding (2)
Basic	424,525	413,167	395,947	398,375	401,152	402,540	397,180
Diluted	436,217	426,079	418,357	406,948	404,072	405,685	401,199
Other Operating Data:
Ratio of earnings to fixed charges (3)	1.25x	1.50x	2.12x	2.27x	2.65x	2.60x	2.70x

	As of December 31,					As of June 30,
	2006	2007	2008	2009	2010 (4)	2011
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents (including restricted cash) (5)	$281,264	$86,807	$194,943	$295,129	$959,935	$382,748
Property and equipment, net	3,218,124	3,045,186	3,022,636	3,169,623	3,643,028	3,909,635
Total assets	8,613,219	8,130,457	8,211,665	8,519,931	10,368,040	10,973,784
Long-term obligations, including current portion	3,543,016	4,285,284	4,333,146	4,211,581	5,587,388	5,701,843
Total American Tower Corporation stockholders’ equity	4,384,916	3,022,092	2,991,322	3,315,082	3,501,444	3,561,863

(1)	In 2008, we completed a review of the estimated useful lives of our tower assets. Based upon this review, we revised the estimated useful lives of our towers and certain related intangible assets, primarily our network location intangible assets, from our historical estimate of 15 years to a revised estimate of 20 years. We accounted for this change as a change in estimate which was accounted for prospectively, effective January 1, 2008. For the year ended December 31, 2008, the change resulted in a reduction in depreciation and amortization expense of approximately $121.2 million and an increase in net income of approximately $74.4 million.
(2)	Basic income per common share from continuing operations represents income from continuing operations attributable to American Tower Corporation divided by the weighted average number of common shares outstanding during the period. Diluted income per common share from continuing operations represents income from continuing operations attributable to American Tower Corporation divided by the weighted average number of common shares outstanding during the period and any dilutive common share equivalents, including shares issuable upon exercise of stock options and warrants, as determined under the treasury stock method, and upon conversion of our convertible notes, as determined under the if-converted method.
(3)	For the purpose of this calculation, “earnings” consist of income from continuing operations before income taxes, income on equity method investments and fixed charges (excluding interest capitalized and amortization of interest capitalized). “Fixed charges” consist of interest expense, including amounts capitalized, amortization of debt discount and related issuance costs and the component of rental expense associated with operating leases believed by management to be representative of the interest factor thereon. We had an excess in earnings to fixed charges in each period as follows (in thousands): 2006–$72,813; 2007–$155,462; 2008–$373,842; 2009–$423,743; 2010–$557,833; and the six months ended June 30, 2010–$255,691 and 2011–$344,386.
(4)	During the six months ended June 30, 2011, we updated the purchase accounting for several acquisitions which closed in 2010, which required an adjustment to previously reported balances.
(5)	As of June 30, 2011, amount includes approximately $50.2 million of restricted funds pledged as collateral to secure obligations and cash that is otherwise limited by contractual provisions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Set forth below is a discussion and analysis of the financial condition and results of operations of American Tower. After the merger, American Tower REIT will succeed to and continue the business of American Tower. Due to the impact of taxes and anticipated distributions following the merger and the REIT conversion, we do not believe the historical results of operations of American Tower will be fully comparable to the results from operations following the REIT conversion and the merger. Information concerning significant financial effects of the REIT conversion is contained in the section entitled “Pro Forma Financial Information.” This pro forma information reflects adjustments to our historical balance sheet and statements of operations for the period presented as if American Tower had operated as a REIT. The adjustments are not necessarily indicative of the financial condition or operating results that would have been achieved had the REIT conversion been completed as of the date of the financial statements, but illustrates its estimated effect.

The discussion and analysis of our financial condition and results of operations that follow are based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ significantly from these estimates under different assumptions or conditions. This discussion should be read in conjunction with American Tower’s condensed consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2010 and the accompanying notes thereto, and the information set forth in the section entitled “Critical Accounting Policies and Estimates.”

Overview

We are a leading wireless and broadcast communications infrastructure company that, through our various subsidiaries, owns, operates and develops communications sites. Our communications site portfolio of 38,048 sites includes wireless communications towers, broadcast communications towers and DAS networks, which are collocation solutions to support seamless in-building and outdoor wireless coverage. Our portfolio consists of towers that we own and towers that we operate pursuant to long-term lease arrangements, including, as of June 30, 2011, 21,118 towers domestically and 16,667 towers internationally. Our portfolio also includes 263 in-building and outdoor DAS networks that we operate in malls, casinos and other in-building applications, and select outdoor environments. In addition to the communications sites in our portfolio, we manage rooftop and tower sites for property owners. Our primary business is leasing antenna space on multi-tenant communications sites to wireless service providers and radio and television broadcast companies. We refer to this business as our rental and management operations, which accounted for approximately 97% of our total revenues for the six months ended June 30, 2011.

The majority of our tenant leases with wireless carriers are typically for an initial non-cancellable term of five to ten years, with multiple five-year renewal terms thereafter. Accordingly, nearly all of the revenue generated by our rental and management operations as of the end of December 2010 is recurring revenue that we should continue to receive in future periods. As of December 31, 2010, we had approximately $13.5 billion of non-cancellable tenant lease revenue, absent the impact of straight-line lease accounting. In addition, most of our tenant leases have provisions that periodically increase the rent due under the lease. These contractual rent escalations are typically annual and based on a fixed percentage (generally three to five percent), inflation, or a fixed percentage plus inflation. Revenue generated by rent increases based on fixed escalation clauses is recognized on a straight-line basis over the non-cancellable term of the applicable agreement. We also routinely seek to extend our tenant leases with our tenants, which increases the non-cancellable term of the lease and creates incremental growth in our revenues.

The revenues generated by our rental and management operations may also be affected by cancellations of existing tenant leases. As discussed above, most of our tenant leases with wireless carriers and broadcasters are multi-year contracts, which typically may not be cancelled or, in some instances, may be cancelled only upon payment of a termination fee. Accordingly, revenue lost from either cancellations of leases at the end of their terms or rent negotiations historically have not had a material adverse effect on the revenues generated by our rental and management operations. During the year ended December 31, 2010, loss of annual revenue from tenant lease cancellations or renegotiations represented less than 3% of our rental and management operations revenues.

In the section that follows, we provide information regarding management’s expectations of long-term drivers of demand for our communications sites, as well as our current quarter results of operations, financial position, and sources and uses of liquidity. In addition, we highlight key trends, which management believes provides valuable insight into operating and financial resource allocation decisions for the Company.

Revenue Growth. Our revenue is primarily generated from tenant leases, and the annual rental payments vary considerably depending upon various factors, including but not limited to, tower location, amount of tenant equipment on the tower, ground space required by the tenant and remaining tower capacity. We measure the available capacity of our existing facilities to support additional tenants and generate additional lease revenue by assessing several factors, including tower height, tower type, environmental conditions, existing equipment on the tower and zoning and permitting regulations in effect in the jurisdiction where the tower is located.

Our tenant leases are typically non-cancellable and have annual rent escalations. Our primary costs typically include ground rent, property taxes and repairs and maintenance, which are primarily fixed, with annual cost escalations. In our international markets, a portion of our operating costs is passed through to our tenants, such as ground rent and fuel costs. The primary factors affecting the consistent incremental growth in our revenues and cash flows for our domestic and international rental and management segments are new revenue generated from new sites acquired or constructed since the beginning of the prior year period, which we refer to as new sites and organic revenue growth, which consists of:

•	Recurring revenues from tenant leases generated from sites which existed in our portfolio as of the beginning of the prior year period, which we refer to as legacy sites;

•	Contractual rent escalations on existing tenant leases, net of cancellations; and

•	New revenue generated from leasing additional space on our legacy sites.

We continue to believe that our site leasing revenue is likely to increase due to the growing use of wireless communications services and our ability to meet that demand by adding new tenants and new equipment for existing tenants on our legacy sites, which increases the utilization and profitability of our sites. In addition, we believe the majority of our site leasing activity will continue to come from wireless broadband service providers. Our legacy site portfolio and our established tenant base provide us with new business opportunities, which have historically resulted in consistent and predictable revenue growth. In addition, we intend to continue to supplement the growth on our legacy sites by selectively developing or acquiring new sites in our existing and new markets where we can achieve our return on investment criteria.

Rental and Management Operations Organic Revenue Growth. Consistent with our strategy to increase the utilization and return on investment of our legacy sites, our objective is to add new tenants and new equipment for existing tenants on our legacy sites. Our ability to lease additional space on our sites is a function of the rate at which wireless carriers deploy capital to improve and expand their wireless networks and, to a lesser extent, the location of and available capacity on our existing sites. This rate, in turn, is influenced by the growth of wireless communications services and related infrastructure needs, the financial performance of our tenants and their access to capital, and general economic conditions. Key trends within each market that we serve provide opportunities for organic revenue growth.

•

Domestic. The majority of wireless subscribers in the United States currently utilize 3G technology based handsets, for both voice and data applications. As a result of the rapid subscriber adoption of wireless data applications, wireless service providers continue to invest in their 3G networks by adding new cell sites as well as additional equipment to their existing cell sites. This level of wireless communications services growth has produced consistent levels of annual wireless carrier capital investment and as a result, we have experienced consistent demand for our communications sites.

In addition, wireless service providers in the United States continue to pursue new avenues for growth, such as deploying 4G technology based wireless networks to provide higher speed data services and enable fixed broadband substitution. As wireless service providers begin to deploy 4G wireless networks, we expect them to overlay 4G equipment across their existing networks of communications sites, resulting in additional revenue. Subsequent to the initial deployment and based on actual subscriber demand, we expect providers to add additional equipment and new communications sites to improve the coverage and capacity of their 4G wireless networks as subscribers transition from 3G handsets. In connection with consistent levels of annual wireless carrier capital investment, this technology migration path has historically provided consistent demand for our communications sites as our tenants migrate their networks from one technology to the next to remain competitive.

•

International. In general, our international markets are less advanced with respect to the current technologies deployed for wireless services. As a result, demand for our communications sites is driven by continued voice network investments, new market entrants and initial 3G data network deployments. For example, in India, nationwide voice networks continue to be deployed as wireless service providers are beginning their initial investments in 3G data networks, as a result of recent spectrum auctions. In Mexico and Brazil, where nationwide voice networks have been deployed, some incumbent wireless service providers continue to invest in their 3G data networks, and recent spectrum auctions have enabled other incumbent wireless service providers and new market entrants to begin their initial investments in 3G data networks. In markets such as Chile and Peru, recent spectrum auctions have attracted new market entrants, who are expected to begin their investment in deploying nationwide voice and 3G data networks. We believe demand for our tower sites will continue in our international markets as wireless service providers seek to remain competitive by increasing the coverage of their networks while also investing in next generation data networks.

As we continue to focus on growing our rental and management operations, we anticipate that our network development services revenue will continue to represent a small percentage of our total revenues. Through our network development services segment, we offer tower-related services, including site acquisition, zoning and permitting services and structural analysis services, which primarily support our site leasing business and the addition of new tenants and equipment on our sites.

Our continuing operations are reported in three segments, domestic rental and management, international rental and management and network development services. Management focuses on segment gross margin and segment operating profit as a means to measure operating performance in our business segments. We define segment gross margin as segment revenue less segment operating expenses excluding: depreciation, amortization and accretion; selling, general, administrative and development expense; and other operating expense. We define segment operating profit as segment gross margin less selling, general, administrative and development expense attributable to the segment, excluding stock-based compensation expense and corporate expenses. Segment gross margin and segment operating profit for the rental and management segments also include interest income, TV Azteca, net (see note 12 to our condensed consolidated financial statements included in our Form 10-Q for the quarter ended June 30, 2011). These measures of segment gross margin and segment operating profit are also before interest income, interest expense, loss on retirement of long-term obligations, other income (expense), net income attributable to noncontrolling interest, income (loss) on equity method investments, income taxes and discontinued operations.

Non-GAAP Financial Measures

Included in our analysis of our results of operations are discussions regarding earnings before interest, taxes, depreciation, amortization and accretion, as adjusted, or Adjusted EBITDA. We define Adjusted EBITDA as net income before: income (loss) from discontinued operations, net; income from equity method investments;

income tax provision (benefit); other income (expense); loss on retirement of long-term obligations; interest expense; interest income; other operating expenses; depreciation, amortization and accretion; and stock-based compensation expense.

Adjusted EBITDA is not intended to replace net income or any other performance measures determined in accordance with GAAP. Rather, Adjusted EBITDA is presented as we believe it is a useful indicator of our current operating performance. We believe that Adjusted EBITDA is useful to an investor in evaluating our operating performance because: (1) it is the primary measure used by our management team for purposes of decision making and for evaluating the performance of our operating segments; (2) it is a component of the calculation used by our lenders to determine compliance with certain debt covenants; (3) it is widely used in the tower industry to measure operating performance, as depreciation, amortization and accretion may vary significantly among companies depending upon accounting methods and useful lives, particularly where acquisitions and non-operating factors are involved; (4) it provides investors with a meaningful measure for evaluating our period to period operating performance by eliminating items which are not operational in nature; and (5) it provides investors with a measure for comparing our results of operations to those of different companies by excluding the impact of long-term strategic decisions which can differ significantly from company to company, such as decisions with respect to capital structure, capital investments and the tax jurisdictions in which companies operate.

Our measurement of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, has been included below.

Results of Operations

Six Months Ended June 30, 2011 and 2010 (in thousands)

Revenue

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2011	2010
Rental and management
Domestic	$842,532	$744,651	$97,881	13%
International	287,962	155,648	132,314	85

Total rental and management	1,130,494	900,299	230,195	26
Network development services	29,436	24,072	5,364	22

Total revenues	$1,159,930	$924,371	$235,559	25%

Total revenues for the six months ended June 30, 2011, increased 25% to $1,159.9 million. The increase was primarily attributable to an increase in both of our rental and management segments, including organic revenue growth attributable to our legacy sites and revenue growth attributable to the approximately 10,800 new sites that we have constructed or acquired since January 1, 2010.

Domestic rental and management segment revenue for the six months ended June 30, 2011 increased 13% to $842.5 million. This growth was comprised of:

•

Approximately 11% from organic revenue growth, which was due to the incremental revenue generated from adding new tenants to legacy sites, existing tenants adding more equipment to legacy sites, contractual rent escalations, and a positive impact from straight-line lease accounting due to extending thousands of leases with one of our major customers, partially offset by tenant lease cancellations; and

•	Revenue growth from new sites of approximately 2%, which was a result of the construction or acquisition of approximately 1,100 new domestic sites since January 1, 2010.

International rental and management segment revenue for the six months ended June 30, 2011 increased 85% to $288.0 million. This growth was comprised of:

•

Approximately 16% from organic revenue growth, which was due to the incremental revenue generated from adding new tenants to legacy sites, existing tenants adding more equipment to legacy sites, contractual rent escalations, a decrease in revenue reserves, the positive impact of foreign currency translation and the positive impact from straight-line lease accounting, and was partially offset by tenant lease cancellations; and

•	Revenue growth from new sites of approximately 69%, which was a result of the construction or acquisition of approximately 9,700 new international sites since January 1, 2010.

Network development services segment revenue for the six months ended June 30, 2011 increased 22% to $29.4 million. The increase was primarily attributable to a favorable one-time item.

Gross Margin

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2011	2010
Rental and management
Domestic	$671,752	$586,673	$85,079	15%
International	193,642	114,513	79,129	69

Total rental and management	865,394	701,186	164,208	23
Network development services	15,220	11,601	3,619	31

Total gross margin	$880,614	$712,787	$167,827	24%

Total gross margin for the six months ended June 30, 2011 increased 24% to $880.6 million. The increase was primarily attributable to an increase in both of our rental and management segments and our network development services segment.

Domestic rental and management segment gross margin for the six months ended June 30, 2011 increased 15% to $671.8 million. The growth was primarily attributable to the increase in revenue as described above, and was partially offset by an 8% increase in direct operating costs, of which 4% was attributable to expense increases on our legacy domestic sites and 4% was attributable to the incremental direct operating costs associated with the addition of approximately 1,100 new domestic sites since January 1, 2010.

International rental and management segment gross margin for the six months ended June 30, 2011 increased 69% to $193.6 million. The growth was primarily attributable to the increase in revenue as described above, and was partially offset by a 110% increase in direct operating costs, including pass-through expenses, of which 15% was attributable to expense increases on our legacy international sites, including changes in foreign currency exchange rates and from an accrual adjustment made for straight-line ground lease accounting and 95% was attributable to the incremental costs associated with the addition of approximately 9,700 new international sites since January 1, 2010.

Network development services segment gross margin for the six months ended June 30, 2011 increased 31% to $15.2 million. The increase was primarily attributable to the nonrecurring increase in revenue described above.

Selling, General, Administrative and Development Expense

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2011	2010
Rental and management
Domestic	$36,012	$27,561	$8,451	31%
International	38,978	18,951	20,027	106

Total rental and management	74,990	46,512	28,478	61
Network development services	3,212	3,110	102	3
Other	60,251	57,487	2,764	5

Total selling, general, administrative and development expense	$138,453	$107,109	$31,344	29%

Total selling, general, administrative and development expense for the six months ended June 30, 2011, increased 29% to $138.5 million. The increase was primarily attributable to an increase in both of our rental and management segments.

Domestic rental and management segment selling, general, administrative and development expense for the six months ended June 30, 2011 increased 31% to $36.0 million. The increase was primarily attributable to initiatives designed to drive growth and to support a growing portfolio, including increased staffing in field operations, sales and finance, information technology, as well as costs associated with establishing a dedicated team to more actively pursue new product lines, such as shared generators and outdoor DAS networks.

International rental and management segment selling, general, administrative and development expense for the six months ended June 30, 2011 increased 106% to $39.0 million. The increase was primarily attributable to our increased international expansion initiatives in Chile, Colombia, Ghana, India, Peru and South Africa.

Network development services segment selling, general, administrative and development expense for the six months ended June 30, 2011 increased 3% to $3.2 million. The increase was primarily attributable to costs incurred to support our new tower development and our site acquisition, zoning and permitting services.

Operating Profit

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2011	2010
Rental and management
Domestic	$635,740	$559,112	$76,628	14%
International	154,664	95,562	59,102	62

Total rental and management	790,404	654,674	135,730	21
Network development services	12,008	8,491	3,517	41

Total operating profit	$802,412	$663,165	$139,247	21%

Total operating profit for the six months ended June 30, 2011 increased 21% to $802.4 million. The increase was primarily attributable to the increase in both our rental and management segments gross margin, and was partially offset by increases in overhead costs attributable to both of our rental and management segments.

Domestic rental and management segment operating profit for the six months ended June 30, 2011 increased 14% to $635.7 million. The growth was primarily attributable to the increase in our domestic rental and management segment gross margin (15%) as described above, and was partially offset by increases in our domestic rental and management segment overhead costs (31%), as described above.

International rental and management segment operating profit for the six months ended June 30, 2011 increased 62% to $154.7 million. The growth was primarily attributable to the increase in our international rental and management segment gross margin (69%) as described above, and was partially offset by increases in our international rental and management segment overhead costs (106%), as described above.

Network development services segment operating profit for the six months ended June 30, 2011 increased 41% to $12.0 million. The growth was primarily attributable to the increase in gross margin as described above.

Depreciation, Amortization and Accretion

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2011	2010
Depreciation, amortization and accretion	$269,789	$221,238	$48,551	22%

Depreciation, amortization and accretion for the six months ended June 30, 2011 increased 22% to $269.8 million. The increase was primarily attributable to the depreciation, amortization and accretion associated with the acquisition or construction of approximately 10,800 sites since January 1, 2010, which resulted in an increase in property and equipment.

Other Operating Expenses

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2011	2010
Other operating expenses	$21,194	$9,791	$11,403	116%

Other operating expenses for the six months ended June 30, 2011 increased 116% to $21.2 million. The increase was primarily attributable to an increase of approximately $5.3 million in acquisition related costs and an increase in consulting and legal costs associated with our evaluation of a potential election to a REIT.

Interest Expense

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2011	2010
Interest expense	$148,939	$114,491	$34,448	30%

Interest expense for the six months ended June 30, 2011 increased 30% to $148.9 million. The increase was primarily attributable to an increase in average debt outstanding, partially offset by a reduction in our annualized weighted average cost of borrowing from 5.49% to 5.34%.

Other Income (Expense)

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2011	2010
Other income (expense)	$35,166	$(6,323)	$41,489	656%

Other income for the six months ended June 30, 2011 was $35.2 million, as compared to other expense of $6.3 million for the six months ended June 30, 2010. During the six months ended June 30, 2011, we recorded unrealized foreign currency gains associated primarily with intercompany notes and similar unaffiliated balances denominated in a currency other than the subsidiaries’ functional currencies of approximately $43.6 million, partially offset by other miscellaneous expenses of $8.4 million. During the six months ended June 30, 2010, we recorded unrealized foreign currency losses of approximately $5.8 million.

Income Tax Provision

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2011	2010
Income tax provision	$137,300	$58,741	$78,559	134%
Effective tax rate	40.1%	23.0%

The income tax provision for the six months ended June 30, 2011 increased 134% to $137.3 million. The ETR for the six months ended June 30, 2011 increased to 40.1% from 23.0%. The increase in ETR is primarily attributable to the impact of discrete items during the six month period. Discrete items resulted in a decrease in the income tax provision of approximately $1.8 million and ETR of 0.5% during the six months ended June 30, 2011, compared to a decrease in the income tax provision of approximately $45.7 million and ETR of 17.9% during the six months ended June 30, 2010. The discrete items during the six months ended June 30, 2010 primarily related to a reduction in accrued income taxes from the implementation of restructuring activities in Latin America as well as the net benefit related to net operating losses.

The effective tax rates on income from continuing operations for the six months ended June 30, 2011 and 2010 differ from the federal statutory rate due primarily to adjustments for foreign items, non-deductible stock-based compensation expense, tax reserves and state taxes.

Net Income/Adjusted EBITDA

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2011	2010
Net income	$205,132	$196,302	$8,830	4%
Income from discontinued operations, net	—	(29)	(29)	(100)

Income from continuing operations	205,132	196,273	8,859	5
Income from equity method investments	(12)	(18)	(6)	(33)
Income tax provision	137,300	58,741	78,559	134
Other (income) expense	(35,166)	6,323	41,489	656
Loss on retirement of long-term obligations	—	35	(35)	(100)
Interest expense	148,939	114,491	34,448	30
Interest income	(5,015)	(1,196)	3,819	319
Other operating expenses	21,194	9,791	11,403	116
Depreciation, amortization and accretion	269,789	221,238	48,551	22
Stock-based compensation expense	24,045	26,792	(2,747)	(10)

Adjusted EBITDA	$766,206	$632,470	$133,736	21%

Net income for the six months ended June 30, 2011 increased 4% to $205.1 million. The increase was primarily attributable to an increase in operating profit, as described above, offset by an increase in depreciation, amortization and accretion and an increase in income tax provision.

Adjusted EBITDA for the six months ended June 30, 2011 increased 21% to $766.2 million. Adjusted EBITDA growth was primarily attributable to the increase in our gross margin (24%) and was partially offset by an increase in selling, general, administrative and development expenses (29%).

Years Ended December 31, 2010 and 2009 (In thousands)

Revenue

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2010	2009
Rental and management
Domestic	$1,565,474	$1,408,352	$157,122	11%
International	370,899	260,068	110,831	43

Total rental and management	1,936,373	1,668,420	267,953	16
Network development services	48,962	55,694	(6,732)	(12)

Total revenues	$1,985,335	$1,724,114	$261,221	15%

Total revenues for the year ended December 31, 2010 increased 15% to $1,985.3 million. The increase was primarily attributable to an increase in both of our rental and management segments, including organic revenue growth attributable to our legacy sites and revenue growth attributable to the approximately 11,400 new sites that we have constructed or acquired since January 1, 2009. This growth was partially offset by a decrease in network development services segment revenue.

Domestic rental and management segment revenue for the year ended December 31, 2010 increased 11% to $1,565.5 million. This growth was comprised of:

•

Approximately 9% from organic revenue growth, which was due to the incremental revenue generated from adding new tenants to legacy sites, existing tenants adding more equipment to legacy sites, contractual rent escalations and a one-time revenue item, partially offset by tenant lease cancellations and a decline in revenue attributable to a tenant take or pay agreement and settlement from 2009, which did not recur in 2010; and

•	Revenue growth from new sites of approximately 2%, which was a result of the construction or acquisition of approximately 1,500 new domestic sites since January 1, 2009.

International rental and management segment revenue for the year ended December 31, 2010 increased 43% to $370.9 million. This growth was comprised of:

•

Approximately 8% from organic revenue growth, which was due to the incremental revenue generated from adding new tenants to legacy sites, existing tenants adding more equipment to legacy sites, contractual rent escalations, the positive impact of foreign currency translation and the positive impact from straight-line lease accounting, and was partially offset by tenant lease cancellations and renegotiations with our largest tenant in Mexico; and

•	Revenue growth from new sites of approximately 35%, which was a result of the construction or acquisition of approximately 9,900 new international sites since January 1, 2009.

Network development services segment revenue for the year ended December 31, 2010 decreased 12% to $49.0 million. The decrease was primarily attributable to revenues generated during the year ended December 31, 2009 for a material acquisition, zoning and permitting project with a major tenant, which did not recur in 2010.

Gross Margin

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2010	2009
Rental and management
Domestic	$1,240,114	$1,096,350	$143,764	13%
International	262,842	202,290	60,552	30

Total rental and management	1,502,956	1,298,640	204,316	16
Network development services	22,005	23,309	(1,304)	(6)

Total gross margin	$1,524,961	$1,321,949	$203,012	15%

Total gross margin for the year ended December 31, 2010 increased 15% to $1,525.0 million. The increase was primarily attributable to an increase in both of our rental and management segments and was partially offset by a decrease in gross margin attributable to our network development services segment.

Domestic rental and management segment gross margin for the year ended December 31, 2010 increased 13% to $1,240.1 million. The growth was primarily attributable to the increase in revenue as described above, and was partially offset by a 4% increase in direct operating costs, of which 1% was attributable to expense increases on our legacy domestic sites and 3% was attributable to the incremental direct operating costs associated with the addition of approximately 1,500 new domestic sites since January 1, 2009.

International rental and management segment gross margin for the year ended December 31, 2010 increased 30% to $262.8 million. The growth was primarily attributable to the increase in revenue as described above, and was partially offset by a 70% increase in direct operating costs, including pass-through expenses, of which 10% was attributable to expense increases on our legacy international sites and 60% was attributable to the incremental costs associated with the addition of approximately 9,900 new international sites since January 1, 2009.

Network development services segment gross margin for the year ended December 31, 2010 decreased 6% to $22.0 million. The decrease was primarily attributable to the reduction in revenue attributable to our site acquisition, zoning and permitting services.

Selling, General, Administrative and Development Expense

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2010	2009
Rental and management
Domestic	$62,295	$55,635	$6,660	12%
International	45,877	30,551	15,326	50

Total rental and management	108,172	86,186	21,986	26
Network development services	6,312	5,816	496	9
Other	115,285	109,692	5,593	5

Total selling, general, administrative and development expense	$229,769	$201,694	$28,075	14%

Total selling, general, administrative and development expense for the year ended December 31, 2010, increased 14% to $229.8 million. The increase was primarily attributable to an increase in both of our rental and management segments and corporate overhead to support the continued growth of our operations. These increases were partially offset by lower stock-based compensation expense.

Domestic rental and management segment selling, general, administrative and development expense for the year ended December 31, 2010 increased 12% to $62.3 million. The increase was primarily attributable to initiatives designed to drive growth and to support a growing portfolio, including increased staffing in field operations, sales and finance, as well as costs associated with establishing a dedicated team to more actively pursue new product lines, such as shared generators and outdoor DAS networks.

International rental and management segment selling, general, administrative and development expense for the year ended December 31, 2010, increased 50% to $45.9 million. The increase was primarily attributable to our increased international expansion, including acquisitions of several tower businesses in India, as well as costs associated with our recent expansion initiatives in Chile, Colombia and Peru.

Network development services segment selling, general, administrative and development expense for the year ended December 31, 2010 increased 9% to $6.3 million. The increase was primarily attributable to costs incurred to support our new tower development and our site acquisition, zoning and permitting services.

Other selling, general, administrative and development expense for the year ended December 31, 2010, increased 5% to $115.3 million. The increase was primarily due to a $13.7 million increase in corporate expenses, which were partially offset by a $8.1 million decrease in stock-based compensation expense. The increase in corporate expenses was primarily attributable to incremental employee and increased information technology costs associated with supporting a growing global organization. The decrease in stock-based compensation expense was primarily attributable to the one-time expense recognized upon the modification of certain equity awards in 2009, which did not recur in 2010.

Operating Profit

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2010	2009
Rental and management
Domestic	$1,177,819	$1,040,715	$137,104	13%
International	216,965	171,739	45,226	26

Total rental and management	1,394,784	1,212,454	182,330	15
Network development services	15,693	17,493	(1,800)	(10)

Total operating profit	$1,410,477	$1,229,947	$180,530	15%

Total operating profit for the year ended December 31, 2010 increased 15% to $1,410.5 million. The increase was primarily attributable to the increase in both our rental and management segments gross margin, and was partially offset by increases in overhead costs attributable to both of our rental and management segments.

Domestic rental and management segment operating profit for the year ended December 31, 2010 increased 13% to $1,177.8 million. The growth was primarily attributable to the increase in our domestic rental and management segment gross margin (13%) as described above, and was partially offset by increases in our domestic rental and management segment overhead costs (12%), as described above.

International rental and management segment operating profit for the year ended December 31, 2010 increased 26% to $217.0 million. The growth was primarily attributable to the increase in our international rental and management segment gross margin (30%) as described above, and was partially offset by increases in our international rental and management segment overhead costs (50%), as described above.

Network development services segment operating profit for the year ended December 31, 2010 decreased 10% to $15.7 million. The decrease was primarily attributable to the decrease in revenue and an increase in segment overhead costs, as described above.

Depreciation, Amortization and Accretion

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2010	2009
Depreciation, amortization and accretion	$460,726	$414,619	$46,107	11%

Depreciation, amortization and accretion for the year ended December 31, 2010 increased 11% to $460.7 million. The increase was primarily attributable to the depreciation, amortization and accretion associated with the acquisition or construction of approximately 7,800 sites since January 1, 2010, which resulted in an increase in property and equipment.

Other Operating Expenses

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2010	2009
Other operating expenses	$35,876	$19,168	$16,708	87%

Other operating expenses for the year ended December 31, 2010 increased 87% to $35.9 million. The increase was primarily attributable to an increase of approximately $10.7 million in acquisition related costs, an increase of approximately $4.1 million in impairments and losses on the sale of assets, and an increase of $1.7 million of consulting and legal costs associated with our evaluation of a potential election to a REIT.

Interest Expense

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2010	2009
Interest expense	$246,018	$249,803	$(3,785)	(2%)

Interest expense for the year ended December 31, 2010 decreased 2% to $246.0 million. The decrease was primarily attributable to a reduction in our weighted average cost of borrowing from 5.82% to 5.52%, partially offset by an increase in average debt outstanding.

Income Tax Provision

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2010	2009
Income tax provision	$182,489	$182,565	$(76)	(0%)
Effective tax rate	32.8%	43.3%

The income tax provision for the year ended December 31, 2010 remained relatively flat at $182.5 million. The effective tax rate for the year ended December 31, 2010 decreased to 32.8% from 43.3%. The decrease in the effective tax rate was primarily due to reduced foreign withholding taxes, the recognition of previously reserved NOLs and a reduction in the foreign currency impact on certain tax items.

The effective tax rates on income from continuing operations for the years ended December 31, 2010 and 2009 differ from the federal statutory rate due primarily to adjustments for foreign items, non-deductible stock-based compensation expense, tax reserves and state taxes.

Net Income/Adjusted EBITDA

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2010	2009
Net income	$373,606	$247,127	$126,479	51%
Income from discontinued operations, net	(30)	(8,179)	(8,149)	(100)

Income from continuing operations	373,576	238,948	134,628	56
Income from equity method investments	(40)	(26)	14	54
Income tax provision	182,489	182,565	(76)	—
Other income	(315)	(1,294)	(979)	(76)
Loss on retirement of long-term obligations	1,886	18,194	(16,308)	(90)
Interest expense	246,018	249,803	(3,785)	(2)
Interest income	(5,024)	(1,722)	3,302	192
Other operating expenses	35,876	19,168	16,708	87
Depreciation, amortization and accretion	460,726	414,619	46,107	11
Stock-based compensation expense	52,555	60,670	(8,115)	(13)

Adjusted EBITDA	$1,347,747	$1,180,925	$166,822	14%

Net income for the year ended December 31, 2010 increased 51% to $373.6 million. The increase was primarily attributable to an increase in operating profit, as described above, an increase in interest income, partially offset by an increase in depreciation, amortization and accretion.

Adjusted EBITDA for the year ended December 31, 2010 increased 14% to $1,347.7 million. Adjusted EBITDA growth was primarily attributable to the increase in our gross margin (15%) and was partially offset by an increase in selling, general, administrative and development expenses, excluding stock-based compensation expense.

Years Ended December 31, 2009 and 2008 (In thousands)

Revenue

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2009	2008
Rental and management
Domestic	$1,408,352	$1,320,530	$87,822	7%
International	260,068	226,505	33,563	15

Total rental and management	1,668,420	1,547,035	121,385	8
Network development services	55,694	46,469	9,225	20

Total revenues	$1,724,114	$1,593,504	$130,610	8%

Total revenues for the year ended December 31, 2009 increased 8% to $1,724.1 million. The increase was primarily attributable to an increase in both of our rental and management segments, including organic revenue growth attributable to our legacy sites and revenue growth attributable to the approximately 4,500 new sites that we have constructed or acquired since January 1, 2008. This increase was also a result of an increase in network development services segment revenue.

Domestic rental and management segment revenue for the year ended December 31, 2009 increased 7% to $1,408.4 million. The revenue growth was comprised of:

•

Approximately 6% from organic revenue growth, which was due to the incremental revenue generated from adding new tenants to legacy sites, existing tenants adding more equipment to legacy sites and contractual tenant lease escalations, and was partially offset by tenant lease cancellations and straight-line lease accounting; and

•	Revenue growth from new sites of 1%, which was a result of the construction or acquisition of approximately 700 new domestic sites since January 1, 2008.

International rental and management segment revenue for the year ended December 31, 2009 increased 15% to $260.1 million. The revenue growth was comprised of:

•	Approximately 17% of international rental and management segment revenue growth was attributable to the addition of approximately 3,800 new international sites since January 1, 2008; and

•

Approximately 2% from revenue decline for our legacy international sites, as a result of the impact of foreign currency translations experienced during the year ended December 31, 2009. The negative impact of foreign currency translations was partially offset by the growth in our core business, including incremental revenue generated from adding new tenants to legacy sites, existing tenants adding more equipment to legacy sites and contractual rent escalations.

Network development services segment revenue for the year ended December 31, 2009 increased 20% to $55.7 million. The increase was primarily attributable to revenues generated from our expanding site acquisition, zoning and permitting services.

Gross Margin

	Year Ended December 31,		Amount Increase (Decrease)	Percent Increase (Decrease)
	2009	2008
Rental and management
Domestic	$1,096,350	$1,016,205	$80,145	8%
International	202,290	182,059	20,231	11

Total rental and management	1,298,640	1,198,264	100,376	8
Network development services	23,309	19,638	3,671	19

Total gross margin	$1,321,949	$1,217,902	$104,047	9%

Total gross margin for the year ended December 31, 2009 increased 9% to $1,321.9 million. The increase was primarily attributable to an increase in both of our rental and management segments and an increase in gross margin attributable to our network development services segment.

Domestic rental and management segment gross margin for the year ended December 31, 2009 increased 8% to $1,096.4 million. The growth was primarily attributable to the increase in revenue as described above, and was partially offset by a 3% increase in direct operating costs, of which 2% growth was attributable to expense increases on our legacy domestic sites and 1% growth was attributable to the incremental direct operating costs associated with the addition of approximately 700 new domestic sites since January 1, 2008.

International rental and management segment gross margin for the year ended December 31, 2009 increased 11% to $202.3 million. The growth was primarily attributable to the increase in revenue as described above, and was partially offset by a 23% increase in direct operating costs, which was primarily driven by a 29% increase in direct operating costs attributable to the addition of approximately 3,800 new international sites since January 1, 2008. The increase in costs from new sites was partially offset by a 6% decrease in direct operating expenses associated with our legacy international sites as a result of the impact of foreign currency translations experienced during the year ended December 31, 2009.

Network development services segment gross margin for the year ended December 31, 2009 increased 19% to $23.3 million. The increase was primarily attributable to the gross margin generated from our expanding site acquisition, zoning and permitting services.

Selling, General, Administrative and Development Expense

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2009	2008
Rental and management
Domestic	$55,635	$51,666	$3,969	8%
International	30,551	16,438	14,113	86

Total rental and management	86,186	68,104	18,082	27
Network development services	5,816	4,351	1,465	34
Other	109,692	107,919	1,773	2

Total selling, general, administrative and development expense	$201,694	$180,374	$21,320	12%

Total selling, general, administrative and development expense for the year ended December 31, 2009 increased 12% to $201.7 million. The increase was primarily attributable to an increase in costs attributable to our international rental and management segment, an increase of $5.9 million in stock-based compensation expense, and an increase in costs attributable to our domestic rental and management segment, which were partially offset by a reduction in other corporate expenses.

Domestic rental and management segment selling, general, administrative and development expense for the year ended December 31, 2009 increased 8% to $55.6 million. The increase was primarily attributable to non-recurring legal costs and the write-off of capitalized costs associated with discontinued development projects.

International rental and management segment selling, general, administrative and development expense for the year ended December 31, 2009 increased 86% to $30.6 million. The increase was primarily attributable to an increase in bad debt expense and the write-off of capitalized costs associated with discontinued development projects, as well as costs to support our growing international operations.

Network development services segment selling, general, administrative and development expense for the year ended December 31, 2009 increased 34% to $5.8 million. The increase was primarily attributable to costs incurred to support our expanding site acquisition, zoning and permitting services.

Other selling, general, administrative and development expense for the year ended December 31, 2009 increased 2% to $109.7 million. The increase was primarily attributable to a $5.9 million increase in stock-based compensation expense as a result of a one-time expense recognized upon the modification of certain equity awards in 2009, and was partially offset by a decrease in corporate expenses.

Operating Profit

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2009	2008
Rental and management
Domestic	$1,040,715	$964,539	$76,176	8%
International	171,739	165,621	6,118	4

Total rental and management	1,212,454	1,130,160	82,294	7
Network development services	17,493	15,287	2,206	14

Total operating profit	$1,229,947	$1,145,447	$84,500	7%

Total operating profit for the year ended December 31, 2009 increased 7% to $1,229.9 million. The increase was primarily attributable to the increase in both our rental and management segments gross margin, and was partially offset by increases in total overhead costs attributable to both our rental and management segments as well as our network development services segment.

Domestic rental and management segment operating profit for the year ended December 31, 2009 increased 8% to $1,040.7 million. The growth was primarily attributable to the increase in gross margin (8%) and was partially offset by increases in selling, general, administrative and developmental expense (8%), as described above.

International rental and management segment operating profit for the year ended December 31, 2009 increased 4% to $171.7 million. The growth was primarily attributable to the increase in gross margin (11%), as described above, and was partially offset by increases in selling, general, and administrative and development expense (86%), as described above.

Network development services segment operating profit for the year ended December 31, 2009 increased 14% to $17.5 million. The increase was primarily attributable to the increase in revenue described above.

Depreciation, Amortization and Accretion

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2009	2008
Depreciation, amortization and accretion	$414,619	$405,332	$9,287	2%

Depreciation, amortization and accretion for the year ended December 31, 2009 increased 2% to $414.6 million. The increase was primarily attributable to the depreciation, amortization and accretion associated with the acquisition or construction of approximately 3,550 sites since January 1, 2009, which resulted in an increase in property and equipment.

Other Operating Expenses

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2009	2008
Other operating expenses	$19,168	$11,189	$7,979	71%

Other operating expenses for the year ended December 31, 2009 increased 71% to $19.2 million. The increase was primarily attributable to approximately $6.3 million in acquisition related costs which were expensed as a result of new accounting guidance issued by the Financial Accounting Standards Board, or FASB. Approximately $1.2 million of these costs are related to the expensing of amounts which had been recorded as other long-term assets at December 31, 2008 for pending acquisitions and the remaining $5.1 million relates to additional acquisition related costs incurred during the year ended December 31, 2009. Approximately $1.4 million of the increase was attributable to an increase in impairments and losses on the sale of assets.

Interest Expense

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2009	2008
Interest expense	$249,803	$253,584	$(3,781)	(1%)

Interest expense for the year ended December 31, 2009, decreased 1% to $249.8 million. The decrease was primarily attributable to a reduction in average outstanding debt, partially offset by an increase in our weighted average cost of borrowing to 5.82% from the previous year.

Loss on Retirement of Long-term Obligations

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2009	2008
Loss on retirement of long-term obligations	$18,194	$4,904	$13,290	271%

Loss on retirement of long-term obligations for the year ended December 31, 2009 increased 271% to $18.2 million as a result of amounts paid in excess of carrying value and the write-off of the related deferred financing fees, discounts and premiums. The increase was primarily attributable to an increase in refinancing activities during 2009, which included our tender offer and subsequent redemption of $225.0 million principal amount of our 7.50% senior notes due 2012 for an aggregate purchase price of $231.7 million, and our repurchase of an aggregate of $500.0 million principal amount of our 7.125% senior notes due 2012 for an aggregate purchase price of $511.7 million.

During the year ended December 31, 2008, holders of approximately $18.3 million principal amount of our 3.25% convertible notes due August 1, 2010 and $182.8 million principal amount of our 3.00% convertible notes due August 15, 2012 converted their notes into shares of our Class A common stock. In connection with conversions of a portion of these notes, we paid holders an aggregate of approximately $4.9 million, calculated based on the discounted value of the future interest payments on their notes.

Income Tax Provision

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2009	2008
Income tax provision	$182,565	$135,509	$47,056	35%
Effective tax rate	43.3%	36.4%

The income tax provision for the year ended December 31, 2009 increased 35% to $182.6 million. The effective tax rate for the year ended December 31, 2009 increased to 43.3% from 36.4%. The increase in the effective tax rate was primarily due to the discrete impact of foreign currency exchange rate fluctuations on certain tax items, IRS audit adjustments and certain valuation allowances, partially offset by the decrease in tax reserves. In addition, the increase in the income tax provision correlates to the increase in income during the year ended December 31, 2009.

The effective tax rates on income from continuing operations for the years ended December 31, 2009 and December 31, 2008 differ from the federal statutory rate due primarily to adjustments for foreign items, non-deductible stock-based compensation expense, IRS audit adjustments of approximately $10.0 million, tax reserves and state taxes.

Income from Discontinued Operations, Net

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2009	2008
Income from discontinued operations, net	$8,179	$110,982	$(102,803)	(93%)

Income from discontinued operations, net for the year ended December 31, 2009 decreased 93% to $8.2 million. This decrease is primarily attributable to the recording of an income tax benefit of $110.1 million during the year ended December 31, 2008, related to losses associated with our investment in our wholly owned subsidiary, Verestar, Inc., or Verestar. Verestar filed for protection under Chapter 11 of the federal bankruptcy laws in December 2003. During 2007, we settled the litigation related to the Verestar bankruptcy. In April 2008, the bankruptcy court approved Verestar’s plan of liquidation and in December 2008, Verestar was liquidated. The $102.8 million decrease was partially offset by an insurance reimbursement received during the year ended December 31, 2009 for approximately $5.0 million related to the Verestar bankruptcy settlement.

Net Income/Adjusted EBITDA

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2009	2008
Net income	$247,127	$347,415	$(100,288)	(29%)
Income from discontinued operations, net	(8,179)	(110,982)	(102,803)	(93)

Income from continuing operations	238,948	236,433	2,515	1
Income from equity method investments	(26)	(22)	4	18
Income tax provision	182,565	135,509	47,056	35
Other income	(1,294)	(5,988)	(4,694)	(78)
Loss on retirement of long-term obligations	18,194	4,904	13,290	271
Interest expense	249,803	253,584	(3,781)	(1)
Interest income	(1,722)	(3,413)	(1,691)	(50)
Other operating expenses	19,168	11,189	7,979	71
Depreciation, amortization and accretion	414,619	405,332	9,287	2
Stock based compensation expense	60,670	54,807	5,863	11

Adjusted EBITDA	$1,180,925	$1,092,335	$88,590	8%

Net income for the year ended December 31, 2009 decreased 29% to $247.1 million. The decrease was primarily attributable to the decrease in income from discontinued operations, net from the prior year period, which as described above, was primarily attributable to an income tax benefit recognized in 2008, related to losses associated with our investment in our wholly owned subsidiary, Verestar, Inc.

Adjusted EBITDA for the year ended December 31, 2009 increased 8% to $1,180.9 million. Adjusted EBITDA growth was primarily attributable to the increase in our gross margin (9%), and was partially offset by an increase in selling, general, administrative and development expenses (12%).

Liquidity and Capital Resources

Overview

As a holding company, our cash flows are derived primarily from the operations of, and distributions from, our operating subsidiaries or funds raised through borrowings under our credit facilities and debt and equity offerings. As of June 30, 2011, we had approximately $2,304.5 million of total liquidity, comprised of approximately $332.5 million in cash and cash equivalents, the ability to borrow approximately $972.0 million under our Revolving Credit Facility and up to $1,000.0 million under our Supplemental Credit Facility. As of December 31, 2010, we had approximately $1,801.7 million of total liquidity, comprised of approximately $844.0 million in cash and cash equivalents and the ability to borrow approximately $917.7 million under our Revolving Credit Facility. Summary cash flow information for the six months ended June 30, 2011 and 2010 and for the years ended December 31, 2010, 2009 and 2008 is set forth below (in thousands).

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Net cash provided by (used for):
Operating activities	$559,338	$516,396	$1,020,977	$842,126	$773,258
Investing activities	(1,057,287)	(286,910)	(1,300,902)	(543,066)	(274,940)
Financing activities	(57,380)	(174,863)	910,330	(194,942)	(388,172)
Net effect of changes in exchange rates on cash and cash equivalents	3,908	977	6,265	98	(192)

Net (decrease) increase in cash and cash equivalents	$(551,421)	$55,600	$636,670	$104,216	$109,954

We use our cash flows to fund our operations and investments in our business, including tower maintenance and improvements, tower construction, DAS network installations, and tower and land acquisitions. We also use our cash flows to fund refinancings and repurchases of our outstanding indebtedness, as well as our stock repurchase programs.

As of June 30, 2011, we had total outstanding indebtedness of approximately $5.7 billion. During the six months ended June 30, 2011 and the year ended December 31, 2010, we generated sufficient cash flow from operations to fund our capital expenditures and cash interest obligations. We believe the cash generated by operations during the next 12 months will be sufficient to fund our capital expenditures and our cash debt service (interest and principal repayments) obligations for the next 12 months.

During the years ended December 31, 2010 and 2009, we also used our cash flows to refinance our outstanding indebtedness, fund acquisitions and fund our stock repurchase program. Our significant financing transactions in 2010 included the following:

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We extended the maturity dates and lowered the cost of our debt by completing two registered offerings of $700.0 million aggregate principal amount of our 5.05% senior notes due 2020, or 5.05% Notes, and $1.0 billion aggregate principal amount of our 4.50% senior notes due 2018, or 4.50% Notes.

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We repurchased approximately 9.3 million shares of our Class A common stock for an aggregate purchase price of $420.8 million, including commissions and fees, pursuant to our 2008 Buyback, as defined below.

As of December 31, 2010, we had total outstanding indebtedness of approximately $5.6 billion. We generated sufficient cash flow from operations to fund our capital expenditures and cash interest obligations in 2010. We believe our cash generated by operations for the year ending December 31, 2011 also will be sufficient to fund our capital expenditures and our cash debt service (interest and principal repayments) obligations for 2011.

Cash Flows from Operating Activities

For the six months ended June 30, 2011, cash provided by operating activities was $559.3 million, an increase of $42.9 million as compared to the six months ended June 30, 2010. This increase was primarily attributable to an increase of $139.2 million in the operating profit of our operating segments, partially offset by an increase in our net deferred rent asset.

Our domestic and international rental and management segments and network development services segment are expected to generate cash flows from operations during 2011 in excess of their cash needs for operations and expenditures for tower construction and improvements.

For the year ended December 31, 2010, cash provided by operating activities was $1,021.0 million, an increase of $178.9 million as compared to the year ended December 31, 2009. This increase was primarily comprised of an increase of $180.5 million in the operating profit of our operating segments, partially offset by an increase in the amount spent to meet working capital needs.

For the year ended December 31, 2009, cash provided by operating activities was $842.1 million, an increase of approximately $68.9 million as compared to the year ended December 31, 2008. This increase was primarily comprised of an increase of $84.5 million in the operating profit of our operating segments, partially offset by an increase in the amount spent to meet working capital needs.

Cash Flows from Investing Activities

For the six months ended June 30, 2011, cash used for investing activities was $1,057.3 million, an increase of $770.4 million as compared to the six months ended June 30, 2010. This increase was primarily attributable to increased spending for acquisitions during the six months ended June 30, 2011.

During the six months ended June 30, 2011, payments for purchases of property and equipment and construction activities totaled $236.6 million, including $132.0 million of capital expenditures for discretionary capital projects, such as completion of the construction of approximately 470 communications sites, $48.6 million to acquire land under our towers that was subject to ground agreements (including leases), $33.1 million for capital improvements and corporate capital expenditures and $22.9 million related to redevelopment of our existing communications sites to accommodate new tenant equipment. In addition, during the six months ended June 30, 2011, we spent $892.6 million to acquire approximately 2,500 communications sites in the United States, Brazil, Chile, Colombia, Ghana and South Africa.

For the year ended December 31, 2010, cash used for investing activities was $1,300.9 million, an increase of approximately $757.8 million, as compared to the year ended December 31, 2009. This increase was primarily comprised of increased spending for acquisitions, property and equipment and construction activities during the year ended December 31, 2010.

During the year ended December 31, 2010, payments for purchases of property and equipment and construction activities totaled $346.7 million, including $43.0 million of capital expenditures related to capital improvements and corporate capital expenditures primarily attributable to information technology improvements, $194.4 million spent in connection with the construction of over 1,000 towers, the installation of approximately 30 in-building DAS networks and the installation of shared back-up power generators, $83.5 million spent to acquire land under our towers that was subject to ground agreements (including leases) and $25.8 million for the redevelopment of existing sites to accommodate new customer equipment. In addition, during the year ended December 31, 2010, we spent $420.7 million, net of $106.6 million cash acquired, to acquire Essar Telecom Infrastructure Private Limited and $585.5 million to acquire approximately 2,100 additional towers.

For the year ended December 31, 2009, cash used for investing activities was $543.1 million, an increase of approximately $268.1 million, as compared to the year ended December 31, 2008. This increase was primarily comprised of increased spending for acquisitions, property and equipment and construction activities during the year ended December 31, 2009.

During the year ended December 31, 2009, payments for purchases of property and equipment and construction activities totaled $250.3 million, including $63.8 million of capital expenditures related to the maintenance, improvement and redevelopment of our existing communications sites, $129.9 million spent in connection with the construction of 1,024 towers, the installation of 21 in-building DAS networks and the installation of shared back-up power generators, $49.1 million spent to acquire land under our towers that was subject to ground agreements (including leases), and $7.5 million spent on information technology improvements. In addition, during the year-ended December 31, 2009, we spent $98.0 million, net of $6.0 million cash acquired, to acquire XCEL, $19.9 million, net of $0.2 million cash acquired, to acquire Insight Infrastructure Pte. Ltd., and $183.9 million to acquire 522 additional towers.

We plan to continue to allocate our available capital among investment alternatives that meet our return on investment criteria. Accordingly, we may continue to acquire communications sites, acquire land under our towers, build or install new communications sites and redevelop or improve existing communications sites when the expected returns on such investments meet our return on investment criteria. We expect that our 2011 total capital expenditures will be between approximately $400 million and $450 million, including between $65 million and $75 million for capital improvements and corporate capital expenditures, approximately $55 million for the redevelopment of existing communications sites, between $80 million and $100 million for ground lease purchases and between $180 million and $240 million for other discretionary capital projects including the construction of approximately 1,200 to 1,500 new communications sites. We expect that we will spend approximately $240 million during the remainder of 2011 to acquire up to 1,476 towers in Ghana from MTN Group Limited (“MTN Group”), of which 770 towers were purchased on August 11, 2011, and 405 towers in South Africa from Cell C (Pty) Limited, or Cell C, of which 329 towers were purchased on July 25, 2011. In addition, the Company entered into a definitive agreement with Colombia Movil S.A. E.S.P. on July 17, 2011 to purchase up to 2,126 towers. The Company expects to close on the first tranche of towers during the fourth quarter of 2011, subject to customary closing conditions.

Cash Flows from Financing Activities

For the six months ended June 30, 2011, cash used for financing activities was $57.4 million, as compared to cash used for financing activities of $174.9 million during the six months ended June 30, 2010. The $57.4 million of cash used for financing activities during the six months ended June 30, 2011 primarily related to payments for the repurchase of our Class A common stock of $231.6 million, which consisted of $220.9 million ($224.7 million, including commissions and fees, offset by an increase in accrued treasury stock of $3.8 million) of repurchases under our stock repurchase program and $10.7 million of amounts surrendered for the satisfaction of employee tax obligations in connection with the vesting of restricted stock units, and the repayment of notes payable, credit facilities, and capital leases of $127.6 million, partially offset by proceeds from short-term borrowings of $101.1 million, borrowings under our Revolving Credit Facility of $100.0 million, proceeds from stock options, warrants and stock purchase plans of $40.2 million and proceeds from other long-term borrowings of $30.2 million.

For the year ended December 31, 2010, cash provided by financing activities was $910.3 million, as compared to cash used for financing activities of approximately $194.9 million for the year ended December 31, 2009. The cash provided by financing activities during the year ended December 31, 2010 is primarily related to $1.0 billion ($991.9 million, net of discount, commissions and expenses) of proceeds from the issuance of the 4.50% Notes, $700.0 million ($693.6 million, net of discount, commissions and expenses) of proceeds from the issuance of the 5.05% Notes, the proceeds from stock options and SpectraSite, Inc. warrants of $138.5 million and borrowings under our credit facilities of $500.6 million, partially offset by payments for the repurchase of our Common Stock of $430.6 million, which consisted of $423.0 million ($420.8 million, including commissions and expenses, and a decrease in accrued treasury stock of $2.2 million) of stock repurchases under our 2008 Buyback and $7.6 million of amounts surrendered for the satisfaction of employee tax obligations in connection with the vesting of restricted stock units, and the repayment of notes payable, credit facilities and capital leases of $983.7 million.

For the year ended December 31, 2009, cash used for financing activities was $194.9 million, as compared to cash used for financing activities of approximately $388.2 million for the year ended December 31, 2008. The cash used for financing activities during the year ended December 31, 2009 primarily related to the tender offer and subsequent redemption of the 7.50% senior notes due 2012, the redemption of the 7.125% senior notes due 2012, the repayment of credit facilities and capital leases of approximately $931.2 million and payments for the repurchase of our Common Stock of $213.3 million, which consisted primarily of stock repurchases under our 2008 Buyback; partially offset by $900.0 million ($884.1 million, net of commissions and expenses) of proceeds from the issuance of the 7.25% senior notes due 2019 and the 4.625% senior notes due 2015 and approximately $66.0 million of proceeds from stock options, warrants and the employee stock purchase plan.

Revolving Credit Facility. As of June 30, 2011, we had $275.0 million outstanding and the ability to borrow approximately $972.0 million under our Revolving Credit Facility. We continue to maintain the ability to draw down and repay amounts under the Revolving Credit Facility in the ordinary course. In July 2011, we borrowed an additional $100.0 million under the Revolving Credit Facility.

The borrower under the Revolving Credit Facility is American Tower Corporation. The Revolving Credit Facility has a term of five years and matures on June 8, 2012. Any outstanding principal and accrued but unpaid interest will be due and payable in full at maturity. The Revolving Credit Facility does not require amortization of principal and may be paid prior to maturity in whole or in part at our option without penalty or premium. The Revolving Credit Facility allows us to use borrowings for our and our subsidiaries’ working capital needs and other general corporate purposes (including, without limitation, to refinance or repurchase other indebtedness and, provided certain conditions are met, to repurchase our equity securities, in each case without additional lender approval).

Supplemental Credit Facility. On April 8, 2011, we entered into the Supplemental Credit Facility that allowed us to borrow $860.0 million and on June 16, 2011, we received additional commitments for an aggregate of $140.0 million. As a result, as of June 30, 2011, the Supplemental Credit Facility allows us to borrow up to $1.0 billion.

The borrower under the Supplemental Credit Facility is American Tower Corporation. The Supplemental Credit Facility has a term of five years and matures on April 8, 2016. Any outstanding principal and accrued but unpaid interest will be due and payable in full at maturity. The Supplemental Credit Facility does not require amortization of principal and may be paid prior to maturity in whole or in part at our option without penalty or premium. The Supplemental Credit Facility allows us to use borrowings for our and our subsidiaries’ working capital needs and other general corporate purposes (including, without limitation, to refinance or repurchase other indebtedness and, provided certain conditions are met, to repurchase our equity securities, in each case without additional lender approval).

As of June 30, 2011, we had not drawn on the Supplemental Credit Facility.

Term Loan. On March 24, 2008, we entered into the $325.0 million Term Loan pursuant to the Revolving Credit Facility. The Term Loan is governed by the terms of the loan agreement for the Revolving Credit Facility. Consistent with the terms of the Revolving Credit Facility, the borrower under the Term Loan is American Tower Corporation, and the maturity date for the Term Loan is June 8, 2012. Any outstanding principal and accrued but unpaid interest will be due and payable in full at maturity. The Term Loan does not require amortization of principal and may be paid prior to maturity in whole or in part at our option without penalty or premium.

Colombian Short-Term Credit Facility. In connection with the purchase of the exclusive rights for towers from Colombia Telecomunicaciones S.A. E.S.P., or Coltel, we entered into a 72.8 billion Colombian Peso-denominated revolving credit facility on September 3, 2010. On November 24, 2010, we increased the credit facility by 66.3 billion Colombian Pesos. As of June 30, 2011, we had 139.1 billion Colombian Pesos (approximately $78.5 million) outstanding under this credit facility. The maturity date of the credit facility was extended to July 25, 2011 from May 26, 2011. On July 25, 2011, we refinanced this credit facility with a new 141.1 billion Colombian Peso-denominated short-term credit facility (approximately $80.2 million). The maturity date for this new facility is October 25, 2011.

South African Bridge Loan. In connection with the acquisition of 959 communications sites from Cell C, we entered into a 695.4 million South African Rand-denominated bridge loan, or Bridge Loan, on March 2, 2011. As of June 30, 2011, 695.4 million South African Rand (approximately $102.7 million) was outstanding under the Bridge Loan. The Bridge Loan matures on September 30, 2011.

Ghana Loan. In connection with the establishment of our joint venture with MTN Group and the acquisition of 400 communications sites in Ghana, Ghana Tower Interco B.V., a 51% owned subsidiary of the Company, executed a U.S. Dollar-denominated shareholder loan agreement, as the borrower, with a wholly owned subsidiary of the Company and Mobile Telephone Networks (Netherlands) B.V., a wholly owned subsidiary of MTN Group, or the MTN Subsidiary, as the lenders.

The loan accrues interest at 9.0% and matures on May 4, 2016. As of June 30, 2011, $30.2 million was payable to the MTN Subsidiary.

Senior Notes Offerings. During the year ended December 31, 2010, we completed registered public offerings of our $700.0 million aggregate principal amount of our 5.05% Notes and $1.0 billion aggregate principal amount of our 4.50% Notes.

The net proceeds from the 5.05% Notes offering were approximately $693.6 million, after deducting commissions and expenses. We used $575.0 million of the net proceeds to repay certain of our outstanding indebtedness incurred under the Revolving Credit Facility, which, along with cash on hand, was used to finance international acquisitions. The remainder of the net proceeds was used for general corporate purposes.

The net proceeds from the 4.50% Notes offering were approximately $991.9 million, after deducting commissions and expenses. We used a portion of the net proceeds to repay certain of our outstanding indebtedness incurred under the Revolving Credit Facility and have used and will use a portion of the net proceeds to finance international acquisitions. The remainder of the net proceeds was used for general corporate purposes.

The 5.05% Notes mature on September 1, 2020, and interest is payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2011. We may redeem the 5.05% Notes at any time at a redemption price equal to 100% of the principal amount, plus a make-whole premium, together with accrued interest to the redemption date. Interest on the notes will accrue from August 16, 2010 and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The 4.50% Notes mature on January 15, 2018, and interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2011. We may redeem the 4.50% Notes at any time at a redemption price equal to 100% of the principal amount, plus a make-whole premium, together with accrued interest to the redemption date. Interest on the notes will accrue from December 7, 2010 and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If we undergo a change of control and ratings decline (in the event that on or within 90 days after an announcement of a change of control, both of our current investment grade credit ratings cease to be investment grade), each as defined in the supplemental indenture for the 5.05% Notes and 4.50% Notes, we will be required to offer to repurchase all of the 5.05% Notes and 4.50% Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest (including additional interest, if any) up to but not including the repurchase date. The 5.05% Notes and 4.50% Notes rank equally with all of our other senior unsecured debt and are structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries. Each supplemental indenture contains certain covenants that restrict our ability to merge, consolidate or sell assets and our ability and our subsidiaries’ abilities to incur liens. These covenants are subject to a number of exceptions, including that we may incur certain liens on assets, mortgages or other liens securing indebtedness, if the aggregate amount of such liens does not exceed 3.5x Adjusted EBITDA, as defined in each supplemental indenture.

Stock Repurchase Programs. During the six months ended June 30, 2011, we continued to repurchase shares of our Common Stock pursuant to our publicly announced stock repurchase program, as described below.

In February 2008, our Board of Directors approved a stock repurchase program for the repurchase of up to $1.5 billion of our Common Stock, or 2008 Buyback. During the six months ended June 30, 2011, we repurchased 4.4 million shares of our Common Stock for an aggregate of $224.7 million, including commissions and fees, pursuant to the 2008 Buyback. Between July 1, 2011 and July 22, 2011, we repurchased an additional 0.3 million shares of our Common Stock for an aggregate of $18.0 million, including commissions and fees. As of July 22, 2011, we had repurchased a total of 34.5 million shares of our Common Stock for an aggregate of $1.4 billion, including commissions and fees, pursuant to our 2008 Buyback.

In March 2011, our Board of Directors approved a new stock repurchase program, pursuant to which we are authorized to purchase up to an additional $1.5 billion of Common Stock. As of July 22, 2011, we had not made any repurchases under this program.

Under each program, we are authorized to purchase shares from time to time through open market purchases or privately negotiated transactions at prevailing prices in accordance with securities laws and other legal requirements, and subject to market conditions and other factors. To facilitate repurchases, we plan to make purchases pursuant to trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), which allow us to repurchase shares during periods when we otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.

In the near term, we expect to fund any further repurchases of our Common Stock through a combination of cash on hand, cash generated by operations and borrowings under our credit facilities. Purchases under each program are subject to us having available cash to fund repurchases.

Sales of Equity Securities. We receive proceeds from sales of our equity securities pursuant to our employee stock purchase plan, upon the exercise of stock options granted under our equity incentive plans and upon the exercise of warrants to purchase our equity securities. For the six months ended June 30, 2011, we received an aggregate of approximately $40.2 million in proceeds upon exercises of stock options.

Contractual Obligations. Our contractual obligations relate primarily to the Commercial Mortgage Pass-Through Certificates, Series 2007-1 issued in our Securitization, borrowings under our Revolving Credit Facility and Term Loan, our outstanding notes and our operating leases related to the ground under our towers. The following table sets forth information relating to our contractual obligations payable in cash as of December 31, 2010 (in thousands):

Contractual Obligations	2011	2012	2013	2014	2015	Thereafter	Total
Commercial Mortgage Pass- Through Certificates, Series 2007-1	$—	$—	$—	$1,750,000	$—	$—	$1,750,000
Revolving Credit Facility (1)	—	300,000	—	—	—	—	300,000
Term Loan (1)	—	325,000	—	—	—	—	325,000
Colombian Short-Term Credit Facility (2)	72,889	—	—	—	—	—	72,889
4.50% senior notes	—	—	—	—	—	1,000,000	1,000,000
5.05% senior notes	—	—	—	—	—	700,000	700,000
4.625% senior notes	—	—	—	—	600,000	—	600,000
7.00% senior notes	—	—	—	—	—	500,000	500,000
7.25% senior notes	—	—	—	—	—	300,000	300,000

Long-term obligations, excluding capital leases and other notes payable	72,889	625,000	—	1,750,000	600,000	2,500,000	5,547,889
Cash interest expense (1)	274,000	266,000	264,000	190,000	145,000	395,000	1,534,000
Capital lease payments (including interest) and other notes payable	5,343	4,068	3,533	3,424	3,455	179,526	199,349

Total debt service obligations	352,232	895,068	267,533	1,943,424	748,455	3,074,531	7,281,238

Operating lease payments (3)	257,971	254,575	251,268	246,392	238,035	2,584,332	3,832,573
Other long-term liabilities (4)(5)	434	462	467	471	475	978,312	980,621

Total	$610,637	$1,150,105	$519,268	$2,190,287	$986,965	$6,637,175	$12,094,432

(1)	We have the option of choosing either a defined base rate or the London Interbank Offered Rate, or LIBOR, as the applicable base interest rate for borrowings under the Revolving Credit Facility and Term Loan. For the Revolving Credit Facility, the interest rate ranges between 0.40% and 1.25% above the applicable LIBOR for LIBOR based borrowings or between 0.00% and 0.25% above the defined base rate for base rate borrowings, in each case based on our debt ratings. For the Term Loan, the interest rate ranges between 0.50% and 1.50% above LIBOR for LIBOR based borrowings or between 0.00% and 0.50% above the defined base rate for base rate borrowings, in each case based on our debt ratings. A quarterly commitment fee on the undrawn portion of the Revolving Credit Facility is required, ranging from 0.08% to 0.25% per annum, based on our debt ratings. As discussed in the section entitled “Quantitative and Qualitative Disclosures About Market Risk,” as of December 31, 2010, we had entered into swap agreements to manage exposure to variable rate interest obligations under the Revolving Credit Facility and Term Loan. As a result of these swap agreements, the effective weighted average interest rate in effect at December 31, 2010 for the Revolving Credit Facility and Term Loan was 3.10%. For projections of our cash interest expense related to the Revolving Credit Facility and Term Loan, we have assumed the LIBOR rate before the margin, as defined in the loan agreement, is 0.25% through its maturity on June 8, 2012.

(2)	The Colombian Short-Term Credit Facility is denominated in Colombian Pesos and was entered into in connection with the purchase of the exclusive use rights for 508 towers from Coltel.
(3)	Operating lease payments include payments to be made under non-cancellable initial terms, as well as payments for certain renewal periods at our option because failure to renew could result in a loss of the applicable communications sites and related revenues from tenant leases, thereby making it reasonably assured that we will renew the lease.
(4)	Primarily represents our asset retirement obligations and excludes certain other long-term liabilities included in our consolidated balance sheet, primarily our straight-line rent liability for which cash payments are included in operating lease payments and unearned revenue that is not payable in cash.
(5)	Other long-term liabilities exclude $26.0 million of liabilities for unrecognized tax positions and $18.0 million of accrued income tax related interest and penalties included in our consolidated balance sheet as we are uncertain as to when and if the amounts may be settled. Settlement of such amounts could require the use of cash flows generated from operations. We expect the unrecognized tax benefits to change over the next 12 months if certain tax matters ultimately settle with the applicable taxing jurisdiction during this timeframe. However, based on the status of these items and the amount of uncertainty associated with the outcome and timing of audit settlements, we are currently unable to estimate the impact of the amount of such changes, if any, to previously recorded uncertain tax positions.

The following table summarizes our borrowings under our Revolving Credit Facility and Term Loan, and the balance outstanding under our notes and the certificates issued in the Securitization and certain other debt, as of June 30, 2011 (in thousands):

Indebtedness	Balance Outstanding	Maturity Date
Commercial Mortgage Pass-Through Certificates, Series 2007-1	$1,750,000	April 15, 2014	(1)
Revolving Credit Facility	275,000	June 8, 2012
Term Loan	325,000	June 8, 2012
4.50% senior notes	999,264	January 15, 2018
5.05% senior notes	699,222	September 1, 2020
4.625% senior notes	599,417	April 1, 2015
7.00% senior notes	500,000	October 15, 2017
7.25% senior notes	295,621	May 15, 2019
South African Bridge Loan (2)	102,731	September 30, 2011
Colombian Short-Term Credit Facility (3)	78,525	July 25, 2011
Ghana Loan (4)	30,241	May 4, 2016
Other debt, including capital leases	46,822

Total	$5,701,843

(1)	Anticipated repayment date; final legal maturity date is April 2037.
(2)	The South African Bridge Loan is denominated in South African Rand and was entered into in connection with the acquisition of communications sites from Cell C.
(3)	The Colombian Short-Term Credit Facility is denominated in Colombian Pesos and was entered into in connection with the purchase of the exclusive use rights for towers from Coltel.
(4)	The Ghana Loan is denominated in U.S. Dollars and was entered into in connection with the establishment of our joint venture in Ghana.

A description of our contractual debt obligations is set forth under the caption “Quantitative and Qualitative Disclosures about Market Risk”. We classify uncertain tax positions as non-current income tax liabilities. We expect the unrecognized tax benefits to change over the next 12 months if certain tax matters ultimately settle with the applicable taxing jurisdiction during this timeframe. However, based on the status of these items and the amount of uncertainty associated with the outcome and timing of audit settlements, we are currently unable to estimate the impact of the amount of such changes, if any, to previously recorded uncertain tax positions and have classified approximately $43.3 million as other long-term liabilities in the condensed consolidated balance sheet as of June 30, 2011. We also classified approximately $28.4 million of accrued income tax related interest and penalties as other long-term liabilities in the condensed consolidated balance sheet as of June 30, 2011.

Factors Affecting Sources of Liquidity

As discussed, our liquidity is dependent on our ability to generate cash flow from operating activities, borrow funds under our credit facilities and maintain compliance with the contractual agreements governing our indebtedness. As discussed below, the loan agreements relating to the Securitization and to our Revolving Credit Facility, Term Loan and Supplemental Credit Facility contain certain financial ratios and operating covenants and other restrictions that could impact our liquidity. We believe that the foregoing debt agreements and indentures represent those of our material debt agreements that incorporate covenants, the compliance with which would be material to an investor’s understanding of our financial results and the impact of those results on our liquidity.

Restrictions Under Loan Agreements Relating to Revolving Credit Facility, Term Loan and Supplemental Credit Facility. The loan agreements for the Revolving Credit Facility, Term Loan, and Supplemental Credit Facility contain certain financial ratios and operating covenants and other restrictions applicable to us and all of our subsidiaries designated as restricted subsidiaries on a consolidated basis. These include limitations on additional debt, distributions and dividends, guaranties, sales of assets and liens. The loan agreements also contain covenants that establish three financial tests with which we and our restricted subsidiaries must comply related to total leverage, senior secured leverage and interest coverage, as set forth below. Where we designate certain of our subsidiaries as unrestricted subsidiaries in accordance with the respective agreements, those subsidiaries are excluded for purposes of the covenant calculations. As of June 30, 2011, we were in compliance with each of these covenants.

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Consolidated Total Leverage Ratio: This ratio requires that we not exceed a ratio of Total Debt to Adjusted EBITDA (as defined in the loan agreements) of 6.00 to 1.00. Based on our financial performance for the 12 months ended June 30, 2011, under the Revolving Credit Facility we could incur approximately $2.82 billion of additional indebtedness and under the Supplemental Credit Facility we could incur approximately $3.03 billion of additional indebtedness and still remain in compliance with this ratio. In addition, if we maintain our existing debt levels and our expenses do not change materially from current levels, under the Revolving Credit Facility our revenues could decrease by approximately $471 million and under the Supplemental Credit Facility our revenues could decrease by approximately $505 million and we would still remain in compliance with this ratio.

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Consolidated Senior Secured Leverage Ratio: This ratio requires that we not exceed a ratio of Senior Secured Debt (as defined in the loan agreements) to Adjusted EBITDA of 3.00 to 1.00. Based on our financial performance for the 12 months ended June 30, 2011, under the Revolving Credit Facility we could incur approximately $2.43 billion of additional Senior Secured Debt and under the Supplemental Credit Facility we could incur approximately $2.58 billion of additional Senior Secured Debt and still remain in compliance with this ratio. In addition, if we maintain our existing Senior Secured Debt levels and our expenses do not change materially from current levels, under the Revolving Credit Facility our revenues could decrease by approximately $809 million and under the Supplemental Credit Facility our revenues could decrease by approximately $860 million and we would still remain in compliance with this ratio.

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Interest Coverage Ratio: This ratio requires that we maintain a ratio of Adjusted EBITDA to Interest Expense (as defined in the loan agreements) of not less than 2.50 to 1.00. Based on our financial performance for the 12 months ended June 30, 2011, our interest expense, which was $270 million for that period, could increase by approximately $290 million under the Revolving Credit Facility and approximately $311 million under the Supplemental Credit Facility, and we would still remain in compliance with this ratio. In addition, if our interest expense does not change materially from current levels, under the Revolving Credit Facility our revenues could decrease by approximately $726 million and under the Supplemental Credit Facility our revenues could decrease by approximately $778 million and we would still remain in compliance with this ratio.

The loan agreements also contain reporting and information covenants that require us to provide financial and operating information within certain time periods. If we are unable to provide the required information on a timely basis, we would be in breach of these covenants.

Any failure to comply with the financial maintenance tests and operating covenants of the loan agreements for the Revolving Credit Facility, Term Loan and Supplemental Credit Facility would not only prevent us from being able to borrow additional funds under the facility, but would constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable. If this were to occur, we would not have sufficient cash on hand to repay such indebtedness. The key factors affecting our ability to comply with the debt covenants described above are our financial performance relative to the financial maintenance tests defined in the loan agreements for the Revolving Credit Facility, Term Loan and Supplemental Credit Facility and our ability to fund our debt service obligations. Based upon our current expectations, we believe our operating results during the next twelve months will be sufficient to comply with these covenants.

Restrictions Under Loan Agreement Relating to Securitization Transaction. The loan agreement for the Securitization involves assets related to 5,288 broadcast and wireless communications towers owned by two special purpose subsidiaries of the Company, or the Borrowers, through a private offering of $1.75 billion of Certificates. The Securitization loan agreement includes certain financial ratios and operating covenants and other restrictions customary for loans subject to rated securitizations. Among other things, the Borrowers are prohibited from incurring other indebtedness for borrowed money or further encumbering their assets. The Borrowers’ organizational documents contain provisions consistent with rating agency securitization criteria for special purpose entities, including the requirement that the Borrowers maintain at least two independent directors. The Securitization loan agreement also contains certain covenants that require the Borrowers to provide the trustee with regular financial reports and operating budgets, promptly notify the trustee of events of default and material breaches under the Securitization loan agreement and other agreements related to the towers subject to the Securitization, and allow the trustee reasonable access to the towers, including the right to conduct site investigations.

Under the terms of the Securitization loan agreement, the loan will be paid solely from the cash flows generated by the towers subject to the Securitization, which must be deposited, and thereafter distributed, solely pursuant to the terms of the Securitization loan. The Borrowers are required to make monthly payments of interest on the Securitization loan. On a monthly basis, all cash flow in excess of amounts required to make debt service payments, to fund required reserves, to pay management fees and budgeted operating expenses and to make other payments required under the Securitization loan, referred to as excess cash flow, is to be released to the Borrowers for distribution to us. During the six months ended June 30, 2011, the Borrowers distributed excess cash to us of approximately $252.9 million.

In order to distribute this excess cash flow to us, the Borrowers must maintain several specified ratios with respect to their debt service coverage (“DSCR”). For this purpose, DSCR is tested as of the last day of each calendar quarter and is generally defined as four times the Borrowers’ net cash flow for that quarter divided by the amount of interest, servicing fees and trustee fees that the Borrowers must pay over the succeeding 12 months on the Securitization loan. Pursuant to one such test, if the DSCR as of the end of any calendar quarter were:

•	1.30x or less, during the five-year period commencing on the closing date of the Securitization in May 2007, or

•	1.75x or less, thereafter, (1.30x or 1.75x as applicable, the “Cash Trap DSCR”),

then all excess cash flow would be placed in a reserve account and would not be released to the Borrowers for distribution to us until the DSCR exceeded the Cash Trap DSCR for two consecutive calendar quarters.

Additionally, while principal payments generally are not due with respect to any component of the Securitization loan until April 2014, excess cash flow would be applied to principal during an “Amortization Period” under the Securitization loan until April 2014. An “Amortization Period” would commence under the Securitization loan if the DSCR as of the end of any calendar quarter fell below:

•	1.15x, during the five-year period commencing on the closing date of the Securitization in May 2007, or

•	1.45x thereafter (1.15x or 1.45x as applicable, the “Minimum DSCR”).

In such a case, all excess cash flow and any amounts then in the reserve account because the Cash Trap DSCR was not met would be applied to pay principal of the Securitization loan on each monthly payment date until the DSCR exceeded the Minimum DSCR for two consecutive calendar quarters, and so would not be available for distribution to us.

Consequently, a failure to comply with the covenants in the Securitization loan agreement could prevent the Borrowers from taking certain actions with respect to the towers. Additionally, a failure to meet the noted DSCR tests could prevent the Borrowers from distributing excess cash flow to us, which could affect our ability to fund our discretionary expenditures, including tower construction and acquisitions and our stock repurchase programs. In addition, if the Borrowers were to default on the loan related to the Securitization, the trustee could seek to foreclose upon or otherwise convert the ownership of the towers subject to the Securitization, in which case we could lose the towers and the revenue associated with the towers.

As of June 30, 2011, the Borrowers’ DSCR was 3.57x. Based on the Borrowers’ net cash flow for the calendar quarter ended June 30, 2011 and the amount of interest, servicing fees and trustee fees payable over the succeeding 12 months on the Securitization loan, the Borrowers could endure a reduction of approximately $224.0 million in net cash flow before triggering a Cash Trap DSCR, and approximately $238.8 million in net cash flow before triggering an Amortization Period.

As discussed above, we use our available liquidity and seek new sources of liquidity to refinance and repurchase our outstanding indebtedness. In addition, in order to fund future growth and expansion initiatives and fund our stock repurchase program, we may need to raise additional capital through financing activities. If we determine that it is desirable or necessary to raise additional capital, we may be unable to do so, or such additional financing may be prohibitively expensive or restricted by the terms of our outstanding indebtedness. If we are unable to raise capital when our needs arise, we may not be able to fund future growth and expansion initiatives, refinance our existing indebtedness or fund our stock repurchase programs.

In addition, our liquidity depends on our ability to generate cash flow from operating activities. As set forth under the caption “Risk Factors,” we derive a substantial portion of our revenues from a small number of customers and, consequently, a failure by a significant customer to perform its contractual obligations to us could adversely affect our cash flow and liquidity.

For more information regarding the terms of our outstanding indebtedness, please see note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, as well as related disclosures of contingent assets and liabilities. We evaluate our policies and estimates on an ongoing basis, including those related to impairment of assets, asset retirement obligations, accounting for acquisitions, revenue recognition, rent expense, stock-based compensation and income taxes. Management bases its estimates on historical experience and other various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We have reviewed our policies and estimates to determine our critical accounting policies for the year ended December 31, 2010. We have identified the following policies as critical to an understanding of our results of operations and financial condition. This is not a comprehensive list of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles in the United States, with no need for management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

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Impairment of Assets—Assets Subject to Depreciation and Amortization: We review long-lived assets, including intangibles, for impairment at least annually or whenever events, changes in circumstances or other indicators or evidence indicate that the carrying amount of our assets may not be recoverable. We review our tower portfolio and network location intangible assets for indications of impairment on an individual tower basis, which primarily result from a tower not having current tenant leases or from having expenses in excess of revenues. A cashflow modeling approach is utilized to assess recoverability and incorporates, among other items, the tower location, the tower location demographics, the timing of additions of new tenants, lease rates and estimated length of tenancy. To the extent that cash flows generated under this approach are not sufficient to recover the carrying value of the towers, the towers and network location intangible assets are impaired.

We monitor our customer related intangible assets on a customer by customer basis for indications of impairment, such as high levels of turnover or attrition, non-renewal of a significant number of contracts, or the cancellation or termination of a relationship. We assess recoverability by determining whether the net book value of the customer related intangible assets will be recovered through projected undiscounted cash flows. If we determine that the carrying value of the customer related intangible asset may not be recoverable, we measure any impairment based on the fair value of the asset as determined by the projected future discounted cash flows to be provided from the asset, as compared to the asset’s carrying value. We record any related impairment charge in the period in which we identify such impairment.

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Impairment of Assets—Goodwill—Assets Not Subject to Amortization: We review goodwill and intangible assets with indefinite lives for impairment at least annually (as of December 31) or whenever events or circumstances indicate the carrying value of an asset may not be recoverable. As a result of our recent expansion into international markets and changes to our organization structure, we have concluded that our rental and management operations are comprised of two reportable segments: domestic rental and management and international rental and management. Although our reportable segments have changed, there has been no change to the reporting units (which are at a level below that of our reportable segments) used for testing goodwill.

All of our goodwill is recorded in our domestic and international rental and management segments. We utilize the two-step impairment test when testing goodwill for impairment. When conducting this test, we employ a discounted cash flow analysis, corroborated by a peer group and market valuation analysis. The key assumptions utilized in the discounted cash flow analysis include current operating performance, terminal sales growth rate, management’s expectations of future operating results, the current weighted average cost of capital and a current tax rate. Under the first step of this test, we compare the fair value of the reporting unit, as calculated under an income approach using future discounted cash flows, to the carrying value of the applicable reporting unit. If the carrying value exceeds the fair value, we conduct the second step of this test, in which the implied fair value of the applicable reporting unit’s goodwill is compared to the carrying amount of that goodwill. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss would be recognized.

During the year ended December 31, 2010, no impairment was determined under the first step of the test, as the fair value of the respective reporting units is substantially in excess of their carrying values. We performed a sensitivity analysis on our significant assumptions and determined that none of the following negative changes in our assumptions individually, which we determined to be reasonable, would impact our conclusions:

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Domestic rental and management reporting unit: A 15% reduction in projected net income, or 200 basis point increase in the weighted average cost of capital, or a 15% reduction in terminal sales growth rate.

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International rental and management reporting units: A 3% reduction in projected net income, or 60 basis point increase in the weighted average cost of capital, or a 12% reduction in terminal sales growth rate.

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Asset Retirement Obligations: We recognize asset retirement obligations associated with our legal obligation to retire tangible long-lived assets and the related asset retirement costs, which are principally obligations to remediate leased land on which certain of our tower assets are located, in the period in which they are incurred, if a reasonable estimate of a fair value can be made, and we accrete such liability through the obligation’s estimated settlement date. The associated retirement costs are capitalized as part of the carrying amount of the related tower fixed assets and depreciated over their estimated useful life.

During the years ended December 31, 2010 and 2009, we updated our assumptions used in estimating our aggregate asset retirement obligation, which resulted in a net increase in the estimated obligation of $3.3 million and a net decrease in the estimated obligation of $2.2 million, respectively. The increase in 2010 primarily resulted from changes in timing of certain settlement date and cost assumptions. Fair value estimates of liabilities for asset retirement obligations generally involve discounted future cash flows, and periodic accretion of such liabilities due to the passage of time is recorded as an operating expense. The significant assumptions used in estimating our aggregate asset retirement obligation are: timing of tower removals; cost of tower removals; timing and number of land lease renewals; expected inflation rates; and credit-adjusted risk-free interest rates that approximate our incremental borrowing rate. While we feel the assumptions are appropriate, there can be no assurances that actual costs and the probability of incurring obligations will not differ from these estimates. We will continue to review these assumptions periodically and we may need to adjust them as necessary.

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Acquisitions: For those acquisitions that meet the criteria of a business combination, we allocate the purchase price to the assets acquired and the liabilities assumed, including any contingent consideration, at their estimated fair values as of the date of the acquisition with any excess of the purchase price paid over the estimated fair value of net assets acquired recorded as goodwill. For those acquisitions that do not meet the criteria of a business combination, we first allocate the purchase price to property and equipment for the fair value of the towers and to identifiable intangible assets (primarily acquired customer base and network location intangibles). The fair value of the assets acquired and liabilities assumed is typically determined by using either estimates of replacement costs or discounted cash flow valuation methods. When determining the fair value of tangible assets acquired, we must estimate the cost to replace the asset with a new asset taking into consideration such factors as age, condition and the economic useful life of the asset. When determining the fair value of intangible assets acquired, we must estimate the applicable discount rate and the timing and amount of future customer cash flows, including rate and terms of renewal and attrition. The determination of the final purchase price and allocation may extend over more than one period and result in adjustments to the preliminary estimate recognized.

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Revenue Recognition: Rental and management revenues are recognized on a monthly basis under lease or management agreements when earned and when collectability is reasonably assured, regardless of whether the payments from the customer are received in equal monthly amounts. Fixed escalation clauses present in non-cancellable lease agreements, excluding those tied to the Consumer Price Index or other inflation-based indices, and other incentives present in lease agreements with our customers are recognized on a straight-line basis over the fixed, non-cancellable terms of the applicable leases.

Total rental and management straight-line revenues for the years ended December 31, 2010, 2009 and 2008 approximated $105.2 million, $36.3 million and $50.4 million, respectively. Amounts billed up-front for certain services provided in connection with the execution of lease agreements are initially deferred and recognized as revenue over the terms of the applicable leases. Amounts billed or received prior to being earned are deferred and reflected in unearned revenue in the consolidated balance sheets until the earnings process is complete.

We derive the largest portion of our revenues, corresponding trade receivables and the related deferred rent asset from a small number of customers in the telecommunications industry, and approximately 59% of our revenues are derived from four customers in the industry. In addition, we have concentrations of credit risk in certain geographic areas. We mitigate the concentrations of credit risk with respect to notes and trade receivables by actively monitoring the credit worthiness of our borrowers and customers. In recognizing customer revenue we must assess the collectability of both the amounts billed and the portion recognized on a straight-line basis. This assessment takes customer credit risk and business and industry conditions into consideration to ultimately determine the collectability of the amounts billed. To the extent the amounts, based on management’s estimates, may not be collectible, recognition is deferred until such point as the uncertainty is resolved. Any amounts which were previously recognized as revenue and subsequently determined to be uncollectible are charged to bad debt expense. Accounts receivable are reported net of allowances for doubtful accounts related to estimated losses resulting from a customer’s inability to make required payments and reserves for amounts invoiced whose collectability is not reasonably assured.

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Rent Expense: Many of the leases underlying our tower sites have fixed rent escalations, which provide for periodic increases in the amount of ground rent payable over time. We calculate straight-line ground rent expense for these leases based on the fixed non-cancellable term of the underlying ground lease plus all periods, if any, for which failure to renew the lease imposes an economic penalty to us such that renewal appears, at the inception of the lease, to be reasonably assured. Certain of our tenant leases require us to exercise available renewal options pursuant to the underlying ground lease, if the tenant exercises its renewal option. For towers with these types of tenant leases at the inception of the ground lease, we calculate our straight-line ground rent over the term of the ground lease, including all renewal options required to fulfill the tenant lease obligation. In addition to the straight-line ground rent expense recorded, we also record an associated straight-line rent liability in other long-term liabilities in the accompanying consolidated balance sheets. Leases may contain complex terms that often are subject to interpretation.

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Stock-Based Compensation: We measure stock-based compensation cost at the accounting measurement date based on the fair value of the award and the fair value is recognized as an expense over the service period, which generally represents the vesting period. The expense recognized over the service period is required to include an estimate of the awards that will not fully vest and be forfeited. The fair value of a stock option is determined using a Black-Scholes option-pricing model that takes into account a number of assumptions at the accounting measurement date including the stock price, the exercise price, the expected life of the option, the volatility of the underlying stock, expected distributions, and the risk-free interest rate over the expected life of the option. These assumptions are highly subjective and could significantly impact the value of the option and hence the compensation expense. The fair value of restricted stock units is based on the fair value of our Class A common stock on the grant date.

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Income Taxes: Accounting for income taxes requires us to estimate the timing and impact of amounts recorded in our financial statements that may be recognized differently for tax purposes. To the extent that the timing of amounts recognized for book purposes differs from the timing of recognition for tax purposes deferred tax assets or liabilities are required to be recorded. Deferred tax assets and liabilities are measured based on the rate at which we expect these items to be reflected in our tax returns, which may differ from the current rate.

We periodically review our deferred tax assets, and we record a valuation allowance to reduce our net deferred tax asset to the amount that management believes is more likely than not to be realized. As of December 31, 2010, we have provided a valuation allowance of approximately $48.2 million which primarily relates to state net operating loss carryforwards, equity investments and foreign items. We have not provided a valuation allowance for the remaining deferred tax assets, primarily our federal net operating loss carryforwards, as we believe that we will have sufficient taxable income to realize these federal net operating loss carryforwards during the twenty-year tax carryforward period. Valuation allowances may be reversed if related deferred tax assets are deemed realizable based on changes in facts and circumstances relevant to the assets’ recoverability.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on our consolidated results of operations, cash flows or financial position.

We recognize the benefit of uncertain tax positions when, in management’s judgment, it is more likely than not that positions we have taken in our tax returns will be sustained upon examination, which are measured at the largest amount that is greater than 50% likely of being realized upon settlement. We adjust our tax liabilities when our judgment changes as a result of the evaluation of new information or information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which additional information is available or the position is ultimately settled under audit.

We expect the unrecognized tax benefits to change over the next 12 months if certain tax matters ultimately settle with the applicable taxing jurisdiction during this timeframe, or if the applicable statute of limitations lapses. We believe that the amount of the change could range from zero to $3.0 million. As of December 31, 2010, we have classified approximately $26.0 million as other long-term liabilities in the consolidated balance sheet. We also classified approximately $18.0 million of accrued income tax-related interest and penalties as other long-term liabilities in the consolidated balance sheet as of December 31, 2010.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws, regulations and administrative practices in a multitude of jurisdictions across our operations.

From time to time, we are subject to examination by various tax authorities in jurisdictions in which we have significant business operations, and we regularly assess the likelihood of additional assessments in each of the tax jurisdictions resulting from these examinations. We believe that adequate provisions have been made for income taxes for all periods through December 31, 2010.

Recently Adopted Accounting Standards

In October 2009, the FASB issued new guidance which establishes accounting and reporting guidance for arrangements including multiple revenue-generating activities. This guidance requires companies to allocate the overall consideration to each deliverable under the arrangement using the estimated selling prices in the absence of vendor specific objective evidence or third-party evidence of selling price for deliverables. This guidance was effective for any contracts entered into, or materially modified by us as of January 1, 2011 and did not have a material impact on our condensed consolidated results of operations or financial position.

Accounting Standards Updates

In June 2011, the FASB issued amendments to disclosure requirements for presentation of comprehensive income. This guidance, effective retrospectively for the interim and annual periods beginning on or after December 15, 2011 (early adoption is permitted), requires presentation of total comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The implementation of this amended accounting guidance is not expected to have a material impact on our condensed consolidated results of operations or financial position.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in interest rates on long-term debt obligations. The following table provides information as of June 30, 2011 about our market risk exposure associated with changing interest rates. For long-term debt obligations, the table presents principal cash flows by maturity date and average interest rates related to outstanding obligations.

As of June 30, 2011

Principal Payments and Interest Rate Detail by Contractual Maturity Dates

(In thousands, except percentages)

Long-Term Debt	2011	2012	2013	2014	2015	Thereafter	Total	Fair Value
Fixed Rate Debt (a)	$182,775	$1,444	$943	$1,750,473	$600,485	$2,572,201	$5,108,321	$5,341,781
Average Interest Rate (a)	6.54%	4.74%	5.89%	5.61%	4.63%	5.47%
Variable Rate Debt (a)		$600,000					$600,000	$594,000

(a)	As of June 30, 2011, variable rate debt consisted of our Revolving Credit Facility ($275.0 million drawn) and Term Loan ($325.0 million) included above based on the June 8, 2012 maturity date. As of June 30, 2011, fixed rate debt consisted of: the Certificates issued in the Securitization ($1.75 billion); the 7.25% senior notes due 2019 ($300.0 million principal amount due at maturity, the balance as of June 30, 2011 was $295.6 million); the 7.00% senior notes due 2017 ($500.0 million); the 4.625% senior notes due 2015 ($600.0 million principal amount due at maturity, the balance as of June 30, 2011 was $599.4 million); the 5.05% senior notes due 2020 ($700.0 million principal amount due at maturity, the balance as of June 30, 2011 was $699.2 million); the 4.50% Notes due 2018 ($1.0 billion principle amount due at maturity, the balance as of June 30, 2011 was $999.3 million); and other debt of $258.3 million (including the Colombian Short-Term Credit Facility, the South African Bridge Loan and the Ghana Loan). Interest on the Revolving Credit Facility and Term Loan is payable in accordance with the applicable London Interbank Offered Rate (“LIBOR”) agreement or quarterly and accrues at our option either at LIBOR plus margin (as defined) or the base rate plus margin (as defined). The weighted average interest rate in effect at June 30, 2011 for the Revolving Credit Facility and Term Loan was 0.88%. For the six months ended June 30, 2011, the weighted average interest rate under the Revolving Credit Facility and Term Loan was 1.80%.

Changes in interest rates can cause interest charges to fluctuate on our variable rate debt. Variable rate debt as of June 30, 2011, was comprised of $275.0 million under the Revolving Credit Facility and $325.0 million under the Term Loan. A 10% increase, or approximately 10 basis points, in current interest rates would have caused an additional pre-tax charge to our net income and an immaterial increase in our cash outflows for the six months ended June 30, 2011.

We are exposed to market risk from changes in foreign currency exchange rates primarily in connection with our foreign subsidiaries in Brazil, Chile, Colombia, Ghana, India, Mexico, Peru and South Africa. Any transaction denominated in a currency other than the U.S. Dollar is reported in U.S. Dollars at the applicable exchange rate. All assets and liabilities are translated into U.S. Dollars at exchange rates in effect at the end of the applicable fiscal reporting period and all revenues and expenses are translated at average rates for the period. The cumulative translation effect is included in stockholders’ equity and as a component of comprehensive income.

For the six months ended June 30, 2011, approximately 25% of our revenues and approximately 31% of our total operating expenses were denominated in foreign currencies, as compared to 17% and 20%, respectively, during the same period in 2010.

We have performed a sensitivity analysis assuming a hypothetical 10% adverse movement in foreign currency exchange rates from the quoted foreign currency exchange rates at June 30, 2011 used to translate our financial results to U.S. Dollars. As of June 30, 2011, the analysis indicated that such an adverse movement would cause our revenues, operating results and cash flows to fluctuate by less than 3%.

As of June 30, 2011, we have a substantial amount of additional intercompany debt and similar unaffiliated balances that are denominated in a currency other than the functional currency of the subsidiary in which it is recorded. As this debt has not been designated as being of long-term investment in nature, any changes in the foreign currency exchange rates will result in unrealized losses, which will be included in our determination of net income. An adverse change of 10% in the underlying exchange rates of our unsettled intercompany debt and similar unaffiliated balances entered into in 2011 would result in approximately $62.3 million of unrealized gains or losses that would be included in other income in our condensed consolidated statement of operations for the six months ended June 30, 2011.

The following tables provide information as of December 31, 2010 and 2009 about our market risk exposure associated with changing interest rates. For long-term debt obligations, the tables present principal cash flows by maturity date and average interest rates related to outstanding obligations. For interest rate caps and swaps, the tables present notional principal amounts and weighted-average interest rates by contractual maturity dates.

As of December 31, 2010

Principal Payments and Interest Rate Detail by Contractual Maturity Dates

(In thousands, except percentages)

Long-Term Debt	2011	2012	2013	2014	2015	Thereafter	Total	Fair Value
Fixed Rate Debt (a)	$74,896	$884	$618	$1,750,479	$600,489	$2,541,858	$4,969,224	$5,181,720
Average Interest Rate (a)	6.23%	3.83%	7.57%	5.61%	4.63%	5.54%
Variable Rate Debt (a)		$625,000					$625,000	$618,750

Aggregate Notional Amounts Associated with Interest Rate Swaps in Place

As of December 31, 2010 and Interest Rate Detail by Contractual Maturity Dates

(In thousands, except percentages)

Interest Rate SWAPS	2011		2012	2013	2014	2015	Thereafter	Total	Fair Value
Notional Amount	$525,000	(c)						$525,000	$(3,311)
Fixed Rate (d)	3.11%

As of December 31, 2009

Principal Payments and Interest Rate Detail by Contractual Maturity Dates

(In thousands, except percentages)

Long-Term Debt	2010	2011	2012	2013	2014	Thereafter	Total	Fair Value
Fixed Rate Debt (a)	$70,521	$16,232	$13,004	$12,891	$1,762,943	$1,466,743	$3,342,334	$3,483,364
Average Interest Rate (a)	6.08%	12.32%	12.64%	12.70%	5.66%	6.18%
Variable Rate Debt (a)			$875,000				$875,000	$861,875

Aggregate Notional Amounts Associated with Interest Rate Swaps in Place

As of December 31, 2009 and Interest Rate Detail by Contractual Maturity Dates

(In thousands, except percentages)

Interest Rate SWAPS	2010		2011		2012	2013	2014	Thereafter	Total	Fair Value
Notional Amount	$100,000	(b)							$100,000	$(3,535)
Fixed Rate (d)	4.08%
Notational Amount			$525,000	(c)					$525,000	$(15,317)
Fixed Rate (d)			3.11%

(a)

As of December 31, 2010, variable rate debt consisted of our Revolving Credit Facility ($300.0 million drawn) and Term Loan ($325.0 million) included above based on the June 8, 2012 maturity date. As of December 31, 2010, fixed rate debt consisted of: the Certificates issued in the Securitization ($1.75 billion): the 7.25% senior notes due 2019 ($300.0 million principal amount due at maturity, the balance as of December 31, 2010 was $295.4 million); the 7.00% senior notes due 2017 ($500.0 million); the 4.625% senior notes due 2015 ($600.0 million principal amount due at maturity, the balance as of December 31, 2010 was $599.3 million); the 5.05% Notes ($700.0 million principal amount due at maturity, the balance as of December 31, 2010 was $699.2 million); the 4.50% Notes ($1.0 billion principal amount due at maturity, the balance as of December 31, 2010 was

$999.2 million); and other debt of $119.2 million (including the Colombian Short-Term Credit Facility). Interest on the Revolving Credit Facility and Term Loan is payable in accordance with the applicable LIBOR agreement or quarterly and accrues at our option either at LIBOR plus margin (as defined) or the base rate plus margin (as defined). The weighted average interest rate in effect at December 31, 2010 for the Revolving Credit Facility and Term Loan was 3.10%. For the year ended December 31, 2010, the weighted average interest rate under the Revolving Credit Facility and Term Loan was 3.12%.

As of December 31, 2009, variable rate debt consists of our Revolving Credit Facility ($550.0 million drawn) and Term Loan ($325.0 million) included above based on the June 8, 2012 maturity date. As of December 31, 2009, fixed rate debt consists of: the Certificates ($1.75 billion); the 5.0% convertible notes due 2010, or 5.0% Notes ($59.7 million) (the 5.0% Notes matured on February 15, 2010, and were repaid using cash on hand); the 7.25% Notes ($300.0 million principal amount due at maturity, the balance as of December 31, 2009 is $295.0 million); ATI 7.25% Notes ($0.3 million); the 7.00% senior notes due 2017 ($500.0 million); the XCEL Credit Facility ($73.4 million); the 4.625% Notes ($600.0 million principal amount due at maturity, the balance as of December 31, 2009 is $599.2 million); and other debt of $59.0 million. Interest on the Revolving Credit Facility and Term Loan is payable in accordance with the applicable LIBOR agreement or quarterly and accrues at our option either at LIBOR plus margin (as defined) or the base rate plus margin (as defined). The weighted average interest rate in effect at December 31, 2009 for the Revolving Credit Facility and Term Loan was 2.84%. For the year ended December 31, 2009, the weighted average interest rate under the Revolving Credit Facility and Term Loan was 3.63%.

(b)	Includes notional amounts of $100.0 million that expired in December 2010.
(c)	Includes notional amounts of $525.0 million that expire between January and March 2011.
(d)	Represents the weighted-average fixed rate or range of interest based on contractual notional amount as a percentage of total notional amounts in a given year.

We attempt to reduce the market risk from changes in interest rates on long-term debt obligations by utilizing derivative financial instruments, namely interest rate swaps. As of December 31, 2010, we held 12 interest rate swap agreements, all of which have been designated as cash flow hedges, and which have an aggregate notional amount of $525.0 million, interest rates ranging from 2.86% to 3.74% and expiration dates through March 2011. In addition, in May 2009, we entered into a foreign currency exchange contract to hedge the foreign currency exposure associated with our acquisition of XCEL. This foreign currency exchange contract was not designated as a hedging instrument and was settled upon the completion of the acquisition of XCEL on May 27, 2009. The settlement resulted in a gain of approximately $1.7 million, which is reflected in the accompanying consolidated statement of operations for the year ended December 31, 2009.

During the year ended December 31, 2010, ATI redeemed approximately $0.3 million principal amount of its 7.25% senior subordinated notes due 2011, or ATI 7.25% Notes, and we repaid $59.7 million of the 5.0% Notes, and the outstanding balance of the 4.8 billion Indian Rupee-denominated credit facility that was in place when we acquired XCEL, or the XCEL Credit Facility (approximately $77.3 million). In addition, in August and December of 2010, we completed registered public offerings of $700.0 million aggregate principal amount of our 5.05% Notes and $1.0 billion aggregate principal amount of our 4.50% Notes. As of December 31, 2010, $300.0 million was outstanding under the Revolving Credit Facility and the Term Loan was fully drawn.

Changes in interest rates can cause interest charges to fluctuate on our variable rate debt. Variable rate debt as of December 31, 2010, after giving effect to our interest rate swap agreements, was comprised of $50.0 million under the Revolving Credit Facility and $50.0 under the Term Loan. A 10% increase, or 31 basis points, in current interest rates would have caused an additional pre-tax charge to our net income and an increase in our cash outflows of $0.3 million for the year ended December 31, 2010.

We are exposed to market risk from changes in foreign currency exchange rates primarily in connection with our foreign subsidiaries. Any transaction denominated in a currency other than the U.S. Dollar is reported in U.S. Dollars at the applicable exchange rate. All assets and liabilities are translated into U.S. Dollars at exchange rates in effect at the end of the applicable fiscal reporting period and all revenues and expenses are translated at average rates for the period. The cumulative translation effect is included in stockholders’ equity and as a component of comprehensive income.

For the year ended December 31, 2010, approximately 19% of our total revenues and approximately 24% of our operating expenses were denominated in foreign currencies, as compared to 15% and 19% respectively, during the same period in 2009.

We have performed a sensitivity analysis assuming a hypothetical 10% adverse movement in foreign currency exchange rates from the quoted foreign currency exchange rates at December 31, 2010. As of December 31, 2010, the analysis indicated that such an adverse movement would not have a material effect on our revenue, operating results or cash flows.

DESCRIPTION OF AMERICAN TOWER REIT CAPITAL STOCK

The following summarizes the material terms of American Tower REIT common stock and undesignated preferred stock as will be set forth in the American Tower REIT Charter (the amended certificate of incorporation of American Tower REIT) and which will govern the rights of American Tower REIT common stock if the merger agreement is adopted by American Tower’s stockholders and the merger is thereafter completed. A copy of the form of the American Tower REIT Charter is attached as Annex B-1 to this proxy statement/prospectus. While we believe that the following description covers the material terms of American Tower REIT’s capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, the American Tower REIT Charter and the other documents we refer to for a more complete understanding of American Tower REIT’s capital stock following the merger.

Authorized Capital

The American Tower REIT Charter authorizes American Tower REIT to issue up to 1,020,000,000 shares of stock, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share.

American Tower REIT Common Stock

When issued as contemplated in the merger agreement, the American Tower REIT common stock will be validly issued, fully paid and non-assessable. Under Delaware Corporate Law, stockholders generally are not personally liable for a corporation’s acts or debts.

Voting Rights. With respect to all matters upon which stockholders are entitled to vote, the holders of American Tower REIT common stock will be entitled to one vote in person or by proxy for each share of American Tower REIT common stock outstanding in the name of such stockholders on the record of stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority (or by a plurality in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected) of the votes entitled to be cast by all shares of American Tower REIT common stock present in person or by proxy.

Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over American Tower REIT common stock with respect to the payment of dividends, dividends may be declared and paid on the American Tower REIT common stock from time to time and in amounts as the board of directors may determine. If the merger is approved by our stockholders and thereafter completed, and if we thereafter elect to become a REIT, we currently intend to commence payment of regular quarterly cash dividends. See the section entitled “Distribution Policy.”

Liquidation Rights. Upon the liquidation, dissolution or winding up of American Tower REIT, whether voluntarily or involuntarily, the holders of American Tower REIT common stock will be entitled to share ratably in all assets available for distribution after payment in full to creditors and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them. Neither the merger, consolidation or business combination of American Tower REIT with or into any other entity in which our stockholders receive capital stock and/or other securities (including debt securities) of the surviving entity (or the direct or indirect parent entity thereof), nor the sale, lease or transfer by us of any part of our business and assets, nor the reduction of our capital stock, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Other Provisions. The holders of American Tower REIT common stock will have no preemptive, subscription or redemption rights and will not be entitled to the benefit of any sinking fund.

American Tower REIT will not be permitted to subdivide, combine, or pay or declare any stock dividend on, the outstanding shares of American Tower REIT common stock unless all outstanding shares of American Tower REIT common stock are subdivided or combined or the holders of American Tower REIT common stock receive a proportionate dividend.

Preferred Stock

Pursuant to the American Tower REIT Charter, the board of directors is empowered, without any approval of our stockholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series, and to fix the relative rights, preferences, powers, qualifications, limitations and restrictions of each such series. The specific matters that may be determined by the board of directors include:

•

whether the shares of the series are redeemable, and if so, the prices at which, and the terms and conditions on which, the shares may be redeemed, including the date or dates upon or after which the shares shall be redeemable and the amount per share payable in case of redemption;

•

whether shares of the series will be entitled to receive distributions and, if so, the distribution rate on the shares, any restriction, limitation or condition upon the payment of the distributions, whether distributions will be cumulative, and the dates on which distributions are payable;

•	any preferential amount payable upon shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of American Tower REIT;

•

whether the shares of the series are convertible, or exchangeable for, shares of any other class or classes of stock or of any other series of stock, or any other securities of American Tower REIT, and if so, the terms and conditions of such conversion or exchange, including price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities;

•	terms and conditions of the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting power, if any, of shares of the series; and

•	any other relative rights, preferences or limitations.

Currently, there are no shares of American Tower REIT preferred stock issued and outstanding.

Because the board of directors will have the power to establish the preferences and rights of each series of preferred stock, it may afford the stockholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of American Tower REIT common stock which could have the effect of delaying, deferring or preventing a change in control of American Tower REIT.

For a description of additional provisions of the American Tower REIT Charter that may have the effect of delaying, deferring or preventing a change in control of American Tower REIT, see the section entitled “Comparison of Rights of Stockholders of American Tower and American Tower REIT—Anti-Takeover Effect of Certain Provisions of the American Tower REIT Charter and By-Laws.”

Restrictions on Ownership and Transfer

For us to comply with and have maximum business flexibility under the Federal Communications Laws (defined in the American Tower REIT Charter and including the Communications Act of 1934, as amended), and for us to qualify as a REIT under the Code, the American Tower REIT Charter contains restrictions on stock ownership and stock transfers. Although the Federal Communications Laws restrictions are not material to our qualification as a REIT, they could be material to our business, results of operation, or financial condition.

All certificates representing shares of capital stock, if any, will bear legends describing or referring to both sets of restrictions. Further, these ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for the American Tower REIT common stock or otherwise be in the best interest of the stockholders.

Federal Communications Laws Restrictions. The American Tower REIT Charter permits us to restrict the ownership or proposed ownership of shares of American Tower REIT common stock if such ownership or proposed ownership (i) is or could be inconsistent with, or in violation of, Federal Communications Laws (as defined in the American Tower REIT Charter), (ii) limits or impairs or could limit or impair our business activities or proposed business activities under the Federal Communications Laws, or (iii) subjects or could subject us to CFIUS Review (as defined in the American Tower REIT Charter) or to any provision of the Federal Communications Laws including those requiring any review, authorization or approval, to which we would not be subject but for such ownership or proposed ownership, including, without limitation, Section 310 of the Communications Act and regulations relating to foreign ownership, multiple ownership, or cross-ownership (the foregoing (i) through (iii) are collectively referred to as “FCC Regulatory Limitations”). We reserve the right to require any person to whom a FCC Regulatory Limitation may apply to promptly furnish to us such information (including, without limitation, information with respect to the citizenship, other ownership interests and affiliations) upon our request. If such person fails to furnish all of the information we request, or we conclude that such person’s ownership or proposed ownership of American Tower REIT common stock, or the exercise by such person of any rights of stock ownership in connection with American Tower REIT common stock, may result in an FCC Regulatory Limitation, we reserve the right to:

•	refuse to permit the transfer of shares of American Tower REIT common stock and/or preferred stock to such person;

•	to the fullest extent permitted by law, suspend those rights of stock ownership the exercise of which may cause such FCC Regulatory Limitation;

•	require the conversion of any or all shares of preferred stock held by such person into a number of shares of American Tower REIT common stock of equivalent value;

•	redeem such shares of American Tower REIT common stock and/or preferred stock from such person pursuant to the procedures set forth below; and/or

•

exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such person, with a view toward obtaining such information or preventing or curing any situation that may cause an FCC Regulatory Limitation.

The following procedures apply to the redemption of such person’s American Tower REIT common stock and/or preferred stock:

•	the redemption price of any redeemed shares of American Tower REIT common stock or preferred stock shall be the fair market value (as defined in the American Tower REIT Charter) of such shares;

•	the redemption price may be paid in cash or any other of our debt or equity securities or any combination thereof;

•

the board of directors in its sole discretion may decide to only redeem some (but not all) of such person’s shares, which may include the selection of the most recently purchased or acquired shares, selection by lot or selection by such other manner as determined by the board of directors;

•

we must provide at least 15 days’ prior written notice of the date on which we plan to effect the redemption (unless waived by such person); provided, that the redemption date may be the date on which written notice is given to such person if the cash (or any other of our debt or equity securities) necessary to effect the redemption have been deposited in trust for the benefit of such person and are subject to immediate withdrawal by such person upon surrender of the stock certificates for the redeemed shares;

•

from and after the date of the redemption, any and all rights relating to the redeemed shares shall cease and terminate and such person shall only possess the right to obtain cash (or any other of our debt or equity securities) payable upon the redemption; and

•	such other terms and condition as the board of directors determines.

REIT Restrictions. For us to qualify as a REIT under the Code, American Tower REIT stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of American Tower REIT stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made). See the section entitled “Material Federal Income Tax Consequences – Taxation as a REIT.” To satisfy these ownership requirements and other requirements for continued qualification as a REIT and to otherwise protect us from the consequences of a concentration of ownership among American Tower REIT’s stockholders, the American Tower REIT Charter contains provisions restricting the ownership or transfer of shares of American Tower REIT stock.

The relevant sections of the American Tower REIT Charter provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in the American Tower REIT Charter) may beneficially or constructively own more than 9.8% in value of the aggregate of American Tower REIT’s outstanding shares of stock, including American Tower REIT’s common stock and preferred stock, or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of American Tower REIT stock. We refer to these restrictions as the “ownership limits.”

The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of American Tower REIT’s outstanding stock or less than 9.8% in value or number of American Tower REIT’s outstanding shares of any class or series of stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of American Tower REIT stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of American Tower REIT’s outstanding stock or 9.8% in value or number of American Tower REIT’s outstanding shares of any class or series of stock.

In addition to the ownership limits, the American Tower REIT Charter prohibits any person from actually or constructively owning shares of American Tower REIT stock to the extent that such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

The board of directors may, in its sole discretion, exempt a person from the ownership limits and certain other REIT limits on ownership and transfer of American Tower REIT stock described above, and may establish a different limit on ownership for any such person. However, the board of directors may not exempt any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person’s beneficial or constructive ownership of American Tower REIT stock will not now or in the future jeopardize our ability to qualify as a REIT under the Code and must agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of American Tower REIT stock described above) will result in the shares of stock being automatically transferred to a trust as described below. As a condition of its waiver, the board of directors may require an opinion of counsel or IRS ruling satisfactory to the board of directors with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption or a different limit on ownership.

In connection with the waiver of the ownership limits or at any other time, the board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in the American Tower REIT Charter, result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of American Tower REIT’s total shares of stock or of the shares of a class or series of American Tower REIT stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s percentage of total shares of stock or of the shares of a class or series of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of American Tower REIT’s shares of stock or of the shares of a class or series of American Tower REIT stock, as applicable, in excess of such percentage ownership of shares of stock or of a class or series of stock will be in violation of the ownership limits.

The American Tower REIT Charter further prohibits:

•

any person from transferring shares of American Tower REIT stock if such transfer would result in shares of American Tower REIT stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•	any person from beneficially or constructively owning shares of American Tower REIT stock if such ownership would result in our failing to qualify as a REIT.

The foregoing provisions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of American Tower REIT stock that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.

Pursuant to the American Tower REIT Charter, if there is any purported transfer of American Tower REIT stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to American Tower REIT stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee. Any ordinary dividend paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. The American Tower REIT Charter also provides for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in the American Tower REIT Charter, then the transfer of the excess shares will be automatically void and of no force or effect.

Shares of American Tower REIT stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such event and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of American Tower REIT stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such stock. In addition, if prior to discovery by us that shares of American Tower REIT common stock have been transferred to a trust, such shares of stock are sold by a purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under the American Tower REIT Charter. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to Delaware Corporate Law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.

In addition, if the board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of American Tower REIT stock set forth in the American Tower REIT Charter, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including but not limited to, causing us to repurchase shares of American Tower REIT stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Following the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of any class or series of American Tower REIT stock, must, upon request, provide us written notice of the person’s name and address, the number of shares of each class and series of American Tower REIT stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of American Tower REIT stock, and any person (including the stockholder of record) who is holding shares of American Tower REIT stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Transfer Agent and Registrar

The transfer agent and registrar for American Tower REIT common stock is The Bank of New York Mellon Trust Company, N.A., 525 William Penn Place, 7th Floor, Pittsburgh, PA 15259, telephone number (412) 234-7571.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF AMERICAN TOWER AND

AMERICAN TOWER REIT

The following describes some of the differences between the current rights of holders of Class A common stock and the rights of holders of American Tower REIT common stock after the merger, and also summarizes certain provisions of Delaware Corporate Law, the American Tower Charter, the American Tower By-Laws, the American Tower REIT Charter, and the American Tower REIT By-Laws. This summary may not contain all the information that is important to you. We encourage you to carefully read the American Tower Charter, the American Tower By-Laws, the American Tower REIT Charter and the American Tower REIT By-Laws. For information on how to obtain the American Tower Charter and American Tower By-Laws, see “Where You Can Find More Information.” A copy of the forms of the American Tower REIT Charter and American Tower REIT By-Laws are attached as Annex B-1 and Annex B-2, respectively, to this proxy statement/prospectus.

General

If the merger is completed, you will obtain the right to receive a number of shares of American Tower REIT common stock equal to, and in exchange for, the number of shares of Class A common stock you then own. As a holder of Class A common stock, your rights are governed by Delaware Corporate Law, the American Tower Charter and the American Tower By-Laws. If the merger is completed, your rights will be governed by Delaware Corporate Law, the American Tower REIT Charter and the American Tower REIT By-Laws. Generally, except as described below, and except that the American Tower REIT Charter will include restrictions on ownership and transfer, the American Tower REIT Charter and the American Tower REIT By-Laws will be the same in all material respects as the current American Tower Charter and American Tower REIT By-Laws, which currently govern your rights as an American Tower stockholder.

The American Tower REIT Charter and American Tower REIT By-Laws will contain provisions that could have the effect of delaying, deferring or preventing a transaction or a change in control of American Tower REIT by means of a tender offer, proxy contest or otherwise that might involve a premium price for holders of shares of American Tower REIT common stock or otherwise be in our stockholders’ best interests. See the section entitled “Anti-Takeover Effect of Certain Provisions of the American Tower REIT Charter and By-Laws.”

Amendment of Charter and By-Laws

American Tower. The American Tower Charter may be amended in the manner prescribed by Delaware Corporate Law. The American Tower Charter and American Tower By-Laws provide that the American Tower By-Laws may be altered, amended, changed or repealed by (i) the approval or consent of not less than a majority of the total outstanding shares of stock entitled to vote generally in the election of directors or (ii) a majority of the entire board of directors, in either case at any meeting called for that purpose at which a quorum is present. The provision in the American Tower By-Laws relating to the amendment of the By-Laws provides that it may be altered, amended, changed or repealed only by vote of the stockholders.

American Tower REIT. The amendment provisions of the American Tower REIT Charter and the American Tower REIT By-Laws are identical in all material respects to the amendment provisions of the American Tower Charter and the American Tower By-Laws.

Meeting of Stockholders; Right to Call Special Meetings; Action by Written Consent

American Tower. Under the American Tower By-Laws, annual and special meetings of stockholders are to be held at a date and time as determined by the board of directors. Special meetings of the stockholders may only be called by the chairman of the board of directors, by the president or by a majority of the board of directors, and special meetings must be called by the president or the secretary whenever stockholders owning a majority of the capital stock issued, outstanding and entitled to vote so request. At any meeting of stockholders, only business that was properly brought before the meeting will be transacted. The American Tower By-Laws provide that, unless otherwise restricted by the American Tower Charter, any action required or permitted by Delaware Corporate Law to be taken at any annual or special meeting may be taken without a meeting by the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter were present and voting.

American Tower REIT. Except as noted below, the provisions of the American Tower REIT By-Laws with respect to the meetings of stockholders, the right to call special meetings and action by written consent are identical in all material respects to the provisions of the American Tower By-Laws. The board of directors may postpone, reschedule or cancel any annual or special meeting of stockholders previously scheduled by the board of directors, the chairman of the board of directors, or by the president. The board of directors may, in its sole discretion, determine that meetings of stockholders will be held solely by means of remote communication. The chairman of the meeting of stockholders may adjourn or recess such meeting once convened, whether or not a quorum is present. In order for American Tower REIT to determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, such date not to precede the date upon which the board of directors adopts the resolution fixing the record date, and which date may not be more than 10 days after the adoption of such resolution. Any stockholder of record seeking to have stockholders authorize or take corporate action by written consent must request by written notice to the secretary of American Tower REIT that the board of directors fix a record date. The board of directors must thereafter promptly (but no later than 10 days after the secretary’s receipt of such written notice) fix a record date by resolution, such date to be no later than 10 days following the date of such resolution (unless it had already fixed a record date pursuant to the provisions set forth in this paragraph). If no record date has been fixed by the board of directors and no prior action by the board of directors is required by applicable law, the record date will be the first date after the expiration of such 10 day time period on which a signed written consent setting forth the action taken or proposed to be taken is delivered to American Tower REIT pursuant to the procedures set forth in its By-Laws. If no record date has been fixed by the board of directors and prior action by the board of directors is required by applicable law, the record date will be at the close of business on the date on which the board of directors adopts the resolution taking such prior action. Additionally, the American Tower REIT By-Laws also contain additional provisions that bear on the ability of American Tower REIT to engage independent inspectors to undertake a prompt ministerial review of the validity of any corporate action by written consent of the stockholders.

Advance Notice Requirement of Director Nominations and Stockholder Proposals

American Tower. The American Tower By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before a stockholder meeting. Nominations for persons as directors may be made by a stockholder who is a stockholder of record at the time of giving of notice who is entitled to vote in the election of directors if the stockholder timely complies with the notice procedures set forth in the American Tower By-Laws. The stockholder’s written notice also must set forth certain information regarding the stockholder and the nominee and certain other information as set forth in the American Tower By-Laws. To be timely, with respect to the regularly scheduled annual meeting, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the American Tower no later than 90 days nor more than 120 days in advance of the anniversary of the date of the previous year’s annual meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed to more than 30 days before such anniversary date, notice by the stockholder to be timely must be received not later than 90 days nor more than 120 days in advance of the current year’s annual meeting or 10 days following the day on which public disclosure of the date of such annual meeting is first made by American Tower.

Stockholder proposals, other than nominations of persons for election as directors, may be made by a stockholder of the corporation (i) who is a stockholder of record at the time of the giving of notice, (ii) who is entitled to vote at the meeting, (iii) who has given timely notice of the business in writing to the secretary of American Tower and (iv) such business is a proper matter for stockholder action. The stockholder’s written notice also must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in the American Tower By-Laws. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the American Tower (i) with respect to the regularly scheduled annual meeting no later than 90 days nor more than 120 days in advance of the anniversary of the date of the previous year’s annual meeting, provided, however, that in the event that the date of the annual meeting has been changed to more than 30 days before such anniversary date, notice by the stockholder to be timely must be received not later than 90 days nor more than 120 days in advance of the current year’s annual meeting or 10 days following the day on which public disclosure of the date of such annual meeting is first made by American Tower; and (ii) with respect to any other meeting, no later than 90 days nor more than 120 days in advance of the date of the meeting or 10 days following the day on which public disclosure of the date of such meeting if first made by American Tower.

American Tower REIT. Except as noted below, the provisions of the American Tower REIT By-Laws with respect to the advance notice requirement of stockholder proposals and director nominations are identical in all material respects to the provisions of the American Tower By-Laws. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed to more than 30 days before such anniversary date or more than 70 days after such anniversary date, notice by the stockholder to be timely must be received not later than 90 days nor more than 120 days in advance of the current year’s annual meeting or 10 days following the day on which public disclosure of the date of such annual meeting is first made by American Tower REIT. A stockholder’s notice requirement is deemed satisfied if the stockholder notifies American Tower REIT of his, her or its intention to present a proposal at the annual meeting in compliance with applicable law, including without limitation the disclosures required by Section 14(a) of the Exchange Act, and the proposal is included in a proxy statement that has been prepared by American Tower REIT to solicit proxies for such meetings.

Number and Election of Directors; Vacancies; Removal

American Tower. The American Tower By-Laws provide that the business of the corporation will be managed by the board of directors, which must consist of not less than one director, none of whom needs to be a stockholder. The number of directors for each year must be fixed at each annual meeting of the stockholders, but if the number is not so fixed, the number will remain the same as before the meeting. At any time during any year, except as otherwise provided by law, the American Tower Charter or otherwise, the number of directors may be increased or reduced, in each case by a majority of the stock issued and outstanding in person or by proxy and entitled to vote for the election of directors or by a majority of the directors then in office, even if less than a quorum. Directors must be elected at each annual meeting of stockholders by a majority of the votes cast, provided however that directors will be elected by a plurality of the votes properly cast if the number of candidates properly nominated for election exceeds the number of directors to be elected as of the close of business on the record date for such meeting, and will hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors. Election of directors need not be by written ballot. The American Tower Charter provides that, except as otherwise provided by applicable law, the American Tower Charter, the American Tower By-Laws or a resolution of the board of directors, any vacancy on the board of directors, including one created by an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director; the American Tower By-Laws provides that any vacancy on the board of directors, including one created by an increase in the number of directors, may be filled by a majority of the directors then in office, even if less than a quorum, or any such vacancies or newly-created directorships may be filled by the stockholders at any meeting. Except as otherwise provided by law, the American Tower Charter or otherwise, directors may be removed with or without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote. In their discretion, the stockholders may elect a new director or directors in place of such removed director or directors.

American Tower REIT. Except as provided below, the provisions of the American Tower REIT By-Laws with respect to the number and election of directors, vacancies and removal are identical in all material respects to the provisions of the American Tower By-Laws.

Forum

The American Tower REIT Charter provides that, unless we agree in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the company, any action asserting a claim of breaching fiduciary duty owed by a director, officer, employee or agent of the company to the company or its stockholders, and certain other legal proceedings described in the American Tower REIT Charter. The American Tower Charter does not contain a forum provision.

Anti-Takeover Effect of Certain Provisions of the American Tower REIT Charter and By-Laws

Certain provisions of the American Tower REIT Charter, described below, as well as the ability of the board of directors to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock, could delay, defer, or prevent a transaction or a change in control of American Tower REIT that might involve a premium for holders of American Tower REIT common stock or might otherwise be in their best interests.

Removal of Directors. The American Tower REIT Charter provides that any or all of the directors may be removed at any time, either with or without cause by a vote of our stockholders, provided, however that a vote of a majority of the shares outstanding and entitled to vote is required to effect any such removal. This provision may delay or prevent our stockholders from removing incumbent directors.

Advance Notice of Director Nominations and Stockholder Proposals. The American Tower REIT By-Laws include advance notice and informational requirements and time limitations on any director nomination or proposal that a stockholder wishes to make at a meeting of stockholders. A failure to comply with these timing and informational requirements can result in a stockholder’s director nomination or proposal not being considered at a meeting of stockholders.

Ownership Limitations. Primarily to protect us against the risk of losing our status as a REIT, the American Tower REIT Charter contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. These provisions may have the effect of inhibiting or impeding a change in control. See the section entitled “Description of American Tower REIT Capital Stock—Restrictions on Ownership and Transfer.”

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware Corporate Law. Subsection (a) of Section 145 of Delaware Corporate Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of Delaware Corporate Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of Delaware Corporate Law provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of Delaware Corporate Law further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of Delaware Corporate Law; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of Delaware Corporate Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Corporate Law, or (iv) for any transaction from which the director derived an improper personal benefit.

American Tower REIT Charter. Article Seventh of the American Tower REIT Charter provides that American Tower REIT will indemnify and hold harmless, to the fullest extent permitted by applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, or employee of American Tower REIT or is or was serving at the request of American Tower REIT as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, or other enterprise or nonprofit entity against all liability, losses, expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except for proceedings to enforce rights set forth in Article Seventh, American Tower REIT will be required under the American Tower REIT Charter to indemnify, or pay or reimburse expenses, to any director, officer, employee or other person in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by the board of directors of American Tower REIT. Expenses (including attorneys’ fees) incurred by a current officer or director of American Tower REIT in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the American Tower REIT charter shall be paid or reimbursed in advance of the final disposition of such matter upon receipt of an undertaking by such director or officer to repay such amount unless it is determined that such person is entitled to be indemnified by America Tower REIT under Article Seventh.

Under Delaware law, directors of American Tower REIT will remain liable for the following:

•	any breach of the director’s duty of loyalty to American Tower REIT or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction in which the director receives an improper personal benefit.

We maintain directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following summary of federal income tax considerations is based on existing law, and is limited to investors who own Class A common stock and American Tower REIT common stock as an investment asset rather than as inventory or as property used in a trade or business. The summary does not discuss all of the particular tax consequences that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

•	a bank, insurance company, regulated investment company, REIT or other financial institution;

•	a broker, dealer or trader in securities or foreign currency;

•	a person who has a functional currency other than the U.S. dollar;

•	a person who acquires American Tower REIT common stock or acquired Class A common stock in connection with employment or other performance of services;

•	a person subject to alternative minimum tax;

•

a person who owns Class A common stock or American Tower REIT common stock as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction, or conversion transaction; or

•	except as specifically described in the following summary, a tax-exempt entity or a foreign person.

The sections of the Code that govern federal income tax qualification and treatment of a REIT and its stockholders are complex. This presentation is a summary of applicable Code provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have received a private letter ruling from the IRS with respect to some but not all of the matters described in this summary, and we cannot assure you that the IRS or a court will agree with all of the statements made in this summary. The IRS or a court could, for example, take a different position from that described in this summary with respect to American Tower’s and American Tower REIT’s acquisitions, operations, restructurings or other matters, including with respect to matters similar to, but subsequent or unrelated to, those matters addressed in the IRS private letter ruling to us; furthermore, while a private letter ruling from the IRS generally is binding on the IRS, we and our tax counsel cannot rely on the private letter ruling if the factual representations, assumptions, or undertakings made in our letter ruling request to the IRS are untrue or incomplete in any material respect. If successful, IRS challenges could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax consequences, and does not discuss any estate, gift, state, local or foreign tax consequences. For all these reasons, we urge you and any prospective acquiror of Class A common stock or American Tower REIT common stock to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of Class A common stock or American Tower REIT common stock. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this proxy statement/prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

Your federal income tax consequences may differ depending on whether or not you are a “U.S. stockholder.” For purposes of this summary, a “U.S. stockholder” for federal income tax purposes is:

•

a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

•	an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996, to the extent provided in Treasury regulations;

whose status as a U.S. stockholder is not overridden by an applicable tax treaty. Conversely, a “non-U.S. stockholder” is a beneficial owner of Class A common stock or American Tower REIT common stock, as applicable, who is not a U.S. stockholder. If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of Class A common stock or American Tower REIT common stock, as applicable, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of Class A common stock or American Tower REIT common stock.

References in “Material Federal Income Tax Consequences” to “we”, “us” and “our” before the merger are references to American Tower, and after the merger are references to American Tower REIT.

Federal Income Tax Consequences of the Merger

The merger of American Tower with and into American Tower REIT is intended to qualify as a reorganization under Section 368(a)(1)(F) of the Code, and the federal income tax consequences summarized below assume that the merger will so qualify. Our tax counsel, Sullivan & Worcester LLP, is of the opinion that the merger will be treated for federal income tax purposes as a reorganization under section 368(a)(1)(F) of the Code. However, upon review, the IRS or a court might conclude otherwise.

Neither American Tower nor American Tower REIT will recognize any gain or loss as a result of the merger. Except as described below with respect to non-United States persons that own or have owned in excess of 5% of the Class A common stock, stockholders will not recognize any gain or loss upon the conversion of shares of Class A common stock into American Tower REIT common stock pursuant to the merger. The initial tax basis of the American Tower REIT common stock received by a stockholder pursuant to the merger will be the same as such stockholder’s adjusted tax basis in the shares of the Class A common stock being converted pursuant to the merger. The holding period of the American Tower REIT common stock received by a stockholder pursuant to the merger will include the stockholder’s holding period with respect to the shares of Class A common stock being converted pursuant to the merger.

In the case of non-United States persons that own or have owned in excess of 5% of Class A common stock, it may be necessary for those persons to comply with the reporting and other requirements of the Treasury regulations under Section 897 of the Code in order to achieve nonrecognition of gain, carryover tax basis and tacked holding period upon the conversion of shares of the Class A common stock into American Tower REIT common stock pursuant to the merger. If you are such a non-United States person, we urge you to consult with your own tax advisor to determine your reporting and other obligations with respect to the conversion of shares of the Class A common stock into American Tower REIT common stock pursuant to the merger.

Taxation of the Special E&P Distribution

The special E&P distribution is intended to assist us in meeting the REIT requirement, discussed below, that we distribute to our stockholders by December 31, 2012 our pre-REIT accumulated earnings and profits through December 31, 2011. We expect that the special E&P distribution will be declared and paid in the fourth quarter of 2011.

The special E&P distribution will be potentially eligible for taxation to noncorporate U.S. stockholders at the maximum 15% “qualified dividend” rate to the extent that the special E&P distribution is paid out of our current or accumulated earnings and profits. The maximum 15% tax rate available to noncorporate U.S. stockholders for “qualified dividend income” is not available unless the stock on which an otherwise qualifying dividend is paid has been held for 61 days or more during the 121-day period beginning 60 days before the date on which the shares become ex-dividend; for this purpose, we believe that Class A common stock or, after the merger, American Tower REIT common stock is to be treated as the same stock. Also, for purposes of calculating this 61-day holding period, any period in which the stockholder has an option to sell, is under a contractual obligation to sell or has made and not closed a short sale of Class A common stock (or, after the merger, American Tower REIT common stock), has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding Class A common stock (or, after the merger, American Tower REIT common stock), will not be counted toward the required holding period.

For some U.S. stockholders, the special E&P distribution may be an “extraordinary dividend.” An “extraordinary dividend” is generally a dividend on a share of stock that is equal to at least 10% of a stockholder’s adjusted basis in that share of stock, or alternatively, if an election is made, is equal to at least 10% of the fair market value of that stock based on the stock’s trading price on the day before the ex-dividend date. Some noncorporate U.S. stockholders that receive an extraordinary dividend from us that is treated as a “qualified dividend” and later sell their underlying shares at a loss will recognize long-term capital loss, regardless of their holding periods in their shares, to the extent of the extraordinary dividend.

Corporate stockholders should consider the effect of the corporate alternative minimum tax, which generally imposes tax at a 20% rate on a corporation’s alternative minimum taxable income for the tax year and which is calculated without regard to the dividends received deduction. A corporate stockholder should also consider the potential for basis reduction in its stock in us under Section 1059 of the Code if the special E&P distribution constitutes an extraordinary dividend as to its shares of stock in us.

For non-U.S. stockholders, withholding tax at a rate of 30%, or lower if reduced by an applicable income tax treaty, may apply to the full special E&P distribution. However, if withholding is applied to any portion of the special E&P distribution that represents a return of capital, rather than a dividend out of our earnings and profits, the non-U.S. stockholder must nevertheless reduce its tax basis in its share in us by the amount of returned capital and may file for a refund from the IRS for the amount of withheld tax in excess of its actual tax liability.

Taxation as a REIT

Effective with our taxable year beginning January 1, 2012, we expect to elect to be taxed as a REIT under Sections 856 through 860 of the Code. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years. As a result of this REIT election, our deferred intercompany gains and similar consolidated return items will be restored into income for our taxable year ending December 31, 2011; however, we expect these restored amounts to total no more than $10 million, and in any event the restored amounts are not expected to affect materially our 2011 federal income tax liability or our subsequent qualification and taxation as a REIT.

Our tax counsel, Sullivan & Worcester LLP, is of the opinion that, after the transactions described in this proxy statement/prospectus are completed, we will be organized in conformity with the requirements for qualification as a REIT under the Code and that our current and anticipated investments and our plan of operation will enable us to meet and continue to meet the requirements for qualification and taxation as a REIT under the Code. Our tax counsel’s opinions are conditioned upon the assumption that the American Tower REIT Charter, the American Tower REIT By-Laws, our licenses and all other applicable legal documents have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this proxy statement/prospectus, upon a private letter ruling received from the IRS as to certain federal income tax matters, and upon representations made by us as to certain factual matters relating to our and

American Tower REIT’s organization and operations and our expected manner of operation. The opinions of our tax counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will so qualify for any particular year. Any opinion of Sullivan & Worcester LLP as to our qualification as a REIT will be expressed as of the date issued. Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of tax counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by tax counsel.

Our actual qualification and taxation as a REIT will depend upon our compliance on a continuing basis with various qualification tests imposed under the Code and summarized below. Our ability to satisfy the asset tests will depend in part upon our good faith analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. While we believe that we will satisfy these tests, our tax counsel will not review compliance with these tests on a continuing basis. If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a C corporation, and our stockholders will be taxed like stockholders of C corporations. In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to stockholders could be reduced or eliminated.

As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our stockholders. Distributions to our stockholders generally will be included in their income as dividends to the extent of our current or accumulated earnings and profits. Our dividends will not generally be entitled to the favorable 15% rate on qualified dividend income (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2012), but a portion of our dividends, such as dividends attributable to dividend income we receive from our TRSs, may be so eligible, all as explained below. No portion of any of our dividends will be eligible for the dividends received deduction for corporate stockholders. Distributions in excess of current or accumulated earnings and profits generally will be treated for federal income tax purposes as return of capital to the extent of a recipient stockholder’s basis in its American Tower REIT common stock, and will reduce this basis. Our current or accumulated earnings and profits will be generally allocated first to distributions made on outstanding American Tower REIT preferred stock, of which there is presently none outstanding, and thereafter to distributions made on American Tower REIT common stock. For all these purposes, our distributions include both cash distributions and any in kind distributions of property that we might make.

If we qualify as a REIT and meet the tests described below, we generally will not pay federal income tax on amounts we distribute to our stockholders. However, even if we qualify as a REIT, we may be subject to federal tax in the following circumstances:

•

We will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” determined by including our undistributed net capital gains and after offset by our available NOL carryovers;

•	If our alternative minimum taxable income exceeds our taxable income, we may be subject to the corporate alternative minimum tax on our items of tax preference;

•

If we have net income from the disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate rate, currently 35%;

•

If we have net income from dispositions of inventory or property held primarily for sale to customers in the ordinary course of business (but excluding dispositions of foreclosure property and dispositions excepted under a statutory safe harbor), we will be subject to tax on this income at a 100% rate;

•

If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability;

•

If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year, and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed;

•

If we recognize gain on the disposition of any asset that was held by us on January 1, 2012 during a specified period (generally, ten years) thereafter, then we will pay tax at the highest regular corporate tax rate, which is currently 35%, on the lesser of the excess of the fair market value of the asset over our basis in the asset on January 1, 2012, or the gain we recognize in the disposition. We currently do not expect to sell any assets if such a sale would result in the imposition of a material tax liability. We cannot, however, assure you that we will not change our plans in this regard;

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If after our conversion to a REIT we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation (including, for example, if we were to liquidate a wholly owned C corporation subsidiary), and if we subsequently recognize gain on the disposition of this asset during a specified period (generally, ten years) beginning on the date on which the asset ceased to be owned by the C corporation, then we will pay tax at the highest regular corporate tax rate, which is currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation’s basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition; and

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If after our conversion to a REIT we acquire a corporation that becomes a QRS, we liquidate a TRS or we convert a TRS to a QRS, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that transaction, if any, not later than the end of our taxable year in which the transaction occurred. However, if we fail to do so, relief provisions would allow us to maintain our status as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution.

As summarized below, REITs are permitted within limits to own stock and securities of a TRS. A domestic TRS is separately taxed on its net income as a C corporation, and is subject to limitations on the deductibility of interest expense paid to its REIT parent. While a foreign TRS is taxed in the United States only to the extent it has income that is effectively connected with the conduct of a trade or business in the United States or that is investment income from United States sources, a foreign TRS is generally subject to foreign taxes in the jurisdictions in which its assets or operations are located. In addition, the REIT parent is subject to a 100% tax on the amount by which various charges and reimbursements between the parent REIT and its TRS are determined to be priced excessively in favor of the REIT rather than on an arms’ length basis.

To the extent we invest in properties in foreign jurisdictions, our income from those properties will generally be subject to tax in those jurisdictions. If we operate as we plan to operate, then we will generally not pay federal income tax to the extent we distribute our taxable income to our stockholders each year. As a result, we cannot recover the cost of foreign income taxes imposed on our foreign investments by claiming foreign tax credits against our federal income tax liability. Also, we cannot pass through to our stockholders any foreign tax credits.

If we fail to qualify or elect not to qualify as a REIT, we will be subject to federal income tax in the same manner as a C corporation. Distributions to our stockholders if we do not qualify as a REIT will not be deductible by us nor will distributions be required under the Code. In that event, distributions to American Tower REIT stockholders will generally be taxable as ordinary dividends potentially eligible for the 15% income tax rate (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2012) discussed below in “Taxation of U.S. Stockholders” and, subject to limitations in the Code, will be potentially eligible for the dividends received deduction for corporate stockholders. Also, we will generally be disqualified from qualification as a REIT for the four taxable years following disqualification. If we do not qualify as a REIT for even one year, this could result in reduction or elimination of distributions to our stockholders, or in our incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate level taxes. The Code provides certain relief provisions under which we might avoid automatically ceasing to be a REIT for failure to meet certain REIT requirements, all as discussed in more detail below.

REIT Qualification Requirements

General Requirements. Section 856(a) of the Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable, but for Sections 856 through 859 of the Code, as a C corporation;

(4) that is not a financial institution or an insurance company subject to special provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) that is not “closely held” as defined under the personal holding company stock ownership test, as described below; and

(7) that meets other tests regarding income, assets and distributions, all as described below.

Section 856(b) of the Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a pro rata part of a taxable year of less than 12 months. Section 856(h)(2) of the Code provides that neither condition (5) nor (6) need be met for our first taxable year as a REIT. We believe that we will meet conditions (1) through (7) during each of the requisite periods commencing with our first taxable year as a REIT, and that we will continue to meet these conditions in future taxable years. There can, however, be no assurance in this regard.

By reason of condition (6), we will fail to qualify as a REIT for a taxable year if at any time during the last half of a year more than 50% in value of outstanding American Tower REIT common stock is owned directly or indirectly by five or fewer individuals. To help comply with condition (6), the American Tower REIT Charter will restrict transfers of American Tower REIT common stock that would otherwise result in concentrated ownership positions. See the section entitled “Description of American Tower REIT Capital Stock—Restrictions on Ownership and Transfer.” In addition, if we comply with applicable Treasury regulations to ascertain the ownership of American Tower REIT common stock and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). However, our failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations. Accordingly, we intend to comply with these regulations, and to request annually from record holders of significant percentages of American Tower REIT common stock information regarding the ownership of American Tower REIT common stock. Under the American Tower REIT Charter, American Tower REIT stockholders will be required to respond to these requests for information.

For purposes of condition (6), the term “individuals” is defined in the Code to include natural persons, supplemental unemployment compensation benefit plans, private foundations and portions of a trust permanently set aside or used exclusively for charitable purposes, but not other entities or qualified pension plans or profit sharing trusts. As a result, REIT shares owned by an entity that is not an “individual” are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself. Similarly, REIT shares held by a qualified pension plan or profit sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust. Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity’s federal income tax qualification as a REIT. However, as discussed below, if a REIT is a “pension-held REIT,” each qualified pension plan or profit-sharing pension trust owning more than 10% of the REIT’s shares by value generally may be taxed on a portion of the dividends it receives from the REIT.

The Code provides that we will not automatically fail to be a REIT if we do not meet conditions (1) through (6), provided we can establish reasonable cause for any such failure. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision. This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

Our Wholly Owned Subsidiaries and Our Investments through Partnerships. Except in respect of TRSs as discussed below, Section 856(i) of the Code provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a QRS and shall not be treated as a separate corporation. The assets, liabilities and items of income, deduction and credit of a QRS are treated as the REIT’s. We believe that each of our direct and indirect wholly-owned subsidiaries, other than the TRSs discussed below, will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the Code, or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under regulations issued under Section 7701 of the Code, each of which we refer to as a QRS. Thus, except for the TRSs discussed below, in applying all the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our direct and indirect wholly owned subsidiaries are treated as ours.

We have invested and may invest in real estate through one or more limited or general partnerships, limited liability companies or foreign entities that are treated as partnerships for federal income tax purposes. In the case of a REIT that is a partner in a partnership, regulations under the Code provide that, for purposes of the REIT qualification requirements regarding income and assets discussed below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT’s proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share. In addition, for these purposes, the character of the assets and gross income of the partnership generally retain the same character in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of each partnership in which we are a partner will be treated as ours for purposes of the income tests and asset tests discussed below. In contrast, for purposes of the distribution requirement discussed below, we will be required to take into account as a partner our share of the partnership’s income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Code.

Taxable REIT Subsidiaries. A REIT is permitted to own any or all of the securities of a “taxable REIT subsidiary” as defined in Section 856(l) of the Code, or TRS, provided that no more than 25% of the total value of its assets, at the close of each quarter, is comprised of investments in the stock or securities of its TRSs. We have received a private letter ruling from the IRS that a loan to a TRS of ours that is adequately secured by towers, tower sites, or other interests in real property will not be treated as a security for purposes of this 25% TRS limitation. Among other requirements, a TRS of ours must:

(1) be a non-REIT corporation for federal income tax purposes in which we directly or indirectly own shares;

(2) join with us in making a TRS election;

(3) not directly or indirectly operate or manage a lodging facility or a health care facility; and

(4) not directly or indirectly provide to any person, under a franchise, license, or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, except that in limited circumstances a subfranchise, sublicense or similar right can be granted to an independent contractor to operate or manage a lodging facility or a health care facility.

In addition, a corporation other than a REIT in which a TRS directly or indirectly owns more than 35% of the voting power or value will automatically be treated as a TRS. Subject to the discussion below, we believe that we and each of our TRSs that we form or acquire will comply with, on a continuous basis, the requirements for TRS status at all times during which we intend for the subsidiary’s TRS election to be in effect.

Our ownership of stock and securities in TRSs is exempt from the 10% and 5% REIT asset tests discussed below. Also, as discussed below, TRSs can perform services for our tenants without disqualifying the rents we receive from those tenants under the 75% or 95% gross income tests discussed below. Moreover, because TRSs are taxed separately from us and as C corporations, their assets, liabilities and items of income, deduction and credit generally are not imputed to us for purposes of the REIT qualification requirements described in this summary. Therefore, TRSs can generally undertake third-party management and development activities and activities not related to real estate.

Restrictions are imposed on TRSs to ensure that they will be subject to an appropriate level of federal income taxation. For example, a TRS may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year. However, the TRS may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year’s 50% adjusted taxable income limitation. In addition, if a TRS pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm’s length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment. Last, if in comparison to an arm’s length transaction, a tenant has overpaid rent to the REIT in exchange for underpaying the TRS for services rendered, and if the REIT has not adequately compensated the TRS for services provided to or on behalf of a tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the TRS. A safe harbor exception to this excise tax applies if the TRS has been compensated at a rate at least equal to 150% of its direct cost in furnishing or rendering the service. We believe that our TRSs will receive at least arm’s length compensation, from our tenants or from us, for the services they provide to our tenants. There can be no assurance that arrangements involving our TRSs will not result in the imposition of one or more of these deduction limitations or excise taxes, but we do not believe that we are or will be subject to these impositions.

To the extent our TRSs have assets or operations in foreign jurisdictions, their income from those assets and operations will generally be subject to tax in those jurisdictions. If we and our TRSs operate as planned, then our foreign TRSs will not have any United States operations or federal income tax liability, and we will generally not pay federal income tax to the extent we distribute our taxable income, including our dividend income from our TRSs, to our stockholders each year. As a result, we cannot recover the cost of foreign income taxes imposed on our TRSs’ foreign investments by claiming foreign tax credits against either our or their federal income tax liability. Also, we cannot pass through to our stockholders any foreign tax credits.

Our Assets as Real Estate Assets. Treasury regulations define “real property” for purposes of Section 856 of the Code to mean land or improvements thereon, such as buildings or other inherently permanent structures thereon, including items which are structural components of such buildings or structures. In addition, the term is defined recursively so that real property includes interests in real property. For these purposes, local law definitions are not controlling. By way of illustration, Treasury regulations provide that real property includes wiring in a building, plumbing systems, central heating or central air-conditioning machinery, pipes or ducts, elevators or escalators installed in a building, and other items which are structural components of a building or other permanent structure; however, again by way of example, real property is defined to exclude assets accessory to the operation of a business such as machinery, printing presses, transportation equipment which is not a structural component of the building, office equipment, refrigerators, individual air-conditioning units, grocery counters, or furnishings of a motel, hotel or office building. For purposes of Section 856 of the Code, real property includes real property outside of the United States as well as real property within the United States.

Treasury regulations provide that, for purposes of Section 856 of the Code, the term “interests in real property” includes several types of interests that relate to real property such as (a) fee ownership and co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, (b) timeshare interests that represent an undivided fractional fee interest, or undivided leasehold interest, in real property, and that entitle the holders of the interests to the use and enjoyment of the property for a specified period of time each year, and (c) stock held by a person as a tenant-stockholder in a cooperative housing corporation (as those terms are defined in Section 216 of the Code). In several administrative pronouncements spanning almost four decades, the IRS has concluded that “interests in real property” properly include intangibles such as voting rights and goodwill that are inextricably and compulsorily tied to real property or otherwise inseparable from real property.

We have received a private letter ruling from the IRS that, for purposes of Section 856 of the Code, our towers and the sites on which they are located (including any fencing, shelters and permanently installed backup generators) are interests in real property, and the intangible assets (including goodwill) that are derived from our real estate are also “interests in real property”. Because all or substantially all of our intangible assets (including goodwill) as reported on our audited financial statements relate to current and future rental cash flows from space on our towers and at our tower sites, we believe that all or substantially all of these intangibles are inextricably and compulsorily tied to, and derived from, our real estate and thus “interests in real property”.

In order to qualify as a mortgage on real property for purposes of the 75% gross income test and 75% asset test discussed below, a mortgage loan must be secured by real property with a fair market value, at the time the loan is made, at least equal to the amount of the loan. In Revenue Ruling 80-280, the IRS concluded that a loan secured by a mortgage loan can itself qualify as an interest in mortgages on real property where the ultimate collateral in the arrangement was real property of sufficient fair market value. Although there can be no assurance in this regard, we believe that our loans that are intended to be mortgages on real property for purposes of the REIT income and asset tests below will in fact so qualify, because we generally will seek to have those loans directly secured by real property of sufficient fair market value or indirectly and ultimately secured by real property of sufficient fair market value consistent with the principles of Revenue Ruling 80-280.

Income Tests. There are two gross income requirements for qualification as a REIT under the Code:

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At least 75% of our gross income (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from “clearly identified” hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from “clearly identified” hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property which generates such income or gain); (d) real estate foreign exchange gain (as defined in Section 856(n)(2) of the Code); and (e) income from the repayment or discharge of indebtedness) must be derived from investments relating to real property, including “rents from real property” as defined under Section 856 of the Code, interest and gain from mortgages on real property, income and gain from foreclosure property, gain from the sale or other disposition of real property other than dealer property, or dividends and gain from shares in other REITs. When we receive new capital in exchange for American Tower REIT common stock or in a public offering of five year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

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At least 95% of our gross income (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from “clearly identified” hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from “clearly identified” hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% or 95% gross income tests (or any property which generates such income or gain); (d) passive foreign exchange gain (as defined in Section 856(n)(3) of the Code); and (e) income from the repayment or discharge of indebtedness) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, or gains from the sale or disposition of stock, securities, or real property.

For purposes of the 75% and 95% gross income tests outlined above, income derived from a “shared appreciation provision” in a mortgage loan is generally treated as gain recognized on the sale of the property to which it relates. Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

In order to qualify as “rents from real property” under Section 856 of the Code, several requirements must be met:

•	The amount of rent received generally must not be based on the income or profits of any person, but may be based on receipts or sales.

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Rents do not qualify if the REIT owns 10% or more by vote or value of the tenant, whether directly or after application of attribution rules. While we intend not to lease property to any party if rents from that property would not qualify as rents from real property, application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. For example, an unaffiliated third party’s ownership directly or by attribution of 10% or more by value of American Tower REIT common stock, as well as an ownership position in the stock of one of our tenants which, when added to our own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant, would result in that tenant’s rents not qualifying as rents from real property. The American Tower REIT Charter will disallow transfers or purported acquisitions, directly or by attribution, of American Tower REIT common stock to the extent necessary to maintain our REIT status under the Code. Nevertheless, there can be no assurance that these provisions in the American Tower REIT Charter will be effective to prevent our REIT status from being jeopardized under the 10% affiliated tenant rule. Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will American Tower REIT stockholders necessarily be aware of ownership of American Tower REIT common stock attributed to them under the Code’s attribution rules.

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There is a limited exception to the above prohibition on earning “rents from real property” from a 10% affiliated tenant, if the tenant is a TRS. If at least 90% of the leased/licensed space of a property is leased/licensed to tenants other than TRSs and 10% affiliated tenants, and if the TRS’s rent for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property, then otherwise qualifying rents paid by the TRS to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants. At some of our tower sites, we may license space to a TRS so that, for example, the TRS can operate a master antenna, backhaul antenna or other asset. In any such instance, we cannot be sure that the rental relationship will qualify under the limited exception for leasing/licensing space to a TRS. However, we expect the total rents we receive from leasing/licensing space to our TRSs will be immaterial to our compliance with the REIT gross income tests.

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In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our TRSs. There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of “unrelated business taxable income” as defined in Section 512(b)(3) of the Code. In addition, a de minimis amount of noncustomary services will not disqualify income as “rents from real property” so long as the value of the impermissible services does not exceed 1% of the gross income from the property, as discussed further below.

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If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as “rents from real property”; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented. While this 15% test generally is applied separately to each lease of real property, Treasury regulations provide that the test may be applied on an aggregate basis at a multi-tenanted facility with substantially similar leases, such that the aggregate rents received or accrued at the facility under substantially similar leases are tested by reference to the ratio of the fair market value of all rented personal property under such leases to the total fair market value of all rented real and personal property under such leases. We have received a private letter ruling from the IRS confirming that this aggregation is available to us on a site by site basis at our election.

For the reasons set forth below, we believe that all or substantially all our rents will qualify as rents from real property for purposes of Section 856 of the Code.

With respect to services we render at our tower sites, we believe that these services will be of the type that are usually or customarily performed in connection with the rental of tower space and that are not primarily for the benefit or convenience of our tenants. Therefore, we believe that our provision of these permissible services will not cause rents received with respect to our properties to fail to qualify as “rents from real property.” Any impermissible services at a tower site are expected to be provided by an independent contractor or a TRS under appropriate arrangements in order to avoid jeopardizing the qualification of our rent as “rents from real property”. We have received a private letter ruling from the IRS that, based on our representation that particular services are customary and either consistent with our fiduciary functions or benefit our properties as a whole, these specified services provided in connection with the rental of tower space will not cause otherwise qualifying amounts received by us to be excluded from “rents from real property” under Section 856(d) of the Code. If, contrary to our expectation, the IRS or a court determines that one or more services we provide to our tenants directly (as opposed to through a TRS or an independent contractor) are impermissible services, and that the amount of gross receipts we receive that is attributable to the provision of such services during a taxable year at a site exceeds 1% of all gross receipts we received or accrued during such taxable year with respect to that site, then all of the rents from that site will be nonqualifying income for purposes of the 75% and 95% gross income tests. Although rents at any one site are immaterial to our compliance with the 75% and 95% gross income tests, a finding by the IRS or a court of sufficient impermissible services at a large number of sites could possibly jeopardize our ability to comply with the 95% gross income test, and in an extreme case possibly even with the 75% gross income test. Under those circumstances, we expect we would qualify for the gross income tests’ relief provision described below, and thereby preserve our qualification as a REIT; however, the penalty taxes associated with this relief could be material.

In applying the above criteria, each lease or license of space is evaluated separately from each other lease or license, except that the 1% threshold for impermissible services is applied on a site-by-site basis, as discussed above. For purposes of Section 856 of the Code, we believe that each site license under our master license agreements may be tested separately from each other site license under the above criteria, and we have received a private letter ruling from the IRS to that effect.

With respect to our foreign properties, we have maintained, and will continue to maintain, appropriate books and records for our foreign properties in local currencies. Accordingly, for federal income tax purposes, including presumably the 75% and 95% gross income tests summarized above, our income, gains, and losses from our foreign operations that are not held in TRSs will generally be calculated first in the applicable local currency, and then translated into United States dollars at appropriate exchange rates. On the periodic repatriation of monies from such foreign operations to the United States, we will be required to recognize foreign exchange gains or losses; however, any foreign exchange gains we recognize from repatriation are expected to constitute “real estate foreign exchange gains” under Section 856(n)(2) of the Code, and thus be excluded from the 75% and 95% gross income tests summarized above.

In addition, we expect to own interests in entities that are “controlled foreign corporations” for federal income tax purposes. We will be deemed to receive our allocable share of certain income, referred to as Subpart F Income, earned by such controlled foreign corporations whether or not that income is actually distributed to us. Numerous exceptions apply in determining whether an item of income is Subpart F Income, including exceptions for rent received from an unrelated person and derived in the active conduct of a trade or business. Rents from real property are generally treated as earned in an active trade or business if the landlord/licensor regularly performs active and substantial management and operational functions with respect to the property while it is leased, but only if such activities are performed through the landlord/licensor’s own officers or staff of employees. We generally expect to satisfy this active rental exception, and accordingly we do not expect to recognize material amounts of Subpart F Income. We have received a private letter ruling from the IRS that the types of Subpart F Income mostly likely to be recognized by us will qualify for the 95% gross income test. However, we have received no ruling regarding whether other types of Subpart F Income will qualify for the 95% gross income test. In addition, we do not expect our Subpart F income to qualify for the 75% gross income test.

Absent the “foreclosure property” rules of Section 856(e) of the Code, a REIT’s receipt of nonrental, nonpassive income from a property would not qualify under the 75% and 95% gross income tests. But as foreclosure property, such gross income from a property would so qualify. In the case of property leased by a REIT to a tenant, foreclosure property is defined under applicable Treasury regulations to include generally the real property and incidental personal property that the REIT reduces to possession upon a default or imminent default under the lease by the tenant, and as to which a foreclosure property election is made by attaching an appropriate statement to the REIT’s federal income tax return. Any gain that a REIT recognizes on the sale of foreclosure property held as inventory or primarily for sale to customers, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules of Section 857(b)(4) of the Code. Thus, if a REIT should lease foreclosure property in exchange for rent that qualifies as “rents from real property” as described above, then that rental income is not subject to the foreclosure property income tax.

Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may adversely affect our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT. We cannot provide assurances as to whether or not the IRS might successfully assert that one or more of our dispositions would be subject to the 100% penalty tax. However, we believe that dispositions of assets that we might make will not be subject to the 100% penalty tax, because we intend to:

•	own our assets for investment with a view to long-term income production and capital appreciation;

•	engage in the business of developing, owning, leasing and managing our existing properties and acquiring, developing, owning, leasing and managing new properties; and

•	make occasional dispositions of our assets consistent with our long-term investment objectives.

If we fail to satisfy one or both of the 75% or the 95% gross income tests in any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the following requirements:

•	our failure to meet the test is due to reasonable cause and not due to willful neglect; and

•	after we identify the failure, we file a schedule describing each item of our gross income included in the 75% or 95% gross income tests for that taxable year.

It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision for the 75% and 95% gross income tests. Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% test or the 95% test, with adjustments, multiplied by a fraction intended to reflect our profitability. This relief provision applies to any failure of the applicable income tests, even if the failure first occurred prior to the taxable year in which the failure was discovered.

Asset Tests. At the close of each quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify as a REIT for federal income tax purposes:

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At least 75% of our total assets must consist of real estate assets, cash and cash items, shares in other REITs, government securities and temporary investments of new capital (that is, stock or debt instruments purchased with proceeds of a stock offering or a public offering of our debt with a term of at least five years, but only for the one year period commencing with our receipt of the offering proceeds).

•	Not more than 25% of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

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Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer’s securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer’s outstanding securities, unless the securities are “straight debt” securities or otherwise excepted as discussed below.

•	Our stock and securities in a TRS are exempted from the preceding 10% and 5% asset tests. However, no more than 25% of our total assets may be represented by stock or securities of TRSs.

We have received a private letter ruling from the IRS that, for purposes of Section 856 of the Code, our towers and the sites on which they are located (including any fencing, shelters and permanently installed backup generators) are interests in real property, and our intangible assets (including goodwill) that are derived from our real estate are also “interests in real property”. Because all or substantially all of our intangible assets (including goodwill) as reported on our audited financial statements relate to current and future rental cash flows from space on our towers and at our tower sites, we believe that all or substantially all of these intangibles are inextricably and compulsorily tied to, and derived from, our real estate and thus “interests in real property”. On August 24, 2011, our board of directors reviewed an internally prepared valuation presentation, which assisted it in determining the nature and value of the assets shown on our audited financial statements for purposes of the various REIT asset and income tests under Section 856 of the Code. Upon review and due consideration of this presentation, our board of directors determined, to the maximum extent it is authorized and afforded discretion to determine such matters under applicable federal income tax laws (including in particular Section 856(c)(5)(A) of the Code), (a) substantially all of our intangible assets (including goodwill) are derived from our real estate and (b) the value of our assets, including the value of our towers, buildings, land, intangibles and other assets, are such that we meet all of the above REIT asset tests.

The above REIT asset tests must be satisfied at the close of each calendar quarter of each taxable year as a REIT. After a REIT meets the asset tests at the close of any quarter, it will not lose its status as a REIT in any subsequent quarter solely because of fluctuations in the values of its assets, including if caused by changes in the foreign currency exchange rate used to value any foreign assets; but this grandfathering rule may be of limited benefit to a REIT such as us that makes periodic acquisitions of both qualifying and nonqualifying REIT assets. When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

In addition, if we fail the 5% value test or the 10% vote or value tests at the close of any quarter and do not cure such failure within 30 days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis and (b) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% value and 10% vote and value asset tests. For purposes of this relief provision, the failure will be “de minimis” if the value of the assets causing the failure does not exceed the lesser of (a) 1% of the total value of our assets at the end of the relevant quarter or (b) $10,000,000. If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (1) $50,000 or (2) the highest rate of corporate tax imposed (currently 35%) on the net income generated by the assets causing the failure during the period of the failure, and (d) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests. These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred prior to the taxable year in which the failure was discovered.

The Code also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) “straight debt” securities, (b) certain rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity, and (e) any security issued by another REIT.

We intend to maintain records of the value of our assets to document our compliance with the above asset tests, and to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter.

Annual Distribution Requirements. In order to qualify for taxation as a REIT under the Code, we will be required to make annual distributions other than capital gain dividends to American Tower REIT stockholders in an amount at least equal to the excess of:

(1) the sum of 90% of our “real estate investment trust taxable income,” as defined in Section 857 of the Code, computed by excluding any net capital gain and before taking into account any dividends paid deduction for which we are eligible, and 90% of our net income after tax, if any, from property received in foreclosure, over

(2) the sum of our qualifying noncash income, e.g., imputed rental income or income from transactions inadvertently failing to qualify as like kind exchanges.

The distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November, or December to stockholders of record during one of those months, and is paid during the following January, then, for federal income tax purposes, the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. A distribution which is not pro rata within a class of our beneficial interests entitled to a distribution, or which is not consistent with the rights to distributions among our classes of beneficial interests, is a preferential distribution that is not taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution could affect our ability to meet the distribution requirements. Taking into account our distribution policies, including any dividend reinvestment plan we might adopt in the future, we do not believe that we will make any preferential distributions. To the extent that we do not distribute all of our net capital gain and all of our real estate investment trust taxable income, as adjusted, we will be subject to tax on undistributed amounts.

In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to American Tower REIT stockholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the amount treated as distributed for that preceding calendar year. For this purpose, the term “grossed up required distribution” for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision. We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.

If we do not have enough cash or other liquid assets to meet the 90% distribution requirements, we may find it necessary and desirable to arrange for new debt or equity financing to provide funds for required distributions in order to maintain our REIT status. We can provide no assurance that financing would be available for these purposes on favorable terms.

We may be able to rectify a failure to pay sufficient dividends for any year by paying “deficiency dividends” to stockholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

In addition to the other distribution requirements above, to preserve our status as a REIT we are required to timely distribute C corporation earnings and profits that we inherit from acquired corporations.

Our C Corporation History

Our Built-in Gains. As described above, notwithstanding our anticipated qualification and taxation as a REIT, we may still be subject to corporate taxation in particular circumstances. If we recognize gain on the disposition of any asset that was held by us on January 1, 2012 during a specified period (generally, ten years) thereafter, then we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess, if any, of the asset’s fair market value over our basis in the asset, each determined as of on January 1, 2012, or (2) our gain recognized in the disposition. Accordingly, any taxable disposition of a January 1, 2012 asset during the specified period could be subject to this built-in gains tax. To the extent attributable to our gains in a taxable year that are subject to the built-in gains tax, net of any taxes paid on such gains with respect to that taxable year, our dividends will be potentially eligible for taxation to noncorporate U.S. stockholders at the maximum 15% “qualified dividend” rate (scheduled to expire for taxable years beginning after December 31, 2012). We currently do not expect to sell any asset if such a sale would result in the imposition of a material tax liability. We cannot, however, assure you that we will not change our plans in this regard.

Our Earnings and Profits. A REIT may not have any undistributed C corporation earnings and profits at the end of any taxable year. Thus, in order to qualify as a REIT, we will be required to distribute to our stockholders all of our pre-REIT accumulated earnings and profits, if any, prior to the end of our first taxable year as a REIT. Absent an available relief provision, failure to distribute these pre-REIT accumulated earnings and profits before December 31, 2012 could result in our disqualification as a REIT. The distribution of our pre-REIT accumulated earnings and profits will be potentially eligible for taxation to noncorporate U.S. stockholders at the maximum 15% “qualified dividend” rate.

Although Sullivan & Worcester LLP is unable to render an opinion on factual determinations such as the amount of our pre-REIT accumulated earnings and profits, we retained accountants to compute the amount of our pre-REIT accumulated earnings and profits as of December 31, 2009 and to project the amount of our earnings and profits through December 31, 2011. Based on these calculations and projections, and prior to giving effect to our special E&P distribution, we believe that we will have no more than $200 million in pre-REIT accumulated earnings and profits as of December 31, 2011. We will distribute this amount in full to our stockholders no later than the December 31, 2012 deadline, including by means of a special E&P distribution expected to be paid during the fourth quarter of 2011. However, there can be no assurance that the IRS would not, upon subsequent examination, propose adjustments to our calculation of the undistributed earnings and profits. If it is subsequently determined that we had undistributed earnings and profits as of the end of our first taxable year as a REIT, we may be eligible for a relief provision similar to the “deficiency dividends” procedure described above. To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the undistributed earnings and profits; in addition, we would be required to distribute to American Tower REIT stockholders, in addition to our other REIT distribution requirements, the amount of the undistributed earnings and profits less the interest charge paid.

Acquisitions of C Corporations

In addition to the circumstances described above, we will be subject to corporate taxation if after our conversion to a REIT we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation (including, for example, if we were to liquidate a TRS or convert a TRS to a QRS), and if we subsequently recognize gain on the disposition of this asset during a specified period (generally, ten years) beginning on the date on which the asset ceased to be owned by the C corporation. In such case we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (1) the excess, if any, of the asset’s fair market value over its adjusted tax basis, each determined as of the time the asset ceased to be owned by the C corporation, or (2) our gain recognized in the disposition. Accordingly, any taxable disposition of an asset so acquired during the specified period could be subject to this built-in gains tax. To the extent attributable to our gains in a taxable year that are subject to the built-in gains tax, net of any taxes paid on such gains with respect to that taxable year, our dividends will be potentially eligible for taxation to noncorporate U.S. stockholders at the maximum 15% “qualified dividend” rate (scheduled to expire for taxable years beginning after December 31, 2012).

As described above, if we acquire a corporation, liquidate a TRS or convert a TRS to a QRS, to preserve our status as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that transaction, if any, not later than the end of our taxable year in which the transaction occurred. However, if we fail to do so, relief provisions would allow us to maintain our status as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution. The distribution of our C corporation earnings and profits will be potentially eligible for taxation to noncorporate U.S. stockholders at the maximum 15% “qualified dividend” rate (scheduled to expire for taxable years beginning after December 31, 2012). Special rules apply if we liquidate a foreign TRS or convert it to a QRS, including as to the federal income tax bases in the assets that carry over to us, as to the accumulated earnings which we must include as dividend income, and as to the C corporations earnings and profits that carry over to us. In general, however, we will be required to distribute to our stockholders as additional dividend income, by the end of our taxable year in which the liquidation or conversion occurs, the accumulated earnings of the liquidated foreign TRS.

Taxation of U.S. Stockholders

For noncorporate U.S. stockholders, the maximum federal income tax rate for long-term capital gains is generally 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2012) and for most corporate dividends is generally also 15% (scheduled to increase to ordinary income rates for taxable years beginning after December 31, 2012). However, because as a REIT we generally will not be subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, dividends on American Tower REIT common stock generally will not be eligible for such 15% tax rate on dividends while that rate is in effect, except that the special E&P distribution is potentially eligible for this 15% tax rate. As a result, our ordinary dividends will be taxed at the higher federal income tax rates applicable to ordinary income. However, the favorable federal income tax rates for long-term capital gains, and while in effect, for dividends, generally apply to:

(1) your long-term capital gains, if any, recognized on the disposition of American Tower REIT common stock;

(2) our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

(3) our dividends attributable to dividends, if any, received by us from certain non-REIT corporations such as domestic TRSs and certain foreign TRSs; and

(4) our dividends to the extent attributable to income upon which we have paid federal corporate income tax.

As long as we qualify as a REIT for federal income tax purposes, a distribution to U.S. stockholders that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent of our current or accumulated earnings and profits. Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends will generally be taxed as long-term capital gains, as discussed below, to the extent they do not exceed our actual net capital gain for the taxable year. However, corporate stockholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Code.

In addition, we may elect to retain net capital gain income and treat it as constructively distributed. In that case:

(1) we will be taxed at regular corporate capital gains tax rates on retained amounts;

(2) each U.S. stockholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend;

(3) each U.S. stockholder will receive a credit for its designated proportionate share of the tax that we pay;

(4) each U.S. stockholder will increase its adjusted basis in its American Tower REIT common stock by the excess of the amount of its proportionate share of these retained net capital gains over its proportionate share of the tax that we pay; and

(5) both we and our corporate stockholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. stockholders of the relevant tax information within 60 days after the close of the affected taxable year.

As discussed above, for noncorporate U.S. stockholders, long term capital gains are generally taxed at maximum rates of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2012) or 25%, depending upon the type of property disposed of and the previously claimed depreciation with respect to this property. If for any taxable year we designate capital gain dividends for U.S. stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all classes of American Tower REIT common stock. We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. stockholders at the maximum rates of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2012) or 25% so that the designations will be proportionate among all classes of American Tower REIT common stock.

Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the stockholder’s adjusted tax basis in the stockholder’s stock, but will reduce the stockholder’s basis in its stock. To the extent that these excess distributions exceed the adjusted basis of a U.S. stockholder’s stock, they will be included in income as capital gain, with long term gain generally taxed to noncorporate U.S. stockholders at a maximum rate of 15% (scheduled to increase to 20% for taxable years beginning after December 31, 2012). No U.S. stockholder may include on his federal income tax return any of our net operating losses or any of our capital losses.

If a dividend is declared in October, November or December to stockholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year. Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its stockholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations will require tax preference items to be allocated to stockholders with respect to any accelerated depreciation or other tax preference items that we claim, including a portion of the NOLs we may utilize. We may allocate preference items to our stockholders in the absence of such regulations.

A U.S. stockholder will generally recognize gain or loss equal to the difference between the amount realized and the stockholder’s adjusted basis in its American Tower REIT common stock that is sold or exchanged. This gain or loss will be capital gain or loss, and will be long term capital gain or loss if the stockholder’s holding period in the stock exceeds one year. In addition, any loss upon a sale or exchange of American Tower REIT common stock held for six months or less will generally be treated as a long term capital loss to the extent of our long term capital gain dividends during the holding period.

For taxable years beginning after December 31, 2012, U.S. stockholders who are individuals, estates or trusts will generally be required to pay a new 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of American Tower REIT common stock), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

The Code imposes a penalty for the failure to properly disclose a “reportable transaction.” A reportable transaction currently includes, among other things, a sale or exchange of stock resulting in a tax loss in excess of (a) $10 million in any single year or $20 million in any combination of years in the case of stock held by a C corporation or by a partnership with only C corporation partners or (b) $2 million in any single year or $4 million in any combination of years in the case of stock held by any other partnership or an S corporation, trust or individual, including losses that flow through pass-through entities to individuals. A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS’s Office of Tax Shelter Analysis. The penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

Noncorporate U.S. stockholders who borrow funds to finance their acquisition of American Tower REIT common stock (or who borrowed funds to finance their acquisition of our Class A common stock) could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor’s net investment income. A U.S. stockholder’s net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the stockholder, capital gain dividend distributions and qualified dividends received from us; however, distributions treated as a nontaxable return of the stockholder’s basis will not enter into the computation of net investment income.

Taxation of Tax-exempt Stockholders

Subject to the pension-held REIT rules discussed below, our distributions made to stockholders that are tax-exempt pension plans, individual retirement accounts, or other qualifying tax-exempt entities will not constitute unrelated business taxable income, provided that the stockholder has not financed its acquisition of our

Class A common stock or American Tower REIT common stock with “acquisition indebtedness” within the meaning of the Code, and provided further that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

Tax-exempt pension trusts that own more than 10% by value of a “pension-held REIT” at any time during a taxable year may be required to treat a percentage of all dividends received from the pension-held REIT during the year as unrelated business taxable income. This percentage is equal to the ratio of:

(1) the pension-held REIT’s gross income derived from the conduct of unrelated trades or businesses, determined as if the pension-held REIT were a tax-exempt pension fund, less direct expenses related to that income, to

(2) the pension-held REIT’s gross income from all sources, less direct expenses related to that income,

except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%. A REIT is a pension-held REIT if:

•	the REIT is “predominantly held” by tax-exempt pension trusts; and

•

the REIT would fail to satisfy the “closely held” ownership requirement discussed above if the stock or beneficial interests in the REIT held by tax-exempt pension trusts were viewed as held by tax-exempt pension trusts rather than by their respective beneficiaries.

A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust owns more than 25% by value of the REIT’s stock or beneficial interests, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT’s stock or beneficial interests, own in the aggregate more than 50% by value of the REIT’s stock or beneficial interests. Because of the stock ownership concentration restrictions in the American Tower REIT Charter, we believe that we will not be a pension-held REIT. However, because the American Tower REIT common stock will be publicly traded, we will not be able to completely control whether or not we become a pension-held REIT.

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions from a REIT as unrelated business taxable income. In addition, these prospective investors should consult their own tax advisors concerning any “set aside” or reserve requirements applicable to them.

Taxation of Non-U.S. Stockholders

The rules governing the United States federal income taxation of non-U.S. stockholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. stockholder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in American Tower REIT common stock.

In general, a non-U.S. stockholder will be subject to regular United States federal income tax in the same manner as a U.S. stockholder with respect to its investment in American Tower REIT common stock if that investment is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. stockholder maintains in the United States). In addition, a corporate non-U.S. stockholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Code, which is payable in addition to regular United States federal corporate income tax. The balance of this discussion of the United States federal income taxation of non-U.S. stockholders addresses only those non-U.S. stockholders whose investment in American Tower REIT common stock is not effectively connected with the conduct of a trade or business in the United States.

A distribution by us to a non-U.S. stockholder that is not attributable to gain from the sale or exchange of a United States real property interest and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A distribution of this type will generally be subject to United States federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. stockholder has in the manner prescribed by the IRS demonstrated its entitlement to benefits under a tax treaty. In the case of any in kind distributions of property, we or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. stockholder would otherwise receive, and the non-U.S. stockholder may bear brokerage or other costs for this withholding procedure. Because we will not be able to determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. stockholder that we make and do not designate a capital gain dividend. Notwithstanding this withholding on distributions in excess of our current and accumulated earnings and profits, these distributions will be a nontaxable return of capital to the extent that they do not exceed the non-U.S. stockholder’s adjusted basis in its American Tower REIT common stock, and the nontaxable return of capital will reduce the adjusted basis in its stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. stockholder’s adjusted basis in its American Tower REIT common stock, the distributions will give rise to tax liability if the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or exchange of its stock, as discussed below. A non-U.S. stockholder may seek a refund from the IRS of amounts withheld on distributions to him in excess of our current and accumulated earnings and profits.

From time to time, some of our distributions may be attributable to the sale or exchange of United States real property interests. However, capital gain dividends that are received by a non-U.S. stockholder, including dividends attributable to our sales of United States real property interests, will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (1) the capital gain dividends are received with respect to a class of stock that is “regularly traded” on a domestic “established securities market” (such as the NYSE), both as defined by applicable Treasury regulations, and (2) the non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one-year period ending on the date of distribution of the capital gain dividends; although not completely clear, we believe the better view is that both our pre-REIT ownership history and the ownership history of our predecessor corporation, American Tower, are included in applying this 5% threshold test. If both of these provisions are satisfied, qualifying non-U.S. stockholders will not be subject to withholding on capital gain dividends as though those amounts were effectively connected with a United States trade or business, and qualifying non-U.S. stockholders will not be required to file United States federal income tax returns or pay branch profits tax in respect of these capital gain dividends. Instead, these dividends will be subject to United States federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless reduced by applicable treaty, as discussed below. Although there can be no assurance in this regard, we believe that the American Tower REIT common stock will be “regularly traded” on a domestic “established securities market” within the meaning of applicable Treasury regulations.

Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a non-U.S. stockholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. stockholder. Accordingly, a non-U.S. stockholder that does not qualify for the special rule above will be taxed on these amounts at the normal capital gain rates applicable to a U.S. stockholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; such a non-U.S. stockholder will be required to file a United States federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and such a non-U.S. stockholder that is also a corporation may owe the 30% branch profits tax under Section 884 of the Code in respect of these amounts. We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. stockholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends. The amount of any tax withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability, and the non-U.S. stockholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

A special “wash sale” rule applies to a non-U.S. stockholder who owns any class of American Tower REIT common stock if (1) the stockholder owns more than 5% of that class of stock at any time during the one-year period ending on the date of the distribution described below, or (2) that class of American Tower REIT common stock is not, within the meaning of applicable Treasury regulations, “regularly traded” on a domestic “established securities market” (such as the NYSE); although not completely clear, we believe the better view is that both our pre-REIT ownership history and the ownership history of our predecessor corporation, American Tower, are included in applying this 5% threshold test. Although there can be no assurance in this regard, we believe that the American Tower REIT common stock will be “regularly traded” on a domestic “established securities market” within the meaning of applicable Treasury regulations, all as discussed above. We thus anticipate this wash sale rule to apply, if at all, only to a non-U.S. stockholder that owns more than 5% of either American Tower REIT common stock or Class A common stock or some future class of American Tower REIT preferred stock. Such a non-U.S. stockholder will be treated as having made a “wash sale” of American Tower REIT common stock if it (1) disposes of an interest in American Tower REIT common stock during the 30 days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the non-U.S. stockholder in whole or in part as gain from the sale or exchange of a United States real property interest, and then (2) acquires or enters into a contract to acquire a substantially identical interest in American Tower REIT common stock, either actually or constructively through a related party, during the 61-day period beginning 30 days prior to the ex-dividend date. In the event of such a wash sale, the non-U.S. stockholder will have gain from the sale or exchange of a United States real property interest in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a United States real property interest. As discussed above, a non-U.S. stockholder’s gain from the sale or exchange of a United States real property interest can trigger increased United States taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased United States tax filing requirements.

If for any taxable year we designate capital gain dividends for our stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all classes of American Tower REIT common stock.

Tax treaties may reduce the withholding obligations on our distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. You must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s United States federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS. The 35% withholding tax rate discussed above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. stockholders but is higher than the current 15% and 25% maximum rates on capital gains generally applicable to noncorporate non-U.S. stockholders. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. stockholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty. In the case of any in kind distributions of property, we or other applicable withholding agents will have to collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. stockholder would otherwise receive, and the non-U.S. stockholder may bear brokerage or other costs for this withholding procedure.

Non-U.S. stockholders should generally be able to treat amounts we designate as retained but constructively distributed capital gains in the same manner as actual distributions of capital gain dividends by us. In addition, a non-U.S. stockholder should be able to offset as a credit against its federal income tax liability the proportionate share of the tax paid by us on such retained but constructively distributed capital gains. A non-U.S. stockholder may file for a refund from the IRS for the amount that the non-U.S. stockholder’s proportionate share of tax paid by us exceeds its federal income tax liability on the constructively distributed capital gains.

If American Tower REIT common stock is not a “United States real property interest” within the meaning of Section 897 of the Code, then a non-U.S. stockholder’s gain on sale of American Tower REIT common stock generally will not be subject to United States federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain. American Tower REIT common stock will not constitute a United States real property interest if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which at all times during the preceding five year period less than 50% in value of its stock is held directly or indirectly by foreign persons; for this exception to be available, it is unclear whether a new REIT like us must have been a REIT during the preceding five years or whether instead we are permitted to satisfy the foreign ownership limit with ownership history from our pre-REIT period and that of our predecessor corporation, American Tower. We can provide no assurance that we will be or remain a domestically controlled REIT.

If we are not a domestically controlled REIT, a non-U.S. stockholder’s gain on sale of American Tower REIT common stock will not be subject to United States federal income taxation as a sale of a United States real property interest if that class of stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market like the NYSE, and the non-U.S. stockholder has at all times during the preceding five years owned 5% or less by value of that class of stock; although not completely clear, we believe the better view is that both our pre-REIT ownership history and the ownership history of our predecessor corporation, American Tower, are included in applying this 5% threshold test. In this regard, because the stock of others may be redeemed, a non-U.S. stockholder’s percentage interest in a class of American Tower REIT common stock may increase even if it acquires no additional stock in that class. If the gain on the sale of American Tower REIT common stock were subject to United States federal income taxation, the non-U.S. stockholder will generally be subject to the same treatment as a U.S. stockholder with respect to its gain, will be required to file a United States federal income tax return reporting that gain, and a corporate non-U.S. stockholder might owe branch profits tax under Section 884 of the Code. A purchaser of American Tower REIT common stock from a non-U.S. stockholder will not be required to withhold on the purchase price if the purchased stock is regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, a purchaser of American Tower REIT common stock from a non-U.S. stockholder may be required to withhold 10% of the purchase price paid to the non-U.S. stockholder and to remit the withheld amount to the IRS.

Backup Withholding and Information Reporting

Information reporting and backup withholding may apply to distributions or proceeds paid to stockholders under the circumstances discussed below. The backup withholding rate is currently 28% and is scheduled to increase to 31% after 2012. Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the stockholder’s federal income tax liability. In the case of any in kind distributions of property by us to a stockholder, we or other applicable withholding agents will have to collect any applicable backup withholding by reducing to cash for remittance to the IRS a sufficient portion of the property that the stockholder would otherwise receive, and the stockholder may bear brokerage or other costs for this withholding procedure.

A U.S. stockholder may be subject to backup withholding when it receives distributions on American Tower REIT common stock or proceeds upon the sale, exchange, redemption, retirement or other disposition of American Tower REIT common stock, unless the U.S. stockholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

•	provides the U.S. stockholder’s correct taxpayer identification number; and

•

certifies that the U.S. stockholder is exempt from backup withholding because it comes within an enumerated exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

If the U.S. stockholder has not provided and does not provide its correct taxpayer identification number on the IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and we or other applicable withholding agents may have to withhold a portion of any distributions or proceeds paid to such U.S. stockholder. Unless the U.S. stockholder has established on a properly executed IRS Form W-9 or substantially similar form that it comes within an enumerated exempt category, distributions or proceeds on American Tower REIT common stock paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

Distributions on American Tower REIT common stock to a non-U.S. stockholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. stockholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. stockholder is subject to withholding on distributions on American Tower REIT common stock or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions paid to a non-U.S. stockholder on American Tower REIT common stock may be subject to backup withholding, unless the non-U.S. stockholder properly certifies its non-U.S. stockholder status on an IRS Form W-8 or substantially similar form in the manner described above. Similarly, information reporting and backup withholding will not apply to proceeds a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of American Tower REIT common stock, if the non-U.S. stockholder properly certifies its non-U.S. stockholder status on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of American Tower REIT common stock if the non-U.S. stockholder receives those proceeds through a broker’s foreign office.

After December 31, 2012, the reporting obligations of non-United States financial institutions and other non-United States entities for purposes of identifying accounts and investments held directly or indirectly by United States persons are increased. The failure to comply with these additional information reporting, certification and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to applicable stockholders or intermediaries. Specifically, a 30% withholding tax is imposed on dividends on and gross proceeds from the sale or other disposition of American Tower REIT common stock paid to a foreign financial institution or to a foreign nonfinancial entity, unless (i) the foreign financial institution undertakes applicable diligence and reporting obligations or (ii) the foreign nonfinancial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the United States Treasury that requires, among other things, that it undertake to identify accounts held by applicable United States persons or United States-owned foreign entities, annually report specified information about such accounts, and withhold 30% on payments to noncertified holders. If you hold our Class A common stock through a non-United States intermediary or if you are a non-United States person, we urge you to consult your own tax advisor regarding foreign account tax compliance.

Other Tax Consequences

Our tax treatment and that of our stockholders may be modified by legislative, judicial, or administrative actions at any time, which actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by the Congress, the IRS and the Treasury Department, and statutory changes, new regulations, revisions to existing regulations, and revised interpretations of established concepts are issued frequently. Likewise, the rules regarding taxes other than federal income taxes may also be modified. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our stockholders. Revisions to tax laws and interpretations of these laws could adversely affect the tax or other consequences of an investment in American Tower REIT common stock. We and our stockholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our stockholders transact business or reside. These tax consequences may not be comparable to the federal income tax consequences discussed above.

LEGAL MATTERS

The validity of the American Tower REIT common stock to be issued to American Tower stockholders pursuant to the merger will be passed upon by Goodwin Procter LLP, Boston, Massachusetts. Certain tax matters will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts.

EXPERTS

The balance sheet of American Tower REIT, Inc. as of May 31, 2011 included in this proxy statement/prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of American Tower Corporation as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 incorporated in this proxy statement/prospectus by reference and the effectiveness of American Tower Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROPOSALS OF STOCKHOLDERS

Pursuant to Rule 14a-8 promulgated under the Exchange Act, in order to be included in a proxy statement and form of proxy relating to our 2012 annual meeting, we must receive any proposals of stockholders intended to be presented at the meeting no later than December 7, 2011. In addition, any proposals must comply with the other requirements of Rule 14a-8.

Under our advance notice provisions in our By-Laws, if a stockholder wants to submit a proposal for the 2012 annual meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy statement under Rule 14a-8), or intends to nominate a person as a candidate for election to the board of directors directly, the stockholder can submit the proposal or nomination between January 19, 2012 and the close of business on February 18, 2012, which is between 90 days and 120 days before the anniversary of the 2011 annual meeting. If the 2012 annual meeting is held more than 30 days before, or is on or after the anniversary of the 2011 annual meeting, the stockholder must submit any such proposal or nomination no earlier than the 120th day before the 2012 annual meeting and by the later of the 90th day before the 2012 annual meeting or the 10th day following the day on which public disclosure of the date of the 2012 annual meeting is first made. In addition, any proposals must comply with the other requirements of our By-Laws.

If you wish to present a proposal before the 2012 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If you fail to deliver that notice so that the Secretary receives it on or before February 22, 2012, then proxies designated by the board of directors will have discretionary authority to vote on any such proposal.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 24, 2011, by and between American Tower Corporation, a Delaware corporation (“ATC”) and American Tower REIT, Inc., a Delaware corporation (“ATC REIT”).

RECITALS

WHEREAS, ATC has adopted an overall plan (the “REIT Conversion”) to restructure its business operations so that it will qualify for federal income tax purposes as a “real estate investment trust” (“REIT”);

WHEREAS, the REIT Conversion contemplates, among other things, the merger of ATC with and into ATC REIT pursuant to this Agreement;

WHEREAS, as a result of the Merger (as defined in Section 1.1) ATC REIT will be renamed “American Tower Corporation” and will succeed to and continue to operate the existing business of ATC;

WHEREAS, Section 251 of the General Corporation Law of the State of Delaware, 8 Del. C. § 101, et seq. (the “DGCL”), authorizes the merger of a Delaware corporation with and into another Delaware corporation;

WHEREAS, for federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Board of Directors of ATC and the Board of Directors of ATC REIT each has determined that the Merger and this Agreement are advisable and in the best interests of each such corporation and its stockholders and each has approved this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement and directed that this Agreement be submitted to a vote of their respective stockholders.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME; EFFECTS OF MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) and in accordance with Section 251 of the DGCL, ATC shall be merged with and into ATC REIT and the separate corporate existence of ATC shall thereupon cease (the “Merger”) and ATC REIT shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate existence of ATC REIT will continue unaffected by the Merger.

1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date and place as the parties may agree but in no event prior to the satisfaction or waiver, where permitted, of the conditions set forth in Section 3.1 hereof. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, following the Closing, the parties hereto shall, at such time as they deem advisable, cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as ATC and ATC REIT shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.4 Certificate of Incorporation and By-laws.

(a) The amended and restated certificate of incorporation of ATC REIT, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that Article First shall be amended to read as follows:

“FIRST: The name of the corporation (hereinafter the “Corporation”) is American Tower Corporation.”

(b) The amended and restated by-laws of ATC REIT, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed, except that the name of the corporation therein shall be amended to “American Tower Corporation”.

1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of ATC serving as directors or officers of ATC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

1.6 Effects of Merger. The Merger shall have the effects specified in the DGCL and this Agreement.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of ATC, ATC REIT or the stockholders of such corporations, the following shall occur:

(a) The outstanding shares of Class A Common Stock, par value $0.01 per share, of ATC (“ATC Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the same number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

(b) All shares of ATC Common Stock shall no longer be outstanding and shall be canceled and shall cease to exist. At the Effective Time, each certificate (“Certificate”) formerly representing shares of ATC Common Stock shall thereafter only represent the right to receive (i) the consideration payable in respect of such shares under Section 2.1(a) and (ii) an amount equal to any dividend or other distribution pursuant to Section 2.4(c).

(c) Each share of ATC Common Stock held in ATC’s treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

(d) Each share of ATC REIT Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of ATC REIT or the holder of such shares, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

2.2 Dividends Declared Prior to the Effective Time. ATC’s obligations with respect to any dividends or other distributions to the stockholders of ATC that have been declared by ATC but not paid prior to the Effective Time will be assumed by the Surviving Corporation in accordance with the terms thereof.

2.3 ATC Stock Plans. At the Effective Time, the rights and obligations of ATC under the American Tower Corporation 2007 Equity Incentive Plan, the American Tower Systems Corporation 1997 Stock Option Plan, as amended, the American Tower Corporation 2000 Employee Stock Purchase Plan, as amended and restated, and any equity compensation plans which ATC assumed in connection with various merger and acquisition transactions, including but not limited to the SpectraSite, Inc. 2003 Equity Incentive Plan (including all amendments or modifications, collectively, the “Plans”) and related and other agreements will be assumed by the Surviving Corporation in accordance with the terms thereof, and all rights of the parties thereto and the participants therein to acquire shares of ATC Common Stock on the terms and conditions of the Plans and such agreements will be converted into rights to acquire shares of Surviving Corporation Common Stock, in each case, to the extent set forth in, and in accordance with, the terms of such Plans and related other agreements. The number of shares available for grant under each Plan is set forth in Schedule 2.3.

2.4 Exchange of Certificates.

(a) As of the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited, with The Bank of New York Mellon, the transfer agent and registrar for the shares of Surviving Corporation Common Stock and the exchange agent for purposes of the Merger (the “Exchange Agent”), for the benefit of the holders of Certificates, shares of Surviving Corporation Common Stock, in an amount sufficient to effect the exchange of all Certificates for shares of ATC Common Stock pursuant to Section 2.1(a). In addition, the Surviving Corporation shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of holders of Certificates as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.4(c).

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Certificate so surrendered shall forthwith be cancelled, and the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate evidencing the number of shares of Surviving Corporation Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II and (B) the payment of any of dividends and other distributions that such holder has the right to receive pursuant to Section 2.4(c). No interest shall be paid or accrued on any Merger consideration or on unpaid dividends and distributions payable to holders of Certificates. In the event of a surrender of a Certificate representing shares of ATC Common Stock in exchange for a certificate evidencing shares of Surviving Corporation Common Stock in the name of a person other than the person in whose name such shares of ATC Common Stock are registered, a certificate evidencing the proper number of shares of Surviving Corporation Common Stock may be issued to such a transferee if the Certificate evidencing such securities is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

(c) No dividends or other distributions declared by the Surviving Corporation in respect of Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, shall be paid by the Exchange Agent to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, the Exchange Agent shall release to the holder of the certificates representing whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the previously reserved amount equal to the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Surviving Corporation Common Stock that had been held by the Exchange Agent for the benefit of such holder, and

(B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Surviving Corporation Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of ATC of shares of ATC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Surviving Corporation Common Stock in accordance with the procedures set forth in this Article II.

(e) Any former stockholders of ATC who have not complied with this Article II within one year after the Effective Time shall thereafter look only to the Surviving Corporation for release of (A) their previously reserved shares of Surviving Corporation Common Stock deliverable in respect of each share of ATC Common Stock such stockholder holds as determined pursuant to this Agreement and (B) any dividends or other distributions paid on such shares for the benefit of such stockholders, without any interest thereon.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Surviving Corporation Common Stock deliverable in respect thereof pursuant to this Agreement.

(g) None of ATC, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares or securities of ATC for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

ARTICLE III

CONDITIONS

3.1 Conditions as to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent not prohibited by law), of the following conditions at or prior to the Closing Date:

(a) This Agreement shall have been duly adopted by the requisite vote of the stockholders of ATC and ATC REIT.

(b) ATC’s Board of Directors shall have determined that the transactions constituting the REIT Conversion that impact the Surviving Corporation’s qualification as a REIT for federal income tax purposes have occurred or are reasonably likely to occur.

(c) ATC REIT shall have amended and restated its Certificate of Incorporation to read substantially in the form attached hereto as Exhibit A.

(d) ATC REIT shall have amended and restated its By-Laws to read substantially in the form attached hereto as Exhibit B.

(e) ATC shall have received from its tax counsel an opinion to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that each of ATC and ATC REIT is a party to a reorganization within the meaning of Section 368(b) of the Code.

(f) The directors of ATC REIT shall be the directors of ATC immediately prior to the Closing.

(g) The shares of Surviving Corporation Common Stock issuable to stockholders of ATC pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(h) The Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by ATC REIT in connection with the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding seeking a stop order.

(i) ATC’s Board of Directors shall have determined, in its sole discretion, that no legislation, or proposed legislation with a reasonable possibility of being enacted, would have the effect of substantially (i) impairing the ability of the Surviving Corporation to qualify as a REIT, (ii) increasing the federal tax liabilities of ATC or the Surviving Corporation resulting from the REIT Conversion, or (iii) reducing the expected benefits to the Surviving Corporation resulting from the REIT Conversion.

(j) ATC shall have received all governmental approvals and third party consents required to be obtained by ATC or its subsidiaries in connection with the Merger and the transactions constituting the REIT Conversion, except where the failure to obtain such approvals or consents would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.

ARTICLE IV

DEFERRAL AND TERMINATION

4.1 Deferral. Consummation of the Merger may be deferred by the Board of Directors of ATC or any authorized officer of ATC following the special meeting of the stockholders of ATC if said Board of Directors or authorized officer determines that such deferral would be advisable and in the best interests of ATC and its stockholders.

4.2 Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of this Agreement by the stockholders of ATC, by either (i) the mutual written consent of the Board of Directors of ATC and the Board of Directors of ATC REIT or (ii) the Board of Directors of ATC in its sole discretion.

4.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its affiliates, directors, partners, officers or stockholders) shall have any liability or further obligation to any other party to this Agreement.

ARTICLE V

GENERAL PROVISIONS

5.1 Further Assurances. Each of ATC and ATC REIT shall use its best efforts to take all such actions as may be necessary or appropriate to effectuate the Merger under the DGCL. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Surviving Corporation or ATC, ATC REIT, its officers or other authorized persons of the Surviving Corporation are authorized to take any such necessary or desirable actions including the execution, in the name and on behalf of the Surviving Corporation or ATC, of all such deeds, bills of sale, assignments and assurances.

5.2 No Appraisal Rights. The holders of shares of ATC Common Stock are not entitled under applicable law to dissenters’ or appraisal rights as a result of the Merger or REIT Conversion.

5.3 Entire Agreement. This Agreement, the Exhibits hereto, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

5.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after adoption of this Agreement by the stockholders of ATC, but after such stockholder adoption, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

5.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

5.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

5.8 Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

5.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.10 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

5.11 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

[Signature Page Follows]

AMERICAN TOWER CORPORATION, a Delaware corporation

By:	/s/ EDMUND DISANTO
Name:	Edmund DiSanto
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

AMERICAN TOWER REIT, INC., a Delaware corporation

By:	/s/ THOMAS A. BARTLETT
Name:	Thomas A. Bartlett
Title:	Executive Vice President and Chief Financial Officer

Schedule 2.3

ATC Stock Plans

Plan	Shares Available for Grant as of June 30, 2011
American Tower Corporation 2007 Equity Incentive Plan	20,406,352

American Tower Corporation 2000 Employee Stock Purchase Plan, as amended and restated	3,643,277

American Tower Systems Corporation 1997 Stock Option Plan, as amended	0

SpectraSite, Inc. 2003 Equity Incentive Plan	0

ANNEX B-1

FORM OF

RESTATED CERTIFICATE

OF INCORPORATION

AMERICAN TOWER REIT, INC.

American Tower REIT, Inc., a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

1. The date of filing of the original Certificate of Incorporation of American Tower REIT, Inc. with the Secretary of State of the State of Delaware was May 17, 2011 (the “Original Certificate”).

2. This Restated Certificate of Incorporation (this “Restated Certificate”) amends, restates and integrates the provisions of the Original Certificate and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time, (the “Delaware General Corporation Law”) was duly adopted by the Board of Directors and by the sole stockholder by written consent in accordance with Sections 141(f) and 228, respectively, of the Delaware General Corporation Law.

3. The text of the Original Certificate is hereby amended and restated to read as herein set forth in full.

FIRST: The name of the corporation (hereinafter the “Corporation”) is American Tower REIT, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity (including, without limitation or obligation, qualifying for taxation under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended, or any successor law, as a “real estate investment trust” (or “REIT”)) for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is 1,020,000,000 shares, of which 20,000,000 shall be shares of preferred stock, $.01 par value per share (the “Preferred Stock”), and 1,000,000,000 shall be shares of common stock, $.01 par value per share (the “Common Stock”).

A. GENERAL

No holder of any of the shares of stock of this Corporation, whether now or hereafter authorized or issued, shall be entitled as of right to purchase or subscribe for (i) any unissued stock of any class, or (ii) any additional shares of any class to be issued by reason of any increase of the authorized stock of the Corporation of any class, or (iii) bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable, or carrying any right to purchase or otherwise acquire, stock of any class of the Corporation. Subject to the other terms of this Restated Certificate, the Board of Directors of the Corporation (the “Board of Directors”) may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized, together with any additional shares of any class to be issued by reason of any increase of the authorized stock of the Corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable, or carrying any right to purchase or otherwise acquire, stock of any class of the Corporation, for such purposes, in such amounts, to such Persons, for such consideration and, in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its sole and absolute discretion may from time to time determine and without any vote, approval, consent or other action by the stockholders, except as otherwise required by applicable law.

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Every reference in this Restated Certificate to a majority or other portion of shares of stock, including without limitation the provisions set forth in Articles EIGHTH and TENTH, shall refer to such majority or other portion of the votes of such shares of stock.

The designations and the powers, preferences and rights, of the capital stock of the Corporation and the qualifications, limitations and restrictions thereof, shall be as set forth in Sections B, C, D and E below.

B. PREFERRED STOCK

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors, in its sole and absolute discretion, providing for the issuance of such series and as may be permitted by the Delaware General Corporation Law, including, without limitation, the authority to determine with respect to the shares of any such series (i) whether such shares shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (ii) whether such shares shall be entitled to receive dividends (which may be cumulative or noncumulative) and, if so, the rates and conditions of such dividends, including the times at which such dividends are payable, the preferences in relation to the dividends payable on any other class or classes or any other series of the same or any other class or classes of stock, and whether such dividends are payable, in whole or in part, in cash, in additional shares of such series, or in any other series of the same or any other class or classes of stock, or in other securities of the Corporation, or in any combination of the foregoing; (iii) the rights of such shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of such shares; (iv) whether such shares shall be convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or any other securities of the Corporation, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine; (v) whether the series shall have a sinking fund for the redemption or purchase of such shares, and, if so, the terms and amount of such sinking fund; (vi) the voting powers, if any, of such shares; and (vii) any other relative rights, preferences or limitations.

C. COMMON STOCK

1. Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock outstanding in the name of such stockholders on the record of stockholders.

2. Stock Splits, Dividends and Distributions. The Corporation shall not in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise), or pay or declare any stock dividend on, the outstanding shares of the Common Stock unless the outstanding Common Stock shall be proportionately subdivided or combined or the holders thereof shall have received a proportionate dividend.

3. Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full amounts to which they may be entitled, if any, under the resolutions authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be distributed ratably to each share of Common Stock. For the purposes of this paragraph, neither the merger, consolidation or business combination of the Corporation with or into any other entity in which the stockholders of the Corporation receive capital stock and/or other securities (including debt securities) of the surviving entity (or of the direct or indirect parent entity thereof), nor the sale, lease or transfer by the Corporation of all or any part of its business and assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

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D. STOCK OWNERSHIP AND THE FEDERAL COMMUNICATIONS LAWS

1. Definitions. For the purposes of this Article FOURTH, Section D, the following terms shall have the following meanings (references to the sections shall be to the sections of this Article FOURTH, Section D);

The term “CFIUS Review” shall mean review of any transaction by the Committee on Foreign Investment in the United States (“CFIUS”), or any successor body, pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, and its implementing regulations, and any successor laws and regulations.

The term “Communications Act” means the Communications Act of 1934, as amended, and regulations thereunder, and any successor laws and regulations.

The term “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 4; provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased his stock within 120 days of a Redemption Date shall be the lesser of the amount determined in accordance with the foregoing and the purchase price paid by him.

The term “FCC” means the Federal Communications Commission, and any successor agency.

The term “Federal Communications Laws” means any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act, to which the Corporation is subject as a result of its ownership, possession or other interest in communications-related infrastructure, licenses or authorizations.

The term “person” shall include not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures and other legal entities.

The term “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to Section 4.

The term “Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section 4, at least equal to the Fair Market Value of the shares to be redeemed pursuant to Section 4 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

The term “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by the FCC or any other administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

2. Restrictions on Stock Ownership or Transfer. As contemplated by this Article FOURTH, Section D, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any

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provision of the Federal Communications Laws, (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws or (c) subjects or could subject the Corporation to CFIUS Review or to any provision of the Federal Communications Laws, including those requiring any review, authorization or approval, to which the Corporation would not be subject but for such ownership or proposed ownership, including, without limitation, Section 310 of the Communications Act and regulations relating to foreign ownership, multiple ownership, or cross-ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”).

3. Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person may result in an FCC Regulatory Limitation, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

4. Denial of Rights, Refusal to Transfer. If (a) any person from whom information is requested pursuant to Section 3 of this Article FOURTH, Section D should not provide all the information requested by the Corporation, or (b) the Corporation shall conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) refuse to permit the transfer of shares of capital stock of the Corporation to such proposed stockholder, (ii) to the fullest extent permitted by law, suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) require the conversion of any or all shares of Preferred Stock held by such stockholder into a number of shares of Common Stock of equivalent value, (iv) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section 4, and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation. Any such refusal of transfer or suspension of rights pursuant to clauses (i) and (ii), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (iv) of this Section 4 shall be as follows:

(i) the redemption price of any shares to be redeemed pursuant to this Section 4 shall be equal to the Fair Market Value of such shares;

(ii) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(iii) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(iv) at least 15 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(vi) such other terms and conditions as the Board of Directors shall determine.

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5. Legends. The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article FOURTH, Section D and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

E. RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

1. Definitions. For purposes of this Article FOURTH, Section E, the following terms shall have the following meanings (references to sections shall be to the sections of this Article FOURTH, Section E):

The term “Beneficial Owner” means, with respect to any shares of Equity Stock, (i) any Person who owns such shares, whether directly or indirectly, (ii) any Person for whose benefit such shares are held through a nominee, (iii) any Person who would be treated as the owner of such shares through the application of Section 544 of the Code, as modified by Section 856(h) of the Code, and (iv) any Person who would be considered a beneficial owner of such shares for purposes of Rule 13d-3 under the Exchange Act, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once with respect to that Person. Whenever a Person Beneficially Owns shares of Equity Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option, the conversion of a convertible security or the exchange of an exchangeable security) (“Option Shares”), then, whenever this Restated Certificate requires a determination of the percentage of outstanding shares of a class of Equity Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

The term “Charitable Beneficiary” shall mean American Red Cross, until such time as the Trustee designates one or more other nonprofit organizations pursuant to Section 3.7.

The term “Constructive Ownership” shall mean ownership of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder, all as from time to time in effect, or any successor law, regulations, and rulings, and any reference to any statutory, regulatory or ruling provision shall be deemed to be a reference to any successor statutory, regulatory or ruling provision.

The term “Equity Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, the Common Stock or any series of the Preferred Stock.

The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by this Restated Certificate or by the Board of Directors pursuant to Section 2.7.

The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 2.7, and subject to adjustment pursuant to Section 2.8, the percentage limit established by the Board of Directors pursuant to Section 2.7.

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The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

The term “Initial Date” shall mean the effective time of the merger of American Tower Corporation with and into the Corporation pursuant to that Agreement and Plan of Merger, dated as of August 24, 2011 by and between American Tower Corporation and the Corporation.

The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Equity Stock, the Closing Price for such Equity Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Equity Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Stock is listed or admitted to trading or, if such Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Equity Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Stock selected by the Board of Directors or, in the event that no trading price is available for such Equity Stock, the fair market value of the Equity Stock, as determined in good faith by the Board of Directors.

The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Equity Stock, any redemption of any shares of Equity Stock, and any forfeiture of any shares of Equity Stock pursuant to Article FOURTH, Section D.

The term “NYSE” shall mean the New York Stock Exchange.

The term “Person” shall mean an individual, corporation, firm, unincorporated organization, partnership, limited liability company, joint venture, estate, trust (inter vivos or testamentary, including any trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, estate of a deceased, insane or incompetent individual, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, bank, trust company, land trust, business trust, government or quasi-governmental authority, or agency or political subdivision thereof, or other entity and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 2.1, would beneficially own (determined under the principles of Section 856(a)(5) of the Code), Beneficially Own or Constructively Own shares of Equity Stock in excess of the Stock Ownership Limit, and if appropriate in the context, shall also mean any Person who would have been the record or actual owner of the shares that the Prohibited Owner would have so owned.

The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Article FIFTH, Section (g) of this Restated Certificate that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT, but only with respect to such restrictions and limitations.

The term “Stock Ownership Limit” shall mean not more than 9.8 percent (or such other amount designated by the Board of Directors pursuant to Section 2.8 in the aggregate or with respect to any class or series of Equity Stock) (i) in value of the aggregate of the outstanding shares of Equity Stock or (ii) in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Equity Stock.

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The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock or the right to vote (other than revocable proxies or consents given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act) or receive dividends on Equity Stock, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Equity Stock (or of beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Stock or any interest in Equity Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

The term “Trust” shall mean any trust provided for in Section 3.1.

The term “Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Corporation to serve as trustee of the Trust.

2. Equity Stock

2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 4:

(a) Basic Restrictions

(i) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Stock Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code) shall Beneficially Own shares of Equity Stock in excess of 9.8 percent in value of the aggregate outstanding shares of Equity Stock.

(iii) No Person shall Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or Constructive Ownership of Equity Stock would result in the Corporation failing to qualify as a REIT.

(iv) No Person shall Constructively Own shares of Equity Stock to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

(v) Notwithstanding any other provisions contained herein but subject to Section 4, any Transfer of shares of Equity Stock that, if effective, would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void AB INITIO, and the intended transferee shall acquire no rights in such shares of Equity Stock.

(b) Transfer in Trust. If any Transfer or Non-Transfer Event occurs which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning (as applicable) shares of Equity Stock in violation of Section 2.1(a)(i), (ii), (iii) or (iv),

(i) then that number of shares of the Equity Stock the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate

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Section 2.1(a)(i), (ii), (iii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or beneficial owner of such shares) shall acquire no rights in such shares or shall be divested of its rights in such shares, as applicable, and to the extent that, upon a transfer of shares of Equity Stock pursuant to this Section 2.1(b)(i), a violation of any provision of Section 2.1(a) would nonetheless be continuing, then shares of Equity Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 2.1(a); or

(ii) if the transfer to the Trust or Trusts described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 2.1(a)(i), (ii), (iii) or (iv), then the Transfer of that number of shares of Equity Stock that otherwise would cause any Person to violate Section 2.1(a)(i), (ii), (iii) or (iv) (rounded up to the nearest whole share) shall be void AB INITIO, and the intended transferee shall acquire no rights in such shares of Equity Stock.

2.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any shares of Equity Stock in violation of Section 2.1(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to repurchase shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 2.1(a) (or Non-Transfer Event that results in a violation of Section 2.1(a)) shall automatically result in the transfer to the Trust described above, or, if applicable, shall be void AB INITIO as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of shares of Equity Stock that will or may violate Section 2.1(a) or any Person who held or would have owned shares of Equity Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

2.4 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of Equity Stock, upon request following the end of each taxable year of the Corporation, shall provide in writing to the Corporation the name and address of such owner, the number of shares of each class and series of Equity Stock and other shares of the Equity Stock Beneficially Owned by it and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or

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Constructive Owner shall provide in writing to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

2.5 Remedies Not Limited. Subject to Article FIFTH, Section (g) of this Restated Certificate, nothing contained in this Section 2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

2.6 Ambiguity. The Board of Directors shall have the power to determine the application of the provisions of this Section 2 and Section 3 and any definition contained in Section 1, including in the case of an ambiguity in the application of any of the provisions of this Section 2, Section 3, or any such definition, with respect to any situation based on the facts known to it. In the event this Section 2 or Section 3 requires an action by the Board of Directors and this Restated Certificate fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 1, 2 or 3. Without limitation of the foregoing, in response to shares (or other securities) forfeited under Article FOURTH, Section D, the Board of Directors may apply the Stock Ownership Limit, any Excepted Holder Limit, and the ownership limitations of Section 2.1(a) in any fashion that conservatively measures the Corporation’s qualification as a REIT, for example, treating such forfeited shares (or other securities) as outstanding and in the numerators of the Person who forfeited such shares (or other securities) but at the same time treating such forfeited shares (or other securities) as no longer outstanding and excluded from the denominators of other Persons.

2.7 Exceptions

(a) Subject to Section 2.1(a)(iii), the Board of Directors, in its sole discretion, may prospectively or retroactively exempt a Person from one or more of the ownership limitations set forth in Section 2.1(a)(i) and establish or increase an Excepted Holder Limit for such Person, may waive the provisions of Section 2.1(a)(ii) with respect to a Person, and/or may prospectively or retroactively waive the provisions of Section 2.1(a)(iv) with respect to a Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership and Constructive Ownership of such shares of Equity Stock in excess of the Stock Ownership Limit or in violation of the limitations imposed by Section 2.1(a)(ii) or Section 2.1(a)(iv), as applicable, will not now or in the future jeopardize the Corporation’s ability to qualify as a REIT under the Code; and

(ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 2.1 through 2.6) will result in such shares of Equity Stock being automatically transferred to a Trust in accordance with Sections 2.1(b) and 3.

(b) Prior to granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(c) Subject to Section 2.1(a)(iii), an underwriter or placement agent (or Person acquiring securities for a similar purpose and function) that participates in a public offering or a private placement of Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own

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and Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Stock Ownership Limit but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may reduce the Excepted Holder Limit for an Excepted Holder only: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Stock Ownership Limit.

2.8 Increase or Decrease in Stock Ownership Limit. Subject to Section 2.1(a)(iii), the Board of Directors may from time to time increase the Stock Ownership Limit (or any portion thereof) for one or more Persons and decrease the Stock Ownership Limit (or any portion thereof) for all other Persons; provided, however, that (i) any such decreased Stock Ownership Limit (or portion thereof) will not be effective for any Person whose ownership in Equity Stock is in excess of the decreased Stock Ownership Limit (or portion thereof) until such time as such Person’s ownership in Equity Stock equals or falls below the decreased Stock Ownership Limit (or such decreased portion thereof), but any further Transfers of any Equity Stock resulting in such Person’s Beneficial Ownership or Constructive Ownership thereof creating an increased excess over the decreased Stock Ownership Limit (or portion thereof) will be in violation of the decreased Stock Ownership Limit (or portion thereof); and (ii) any new Stock Ownership Limit (or portion thereof) would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Equity Stock permitted to be Beneficially Owned under such new Stock Ownership Limit, taking into account clause (i) of this proviso permitting ownership in excess of the decreased Stock Ownership Limit (or portion thereof) in certain cases.

2.9 Legend. Each certificate for shares of Equity Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, as well as the legend required by Article Fourth, Section D.5, or, instead of such legend, the certificate, if any, may reference such restrictions and state that the Corporation will furnish a full statement about restrictions on transferability and ownership to a stockholder on request and without charge.

3. Transfer of Equity Stock in Trust

3.1 Ownership in Trust. Upon any purported Transfer or Non-Transfer Event described in Section 2.1(b) that would result in a transfer of shares of Equity Stock to a Trust, such shares of Equity Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust pursuant to Section 2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person that (1) is a “United States person” within the meaning of Section 7701(a)(30) of the Code and (2) is unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 3.7.

3.2 Status of Shares Held by the Trustee. Shares of Equity Stock held by the Trustee shall be issued and outstanding shares of Equity Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares.

3.3 Ordinary Dividend and Voting Rights. The Trustee shall have all voting rights and rights to ordinary dividends with respect to shares of Equity Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any ordinary dividend paid prior to the discovery by

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the Corporation that the shares of Equity Stock have been transferred to the Trustee shall be paid by the recipient of such dividend to the Trustee upon demand and any ordinary dividend authorized but unpaid shall be paid when due to the Trustee. Any ordinary dividend so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall not possess any rights to vote shares held in the Trust and, subject to Delaware law, effective as of the date that the shares of Equity Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Equity Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken corporate action, as determined by the Board of Directors, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section E, until the Corporation has received notification that shares of Equity Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

3.4 Rights upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Company, the Trustee shall be entitled to receive, ratably with each other holder of Equity Stock of the class or series of Equity Stock held in the Trust, that portion of the assets of the Company available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Equity Stock held by the Trustee bears to the total number of shares of such class or series of Equity Stock then outstanding). The Trustee shall distribute any such assets received in respect of the Equity Stock held in the Trust in any liquidation, dissolution or winding up or distribution of the assets of the Company, in accordance with Section 3.5.

3.5 Extraordinary Distribution and Sale of Shares by Trustee. As soon as reasonably practicable after receiving notice from the Corporation that shares of Equity Stock have been transferred to the Trust (and no later than 20 days after receiving notice in the case of shares of Equity Stock that are listed or admitted to trading on any national securities exchange), the Trustee of the Trust shall sell the shares held in the Trust to a person whose ownership of the shares will not violate the ownership limitations set forth in Section 2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate. Upon any such sale or receipt by the Trust of an extraordinary distribution, the Trustee shall distribute the net proceeds of the sale or extraordinary distribution to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3.5. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction or in the case of a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to be held in the Trust, in each case reduced by any amounts previously received by the Prohibited Owner pursuant to this Section 3.5 in connection with prior extraordinary distributions and (b) the sales or extraordinary distribution proceeds received by the Trustee (net of any commissions and other expenses of the Trustee as provided in Section 3.8) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of ordinary dividends which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 3.3. Any net sales proceeds and extraordinary distributions in excess of the amount payable to the Prohibited Owner shall be promptly distributed to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Equity Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 3.5, such excess shall be paid to the Trustee upon demand and, when received, shall be promptly distributed to the Charitable Beneficiary.

3.6 Purchase Right in Stock Transferred to the Trustee. Shares of Equity Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, if

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the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction or in the case of a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to be held in the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 3.5. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale, reduced by any amounts previously received by the Prohibited Owner pursuant to Section 3.5 in connection with prior extraordinary distributions, to the Prohibited Owner; provided, however, that the Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 3.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be promptly distributed to the Charitable Beneficiary.

3.7 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation may change the Charitable Beneficiary by designating one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Equity Stock held in the Trust would not violate the restrictions set forth in Section 2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be organized under the laws of the United States or any state thereof and must be described in Section 501(c)(1) or Section 501(c)(3) of the Code, and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 2.1(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Corporation may, in its sole discretion, designate a substitute or additional nonprofit organization meeting the requirements of this Section 3.7 as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Corporation with respect to the application of this Article FOURTH, Section E shall be binding on each Charitable Beneficiary.

3.8 Costs, Expenses and Compensation of Trustee and the Company. The Trustee shall be indemnified by the Company or from the proceeds from the sale of shares of Equity Stock held in the Trust, as further provided in this Article FOURTH, Section E, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article FOURTH, Section E. The Trustee shall be entitled to receive reasonable compensation for services provided by the Trustee in connection with serving as a Trustee, the amount and form of which shall be determined by agreement of the Board of Directors and the Trustee. Costs, expenses and compensation payable to the Charitable Trustee pursuant to this Section 3.8 may be funded from the Trust or by the Company. The Company shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Trustee pursuant to this Section 3.8) from the Trust for any such amounts funded by the Company. Costs and expenses incurred by the Company in the process of enforcing the ownership limitation set forth in Section 2.1(a), in addition to reimbursement of costs, expenses and compensation of the Trustee which have been funded by the Company, may be collected from the Trust.

4. NYSE Transactions. Nothing in this Article FOURTH, Section E shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article FOURTH, Section E and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article FOURTH, Section E.

5. Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article FOURTH, Section E. The Board of Directors shall have all power and authority necessary or advisable to implement the provisions of this Article FOURTH, Section E.

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6. Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

7. Severability. If any provision of this Article FOURTH, Section E or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

FIFTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided that:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Restated Certificate and the By-Laws of the Corporation. Except as otherwise provided by the Delaware General Corporation Law, any committee of the Board of Directors shall have and may exercise, to the extent provided in the By-Laws of the Corporation or by the resolutions of the Board of Directors, all of the powers and authority of the Board of Directors of the Corporation in the management of the business and affairs of the Corporation;

(b) The number of directors of the Corporation shall be as specified in the By-Laws of the Corporation but such number may from time to time be increased or decreased in such manner as may be prescribed by the By-Laws;

(c) Newly created directorships resulting from any increase in the authorized number of directors or any vacancy in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or otherwise shall, subject to the provisions of and except as otherwise provided by applicable law, this Restated Certificate, the By-Laws of the Corporation or by resolution of the Board of Directors, be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class of directors to which they have been chosen expires. If there are no directors in office, any officer or stockholder may call a special meeting of stockholders in accordance with the provisions of the By-Laws of the Corporation, at which meeting such vacancies shall be filled. No decrease in the authorized number of directors shall shorten the term of any incumbent director;

(d) Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. Directors need not be stockholders;

(e) In the event that any shares of Common Stock are listed and quoted on a national securities exchange and/or quoted on the Nasdaq National Market, the Board of Directors shall ensure, and shall have all power and authority to ensure, that the membership of the Board of Directors shall at all times be consistent with the applicable rules and regulations, if any, of such exchange and/or the National Association of Securities Dealers, Inc., as the case may be, for the Common Stock to be eligible for listing and quotation on such exchange and/or for quotation on the Nasdaq National Market;

(f) The Board of Directors shall ensure, and shall have all power and authority to ensure, that the composition of the Board of Directors of the Corporation and its Subsidiaries and the persons acting as officers of the Corporation and its Subsidiaries complies at all times with the provisions of the Communications Act (as defined in Article FOURTH, Section D) with respect to individuals who are Aliens serving on such Boards of Directors or as such officers; and

(g) The Corporation shall seek to elect and maintain its status and taxation as a REIT under Sections 856-860, or any successor sections, of the Internal Revenue Code of 1986, as amended (or corresponding

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provisions of subsequent revenue laws). In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the qualification of the Corporation as a REIT. Notwithstanding the foregoing, if a majority of the Board of Directors determines that it is no longer in the best interest of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election. The Board of Directors may also determine that compliance with any restrictions or limitations on stock ownership and transfers set forth in Article FOURTH, Section E is no longer required for REIT election and taxation.

As used in this Article FIFTH, the term “Alien” shall mean (i) a person who is a citizen of a country other than the United States; (ii) a representative of a person who is a citizen of a country other than the United States; (iii) a representative of an entity owned or controlled by a citizen of a country other than the United States or organized under the laws of a government other than the government of the United States or any state, territory or possession of the United States; and (iv) any other person included in the definitions of persons restricted by the foreign ownership or voting level provisions of Section 310(b)(3) or (4) of the Communications Act.

SIXTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except, in addition to any and all other requirements for such liability, (i) for any breach of such directors’ duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) to the extent provided under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which such director derived an improper personal benefit. Neither the amendment nor repeal of this Article SIXTH nor the adoption of any provision of this Restated Certificate inconsistent with this Article SIXTH shall reduce, eliminate, or adversely affect the effect of this Article SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH: The Corporation shall indemnify and hold harmless certain Persons as follows.

A. Indemnification.

1. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise or non profit entity against all liability, losses, expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of

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another corporation, partnership, joint venture, limited liability company, trust or other enterprise or non profit entity against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

3. To the extent that any person referred to in paragraphs 1 or 2 has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

4. Notwithstanding anything contained in this Article SEVENTH, except for proceedings to enforce rights provided in this Article SEVENTH, the Corporation shall not be obligated under this Article SEVENTH to provide any indemnification or any payment or reimbursement of expenses to any director, officer, employee or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or cross-claims initiated by others) unless the Board of Directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the Board of Directors.

B. Authorization. Any indemnification under Section 1 of this Article SEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, partner, member, trustee, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 of this Article SEVENTH. Such determination shall be made with respect to a person who is a director or officer at the time of such determination: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors or if such directors so directs, by independent legal counsel in written opinion, or (d) by the stockholders.

C. Expense Advance. Expenses (including attorneys’ fees) reasonably incurred by a current officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding. However, any such officer or director seeking such payment or reimbursement must commit in writing that he or she shall repay any such amounts advanced if it is ultimately determined that he or she is not, in fact, entitled to be indemnified by the Corporation pursuant to this Article SEVENTH. Such expenses (including attorneys’ fees) incurred by former officers or directors or other employees or agents of the Corporation may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

D. Nonexclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article SEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, partner, member, trustee, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

E. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another corporation,

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partnership, joint venture, limited liability company, trust or other enterprise or non profit entity against any liability asserted against and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH or Section 145 of the Delaware General Corporation Law.

F. “The Corporation”. For the purposes of this Article SEVENTH, references to “the Corporation” shall include the resulting corporation and, to the extent that the Board of Directors of the resulting corporation so decides, all constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as director, officer, partner, member, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise or non profit entity shall stand in the same position under the provisions of this Article SEVENTH with respect to the resulting or surviving corporation if its separate existence had continued.

G. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, trustee, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise or non profit entity or from insurance. Nothing in this Article SEVENTH shall limit the power of the Corporation or the Board of Directors to provide rights of indemnification and to make payment of expenses (including attorneys’ fees) incurred by an officer to directors, officers, employees, agents, fiduciaries and other persons otherwise than pursuant to this Article SEVENTH.

H. Other Definitions. For purposes of this Article SEVENTH, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, trustee, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, trustee, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article SEVENTH.

I. Continuation of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, trustee, partner, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

J. Effect of Amendment or Repeal. The rights to indemnification and advancement of expenses provided in this Article SEVENTH shall be contract rights and shall be deemed to have vested at the time the indemnitee takes the office that entitles such person to such rights, which shall not later be subject to reduction or elimination for acts or omissions occurring prior to such reduction or elimination. Neither the amendment nor repeal of this Article SEVENTH nor the adoption of any provision of these By-Laws inconsistent with this Article SEVENTH shall reduce, eliminate or adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the effectiveness of such amendment, repeal or adoption. If any provision or provisions of this Article SEVENTH shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article SEVENTH (including, without limitation, each portion of any paragraph of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article SEVENTH (including, without limitation, each

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such portion of any paragraph of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, and repeal the By-Laws. The By-Laws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the By-Laws as they exist from time to time maybe adopted, only by the majority of the entire Board of Directors or with the approval or consent of the holders of not less than a majority, determined in accordance with the provisions of the second paragraph of Section A of Article FOURTH, of the total number of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

NINTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

TENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate (including provisions as may hereafter be added or inserted in this Restated Certificate as authorized by the laws of the State of Delaware) in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other person whomsoever by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted, subject to the rights reserved in this Article TENTH. From time to time any of the provisions of this Restated Certificate may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate are granted subject to the provisions of this Article TENTH.

* * * * * *

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IN WITNESS WHEREOF, American Tower REIT, Inc. has caused this Restated Certificate to be signed by its authorized officer, on this [            ] day of [                    ], 2011.

AMERICAN TOWER REIT, INC.

By:

ATTEST:

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ANNEX B-2

AMENDED AND RESTATED

BY-LAWS

OF

AMERICAN TOWER REIT, INC.

(a Delaware Corporation)

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AMERICAN TOWER REIT, INC.

(a Delaware Corporation)

AMENDED AND RESTATED BY-LAWS

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AMERICAN TOWER REIT, INC.

(a Delaware Corporation)

AMENDED AND RESTATED BY-LAWS

ARTICLE I

OFFICES

SECTION 1. Registered Office. The registered office of American Tower REIT, Inc. (“the Corporation”) shall be as set forth in the Certificate of Incorporation.

SECTION 2. Other Offices. The Corporation may also have offices at such other places, within or without the State of Delaware, as the Board of Directors may from time to time appoint or the business of the Corporation may require.

ARTICLE II

SEAL

The seal of the Corporation shall, subject to alteration by the Board of Directors, consist of a flat-faced circular die with the word “Delaware”, together with the name of the Corporation and the year of incorporation, cut or engraved thereon.

ARTICLE III

MEETINGS OF STOCKHOLDERS

SECTION 1. Place of Meeting. Meetings of the stockholders shall be held either within or without the State of Delaware at such place, if any, as the Board of Directors may fix from time to time. The Board of Directors may, in its sole discretion, determine that meetings of stockholders shall be held solely by means of remote communications.

SECTION 2. Annual Meetings. The annual meeting of stockholders shall be held for the election of directors on such date and at such time as the Board of Directors may fix from time to time. Any other proper business may be transacted at the annual meeting.

SECTION 3. Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board of Directors, if there be one, the President or by the directors (either by written instrument signed by a majority or by resolution adopted by a vote of the majority), and special meetings shall be called by the President or the Secretary whenever stockholders owning a majority of the capital stock issued, outstanding and entitled to vote so request in writing. Such request of stockholders shall state the purpose or purposes of the proposed meeting and such purpose or purposes shall be included in the notice of meeting given by the Corporation pursuant to Section 4 of Article III.

SECTION 4. Notice. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a

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special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

SECTION 5. Quorum and Adjournments. Except as otherwise provided by law or by the Certificate of Incorporation, the presence in person or by proxy at any meeting of stockholders of the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote thereat, shall be requisite and shall constitute a quorum. So long as the Certificate of Incorporation provides for more or less than one vote for any share, or any matter, every reference in these By-Laws to a majority or other proportion of shares shall refer to such majority or other proportion of the votes of such shares. If two or more classes of stock are entitled to vote as separate classes upon any question, then, in the case of each such class, a quorum for the consideration of such question shall, except as otherwise provided by law or by the Certificate of Incorporation, consist of a majority in interest of all stock of that class issued, outstanding and entitled to vote. If a majority of the shares of capital stock of the Corporation issued and outstanding and entitled to vote thereat or, where a larger quorum is required, such quorum, shall not be represented at any meeting of the stockholders regularly called, the holders of a majority of the shares present or represented by proxy and entitled to vote thereat shall have power to adjourn the meeting to another time, or to another time and place, without notice other than announcement of adjournment at the meeting, and there may be successive adjournments for like cause and in like manner until the requisite amount of shares entitled to vote at such meeting shall be represented; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. Subject to the requirements of law and the Certificate of Incorporation, on any issue on which two or more classes of stock are entitled to vote separately, no adjournment shall be taken with respect to any class for which a quorum is present unless the Chairman of the meeting otherwise directs. At any meeting held to consider matters which were subject to adjournment for want of a quorum at which the requisite amount of shares entitled to vote thereat shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Board of Directors may postpone, reschedule or cancel any annual or special meeting of stockholders previously scheduled by the Board of Directors, the Chairman of the Board of Directors, or by the President. The chairman of a meeting of stockholders may adjourn or recess such meeting once convened, whether or not a quorum is present.

SECTION 6. Votes; Proxies. Except as otherwise provided in the Certificate of Incorporation, at each meeting of stockholders, every stockholder of record on the record date set by the Board of Directors for the determination of stockholders entitled to vote at such meeting, shall have one vote for each share of stock entitled to vote which is registered in such stockholder’s name on the books of the Corporation.

Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware (the “DGCL”) by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the Corporation. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or any interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by

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attending the meeting and voting in person or by filing with the Secretary of the Corporation an instrument in writing or as otherwise permitted by law revoking the proxy or another duly executed proxy bearing a later date.

Voting at meetings of stockholders need not be by written ballot and, except as otherwise provided by law, need not be conducted by an inspector of election unless so determined by the Chairman of the meeting or by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or represented by proxy at such meeting. If it is required or determined that an inspector of election be appointed, the Chairman shall appoint one inspector of election, who shall first take and subscribe an oath or affirmation faithfully to execute the duties of an inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors so appointed shall take charge of the polls and, after the balloting, shall make a certificate of the result of the vote taken. No director or candidate for the office of director shall be appointed as such inspector.

Except as otherwise required by law, the Certificate of Incorporation, or these By-Laws, at any meeting at which a quorum is present, all action with respect to matters properly brought before such meeting taken by a majority of the votes properly cast, excluding abstentions and broker non-votes, shall be valid and binding on the Corporation; provided, however, that the Board of Directors shall be elected by a plurality of the votes properly cast if the number of candidates properly nominated for election as directors exceeds the number of directors to be elected as of the close of business on the record date for such meeting. For purposes of this Section 6 of this Article, a majority of votes shall mean that the number of votes properly cast “for” an action must exceed the number of votes properly cast “against” such action.

SECTION 7. Organization. The Chairman of the Board, if there be one, or in his or her absence the Vice Chairman, or in the absence of a Vice Chairman, the President, or in the absence of the President, a Vice President, shall call meetings of the stockholders to order and shall act as chairman thereof. The Secretary of the Corporation, if present, shall act as secretary of all meetings of stockholders, and, in his or her absence, the presiding officer may appoint a secretary.

SECTION 8. Notice of Stockholder Proposal. (a) At any meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by the Corporation pursuant to Section 4 of Article III of these By-Laws, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or a duly authorized committee thereof), or (iii) otherwise properly brought before the meeting by a stockholder of record at the time of the giving of notice as provided in this Section 8 and at the time of the meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 8.

(b) For any business to be properly brought before a meeting by a stockholder (other than the nomination of a person for election as a director, which is governed exclusively by Section 5 of Article IV of these By-Laws), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation (i) with respect to the regularly scheduled annual meeting of stockholders, not earlier than the one-hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such first anniversary date, notice by the stockholder to be timely must be so delivered or mailed and received not earlier than the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or the tenth (10th) day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation; and (ii) with respect to any other meeting, not earlier than the one-hundred twentieth (120th) day prior to the date of such meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such meeting or the tenth (10th) day following the day on

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which public disclosure of the date of such meeting is first made by the Corporation. For purposes of the first annual meeting held after                               20    , the anniversary date shall be deemed to be                              , 20    . In no event shall any adjournment or postponement of a meeting or an announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) A stockholder’s notice to the Secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment; (ii) as to the stockholder of record giving such notice and any beneficial owner on whose behalf such proposal is made, (A) the name and address of such stockholder and beneficial owner, (B) the class and number of shares of stock of the Corporation which are, directly or indirectly, owned of record or beneficially by such stockholder and by such beneficial owner, respectively, and their respective affiliates (naming such affiliates), as of the date of such notice, (C) a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such stockholder or beneficial owner and their respective affiliates is, directly or indirectly, a party as of the date of such notice (x) with respect to shares of stock of the Corporation or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of stock price changes (increases or decreases) for, or increase or decrease the voting power of such stockholder or beneficial owner or any of their affiliates with respect to securities of the Corporation or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any class or series of securities of the Corporation (any agreement, arrangement or understanding of a type described in this clause (C), a “Covered Arrangement”), and (D) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; (iii) a description of any direct or indirect material interest of the stockholder of record and of any beneficial owner on whose behalf the proposal is made, and their respective affiliates, in such business (whether by holdings of securities, by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise), and all agreements, arrangements and understandings between such stockholder and such beneficial owner and their respective affiliates, and any other person or persons (naming such person or persons) in connection with the proposal of such business by the stockholder; (iv) if the stockholder of record or any beneficial owner intends (whether by itself or as part of a group) to solicit proxies in support of such proposal, a representation to that effect; (v) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; and (vi) an agreement that the stockholder of record and any related beneficial owner on whose behalf the proposal is made will notify the Corporation in writing of the information set forth in clauses (ii)(B), (ii)(C) and (iii) above as of the record date for the meeting promptly (and, in any event, within five business days) following the later of the record date or the date notice of the record date is first disclosed by public disclosure, and will update such information thereafter within two business days of any change in such information and, in any event, as of the close of business on the day preceding the meeting date. The foregoing notice requirements of this paragraph (c) of this Section 8 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

(d) Notwithstanding anything in these By-Laws to the contrary, no business (other than the nomination of a person for election as a director, which is governed exclusively by Section 5 of Article IV of these By-Laws, and matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) shall be conducted at any meeting of stockholders except in accordance with the procedures set forth in this Section 8 of Article III. The Chairman of the meeting shall, if the facts warrant, determine and declare that

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business was not properly brought before the meeting in accordance with the provisions of this Section 8 of Article III, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(e) For purposes of this Section 8 of Article III and Section 5 of Article IV of these By-Laws, public disclosure shall be deemed to include a disclosure made in a press release reported by the Dow Jones News Services, Associated Press or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

SECTION 9. Consent of Stockholders in Lieu of Meeting. (a) Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted by the DGCL to be taken at any annual or special meeting of the stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request that the Board of Directors fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such written notice is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 9(b)). If no record date has been fixed by the Board of Directors pursuant to the first sentence of this Section 9(b) or otherwise within ten (10) days after the date on which such written notice is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date after the expiration of such ten (10) day time period on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board of Directors pursuant to the first sentence of this Section 9(b), the record date for determining stockholders entitled to consent to corporate action in writing without a meeting if prior action by the Board of Directors is required by applicable law shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

(c) In the event of the delivery, in the manner provided by this Section 9 and applicable law, to the Corporation of written consent or consents to take corporate action and/or any related revocation or revocations, the Corporation shall engage independent inspectors of elections for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent and without a meeting shall be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the Corporation in accordance with this Section 9 and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders. Nothing contained in this Section 9(c) shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by

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the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(d) Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days after the earliest dated written consent received in accordance with this Section 9, a valid written consent or valid written consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner prescribed in this Section 9 and applicable law, and not revoked.

(e) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation. In the event that the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL other than Section 228 thereof, if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such other section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL, and that written notice has been given as provided in such Section 228.

ARTICLE IV

DIRECTORS

SECTION 1. Number. The business and affairs of the Corporation shall be conducted and managed by a Board of Directors consisting of not less than one director, none of whom needs to be a stockholder. The number of directors shall be fixed at each annual meeting of stockholders, but if the number is not so fixed, the number shall remain as it stood immediately prior to such meeting. At each annual meeting of stockholders, the stockholders shall elect directors.

At any time during any year, except as otherwise provided by law, the Certificate of Incorporation, or these By-Laws, the number of directors may be increased or reduced, in each case by vote of a majority of the stock issued and outstanding and present in person or represented by proxy and entitled to vote for the election of directors or by resolution of the directors. No reduction in the number of directors shall shorten the term of any director.

SECTION 2. Term of Office. Each director shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death or resignation, subject to the right of the stockholders at any time to remove any director or directors as provided in Section 4 of this Article.

SECTION 3. Vacancies. If any vacancy shall occur among the directors, or if the number of directors shall at any time be increased, the directors then in office, although less than a quorum, by a majority vote may fill the vacancies or newly-created directorships, or any such vacancies or newly-created directorships may be filled by the stockholders at any meeting.

SECTION 4. Removal by Stockholders. Except as otherwise provided by law, the Certificate of Incorporation or otherwise, the holders of record of the capital stock of the Corporation entitled to vote for the election of directors may, by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, remove any director or directors, with or without cause, and, in their discretion, elect a new director or directors in place thereof.

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SECTION 5. Procedure for Nominations by Stockholders. (a) Any stockholder of record as of the time of the giving of notice as provided in this Section 5 and at the time of the meeting, who is entitled to vote for the election of a director at any meeting of stockholders, may nominate one or more persons for such election only if such stockholder complies with the notice procedures set forth in this Section 5. In the case of a special meeting of stockholders at which the Board of Directors gives notice that directors are to be elected, a stockholder may nominate one or more persons for election only as provided in this Section 5 and only for such position(s) as are specified in the Corporation’s notice of meeting as being up for election at such meeting.

(b) To nominate a person for election as a director, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation (i) with respect to the regularly scheduled annual meeting of stockholders, not earlier than the one-hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such first anniversary date, notice by the stockholder to be timely must be so delivered or mailed and received not earlier than the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or the tenth (10th) day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation; and (ii) with respect to any other meeting, not earlier than the one-hundred twentieth (120th) day prior to the date of such meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such meeting or the tenth (10th) day following the day on which public disclosure of the date of such meeting is first made by the Corporation. For purposes of the first annual meeting held after                              20    , the anniversary date shall be deemed to be                              , 20    . In no event shall any adjournment or postponement of a meeting or an announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) A stockholder’s notice to the Secretary of the Corporation shall set forth: (i) as to the stockholder of record giving such notice and any beneficial owner on whose behalf the nomination is made, (A) the name and address of such stockholder and beneficial owner, (B) the class and number of shares of stock of the Corporation which are, directly or indirectly, owned of record or beneficially by such stockholder and by such beneficial owner, respectively, and their respective affiliates (naming such affiliates), as of the date of such notice, (C) a description of any Covered Arrangement to which such stockholder or beneficial owner, and their respective affiliates is, directly or indirectly, a party as of the date of such notice, (D) any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (E) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (ii) a description of all arrangements or understandings between the stockholder or beneficial owner, and their respective affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iii) if the stockholder or any related beneficial owner intends (whether by itself or as part of a group) to solicit proxies in support of such nomination, a representation to that effect; (iv) as to each person the stockholder of record proposes to nominate for election or reelection as a director, (A) a description of any Covered Arrangement to which such nominee or any of his or her affiliates is a party as of the date of such notice, (B) the written consent of such nominee to being named in the proxy statement as a nominee and to serving as a director if so elected, and (C) a statement tendering, promptly following the stockholder meeting at which such nominee is elected or re-elected as director, an irrevocable resignation that will be effective upon (a) the failure to receive the required vote at the next stockholder meeting at which he or she faces re-election and (b) Board acceptance of such resignation, and (D) all other information relating to such nominee as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (v) any other information relating to such stockholder and beneficial owner, if any, required to be

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disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and (vi) an agreement that the stockholder of record and any related beneficial owner will notify the Corporation in writing of the information set forth in clauses (i)(B), (i)(C), (ii) and (iv) above as of the record date for the meeting promptly (and, in any event, within five business days) following the later of the record date or the date notice of the record date is first disclosed by public disclosure, and will update such information thereafter within two business days of any change in such information and, in any event, as of close of business on the day preceding the meeting date. The foregoing notice requirements of this paragraph (c) of this Section 5 shall be deemed satisfied by a stockholder with respect to a nomination if the stockholder has notified the Corporation of his, her or its intention to present the nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s nomination has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(d) Notwithstanding anything in these By-Laws to the contrary, if the Chairman determines that a nomination of any candidate for election as a director was not made in accordance with the procedures set forth in this Section 5, such nomination shall be void.

(e) Notwithstanding the foregoing provisions of this Section 5, any stockholder intending to make a nomination at a meeting in accordance with this Section 5, and any related beneficial owner, shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in these By-Laws; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations made or intended to be made in accordance with this Section 5. Nothing in this Section 5 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(f) Submission of Questionnaire; Representation and Agreement. To be eligible to be a nominee for election or re-election as a director of the Corporation, a person must deliver (not later than the deadline prescribed for delivery of notice under this Section 5) to the Secretary of the Corporation a written questionnaire, in the form prescribed by the Board of Directors, with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement, in the form prescribed by the Board of Directors, that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with, applicable law and the Corporation’s Corporate Governance Guidelines and other policies applicable to directors generally. The foregoing questionnaire and written agreement shall be provided by the Secretary upon written request. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

SECTION 6. Meetings. Meetings of the Board of Directors shall be held at such place, within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors or by the Chairman of the Board, if there be one, or by the President, and as may be specified in the notice or waiver of notice of any

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meeting. Meetings may be held at any time upon the call of the Chairman of the Board, if there be one, or the President or any two (2) of the directors in office by oral, telecopy or other form of electronic transmission, or written notice, duly served or sent to each director not less than twenty-four (24) hours before such meeting, except that, if mailed, not less than seventy two (72) hours before such meeting.

Meetings may be held at any time and place without notice if all the directors are present and do not object to the holding of such meeting for lack of proper notice or if those not present shall, in writing or by telecopy or other form of electronic transmission, waive notice thereof. A regular meeting of the Board may be held without notice immediately following the annual meeting of stockholders at the place where such meeting is held. Regular meetings of the Board may also be held without notice at such time and place as shall from time to time be determined by resolution of the Board. Except as otherwise provided by law, the Certificate of Incorporation or otherwise, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors or any committee thereof need be specified in any written waiver of notice.

Members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to the foregoing provisions shall constitute presence in person at the meeting.

SECTION 7. Votes. Except as otherwise provided by law, the Certificate of Incorporation or otherwise in these By-Laws, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 8. Quorum and Adjournment. Except as otherwise provided by law, the Certificate of Incorporation or otherwise in these By-Laws, a majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without notice other than announcement of the adjournment at the meeting, and at such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally noticed.

SECTION 9. Compensation. Directors shall receive compensation for their services, as such, and for service on any Committee of the Board of Directors, as fixed by resolution of the Board of Directors and for expenses of attendance at each regular or special meeting of the Board or any Committee thereof. Nothing in this Section 9 shall be construed to preclude a director from serving the Corporation in any other capacity and receiving compensation therefor.

SECTION 10. Action By Consent of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (which may be in counterparts) or by electronic transmission, and the writing, writings, or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such consent shall be treated as a vote adopted at a meeting for all purposes.

ARTICLE V

COMMITTEES OF DIRECTORS

SECTION 1. Executive Committee. The Board of Directors may by resolution appoint an Executive Committee of one (1) or more members, to serve during the pleasure of the Board, to consist of such directors as the Board may from time to time designate. The Board of Directors shall designate the Chairman of the Executive Committee.

(a)	Procedure. The Executive Committee shall, by a vote of a majority of its members, fix its own times and places of meeting, determine the number of its members constituting a quorum for the transaction

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of business, and prescribe its own rules of procedure, no change in which shall be made save by a majority vote of its members.

(b)	Responsibilities. During the intervals between the meetings of the Board of Directors, except as otherwise provided by the Board of Directors in establishing such Committee or otherwise, the Executive Committee shall possess and may exercise all the powers of the Board in the management and direction of the business and affairs of the Corporation; provided, however, that the Executive Committee shall not, except to the extent the Certificate of Incorporation or the resolution providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the DGCL, have the power:

(i)	to amend or authorize the amendment of the Certificate of Incorporation or these By-Laws;

(ii)	to authorize the issuance of stock in excess of one million (1,000,000) shares in any single transaction or group of related transactions;

(iii)	to adopt an agreement of merger or consolidation pursuant to which the Corporation will merge or consolidate or to recommend to the stockholders the sale, lease or exchange of all or substantially all the property and business of the Corporation;

(iv)	to recommend to the stockholders a dissolution, or a revocation of a dissolution, of the Corporation; or

(v)	to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL.

(c)	Reports. The Executive Committee shall keep regular minutes of its proceedings, and all action by the Executive Committee shall be reported promptly to the Board of Directors. Such action shall be subject to review, amendment and repeal by the Board, provided that no rights of third parties shall be adversely affected by such review, amendment or repeal.

(d)	Appointment of Additional Members. The Board of Directors may designate one or more directors as alternate members of the Executive Committee, who may replace any absent or disqualified member at any meeting of the Executive Committee. In the absence or disqualification of any member of the Executive Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

SECTION 2. Audit Committee. The Board of Directors may by resolution appoint an Audit Committee of one (1) or more members who shall not be officers or employees of the Corporation to serve during the pleasure of the Board. The Board of Directors shall designate the Chairman of the Audit Committee.

(a)	Procedure. The Audit Committee, by a vote of a majority of its members, shall fix its own times and places of meeting, shall determine the number of its members constituting a quorum for the transaction of business, and shall prescribe its own rules of procedure, no change in which shall be made save by a majority vote of its members.

(b)	Responsibilities. The Audit Committee shall review the annual financial statements of the Corporation prior to their submission to the Board of Directors, shall consult with the Corporation’s independent auditors, and may examine and consider such other matters in relation to the internal and external audit of the Corporation’s accounts and in relation to the financial affairs of the Corporation and its accounts, including the selection and retention of independent auditors, as the Audit Committee may, in its discretion, determine to be desirable.

(c)	Reports. The Audit Committee shall keep regular minutes of its proceedings, and all action by the Audit Committee shall, from time to time, be reported to the Board of Directors as it shall direct. Such action shall be subject to review, amendment and repeal by the Board, provided that no rights of third parties shall be adversely affected by such review, amendment or repeal.

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(d)	Appointment of Additional Members. The Board of Directors may designate one or more directors as alternate members of the Audit Committee, who may replace any absent or disqualified member at any meeting of the Audit Committee. In the absence or disqualification of any member of the Audit Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

SECTION 3. Other Committees. The Board of Directors may by resolution appoint one or more other committees from and outside of its own number. Every such committee must include at least one member of the Board of Directors. The Board may from time to time designate or alter, within the limits permitted by law, the Certificate of Incorporation and this Section 3, if applicable, the duties, powers and number of members of such other committees or change their membership, and may at any time abolish such other committees or any of them; provided, however, that the Board of Directors shall not delegate to any committee which includes non-director members any powers which, by law, must be exercised by the Board of Directors.

(a)	Procedure. Each committee, appointed pursuant to this Section 3, shall, by a vote of a majority of its members, fix its own times and places of meeting, determine the number of its members constituting a quorum for the transaction of business, and prescribe its own rules of procedure, no change in which shall be made save by a majority vote of its members.

(b)	Responsibilities. Each committee, appointed pursuant to this Section 3, shall exercise the powers assigned to it by the Board of Directors in its discretion.

(c)	Reports. Each committee appointed pursuant to this Section 3 shall keep regular minutes of proceedings, and all action by each such committee shall, from time to time, be reported to the Board of Directors as it shall direct. Such action shall be subject to review, amendment and repeal by the Board, provided that no rights of third parties shall be adversely affected by such review, amendment or repeal.

(d)	Appointment of Additional Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of each committee, appointed pursuant to this Section 3, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors (or, to the extent permitted, another person) to act at the meeting in place of any such absent or disqualified member.

SECTION 4. Term of Office. Each member of a committee shall hold office until the first meeting of the Board of Directors following the annual meeting of stockholders (or until such other time as the Board of Directors may determine, either in the vote establishing the committee or at the election of such member or otherwise) and until his or her successor is elected and qualified, or until he or she sooner dies, resigns, is removed, is replaced by change of membership or becomes disqualified by ceasing to be a director (where membership on the Board is required), or until the committee is sooner abolished by the Board of Directors.

ARTICLE VI

OFFICERS

SECTION 1. Officers. The Board of Directors shall elect a President, a Secretary and a Treasurer, and, in their discretion, may elect a Chairman of the Board, a Vice Chairman of the Board, a Controller, and one or more Executive Vice Presidents, Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers as deemed necessary or appropriate. Such officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders (or at such other meeting as the Board of Directors

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determines), and each shall hold office for the term provided by the vote of the Board, except that each will be subject to removal from office in the discretion of the Board as provided herein. The powers and duties of more than one office may be exercised and performed by the same person.

SECTION 2. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors, at any regular or special meeting.

SECTION 3. Chairman of the Board. The Chairman of the Board of Directors, if elected, shall be a member of the Board of Directors and shall preside at its meetings. The Chairman, if other than the President, shall advise and counsel with the President, and shall perform such duties as from time to time may be assigned to him or her by the Board of Directors.

SECTION 4. President. Unless the Board of Directors has designated another person as the Corporation’s chief executive officer, the President shall be the chief executive officer of the Corporation. Subject to the directions of the Board of Directors, the President shall have and exercise direct charge of and general supervision over the business and affairs of the Corporation and shall perform all duties incident to the office of the chief executive officer of a corporation and such other duties as from time to time may be assigned to him or her by the Board of Directors. The President may but need not be a member of the Board of Directors.

SECTION 5. Executive Vice Presidents and Vice Presidents. Each Executive Vice President and Vice President shall have and exercise such powers and shall perform such duties as from time to time may be assigned to him or to her by the Board of Directors or the President.

SECTION 6. Secretary. The Secretary shall keep the minutes of all meetings of the stockholders and of the Board of Directors in books provided for the purpose; shall see that all notices are duly given in accordance with the provisions of law and these By-Laws; the Secretary shall be custodian of the records and of the corporate seal or seals of the Corporation; shall see that the corporate seal is affixed to all documents the execution of which, on behalf of the Corporation under its seal, is duly authorized, and, when the seal is so affixed, he or she may attest the same; the Secretary may sign, with the President, an Executive Vice President or a Vice President, certificates of stock of the Corporation; and, in general, the Secretary shall perform all duties incident to the office of secretary of a corporation, and such other duties as from time to time may be assigned to him or her by the Board of Directors.

SECTION 7. Assistant Secretaries. The Assistant Secretaries in order of their seniority shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Board of Directors shall prescribe or as from time to time may be assigned by the Secretary.

SECTION 8. Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all monies or other valuable effects in such banks, trust companies or other depositaries as shall, from time to time, be selected by the Board of Directors; may endorse for collection on behalf of the Corporation checks, notes and other obligations; may sign receipts and vouchers for payments made to the Corporation; may sign checks of the Corporation, singly or jointly with another person as the Board of Directors may authorize, and pay out and dispose of the proceeds under the direction of the Board; the Treasurer shall render to the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; the Treasurer may sign, with the President, or an Executive Vice President or a Vice President, certificates of stock of the Corporation; and in general, shall perform all the duties incident to the office of treasurer of a corporation, and such other duties as from time to time may be assigned by the Board of Directors. Unless the Board of Directors shall otherwise determine, the Treasurer shall be the chief financial officer of the Corporation.

SECTION 9. Assistant Treasurers. The Assistant Treasurers in order of their seniority shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors shall prescribe or as from time to time may be assigned by the Treasurer.

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SECTION 10. Controller. The Controller, if elected, shall be the chief accounting officer of the Corporation and shall perform all duties incident to the office of a controller of a corporation, and, in the absence of or disability of the Treasurer or any Assistant Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors shall prescribe or as from time to time may be assigned by the President or the Treasurer.

SECTION 11. Assistant Controllers. The Assistant Controllers in order of their seniority shall, in the absence or disability of the Controller, perform the duties and exercise the powers of the Controller and shall perform such other duties as the Board of Directors shall prescribe or as from time to time may be assigned by the Controller.

SECTION 12. Subordinate Officers. The Board of Directors may appoint such subordinate officers as it may deem desirable. Each such officer shall hold office for such period, have such authority and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.

SECTION 13. Compensation. The Board of Directors shall fix the compensation of all officers of the Corporation. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

SECTION 14. Removal. Any officer of the Corporation may be removed, with or without cause, by action of the Board of Directors.

SECTION 15. Bonds. The Board of Directors may require any officer of the Corporation to give a bond to the Corporation, conditional upon the faithful performance of his or her duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

ARTICLE VII

CERTIFICATES OF STOCK

SECTION 1. Form and Execution of Certificates. The interest of each stockholder of the Corporation shall be evidenced by a certificate or certificates for shares of stock in such form as the Board of Directors may from time to time prescribe. The certificates of stock of each class shall be consecutively numbered and signed by the Chairman or Vice Chairman of the Board, if any, the President, an Executive Vice President or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of the Corporation, and may be countersigned and registered in such manner as the Board of Directors may by resolution prescribe, and shall bear the corporate seal or a printed or engraved facsimile thereof. Where any such certificate is signed by a transfer agent or transfer clerk acting on behalf of the Corporation, the signatures of any such Chairman, Vice Chairman, President, Executive Vice President, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary may be facsimiles, engraved or printed. In case any officer or officers, who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates, shall cease to be such officer or officers, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered by the Corporation as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers.

In case the corporate seal which has been affixed to, impressed on, or reproduced in any such certificate or certificates shall cease to be the seal of the Corporation before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered by the Corporation as though the seal affixed thereto, impressed thereon or reproduced therein had not ceased to be the seal of the Corporation.

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Every certificate for shares of stock which are subject to any restriction on transfer pursuant to law, the Certificate of Incorporation, these By-Laws, or any agreement to which the Corporation is a party, shall have the restriction noted conspicuously on the certificate, and shall also set forth, on the face or back, either the full text of the restriction or a statement of the existence of such restriction and (except if such restriction is imposed by law) a statement that the Corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

Every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either the full text of the preferences, voting powers, qualifications, and special and relative rights of the shares of each class and series authorized to be issued, or a statement of the existence of such preferences, powers, qualifications and rights, and a statement that the Corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

SECTION 2. Transfer of Shares. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his or her attorney lawfully constituted, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof or guaranty of the authenticity of the signature as the Corporation or its agents may reasonably require. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, save as expressly provided by law or by the Certificate of Incorporation. It shall be the duty of each stockholder to notify the Corporation of his or her post office address.

SECTION 3. Fixing Date for Determination of Stockholders of Record (Other than For Written Consents).

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 4. Lost or Destroyed Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal

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representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

SECTION 5. Uncertificated Shares. The Board of Directors of the Corporation may by resolution provide that one or more of any or all classes or series of the stock of the Corporation shall be uncertificated shares, subject to the provisions of Section 158 of the DGCL.

ARTICLE VIII

EXECUTION OF DOCUMENTS

SECTION 1. Execution of Checks, Notes, etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers, or agent or agents, as shall be thereunto authorized from time to time by the Board of Directors, which may in its discretion authorize any such signatures to be facsimile.

SECTION 2. Execution of Contracts, Assignments, etc. Unless the Board of Directors shall have otherwise provided generally or in a specific instance, all contracts, agreements, endorsements, assignments, transfers, stock powers, or other instruments shall be signed by the President, any Executive Vice President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. The Board of Directors may, however, in its discretion, require any or all such instruments to be signed by any two or more of such officers, or may permit any or all of such instruments to be signed by such other officer or officers, agent or agents, as it shall be thereunto authorize from time to time.

SECTION 3. Execution of Proxies. The President, any Executive Vice President or any Vice President, and the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer, or any other officer designated by the Board of Directors, may sign on behalf of the Corporation proxies to vote upon shares of stock of other companies or other equity interests of other entities standing in the name of the Corporation.

ARTICLE IX

INSPECTION OF BOOKS

The Board of Directors shall determine from time to time whether, and if allowed, to what extent and at what time and places and under what conditions and regulations, the accounts and books of the Corporation (except such as may by law be specifically open to inspection) or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

ARTICLE X

FISCAL YEAR

The fiscal year of the Corporation shall end on December 31 of each year or such other date as determined from time to time by vote of the Board of Directors.

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ARTICLE XI

AMENDMENTS

The By-Laws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the By-Laws as they exist from time to time maybe adopted, only by the majority of the entire Board of Directors or with the approval or consent of the holders of not less than a majority, determined in accordance with the provisions of the second paragraph of Section A of Article FOURTH of the Certificate of Incorporation, of the total number of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

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